As filed with the Securities and Exchange Commission on February 8, 2021

Registration Nos. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD RENEWABLE CORPORATION (Exact Name of Registrant as specified in Its Charter)	BROOKFIELD RENEWABLE PARTNERS L.P. (Exact Name of Registrant as specified in Its Charter)

Not Applicable (Translation of Registrant’s name into English)	Not Applicable (Translation of Registrant’s name into English)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	Bermuda (State or Other Jurisdiction of Incorporation or Organization)

4911 (Primary Standard Industrial Classification Code Number)	4911 (Primary Standard Industrial Classification Code Number)

Not Applicable (I.R.S. Employer Identification Number)	Not Applicable (I.R.S. Employer Identification Number)

250 Vesey Street, 15th Floor New York, New York, 10281-1023 (212) 417-7000 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	73 Front Street, 5th Floor Hamilton, HM 12, Bermuda +1 (441) 294-3304 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brookfield Power US Holding America Co.

200 Liberty Street, 14th Floor

New York, NY 10281

(646) 992-2440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mile T. Kurta, Esq. Christopher R. Bornhorst, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, NY 10036 Telephone: 212-880-6000 Fax: 212-880-0200	Rod Miller, Esq. Paul Denaro, Esq. Milbank LLP 55 Hudson Yards New York, NY 10001 Telephone: 212-530-5000 Fax: 212-530-5219

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrants are emerging growth companies as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company   ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share/Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation	17,250,000(2)	$54.34	$937,365,000	$102,266.53
Limited Partnership Units of Brookfield Renewable Partners L.P.	(3)	N/A	$—	(4)

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per class A exchangeable subordinate voting share (each, a “BEPC exchangeable share”) of Brookfield Renewable Corporation (“BEPC”) and the maximum aggregate offering price are based on the average of the high and low prices of the BEPC exchangeable shares on February 4, 2021 on the New York Stock Exchange.

(2)	Includes BEPC exchangeable shares that may be sold pursuant to the underwriters’ overallotment option.
(3)

Represents 17,250,000 limited partnership units of Brookfield Renewable Partners L.P. to be issued by Brookfield Renewable Partners L.P. or to be delivered by BEPC or Brookfield Asset Management Inc., in each case in connection with the exchange, redemption or acquisition, as applicable, from time to time, of BEPC exchangeable shares. Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(4)	No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 8, 2021

Brookfield Renewable Corporation

Brookfield Renewable Partners L.P.

15,000,000 Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Up to 15,000,000 Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

The selling shareholders named in this prospectus (the “selling shareholders”) are offering an aggregate of 15,000,000 class A exchangeable subordinate voting shares (the “BEPC exchangeable shares”) of Brookfield Renewable Corporation (“BEPC”) at $                per BEPC exchangeable share (the “Offering Price”). Each BEPC exchangeable share is exchangeable at the option of the holder for one limited partnership unit (each, a “BEP unit”) of Brookfield Renewable Partners L.P. (“BEP”) (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC), as described in this prospectus. No BEPC exchangeable shares are being registered hereunder for sale by BEPC. BEPC will not receive any proceeds from the sale of the BEPC exchangeable shares by the selling shareholders. All net proceeds from the sale of the BEPC exchangeable shares covered by this prospectus will go to the selling shareholders. See “Use of Proceeds.”

Brookfield Asset Management Inc. (“BAM”) indirectly owns all of the voting securities of the selling shareholders.

This prospectus also relates to up to 15,000,000 BEP units that may be issued by BEP or delivered by BEPC or BAM upon any exchange, redemption or acquisition of the BEPC exchangeable shares being sold in this offering (including, if applicable, in connection with liquidation, dissolution or winding up of BEPC). BEP has filed a registration statement on Form F-3 (File No. 333-237996), which was declared effective by the Securities and Exchange Commission on July 29, 2020, registering the issuance or delivery of BEP Units in connection with any such redemption, exchange or acquisition.

The BEPC exchangeable shares are listed for trading under the symbol “BEPC” on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”). On February 5, 2021, the last reported sale prices of the BEPC exchangeable shares on the NYSE and the TSX were $56.50 and C$72.17, respectively, and the last reported sale prices of the BEP units on the NYSE and the TSX were $47.08 and C$60.09, respectively.

Investing in the BEPC exchangeable shares involves risks. See “Risk Factors” beginning on page 27 of this prospectus.

	Per BEPC exchangeable share	Total
Price to the public	$	$
Underwriting fee(1)	$	$
Proceeds, before expenses(2), to the selling shareholders	$	$

(1)	See “Underwriting” for additional information regarding the underwriters’ compensation.
(2)	The expenses of this offering, not including the underwriters’ fees, are estimated to be $1.2 million and are payable by BEPC.
(3)

One of the selling shareholders has granted the underwriters the option (the “Over-Allotment Option”) exercisable for 30 days after the closing date of this offering to purchase from such selling shareholder on the same terms as the other BEPC exchangeable shares offered hereby up to an aggregate of 2,250,000 additional BEPC exchangeable shares to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public will be $                , the underwriters’ fee will be $                and the net proceeds to the selling shareholders will be $                . This prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the BEPC exchangeable shares issuable upon the exercise of the Over-Allotment Option. A purchaser who acquires BEPC exchangeable shares forming part of the over-allotment position acquires those BEPC exchangeable shares under this prospectus, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the BEPC exchangeable shares, through the facilities of the Depository Trust Company (DTC) on or about                 , 2021.

Joint Book-Running Managers

Barclays	J.P. Morgan

Morgan Stanley	Scotiabank

Prospectus dated                , 2021

- i -

NOTICE TO INVESTORS

About this Prospectus

This prospectus is part of a registration statement that BEP and BEPC filed with the Securities and Exchange Commission. You should read this prospectus and any documents incorporated by reference before you make any investment decision. Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information other than that contained in this prospectus. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. Information contained on, or accessible through, our website, https://bep.brookfield.com/bepc, and BEP’s website, https://bep.brookfield.com, does not constitute part of this prospectus.

The laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of our BEPC exchangeable shares. Persons into whose possession this prospectus or any BEPC exchangeable shares may come must inform themselves about, and observe, any such restrictions on the distribution of this prospectus and the offering and sale of BEPC exchangeable shares. In particular, there are restrictions on the distribution of this prospectus and the offer or sale of BEPC exchangeable shares in the United States and the European Economic Area. Neither we nor our representatives are making any representation to any offeree or any purchaser of BEPC exchangeable shares regarding the legality of any investment in BEPC exchangeable shares by such offeree or purchaser under applicable legal investment or similar laws or regulations. Accordingly, no BEPC exchangeable shares may be offered or sold, directly or indirectly, and neither this prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

Meaning of Certain References

Unless otherwise noted or the context otherwise requires, when used in this prospectus, the terms “we”, “us”, “our,” “our company” mean Brookfield Renewable Corporation together with all of its subsidiaries. Words importing the singular number include the plural, and vice versa, and words importing any gender include all genders. Certain capitalized terms and phrases used in this prospectus are defined in the “Glossary”.

GLOSSARY

“BAM” means Brookfield Asset Management Inc.;

“BCBCA” means the Business Corporations Act (British Columbia);

“BEP” means Brookfield Renewable Partners L.P.;

“BEPC” means Brookfield Renewable Corporation;

“BEPC articles” means the notice of articles and articles of BEPC;

“BEPC audit committee” means the audit committee of the BEPC board, as further described under “BEPC Governance—Corporate Governance Disclosure—Committees of the Board of Directors—BEPC Audit Committee”;

“BEPC board” or “our board of directors” means the board of directors of BEPC;

“BEPC class B shares” means the class B multiple voting shares in the capital of BEPC, as further described under “Description of BEPC Share Capital—BEPC Class B Shares”, and “BEPC class B share” means any one of them;

“BEPC class C shares” means the class C non-voting shares in the capital of BEPC, as further described under “Description of BEPC Share Capital—BEPC Class C Shares”, and “BEPC class C share” means any one of them;

“BEPC committees” means the BEPC audit committee and the BEPC nominating and governance committee;

“BEPC exchangeable shares” means the class A exchangeable subordinate voting shares in the capital of BEPC, as further described under “Description of BEPC’s Share Capital—BEPC Exchangeable Shares”, and “BEPC exchangeable share” means any one of them;

“BEPC nominating and governance committee” means the nominating and governance committee of the BEPC board, as further described under “BEPC Governance—Corporate Governance Disclosure—Committees of the Board of Directors—BEPC Nominating and Governance Committee”;

“BEPC notice” has the meaning ascribed thereto under “Relationship with Brookfield—Rights Agreement—Satisfaction of Secondary Exchange Rights”;

“BEPC pre-approval policy” means the written policy on auditor independence of the BEPC board;

“BEPC preferred shares” has the meaning ascribed thereto under “Description of BEPC Share Capital”;

“BEPC Voting Agreements” has the meaning ascribed thereto under “BEPC Relationship with the Partnership—BEPC Voting Agreements”;

“BEP’s Annual Report” means BEP’s annual report on Form 20-F for the fiscal year ended December 31, 2019, as amended (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which includes BEP’s audited consolidated statements of financial position as of December 31, 2019 and December 31, 2018, and the related consolidated statements of income, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31,

2019, together with the reports thereon of the independent registered public accounting firm and management’s discussion and analysis of BEP as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 (excluding the audited financial statements of TerraForm Power and with Items 3A, 5, 18 of BEP’s Annual Report updated by Exhibits 99.1, 99.2 and 99.3 of BEP’s Current Report on Form 6-K filed with the SEC on November 23, 2020);

“BEP units” means BEP’s limited partnership units, and “BEP unit” means any one of them;

“BPUSHA” means Brookfield Power US Holding America Co.;

“BRELP” means Brookfield Renewable Energy L.P.;

“BRELP Class A Preferred Units” means the Class A preferred partnership units of BRELP;

“Brookfield” means BAM and its subsidiaries (other than entities in our group);

“Brookfield Accounts” means Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements);

“Brookfield Personnel” means the partners, members, shareholders, directors, officers and employees of Brookfield;

“Brookfield Relationship Agreement” means the relationship agreement dated as of November 28, 2011, as amended from time to time, by, among others, BAM, BEP and BRELP;

“Brookfield Renewable” or “our group” means BEP collectively with BRELP, the Holding Entities, BEPC, and the Operating Entities;

“Brookfield Trading Policy” has the meaning ascribed thereto under “BEPC Governance—Corporate Governance Disclosure—Personal Trading Policy”;

“BRPI” means Brookfield Renewable Power Inc.;

“BRPPE” means Brookfield Renewable Power Preferred Equity Inc.;

“Canada SubCo” means BEP Subco Inc.;

“CDS” means CDS Clearing and Depository Services Inc.;

“CEE Funds” means the Germany based asset manager that holds renewable energy funds targeting low risk renewable investments, which is a portfolio company of Brookfield;

“chair” means the chairperson of the BEPC board;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“collateral account” means the non-interest-bearing trust account established by Brookfield or its affiliates to be administered by the rights agent;

“conflicts management policy” has the meaning ascribed thereto under “Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties”;

“CRA” means the Canada Revenue Agency;

“customary rates” means the same or substantially similar services provided by Brookfield to one or more third parties;

“DTC” means the Depository Trust Company;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov;

“Equity Commitment Agreement” has the meaning ascribed thereto under “BEPC Relationship with the Partnership—Equity Commitment Agreement”;

“ESG” means environmental, social and governance;

“Ethics code” means the BEPC Code of Business Conduct and Ethics;

“Euro Holdco” means Brookfield BRP Europe Holdings (Bermuda) Limited;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“FERC” means the Federal Energy Regulatory Commission;

“FFO” means Funds from Operations;

“Finco” means Brookfield Renewable Partners ULC;

“forward-looking information” has the meaning ascribed thereto under “Special Note Regarding Forward-Looking Statements”;

“FPA” means the Federal Power Act;

“Holding Entities” means LATAM Holdco, NA Holdco, Euro Holdco, Investco and any other direct or indirect wholly-owned subsidiary of BRELP created or acquired after the date of BRELP’s limited partnership agreement;

“Holdings IV” means BEP Bermuda Holdings IV Limited;

“HSS&E” has the meaning ascribed thereto under “BEPC Business—Environmental, Social and Governance Management”;

“Hydro Holdings” means an entity that is entitled to appoint a majority of the board of directors of Isagen;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Investco” means Brookfield Renewable Investments Limited;

“investing affiliate” has the meaning ascribed thereto under “Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties—Investments by the Investing Affiliate”

“IRS” means the Internal Revenue Service;

“Isagen” means Isagen S.A. E.S.P.;

“LATAM Holdco” means BRP Bermuda Holdings I Limited;

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“LIBOR” means the London Inter-bank Offered Rate;

“Licensing Agreement” has the meaning ascribed thereto under “Relationship with Brookfield—Licensing Agreement”;

“LTA” means long-term average;

“Master Services Agreement” means the third amended and restated master services agreement dated as of May 11, 2020, as amended on July 30, 2020, among our company, BEP, BRELP, Brookfield, the Service Recipients, the Service Providers and others, as amended from time to time;

“MI 61-101” means Canadian Multilateral Instrument 61-101—Protection of Minority Securityholders in Special Transactions;

“MRE” has the meaning ascribed thereto under “BEPC Business—Current Operations—Brazil—Market Opportunity”;

“NA HoldCo” means Brookfield BRP Holdings (Canada) Inc.;

“NASDAQ” means National Association of Securities Dealers Automated Quotations System;

“non-resident holder” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations—Taxation of Holders Not Resident in Canada”;

“Non-U.S. Holder” has the meaning ascribed thereto under “United States Federal Income Tax Considerations”;

“NYSE” means the New York Stock Exchange;

“Operating Entities” means the subsidiaries of the Holding Entities which, from time to time, directly or indirectly hold, or may in the future hold, operations or assets, including any of the assets or operations held through joint ventures, partnerships and consortium arrangements;

“operating performance compensation” means performance-based compensation;

“partnership” means, unless the context indicates or requires otherwise, Brookfield Renewable and its controlled subsidiaries, excluding our company;

“PFIC” has the meaning ascribed thereto under “United States Federal Income Tax Considerations—Consequences to U.S. Holders—Ownership and Disposition of BEPC Exchangeable Shares”;

“PPA” means a power purchase agreement, power guarantee agreement or similar long-term agreement between a seller and buyer of electrical power generation;

“preferred units” means BEP’s preferred limited partnership units;

“proposed amendments” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations”;

“PSG” means Brookfield’s Public Securities Group;

“PUHCA” means the Public Utility Holding Company Act of 2005;

“Registration Rights Agreement” has the meaning ascribed thereto under “Relationship with Brookfield—Registration Rights Agreement”;

“resident holder” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations—Taxation of Holders Resident in Canada”;

“rights agent” means Wilmington Trust, National Association;

“Rights Agreement” has the meaning ascribed thereto under “Relationship with Brookfield—Rights Agreement”;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (United States);

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

“Service Providers” has the meaning ascribed thereto in the Master Services Agreement;

“Service Recipients” has the meaning ascribed thereto in the Master Services Agreement;

“SHPP” has the meaning ascribed thereto under “BEPC Business—Current Operations—Brazil”;

“special distribution” means the distribution of our BEPC exchangeable shares on July 30, 2020 by BEP to the holders of BEP units of record as of July 27, 2020;

“Subordinated Credit Facilities” has the meaning ascribed thereto under “BEPC Relationship with the Partnership—Subordinated Credit Facilities”;

“Tax Act” means the Income Tax Act (Canada);

“TerraForm Power” or “TERP” means TerraForm Power, Inc. and as the context requires its successors and assigns;

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code;

“TSX” means the Toronto Stock Exchange;

“U.S. GAAP” means generally accepted accounting principles in the United States that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder; and

“U.S. Holder” has the meaning ascribed thereto under “United States Federal Income Tax Considerations”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information may relate to our group’s outlook and anticipated events or results and may include information regarding the financial position, business strategy, growth strategy, budgets, operations, financial results, taxes, dividends, distributions, plans and objectives of our group. Particularly, information regarding future results, performance, achievements, prospects or opportunities of our group or the Canadian, U.S. or international markets is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

Discussions containing forward-looking information may be found, among other places, under “Risk Factors”, “BEP and BEPC Capitalization”, “BEPC Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BEPC” and the documents incorporated by reference herein by the partnership.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors, among others, which are discussed in greater detail in the “Risk Factors” section of this prospectus, could cause our actual results to vary from our forward-looking statements:

•	our limited operating history;

•

changes to hydrology at our group’s hydroelectric facilities, to wind conditions at our group’s wind energy facilities, to irradiance at our group’s solar facilities or to weather generally, as a result of climate change or otherwise, at any of our group’s facilities;

•	volatility in supply and demand in the energy markets;

•	our group’s inability to re-negotiate or replace expiring PPAs on similar terms;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	advances in technology that impair or eliminate the competitive advantage of our group’s projects;

•	an increase in the amount of uncontracted generation in our group’s portfolio;

•	industry risks relating to the power markets in which our group operates;

•	the termination of, or a change to, the MRE balancing pool in Brazil;

•	increased regulation on our group’s operations;

•	concessions and licenses expiring and not being renewed or replaced on similar terms;

•	our group’s real property rights for wind and solar renewable energy facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to our group;

•	increases in the cost of operating our group’s facilities;

•	our group’s failure to comply with conditions in, or our group’s inability to maintain, governmental permits;

•	equipment failures, including relating to wind turbines and solar panels;

•	dam failures and the costs and potential liabilities associated with such failures;

•	force majeure events;

•	uninsurable losses and higher insurance premiums;

•	adverse changes in currency exchange rates and our group’s inability to effectively manage foreign currency exposure;

•	availability and access to interconnection facilities and transmission systems;

•	health, safety, security and environmental risks;

•	energy marketing risks;

•	counterparties to our group’s contracts not fulfilling their obligations;

•	the time and expense of enforcing contracts against non-performing counterparties and the uncertainty of success;

•	our group’s operations being affected by local communities

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•	some of our group’s acquisitions may be of distressed companies, which may subject our group to increased risks, including the incurrence of legal or other expenses;

•	our group’s reliance on computerized business systems, which could expose our group to cyber-attacks;

•	newly developed technologies in which our group invests not performing as anticipated;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	our group’s inability to finance its operations due to the status of the capital markets;

•	operating and financial restrictions imposed on our group by its loan, debt and security agreements;

•	changes to our group’s credit ratings;

•	our group’s inability to identify sufficient investment opportunities and complete transactions;

•	the growth of our group’s portfolio and our group’s inability to realize the expected benefits of its transactions or acquisitions;

•	our group’s inability to develop greenfield projects or find new sites suitable for the development of greenfield projects;

•

delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements our group enters into with communities and joint venture partners;

•

Brookfield’s election not to source acquisition opportunities for our group and our group’s lack of access to all renewable power acquisitions that Brookfield identifies, including by reason of conflicts of interest;

•	our group does not have control over all of our operations or investments;

•	political instability or changes in government policy;

•	foreign laws or regulation to which our group becomes subject as a result of future acquisitions in new markets;

•	changes to government policies that provide incentives for renewable energy;

•	a decline in the value of our group’s investments in securities, including publicly traded securities of other companies;

•	our group is not subject to the same disclosure requirements as a U.S. domestic issuer;

•	the separation of economic interest from control within our group’s organizational structure;

•

future sales and issuances of BEP units, preferred units or securities exchangeable for BEP units, including BEPC exchangeable shares, or the perception of such sales or issuances, could depress the trading price of BEPC exchangeable shares;

•	the incurrence of debt at multiple levels within our group’s organizational structure;

•	being deemed an “investment company” under the Investment Company Act;

•	the effectiveness of our group’s internal controls over financial reporting;

•	our group’s dependence on Brookfield and the partnership and Brookfield’s significant influence over our group;

•	the departure of some or all of Brookfield’s key professionals;

•	our group’s lack of independent means of generating revenue;

•	changes in how Brookfield elects to hold its ownership interests in our group;

•	Brookfield acting in a way that is not in our group’s best interests or our shareholders;

•	the severity, duration and spread of the COVID-19 outbreak, as well as the direct and indirect impacts that the virus may have;

•	broader impact of climate change;

•	failure of our group’s systems technology;

•	involvement in litigation and other disputes, and governmental and regulatory investigations;

•	any changes in the market price of the BEP units and BEPC exchangeable shares; and

•	the redemption of BEPC exchangeable shares by us at any time or upon notice from the holder of the BEPC class B shares.

These statements and other forward-looking information are based on opinions, assumptions and estimates made by our company and the partnership in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors that they believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Accordingly, readers should not place undue reliance on forward-looking information. Our company and the partnership do not undertake to update any forward-looking information contained herein, except as required by applicable securities laws.

Financial Information

The financial information contained in this prospectus is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with IFRS. All figures are unaudited unless otherwise indicated. In this prospectus, all references to “$” are to U.S. dollars. Canadian dollars, Brazilian Reais and Colombian pesos are identified as “C$,” “R$” and “COP”, respectively.

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS MEASURES

To measure performance, we focus on net income, an IFRS measure, as well as certain non-IFRS measures, including Funds from Operations (“FFO”) and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”).

x

We use FFO to assess the performance of the business before the effects of certain cash items (e.g., acquisition costs and other typical non-recurring cash items) and certain non-cash items (e.g., deferred income taxes, depreciation, non-cash portion of non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, and other non-cash items) as these are not reflective of the performance of the underlying business. In this prospectus, we use the revaluation approach in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation is determined based on a revalued amount, thereby reducing comparability with our peers who do not report under IFRS as issued by the International Accounting Standards Board (“IASB”) or who do not employ the revaluation approach to measuring property, plant and equipment. We add back deferred income taxes on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over our long-term investment horizon. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of FFO used by the Real Property Association of Canada and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.

We use Adjusted EBITDA to assess the performance of our business before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, distributions to preferred limited partners and other typical non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. Brookfield Renewable includes realized disposition gains and losses on assets that we did not intend to hold over the long-term within Adjusted EBITDA in order to provide additional insight regarding the performance of investments on a cumulative realized basis, including any unrealized fair value adjustments that were recorded in equity and not otherwise reflected in current period Adjusted EBITDA. Brookfield Renewable believes that presentation of this measure will enhance an investor’s understanding of the performance of the business.

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers and has limitations as an analytical tool.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BEPC” for reconciliations of our company’s non-IFRS measures to its nearest IFRS measures.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus regarding us and the securities offered hereby; for additional information regarding BEP and BEP units, see the documents incorporated herein by reference. This summary does not contain all of the information you should know about our group, the BEPC exchangeable shares and the BEP units. You should read this entire prospectus carefully, especially the “Risk Factors” section and the more detailed information and financial data and statements contained elsewhere in this prospectus and incorporated herein by reference. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for more information and see “Glossary” for the definitions of the various defined terms used throughout this prospectus.

The Business

Our company is a Canadian corporation incorporated on September 9, 2019 under the laws of British Columbia. Our company was established by the partnership to be an alternative investment vehicle for investors who prefer owning securities through a corporate structure. While our operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions BEP operates in as a result of the exchange feature attaching to the BEPC exchangeable shares.

Our BEPC exchangeable shares are structured with the intention of being economically equivalent to the BEP units. We believe economic equivalence is achieved through identical dividends and distributions on the BEPC exchangeable shares and the BEP units and each BEPC exchangeable share being exchangeable at the option of the holder for one BEP unit at any time. Given the economic equivalence, we expect that the market price of the BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our company and our group as a whole.

Our company’s current operations consist of approximately 12,812 MW of installed hydroelectric, wind, solar, storage and ancillary capacity across Brazil, Colombia, the United States and Europe, which capacity excludes a 10% interest of LATAM Holdco that is retained by the partnership. We also currently own approximately 1,800 MW of solar assets that are under development in Brazil.

We intend to generate a stable, predictable cash flow profile sourced from a portfolio of low operating cost, hydroelectric, wind and solar assets that sell electricity under contracts with creditworthy counterparties. As a controlled subsidiary of the partnership, an integral part of our strategy is to participate along with institutional investors in Brookfield-sponsored funds, consortia, joint ventures and other arrangements, that target acquisitions that suit our company’s profile.

Our company, our subsidiaries and the partnership target a total return of 12% to 15% per annum on the renewable assets that they own, measured over the long term. Our group intends to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. The partnership determines its distributions based primarily on an assessment of our operating performance. Our group uses FFO to assess operating performance and can be used on a per unit basis as a proxy for future distribution growth over the long-term.

Current Operations

Brazil

Including all technologies, our company owns facilities with a total capacity of 1,565 MW located in 12 Brazilian states, representing approximately 74% of the country’s population.

We generally focus on small hydroelectric power plants (“SHPPs”), a category of hydroelectric power plant with less than 30 MW of capacity. Of our company’s concessions and authorizations, 51% have remaining terms of more than ten years.

In the Brazilian electricity market, energy is typically sold under long-term contracts to either load-serving distribution companies in the regulated market or smaller “free customers” in the free customer market. Approximately 48% of our portfolio is with load-serving distribution companies in the regulated market and approximately 52% are with “free customers” in the free customer market. Since 2021, “free customers” whose load is between 0.5 MW and 1.5 MW can only buy power from renewable sources. Our Brazilian portfolio has a weighted average (based on MW) remaining contract term of approximately eight years.

Market Opportunity

With the world’s sixth-largest population and eighth-largest economy, Brazil retains strong long-term growth potential despite near-term economic challenges. Electricity consumption has sustained an average annual growth rate of approximately 3.1% over the last 30 years, a trend which is likely to continue in the long-term given that per capita consumption is still less than one-fifth of per capita consumption in the United States. By 2029, Brazil’s energy planning agency projects that around 75,500 MW of new supply will be needed, while only approximately 14,000 MW of capacity is already contracted. Accordingly, our company expects Brazil will require over 6,000 MW of new supply annually to meet growing demand. In line with the government’s ten-year planning projections, the renewable power industry is growing, notably wind power and solar. Brazil has approximately 16,445 MW of installed wind capacity, with 9,871 MW under development. Solar PV power generation is also being developed and while current installed solar PV capacity is relatively small (3,047 MW), there are approximately 13,897 MW of solar PV capacity under development in Brazil.

We believe there are two additional aspects of the Brazilian market that make our business compelling. First, the majority of our hydroelectric facilities participate in the hydrological balancing pool administered by the government of Brazil, or the MRE, which significantly reduces the impact of variations in hydrology on our cash flows. Second, SHPPs operate in a segment of the market that benefits from certain preferred economic and regulatory rights. Customers that purchase power from these plants benefit from a special discount for the use of the distribution system which, in turn, enables generators like our company, since 54% of our portfolio is contracted with final consumers, to capture a portion of this discount through higher prices to end-user customers.

Colombia

Brookfield Renewable, together with its institutional partners, acquired Isagen in January 2016, which marked their entry into the Colombian market. A subsidiary of our company is the general partner of and controls the partnership that holds the consortium’s investment in Isagen. The Brookfield Renewable consortium’s current interest in Isagen is 99.63% with our company’s share being approximately 24.08%. Our company’s 24.08% interest is held through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of our company, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.95% interest, and the Brookfield Renewable consortium’s remaining 52.59% interest is held by third party co-investors. Public shareholders hold a 0.37% interest.

The consortium holds its interest in Isagen through an entity (“Hydro Holdings”), which is entitled to appoint a majority of the board of directors of Isagen. The general partner of Hydro Holdings is a controlled subsidiary of our company. We are entitled to appoint a majority of Hydro Holdings’ board of directors, provided that BAM and its subsidiaries (including Brookfield Renewable) collectively are (i) the largest holder of Hydro Holdings’ limited partnership interests, and (ii) hold over 30% of Hydro Holdings’ limited partnership interests. BAM and its subsidiaries (including our group) currently meet such ownership test.

Isagen is Colombia’s third-largest power generation company and owns and operates a 3,032 MW portfolio. This portfolio accounts for approximately 18% of Colombia’s installed generating capacity and consists of six, largely reservoir-based, hydroelectric facilities and a 300 MW cogeneration plant. The hydroelectric assets include the largest reservoir by volume in Colombia and are collectively able to store approximately 26% of their annualized long-term average generation. Isagen’s portfolio also includes approximately 500 MW of medium to long-term hydro and wind development projects.

Isagen owns all of its power generating assets in perpetuity and currently holds requisite water usage and other rights in respect of each of its assets.

In Colombia, revenues are typically secured through one to five-year bilateral contracts with local distribution companies in the “regulated market”, and with large industrial users in the unregulated market. Isagen’s current long-term contracts’ average term is four years. These contracts reduce the exposure of both suppliers and end-users to price volatility in the spot market by fixing the price payable for given amount of committed energy. Isagen’s 2020 revenues were approximately 70% contracted.

Market Opportunity

Colombia is an investment-grade rated country based on ratings from multiple agencies. Real gross domestic product has grown at an average rate of approximately 4% per year, while growth in demand for electricity has averaged just under 3%. Over the long-term, our company and the partnership anticipate that electricity demand growth will be approximately 2.5% per year, reflecting the partnership’s long-term view of gross domestic product growth and a view that per capita power consumption will converge with neighboring countries. Power consumption of approximately 1,300 kWh per year in Colombia is well below that of most regional peers and only 10% of that in the United States. As peak demand in Colombia is approximately 10 GW, with estimated growth at 2.5%, there will be approximately 250 MW of additional demand each year, which would require an additional 400 MW of generating capacity to maintain adequate reserves.

As of December 31, 2020, Colombia had total installed capacity of over 17 GW with hydro accounting for almost 70% of the supply mix and the remainder being supplied by natural gas, coal, and diesel. Our company expects that meeting Colombia’s growing demand for firm energy will become more difficult over time as the recent problems with the construction and operation of the dam near Ituango has made large-scale hydro development more challenging (despite significant untapped hydro resources) and natural gas imports are increasingly required to meet domestic needs due to falling natural gas production in Colombia. We believe we will be able to leverage our company’s underlying hydro business to help the country meet its energy needs by extending the duration of contracts with customers and participating in opportunistic development projects.

Europe

Our Spanish business has 539 MW of wind projects, 350 MW of concentrated solar power (“CSP”) projects and 49 MW of conventional solar PV projects. The principal revenues generated by our Spanish business’s wind and solar assets are received pursuant to a “regulated return” that is set by Spanish legislation. All of our assets in Spain are entitled to a regulated rate of 7.39% through December 31, 2031, except for 44 MW of solar assets and 100 MW of CSP assets, each of which are entitled to a regulated return rate of 7.09% through December 31, 2025. The regulated return rate is set every six years.

Our European business also includes a 144 MW wind portfolio in Portugal and 10 MW of solar projects in England. In Portugal, our assets benefit from feed-in tariff contracts that fix payment terms for the duration of our PPAs. Incentives are also in place for repowering existing capacity at a lower rate.

Market Opportunity

Europe is the largest renewable energy market in the world and a significant growth opportunity for Brookfield Renewable’s business. Within the European Union, a population of approximately 500 million is served by a power system with a capacity of approximately 1,000 GW, generating approximately 3,000 TWh annually. Renewable generation technologies account for nearly half of total installed capacity, including approximately 160 GW of hydroelectric, 190 GW of wind and 120 GW of solar PV capacity. Brookfield Renewable’s investment and growth strategy in Europe focuses on larger, low-sovereign risk markets that have both a record of reliable renewable policies and renewable assets with attractive long-term fundamental value and scarcity attributes.

Spain and Portugal are among the largest renewable markets in Europe and these markets are expected to grow based on the National Energy and Climate plans submitted to the European Commission (NECP 2021-2030). Both markets have stable and favorable contractual frameworks for renewables. In the case of our Spanish assets, they benefit from a regulated asset-based regime by which our regulated assets receive an overall payment equivalent to all costs and initial investment plus a reasonable regulated return on investment (7.4% for most of our assets). Additionally, a significant part of this regulated payment is based on capacity, which provides significant certainty of cash flows to producers as market and volume risk are reduced. In the case of our Portuguese assets, they benefit from a feed-in-tariff ensuring generators are remunerated with a proper electricity price, indexed by inflation annually over a contract term of 15 years plus an extension of 7 years in a cap-and-flow system with reduced market risk given current electricity prices. Both governments are currently promoting new auction-based renewable support schemes, confirming their long-term commitment to renewable power.

United States

Our company is strategically focused on power markets in the Northeast, Mid-Atlantic and California, with operations in other Mid-Continent states, including Minnesota and Louisiana. The majority of our company’s capacity in the United States is located in New York, Pennsylvania and New England. In New York, our company is one of the largest independent power producers with 74 hydroelectric facilities with an aggregate installed capacity of 714 MW. In Pennsylvania, our company has four hydroelectric facilities with an aggregate installed capacity of 747 MW. In New England, our company has 47 hydroelectric facilities and one pumped storage facility with an aggregate installed capacity of 1,273 MW.

Brookfield Renewable’s closing of the acquisition of TerraForm Power significantly expanded its wind and solar generation capacity in the United States. As a result, we now have a geographically diverse portfolio of wind projects located principally in California, Illinois, Texas and New York with an aggregate installed capacity of over 2,000 MW. We also have a sizable portfolio of solar assets – both utility scale and distributed generation – across the United States of 500 MW and 750 MW, respectively. In December 2020, we reached an agreement to further expand this portfolio through the acquisition of a distributed generation platform with 360 MWs of operating solar capacity across nearly 600 sites in the United States, including an over 700 MW development pipeline and a dedicated development and PPA origination team. We expect this transaction will enhance our position as an owner-operator of one of the largest commercial and industrial distributed generation portfolios in the United States. Through our subsidiary TerraForm Power, we also own 78 MW of wind assets and 68 MW of solar assets in Canada, 100 MW of solar assets in Chile and 95 MW of wind assets in Uruguay. Our company also owns one combined cycle, natural gas-fired facility in Syracuse, New York, which sells its power output on a merchant basis and is predominantly used at times of peak demand.

A number of our company’s U.S. hydroelectric assets have water storage reservoirs that can collectively store approximately 2,500 GWh, or approximately 21% of their annualized long-term average generation. Our company also benefits from a 50% joint-venture interest in a 600 MW hydroelectric pumped storage facility located in Massachusetts. Pumped storage is a form of hydroelectric power that allows energy to be stored by pumping water up into a reservoir, and then producing power by releasing the water when power prices are higher.

Our right to operate our hydroelectric facilities in the United States are secured primarily through long-term licenses from the Federal Energy Regulatory Commission (“FERC”), the federal agency that regulates the licensing of substantially all hydroelectric power plants in the United States. FERC has oversight of substantially all of our ongoing hydroelectric project operations, including dam safety inspections, environmental monitoring, compliance with license conditions, and the license renewal process. Our ability to sell power from certain of our generation facilities is also subject to the receipt and maintenance of certain approvals from FERC, including the authority to sell power at market-based rates.

Market Opportunity

Over the last decade, the United States has maintained consistent, broad-based policy momentum to transition the country’s electricity production to cleaner generation and promote increased energy independence. The United States is the world’s second largest wind market with approximately 98,000 MW of installed wind capacity as of 2018. One of the most significant drivers of renewable power growth in the United States has been the adoption of renewable portfolio standards targets in 29 states and the District of Columbia, with renewable mandates set to as high as 75% of the total supply mix by 2032 and a target of 100% carbon-free energy by 2045. In addition, growth has been driven by various government incentive programs and Fortune 100 companies supporting investment in new renewables.

The U.S. markets in which our company focuses cover approximately 70% of the U.S. population, and most have strong competitive wholesale markets and renewable portfolio standards targets, aging electricity infrastructure and/or pressure to retire coal generation, providing clear opportunities for sustained renewable generation growth.

Operating Philosophy

Like the partnership, our company employs a hands-on, operations-oriented, long-term owner’s approach to managing our company’s portfolio. We believe this approach will enable our company to maintain and, where possible, enhance the value of our assets by being able to quickly identify and manage technical, economic or stakeholder issues that may arise. The operation of our generating facilities is largely decentralized across the United States, South America and Europe. Brookfield Renewable supports our operators with a strong corporate team that provides oversight of the functions of our company and, among other things, establishes consistent policies for business on compliance, information technology, health, safety and security, human resources, stakeholder relations, procurement, governance, anti-bribery and anti-corruption.

Our company also benefits from the expertise of Brookfield, which provides strategic direction, corporate oversight, commercial and business development expertise, and oversees decisions regarding the funding and growth of our and the partnership’s business. We believe this approach leads to a strong decision-making culture and long-term owner-oriented investment philosophy to build value.

BEPC Management

Similar to the partnership, the Service Providers, being wholly-owned subsidiaries of Brookfield, provide management services to our company pursuant to the Master Services Agreement. Each of the members of the senior management team that is principally responsible for providing services to Brookfield Renewable has substantial operational and transactional origination and execution expertise, including Connor Teskey, who serves as our company’s Chief Executive Officer, Wyatt Hartley, who serves as our Chief Financial Officer, Ruth Kent, who serves as our Chief Operating Officer and Jennifer Mazin, who serves as our General Counsel. See “BEPC Management—The Master Services Agreement” for further details.

Stock Exchange Listings

The BEPC exchangeable shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BEPC”. The BEP units are listed on the New York Stock Exchange under the symbol “BEP” and on the Toronto Stock Exchange under the symbol “BEP.UN”.

Recent Developments

Senior Management and Director Appointments

In October 2020, Connor Teskey was appointed Chief Executive Officer of the Service Provider. Mr. Teskey most recently served as the group’s Chief Investment Officer, where he was instrumental in developing and implementing the business’s growth strategy. Mr. Teskey succeeded Sachin Shah, who was named Chief Investment Officer for BAM and Vice Chair of the group. In addition, Mark Carney, who joined BAM as Vice Chair and Global Head of ESG and Impact Investing, was named a Vice Chair of our group.

In February 2021, Mr. Shah was appointed to our board of directors and the board of directors of the general partner of BEP.

Recent Transactions

In November 2020, Brookfield Renewable, together with its institutional partners, launched an offer to privatize Polenergia, a large scale renewable business in Poland, in partnership with the current majority shareholder, at an estimated cost of approximately $390 million (approximately $98 million net to Brookfield Renewable). The transaction is subject to customary closing conditions and is expected to close in the first half of 2021. Brookfield Renewable, through the partnership, is expected to hold a 12% interest.

In November 2020, Brookfield Renewable, together with its institutional partners, entered into a binding agreement to dispose of a 19 MW portfolio of operating solar projects in Malaysia. The transaction is subject to customary closing conditions and is expected to close in the first half of 2021.

In December 2020, Brookfield Renewable, together with its institutional partners, entered into binding agreements to acquire a distributed generation development platform comprising 360 megawatts of operating distributed solar across nearly 600 sites throughout the U.S. with an additional over 700 megawatts under development for approximately $810 million (approximately $200 million net to Brookfield Renewable), subject to certain working capital and other closing adjustments. The transaction is subject to customary closing conditions and is expected to close in the first quarter of 2021. Brookfield Renewable, through our company, is expected to hold a 25% interest.

In December 2020, Brookfield Renewable, together with its institutional partners, entered into a binding agreement to acquire a 845 MW wind generation facility in the State of Oregon for approximately $700 million (approximately $175 million net to Brookfield Renewable). The project is one of the largest onshore wind projects in the United States. The transaction is subject to customary closing conditions and is expected to close in the first half of 2021. Brookfield Renewable, through our company, is expected to hold a 25% interest.

In December 2020, Brookfield Renewable, together with its institutional partners, entered into a binding agreement to acquire a 270 MW late-stage development wind project in Brazil, including an option over a further 200 MW expansion. Brookfield Renewable, through our company, is expected to hold a 25% interest.

Other

In December 2020, BEP and BEPC completed the previously announced three-for-two stock split of BEP units and BEPC exchangeable shares.

In December 2020, our subsidiary, TerraForm Power, received an adverse summary judgment ruling in connection with a legacy contractual dispute that predated our 2017 acquisition of a controlling interest in TerraForm Power. In January 2021, TerraForm Power appealed the ruling. See “Risk Factors—Risks Relating to Our Operations and the Renewable Power Industry—We are involved in litigation and other disputes and may be subject to governmental and regulatory investigations” and “BEPC Business—Governmental, Legal and Arbitration Proceeding—Claim relating to TerraForm Power’s First Wind Acquisition.”

On February 4, 2021, BEP announced that the next quarterly distribution in the amount of $0.30375 per BEP unit is payable on March 31, 2021 to unitholders of record as at the close of business on February 26, 2021. In conjunction with BEP’s distribution declaration, our board of directors declared an equivalent quarterly dividend of $0.30375 per BEPC exchangeable share, also payable on March 31, 2021, to shareholders of record as at the close of business on February 26, 2021. This represents an increase of 5% over the prior quarterly distribution/dividend.

Unaudited Preliminary Financial Results of BEP for the Quarter and Full Year Ended December 31, 2020

On February 4, 2021, BEP reported its unaudited preliminary financial results for the quarter and full year ended December 31, 2020. The preliminary financial results below have been prepared by, and are the responsibility of, BEP’s management. Neither BEP’s independent auditors nor any other independent accountants have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information as of and for the three months and full year ended December 31, 2020 results contained herein, nor have such persons expressed any opinion or any other form of assurance on such information or its achievability, and, as such, such persons assume no responsibility for, and disclaim any association with, such information.

The financial information for the quarter and full year ended December 31, 2020 presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of BEP’s financial closing process.

Financial Results

Millions (except per unit or otherwise noted) Unaudited	For the three months ended December 31		For the twelve months ended December 31
	2020	2019	2020	2019
Total generation (GWh)
– Long-term average generation	14,333	13,850	57,457	53,926
– Actual generation	13,248	12,465	52,782	52,560
Brookfield Renewable Partner’s share (GWh)
– Long-term average generation	7,354	6,561	27,998	26,189
– Actual generation	6,583	5,977	26,052	26,038
Net loss attributable to Unitholders	$(120)	$(74)	$(304)	$(103)
Per BEP unit(1)	(0.22)	(0.15)	(0.61)	(0.26)
Funds From Operations (FFO)(2)	201	171	807	761
Per Unit(1)(2)(3)	0.31	0.29	1.32	1.30
Normalized Funds From Operations (FFO)(2)(4)	265	167	924	725
Per Unit(1)(2)(3)(4)	0.41	0.28	1.52	1.24

(1)	Adjusted for the 3-for-2 Unit split effective December 11, 2020.
(2)	Non-IFRS measures. Refer to “Cautionary Statement Regarding Use of Non-IFRS Measures”.
(3)

Average Units outstanding for the three and twelve months ended December 31, 2020 were 645.5 million and 609.5 million, respectively (2019: 583.6 million and 583.5 million, respectively), being inclusive of BEP units, Redeemable/Exchangeable partnership units, BEPC exchangeable shares and general partner interest. The actual Units outstanding at December 31, 2020 were 645.5 million (2019: 466.9 million).

(4)

Normalized FFO assumes long-term average generation in all segments except the Brazil and Colombia hydroelectric segments and uses 2019 foreign currency rates. For the three and twelve months ended December 31, 2020, the change related to long-term average generation totaled $41 million and $75 million, respectively (2019: $(4) million and $(36) million, respectively) and the change related to foreign currency totaled $23 million and $42 million, respectively.

Brookfield Renewable reported FFO of $807 million ($1.32 per BEP unit) for the twelve months ended December 31, 2020, a 6% increase from the prior year supported by contributions from growth initiatives and strong asset availability. After deducting non-cash depreciation, the Net loss attributable to Unitholders for the twelve months ended December 31, 2020 was $304 million or $0.61 per BEP unit.

Highlights

•

Advanced key commercial priorities, including delivering on almost $40 million in cost saving initiatives ($17 million net to Brookfield Renewable), securing contracts to deliver 3,500 gigawatt hours of clean energy annually (which has the equivalent carbon avoidance of planting almost 30 million trees), and signing a number of strategic contracts with corporate offtakers;

•	Agreed to invest ~$4.6 billion (~$2.5 billion net to Brookfield Renewable) of equity across ten transactions, deploying capital in every major market our group operates;

•	Completed the merger of TerraForm Power, consolidating our group’s activities in North America and Europe;

•

Commissioned approximately 460 megawatts of new capacity and progressed over 4,200 megawatts through construction and advanced-stage permitting, and increase the size of our group’s development pipeline to over 23,000 megawatts;

•

Maintained a strong balance sheet and bolstered our group’s liquidity, with over $3.3 billion of available liquidity, raising over $1 billion from asset recycling initiatives, closing $3.4 billion of investment-grade financings and extending the average duration of our group’s corporate debt from 10 to 14 years; and

•	Broadened our group’s investor base with the creation of BEPC and through the addition to several U.S. and global indices.

Results from Operations

In 2020, our group generated FFO of $807 million, a 6% increase from prior year, as the business benefited from recent acquisitions, strong underlying asset availability, and execution on organic growth initiatives. On a normalized basis, the partnership’s per unit results are up 23%.

During the year, our group’s hydroelectric segment delivered FFO of $662 million. Although our group experienced some drier conditions across our group’s fleet, particularly in regions with higher value contracts, overall generation for the year was in line with the long-term average and our group’s reservoirs are well positioned for a strong first quarter, which underscores the benefit of our group’s diverse portfolio.

Our group’s wind and solar segments continue to generate stable revenues and benefit from the diversification of its fleet and highly contracted cash flows with long duration power purchase agreements.

During the year, these segments generated a combined $376 million of FFO, representing a 51% increase over the prior year, as our group benefited from contributions from acquisitions, and approximately 450 megawatts of solar and wind projects commissioned during the year.

Our group’s energy transition segment generated $103 million of FFO during the year as our group’s portfolio continues to help commercial and industrial partners achieve their decarbonization goals and provides critical grid-stabilizing ancillary services and back-up capacity required to address the increasing intermittency of greener electric grids. For example, our group’s First Hydro storage portfolio achieved five of its highest revenue days ever in the last couple months as our group sold essential stabilizing services to the U.K. power grid in response to high demand from cold weather and intermittently low wind generation levels.

Across its portfolio, our group continues to focus on partnering with a broad range of customers in their decarbonization efforts. During the year, our group executed agreements to supply 100% renewable energy to one of the first planned industrial-scale green hydrogen production plants in North America with Plug Power and over 90% of JPMorgan’s real estate operations in New York City. In South America, our group’s focus continues to be on extending the average duration of our group’s power purchase agreements, which today stand at 8 years in Brazil and 3 years in Colombia. Our group signed two long-term inflation-linked power purchase agreements for our group’s recently acquired solar development projects in Brazil, substantially contracting these assets.

In recent months, many governments in our group’s target markets have outlined new policies to address climate change. In North America, where the majority of our group’s hydro fleet is located, governments are increasingly considering potential carbon pricing mechanisms, for which our group’s business is well positioned to benefit. As examples, the current U.S. administration has re-established an Interagency Working Group on the Social Cost of Greenhouse Gases that is expected to increase its estimate of the social cost of carbon to more than $50 per tonne, and in Canada a carbon tax has been set at $30 per tonne for 2020 and is set to increase almost 6 times to $170 by 2030. Carbon taxes or carbon pricing provide long-term support for growing wind and solar capacity, which also increases the value of our group’s hydroelectric power facilities due to their dispatchable nature and the grid-stabilizing services they can provide.

While our group prioritizes contracted generation for its perpetual hydroelectric facilities, our group looks to ensure retention of upside optionality for when our group believes prices will improve. Across our group’s hydroelectric fleet in North America, our group has contracts rolling off for assets that primarily deliver power to markets in the U.S. northeast. Fortunately, these contracts, on a net basis, deliver power at prices close to current market. Therefore, on renewal, our group expects minimal impact to its overall revenue, while retaining potential upside should power prices see future support from carbon pricing mechanisms.

Finally, our group continued to advance its global development activities, including progressing 2,789 megawatts of construction diversified across distributed- and utility-scale solar, wind, storage, and hydro in over 11 different countries. Our group is also progressing 1,394 megawatts of advanced-stage projects through final permitting and contracting. In total, our group expects these projects to contribute approximately $109 million in FFO net to Brookfield Renewable on a run-rate basis when completed.

Balance Sheet and Liquidity

Our group continues to maintain a robust financial position. Our group has approximately $3.3 billion of total available liquidity, and our group’s investment grade balance sheet has no material maturities over the next five years and approximately 82% of our group’s financings are non-recourse to Brookfield Renewable.

During 2020, our group continued to take advantage of the low interest environment and executed on $3.4 billion of investment grade financings, extending its average corporate debt maturity to 14 years and reducing its borrowing costs by $5 million per year. Our group continues to advance its green financing strategy to benefit from growing demand for green securities and diversify our group’s debt investor base.

Brookfield Renewable Partners L.P.

Consolidated Statements of Financial Position

UNAUDITED (MILLIONS)	As of
	December 31 2020		December 31 2019
Assets
Cash and cash equivalents		$431		$352
Trade receivables and other financial assets		1,661		1,541
Equity-accounted investments		971		937
Property, plant and equipment, at fair value		44,590		41,055
Goodwill		970		949
Deferred income tax and other assets		1,099		1,362

Total Assets		$49,722		$46,196

Liabilities
Corporate borrowings		$2,135		$2,100
Borrowings which have recourse only to assets they finance		15,947		15,200
Accounts payable and other liabilities		4,358		3,561
Deferred income tax liabilities		5,515		4,855
Equity
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	$11,100		$11,086
General partnership interest in a holding subsidiary held by Brookfield	56		68
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	2,721		3,317
BEPC exchangeable shares	2,408		—
Preferred equity	609		597
Preferred limited partners’ equity	1,028		833
Limited partners’ equity	3,845	21,767	4,579	20,480

Total Liabilities and Equity		$49,722		$46,196

Brookfield Renewable Partners L.P.

Consolidated Statements of Operating Results

UNAUDITED (MILLIONS, EXCEPT AS NOTED)	For the three months ended December 31		For the twelve months ended December 31

	2020	2019	2020	2019
Revenues	$952	$965	$3,810	$3,971
Other income	77	28	128	105
Direct operating costs	(357)	(326)	(1,274)	(1,263)
Management service costs	(84)	(44)	(235)	(135)
Interest expense	(243)	(255)	(976)	(1,001)
Share of earnings from equity-accounted investments	31	8	27	29
Foreign exchange and financial instrument gain (loss)	115	39	127	(36)
Depreciation	(337)	(347)	(1,367)	(1,271)
Other	(307)	(169)	(432)	(276)
Income tax expense
Current	(37)	(20)	(66)	(70)
Deferred	185	31	213	27

	148	11	147	(43)

Net income (loss)	$(5)	$(90)	$(45)	$80

Net income (loss) attributable to preferred equity and non-controlling interests in operating subsidiaries	(115)	16	(259)	(183)

Net income (loss) attributable to Unitholders	$(120)	$(74)	$(304)	$(103)

Basic and diluted (loss) earnings per BEP unit	$(0.22)	$(0.15)	$(0.61)	$(0.26)

Brookfield Renewable Partners L.P.

Consolidated Statements of Cash Flows

UNAUDITED (MILLIONS)	For the three months ended December 31		For the twelve months ended December 31

	2020	2019	2020	2019
Operating activities
Net income	$(5)	$(90)	$(45)	$80
Adjustments for the following non-cash items:
Depreciation	337	347	1,367	1,271
Unrealized foreign exchange and financial instrument loss (gain)	(119)	(41)	(134)	32
Share of earnings from equity-accounted investments	(31)	(8)	(27)	(29)
Deferred income tax expense	(185)	(31)	(213)	(27)
Other non-cash items	248	90	388	231
Net change in working capital and other	34	(18)	(40)	(4)

	279	249	1,296	1,554

Financing activities
Net corporate borrowings	—	(341)	266	108
Commercial paper and corporate credit facilities, net	(376)	287	(296)	(422)
Non-recourse borrowings, net	(204)	145	(203)	792
Capital contributions from participating non-controlling interests – in operating subsidiaries, net	407	300	475	592
Issuance of preferred limited partnership units	—	—	195	126
Issuance of Units, net	(23)	(1)	(44)	(1)
Distributions paid:
To participating non-controlling interests – in operating subsidiaries	(233)	(231)	(659)	(844)
To preferred shareholders & limited partners’ unitholders’	(20)	(19)	(77)	(69)
To unitholders of Brookfield Renewable or BRELP	(202)	(171)	(769)	(684)
Borrowings from related party, net	320	—	320	—

	(331)	(31)	(792)	(402)

Investing activities
Acquisitions net of cash and cash equivalents in acquired entity	—	(170)	(105)	(983)
Investment in property, plant and equipment	(190)	(310)	(447)	(460)
Disposal of subsidiaries, associates and other securities, net	23	86	58	154
Restricted cash and other	146	74	68	78

	(21)	(320)	(426)	(1,211)

Foreign exchange gain (loss) on cash	23	4	13	(6)

Cash and cash equivalents
Increase (decrease)	$(50)	$(98)	$91	$(65)
Net change in cash classified within assets held for sale	(1)	4	(12)	(5)
Balance, beginning of period	482	446	352	422

Balance, end of period	$431	$352	$431	$352

PROPORTIONATE RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31

The following chart reflects the generation and summary financial figures on a proportionate basis for the three months ended December 31:

	(GWh)				(MILLIONS)
	Actual Generation		LTA Generation		Revenues		Adjusted EBITDA		FFO		Net Income (Loss)
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Hydroelectric
North America	2,514	2,858	2,912	2,912	$182	$205	$104	$130	$67	$93	$4	$3
Brazil	849	817	1,007	1,009	39	61	63	37	58	31	58	4
Colombia	966	749	977	968	57	63	38	37	23	26	21	16

	4,329	4,424	4,896	4,889	278	329	205	204	148	150	83	23

Wind
North America	1,132	779	1,349	934	90	56	58	43	39	31	36	(28)
Europe	338	241	357	267	41	24	51	17	45	10	13	7
Brazil	143	176	169	172	6	10	6	8	4	5	2	(2)
Asia	123	107	104	104	8	7	8	6	5	2	(1)	4

	1,736	1,303	1,979	1,477	145	97	123	74	93	48	50	(19)

Solar	303	139	339	139	77	26	84	29	52	16	34	(23)
Energy transition(1)	215	111	140	56	54	33	39	22	28	16	15	8
Corporate	—	—	—	—	—	—	5	19	(120)	(59)	(302)	(63)

Total	6,583	5,977	7,354	6,561	$554	$485	$456	$348	$201	$171	$(120)	$(74)

(1)	Energy transition is comprised of distributed generation and pumped storage.

PROPORTIONATE RESULTS FOR THE YEAR ENDED DECEMBER 31

The following chart reflects the generation and summary financial figures on a proportionate basis for the twelve months ended December 31:

	(GWh)				(MILLIONS)
	Actual Generation		LTA Generation		Revenues		Adjusted EBITDA		FFO		Net Income (Loss)
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Hydroelectric
North America	11,863	13,118	12,166	12,238	$824	$905	$562	$622	$420	$459	$68	$142
Brazil	3,663	3,707	4,004	3,996	175	234	177	181	152	150	95	59
Colombia	2,999	3,096	3,488	3,488	211	237	131	144	90	101	68	72

	18,525	19,921	19,658	19,722	1,210	1,376	870	947	662	710	231	273

Wind
North America	3,560	2,969	4,239	3,556	263	223	196	163	123	98	(4)	(87)
Europe	908	904	1,002	996	105	95	96	67	79	48	(27)	(11)
Brazil	552	630	671	647	27	37	24	28	17	19	3	1
Asia	428	291	443	290	28	20	25	16	18	10	4	6

	5,448	4,794	6,355	5,489	423	375	341	274	237	175	(24)	(91)

Solar	1,284	773	1,510	782	245	138	232	126	139	74	49	(37)
Energy transition(1)	795	550	475	196	169	132	130	87	103	70	1	42
Corporate	—	—	—	—	—	—	41	10	(334)	(268)	(561)	(290)

Total	26,052	26,038	27,998	26,189	$2,047	$2,021	$1,614	$1,444	$807	$761	$(304)	$(103)

(1)	Energy transition is comprised of distributed generation and pumped storage.

The following table reconciles the non-IFRS financial metrics to the most directly comparable IFRS measures. Net income attributable to Unitholders is reconciled to Funds From Operations and reconciled to Proportionate Adjusted EBITDA for the three months and twelve months ended December 31:

UNAUDITED (MILLIONS)	For the three months ended December 31		For the twelve months ended December 31

	2020	2019	2020	2019
Net income attributable to:
Limited partners’ equity	$(61)	$(51)	$(184)	$(88)
General partnership interest in a holding subsidiary held by Brookfield	16	14	62	50
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	(44)	(37)	(133)	(65)
Class A shares of Brookfield Renewable Corporation	(31)	—	(49)	—

Net income attributable to Unitholders	$(120)	$(74)	$(304)	$(103)
Adjusted for proportionate share of:
Depreciation	216	166	756	643
Foreign exchange and financial instruments loss (gain)	2	(14)	35	30
Deferred income tax recovery	(145)	(23)	(175)	(30)
Other	248	116	495	221

Funds From Operations	$201	$171	$807	$761
Normalized long-term average generation adjustment	41	(4)	75	(36)
Normalized foreign currency adjustment	23	—	42	—

Normalized Funds From Operations	$265	$167	$924	$725
Normalized Funds From Operations Adjustments	(64)	4	(117)	36
Distributions attributable to:
Preferred limited partners’ equity	14	11	54	44
Preferred equity	6	7	25	26
Current income taxes	12	5	26	31
Interest expense	138	116	485	466
Management service costs	85	38	217	116

Proportionate Adjusted EBITDA	456	348	1,614	1,444
Attributable to non-controlling interests	261	348	1,148	1,449

Consolidated Adjusted EBITDA	$717	$696	$2,762	$2,893

The following table reconciles the per Unit non-IFRS financial metrics to the most directly comparable IFRS measures. Net income (loss) per BEP unit is reconciled to Funds From Operations per Unit, for the three and twelve months ended December 31:

	For the three months ended December 31		For the twelve months ended December 31

	2020	2019	2020	2019
Net income (loss) per BEP unit(1)	$(0.22)	$(0.15)	$(0.61)	$(0.26)
Depreciation	0.33	0.28	1.24	1.10
Foreign exchange and financial instruments loss (gain)	—	(0.02)	0.06	0.05
Deferred income tax recovery and other	0.20	0.18	0.63	0.41

Funds From Operations per Unit(2)	$0.31	$0.29	$1.32	$1.30
Normalized long-term average generation adjustment	0.06	(0.01)	0.12	(0.06)
Normalized foreign exchange adjustment	0.04	—	0.07	—

Normalized Funds From Operations per Unit	$0.41	$0.28	$1.51	$1.24

(1)

Average BEP units outstanding for the three and twelve months ended December 31, 2020 were 274.8 million and 271.1 million, respectively (2019: 268.4 million and 268.3 million). Net (loss) income per BEP unit has been adjusted to reflect the dilutive impact of the special distribution.

(2)

Average Units, adjusted for the special distribution as if it had been completed prior to the periods presented, for the three months and twelve months ended December 31, 2020 were 645.5 million and 609.5 million, respectively (2019: 583.6 million and 583.5 million), being inclusive of BEP units, Redeemable/Exchangeable partnership units, general partner interest, and BEPC exchangeable shares.

Unaudited Preliminary Financial Results of BEPC for the Quarter and Full Year Ended December 31, 2020

On February 4, 2021, BEPC reported its unaudited preliminary financial results for the quarter and full year ended December 31, 2020. The preliminary financial results below have been prepared by, and are the responsibility of, BEPC’s management. Neither BEPC’s independent auditors nor any other independent accountants have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information as of and for the three months and full year ended December 31, 2020 results contained herein, nor have such persons expressed any opinion or any other form of assurance on such information or its achievability, and, as such, such persons assume no responsibility for, and disclaim any association with, such information.

The financial information for the quarter and full year ended December 31, 2020 presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process.

Financial Results

Millions (except as noted) Unaudited	For the three months ended December 31		For the twelve months ended December 31
	2020	2019	2020	2019
Proportionate Generation (GWh)	3,971	3,675	15,578	16,011
Net (loss) income attributable to the partnership	$(1,516)	$37	$(2,738)	$165
Funds From Operations (FFO)(1)	$85	$97	$402	$480

(1)	Non-IFRS measures. Refer to “Cautionary Statement Regarding Use of Non-IFRS Measures”.

Brookfield Renewable Corporation

Consolidated Statements of Financial Position

UNAUDITED (MILLIONS)	As of
	December 31		December 31
	2020		2019
Assets
Cash and cash equivalents		$355		$304
Trade receivables and other financial assets		1,297		1,118
Equity-accounted investments		372		360
Property, plant and equipment, at fair value		36,097		32,647
Goodwill		970		949
Deferred income tax and other assets		382		379

Total Assets		$39,473		$35,757

Liabilities
Borrowings which have recourse only to assets they finance		$12,822		$11,958
Accounts payable and other liabilities		3,296		2,335
Deferred income tax liabilities		4,200		3,590
BEPC exchangeable and class B shares		7,430		—
Equity
Non-controlling interests:
Participating non-controlling interests – in operating subsidiaries	$10,290		$10,258
Participating non-controlling interests – in a holding subsidiary held by the partnership	258		268
The partnership	1,177	11,725	7,348	17,874

Total Liabilities and Equity		$39,473		$35,757

Brookfield Renewable Corporation

Consolidated Statements of Income

UNAUDITED (MILLIONS)	For the three months ended December 31		For the twelve months ended December 31

	2020	2019	2020	2019
Revenues	$746	$781	$3,087	$3,226
Other income	70	23	99	79
Direct operating costs	(280)	(268)	(1,061)	(1,053)
Management service costs	(46)	(37)	(152)	(109)
Interest expense	(229)	(185)	(816)	(701)
Share of (loss) earnings from equity-accounted investments	(1)	3	(4)	12
Foreign exchange and financial instrument gain (loss)	63	27	74	5
Depreciation	(259)	(273)	(1,065)	(983)
Other	(429)	(127)	(493)	(197)
Remeasurement of BEPC exchangeable and class B shares	(1,398)	—	(2,561)	—
Income tax expense
Current	(35)	(16)	(61)	(64)
Deferred	166	30	134	(3)

	131	14	73	(67)

Net income (loss)	$(1,632)	$(42)	$(2,819)	$212

Net income (loss) attributable to:
Non-controlling interests:
Participating non-controlling interests – in operating subsidiaries	$(123)	$(82)	$(92)	$36
Participating non-controlling interests – in a holding subsidiary held by the partnership	7	3	11	11
The partnership	(1,516)	37	(2,738)	165

	$(1,632)	$(42)	$(2,819)	$212

Brookfield Renewable Corporation

Consolidated Statements of Cash Flows

	For the three months ended December 31		For the twelve months ended December 31

UNAUDITED (MILLIONS)	2020	2019	2020	2019
Operating activities
Net income	$(1,632)	$(42)	$(2,819)	$212
Adjustments for the following non-cash items:
Depreciation	259	273	1,065	983
Unrealized foreign exchange and financial instruments loss (gain)	(64)	(8)	(78)	12
Share of earnings from equity-accounted investments	1	(3)	4	(12)
Deferred income tax expense	(166)	(30)	(134)	3
Other non-cash items	361	77	409	109
Remeasurement of BEPC exchangeable and class B shares	1,398	—	2,561	—
Net change in working capital and other	(36)	(58)	(16)	49

	121	209	992	1,356

Financing activities
Non-recourse borrowings, net	(99)	(79)	13	584
Capital contributions from participating non-controlling interests	300	294	329	294
Capital contributions from the partnership	—	—	102	13
Issuance of exchangeable shares, net	(23)	—	(44)	—
Distributions paid and return of capital:
To participating non-controlling interests	(230)	(186)	(595)	(673)
To the partnership	1	(361)	(235)	(628)
Borrowings from related party, net	(64)	251	(45)	122

	(115)	(81)	(475)	(288)

Investing activities
Acquisitions net of cash and cash equivalents in acquired entity	—	—	(105)	(732)
Investment in property, plant and equipment	(175)	(284)	(373)	(406)
Disposal of subsidiaries, associates and other securities, net	6	—	17	—
Restricted cash and other	126	69	(17)	36

	(43)	(215)	(478)	(1,102)

Foreign exchange gain (loss) on cash	15	2	12	(4)

Cash and cash equivalents
Increase (decrease)	$(22)	$(85)	$51	$(38)
Balance, beginning of period	377	389	304	342

Balance, end of period	$355	$304	$355	$304

The following table reconciles net income (loss) attributable to the partnership to Funds From Operations for the three and twelve months ended December 31:

UNAUDITED (MILLIONS)	For the three months ended December 31		For the twelve months ended December 31
	2020	2019	2020	2019
Net income (loss) attributable to the partnership	$(1,516)	$37	$(2,738)	$165
Adjusted for proportionate share of:
Depreciation	114	74	361	301
Other	39	(14)	102	14
Dividends on BEPC exchangeable shares	50	—	116	—
Remeasurement of BEPC exchangeable and BEPC class B shares	1,398	—	2,561	—

Funds From Operations	$85	$97	$402	$480

Ownership and Organization Structure

The following diagram provides an illustration of the simplified corporate structure of our group. All ownership is 100% unless otherwise indicated.

(1)	Brookfield’s general partner interest is held through Brookfield Renewable Partners Limited, a Bermuda company that is indirectly wholly owned by Brookfield Asset Management.

(2)

Brookfield’s limited partnership interest in BRELP, held in redeemable/exchangeable partnership units, is redeemable for cash or exchangeable for BEP units in accordance with the redemption-exchange mechanism contained in BRELP’s limited partnership agreement, which could result in Brookfield owning approximately 56.09% of BEP’s issued and outstanding BEP units assuming exchange of the redeemable/exchangeable partnership units (and including the issued and outstanding BEP units that Brookfield currently also owns).

(3)	Brookfield owns 50.4% of BEP on a fully-exchanged basis, assuming the exchange of all of the outstanding redeemable/exchangeable partnership units and all BEPC exchangeable shares.
(4)	Brookfield has provided an aggregate of $5 million of working capital to certain Holding Entities through a subscription for shares.
(5)	Guarantors of Finco Bonds.
(6)	Guarantors of BRPPE Class A Preference Shares.
(7)	Guarantors of BEP Class A Preferred Units.
(8)	The Service Provider provides services to the Service Recipients pursuant to the Master Services Agreement.
(9)	BEP has voting control of BRELP by way of a voting agreement.
(10)

As of the date of this prospectus, Brookfield, directly and indirectly, holds approximately 34.7% of BEPC exchangeable shares (or 26.0% following completion of this offering or 24.7% if the Over-Allotment Option is exercised in full). In addition, the partnership, which itself is controlled by Brookfield, holds all of the issued and outstanding BEPC class B shares, having a 75% voting interest in BEPC, and BEPC class C shares. Through their ownership of BEPC exchangeable shares and BEPC class B shares, Brookfield and the partnership collectively hold an approximate 83.7% voting interest in our company (or 81.5% following completion of this offering or 81.2% if the Over-Allotment Option is exercised in full).

Relationship with Brookfield

Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield and the partnership, on the other hand. For example, our company’s board of directors mirrors the board of directors of the general partner of BEP, except that our company’s board of directors has one additional non-overlapping board member to assist our company with, among other things, resolving any conflicts of interest that may arise from our relationship with the partnership. Eleazar de Carvalho Filho currently serves as the non-overlapping member of our company’s board of directors. Mr. de Carvalho Filho previously served on the board of directors of the general partner of BEP from 2013 until shortly prior to the completion of the special distribution. If in the 12 months following the special distribution, our company considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. In certain instances, the interests of Brookfield or the partnership may differ from the interests of our company and our shareholders. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to our company and our shareholders. See “Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties” below for more information.

Our Dividend Policy

Our board of directors may declare dividends at its discretion. However, each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and it is expected that dividends on BEPC exchangeable shares will continue to be declared and paid at the same time as distributions are declared and paid on the BEP units and that dividends on each BEPC exchangeable share will continue to be declared and paid in the same amount as are declared and paid on each BEP unit to provide holders of BEPC exchangeable shares with an economic return equivalent to holders of BEP units. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date our company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. BEP pursues a strategy which our group expects will provide for highly stable, predictable cash flows sourced from predominantly hydroelectric, wind and solar assets ensuring a sustainable distribution yield. Our group’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at approximately 70% of Brookfield Renewable’s FFO.

Our Capital Structure

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each BEP unit, and is exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company), as more fully described in this prospectus. BEP may elect to satisfy its exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. Our company and the partnership currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. We therefore expect that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole. However, there are certain material differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units under the governing documents of our company and the partnership and applicable law, such as the right of holders of BEPC exchangeable shares to request an exchange of their BEPC exchangeable shares for an equivalent number of BEP units or its cash equivalent (the form of payment to be determined at the election of our company) and the redemption right of our company. These material differences are described in the section entitled “Comparison of Rights of Holders of BEPC Exchangeable Shares and BEP Units”. In making an investment decision relating to BEP’s securities, you should also carefully consult the documents prepared by BEP and described in the section of this prospectus entitled “Brookfield Renewable Partners L.P.—Information Regarding the BEP Units”.

Further, the BEPC exchangeable shares are held by public shareholders and Brookfield, and the BEPC class B shares and BEPC class C shares are held by the partnership. Dividends on each BEPC exchangeable share are expected to continue to be declared and paid at the same time and in the same amount per share as distributions on each BEP unit. The partnership’s ownership of BEPC class C shares entitle it to receive dividends as and when declared by our board of directors. The holders of the BEPC exchangeable shares are entitled to one vote for each BEPC exchangeable share held at all meetings of our company’s shareholders, except for meetings at which only holders of another specified class or series of shares of our company are entitled to vote separately as a class or series. The holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes. Holders of BEPC class C shares have no voting rights. See “Description of BEPC Share Capital”.

Rights Agreement

Wilmington Trust, National Association (the “rights agent”) and BAM have entered into a rights agreement (the “Rights Agreement”), pursuant to which BAM has agreed that, until July 30, 2027 (and as automatically renewed for successive periods of two years, unless BAM provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement) in the event that, on the applicable specified exchange date with respect to any BEPC exchangeable shares submitted for exchange, (i) our company has not satisfied its obligation under our articles by delivering the BEP unit amount or its cash equivalent amount and (ii) the partnership has not, upon its election in its sole and absolute discretion, acquired such exchanged BEPC exchangeable shares from the holder thereof and delivered the BEP unit amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to our articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or its cash equivalent. The holders of BEPC exchangeable shares have a right to receive the BEP unit amount or its cash equivalent in such circumstances (the “secondary exchange rights”). BAM currently intends to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units. After the expiry of the Rights Agreement, holders of BEPC exchangeable shares will continue to have all of the rights provided for in our articles but will no longer be entitled to rely on the secondary exchange rights.

Management Fee and Incentive Distributions

Our company, like the partnership, is externally managed by the Service Providers. Pursuant to the Master Services Agreement, in exchange for the management services provided to our group by the Service Providers, the partnership pays an annual management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year over year United States consumer price index) plus 1.25% of the amount by which the market value of our group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. For purposes of calculating the base management fee, the market value of our group is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by the partnership, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including our company, exceed specified target levels as set forth in BRELP’s limited partnership agreement. Our company is responsible for reimbursing the partnership for our proportionate share of the base management fee. Our company’s proportionate share of the base management fee will be calculated on the basis of the value of our company’s business relative to that of the partnership. See “Relationship with Brookfield—Incentive Distributions”.

For additional information, see “BEPC Management—The Master Services Agreement”.

Summary of Risk Factors

We are subject to a number of risks of which you should be aware. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” of this prospectus.

Risks Relating to Our Company

•	Risks relating to the structure of our BEPC exchangeable shares, enforceability of the Rights Agreement and the combined business performance of our group as a whole.

•	Risks relating to our limited separate operating history and holding company structure.

•	Risks relating to the regulatory, political, economic and social conditions in South America.

•	Risks relating to changes in our business, completion of new acquisitions and scope of our operations.

•	Risks relating to identifying sufficient investment opportunities, acquiring distressed companies and capital recycling initiatives.

Risks Relating to the BEPC Exchangeable Shares

•	Risks relating to our ability to redeem the BEPC exchangeable shares and our group’s ability to elect whether shareholders receive cash or BEP units upon a liquidation or exchange events.

•	Risks relating to delays and negative market sentiment following exchange requests by holders of BEPC exchangeable shares.

•	Risks relating to the trading prices and volatility of BEPC exchangeable shares and BEP units.

•	Risks relating to the de-listing of our BEPC exchangeable shares.

•	Risks relating to issuance of additional BEPC exchangeable shares or BEP units or other senior securities.

•	Risks relating to our ability to pay dividends at current levels or at all.

•	Risks relating to FPA and FERC regulations.

•	Risks relating to application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers.

Risks Relating to Our Operations and the Renewable Power Industry

•	Risks relating to changes to hydrology at our hydroelectric facilities, wind conditions at our wind energy facilities, irradiance at our solar facilities or weather conditions generally.

•	Risks relating to supply, demand and volatility in the energy market.

•	Risks relating to our expiring contracts, counterparty defaults and renewal of our concessions and licenses.

•	Risks relating to increases in water rental costs (or similar fees) or changes to the regulation of water supply.

•	Risks relating to advances and investments in technology and increases in the cost of operating our plants.

•	Risks relating to the amount of uncontracted generation in our portfolio, termination of the MRE or downward revisions of our company’s reference amount.

•	Risks relating to our use and enjoyment of real property rights for our wind and solar renewable energy facilities.

•	Risks relating to equipment failure and any resulting loss of generating capacity and damage to the environment.

•	Risks relating to uninsurable losses and higher insurance premiums.

•	Risks relating to developments associated with the COVID-19 pandemic.

•	Risks relating to ability to access interconnection facilities and transmission systems.

•	Risks relating to litigation and other disputes, and governmental and regulatory investigations.

•	Risks relating to our generating facilities being affected by local communities.

•	Risks related to future labor disruptions and economically unfavorable collective bargaining agreements.

•	Risks relating to our group’s transactions and joint ventures, partnerships and consortium arrangements.

Risks Relating to Our Relationship with Brookfield and the Partnership

•	Risks relating to our dependence on Brookfield, the partnership and the Service Providers.

•	Risks relating to our inability to have access to all renewable power acquisitions that Brookfield identifies.

•	Risks relating to the departure of some or all of Brookfield’s professionals.

•	Risks relating to Brookfield’s ownership position of our company.

•	Risks relating to the lack of any fiduciary obligations imposed on Brookfield to act in the best interests of our shareholders or BEP’s unitholders.

•	Risks relating to the limited liability of the Service Providers to our company and the other Service Recipients.

•	Risks relating to our inability to terminate the Master Services Agreement.

•	Risks relating to our guarantees of certain debt obligations of the partnership.

Risks Relating to Taxation

•	Risks related to United States, Canadian and Bermudan taxation, and the effects thereof on our business.

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to the one BEP unit. We therefore expect that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole. See “Risk Factors” in this prospectus and the risk factors included in BEP’s Annual Report that BEP has incorporated herein by reference for a discussion of the risk factors applicable to Brookfield Renewable’s business and an investment in BEPC exchangeable shares and BEP units.

Corporate Information

Our company’s head office is at 250 Vesey Street, 15th Floor, New York NY 10281 and our company’s registered office is at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7. Our company’s telephone number is +1 (212) 417-7000. The partnership’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3304.

Summary of Selected Financial Information

The following tables present summaries of selected financial data and are derived from, and should be read in conjunction with, the audited financial statements of BEPC as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and the unaudited interim financial statements of BEPC as at September 30, 2020 and December 31, 2019 and for the three and nine months ended September 30, 2020 and September 30, 2019 and the notes thereto, which are included elsewhere in this prospectus. Presentation of selected financial information as of December 31, 2016 and December 31, 2015 and for the fiscal periods ended December 31, 2016 and December 31, 2015 could not be provided without unreasonable effort or expense.

Statement of Operating Results Data	Nine months ended September 30		Years ended December 31
	2020	2019	2019	2018	2017
Revenues	$2,341	$2,445	$3,226	$2,979	$2,182
Other income	29	56	79	41	27
Direct operating costs	(781)	(785)	(1,053)	(1,053)	(877)
Management service costs	(106)	(72)	(109)	(71)	(63)
Interest expense	(587)	(516)	(701)	(670)	(490)
Share of earnings from equity-accounted investments	(3)	9	12	17	5
Foreign exchange and financial instrument gain (loss)	11	(22)	5	57	(52)
Depreciation	(806)	(710)	(983)	(862)	(625)
Other	(64)	(70)	(197)	(172)	(4)
Remeasurement of exchangeable and class B shares	(1,163)	—	—	—	—
Income tax recovery (expense)
Current	(26)	(48)	(64)	(28)	(38)
Deferred	(32)	(33)	(3)	340	(58)

	(58)	(81)	(67)	312	(96)

Net income	$(1,187)	$254	$212	$578	$7

Net income attributable to:
Non-controlling interests
Participating non-controlling interest—in operating subsidiaries	$31	$118	$36	$502	$13
Participating non-controlling interests—in a holding subsidiary held by the partnership	4	8	11	4	—
The partnership	(1,222)	128	165	72	(6)

	$(1,187)	$254	$212	$578	$7

Statement of Financial Position Data		December 31
	September 30, 2020	2019	2018	2017
Cash and Cash Equivalents	$377	$304	$342	$262
Total assets	34,343	35,757	33,632	27,179
Borrowings	12,566	11,958	11,372	9,423
Equity
Participating non-controlling interest—in operating subsidiaries	8,212	10,258	9,666	6,870
Participating non-controlling interests—in a holding subsidiary held by the partnership	209	268	273	240
The partnership	1,295	7,348	7,285	6,501

THE OFFERING

The following summary of the offering contains basic information about the offering and is not intended to be complete. It does not contain all the information that may be important to you.

Issuer	Brookfield Renewable Corporation

Selling shareholders	Brookfield Investments Corporation

BPY Holdings Inc.

BPY Canada Investor Inc.

Brookfield International Limited

Brookfield Holdings (Alberta) Limited

Brookfield Financial Real Estate Holdings Inc.

BEPC exchangeable shares offered by the selling shareholders	15,000,000 BEPC exchangeable shares by the selling shareholders (or 17,250,000 BEPC exchangeable shares if the underwriters exercise their Over-Allotment Option in full)

BEPC exchangeable shares outstanding as of February 5, 2021	172,181,508 BEPC exchangeable shares issued and outstanding

Use of Proceeds	Neither our company nor the partnership will receive any proceeds from the sale of the BEPC exchangeable shares by the selling shareholders. All net proceeds from the sale of the BEPC exchangeable shares covered by this prospectus will go to the selling shareholders. See “Use of Proceeds”.

NYSE and TSX Symbols	“BEPC”

Risk Factors	Investing in our BEPC exchangeable shares and BEP units involves substantial risks. See “Risk Factors” in this prospectus and in BEP’s Annual Report for a description of certain of the risks you should consider before investing in our BEPC exchangeable shares.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information set forth or incorporated by reference in this prospectus. If any of the following risks were actually to occur, our company’s business, financial condition and results of operations and the value of the BEPC exchangeable shares would likely suffer. Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit. We therefore expect that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole. In addition to carefully considering the risks factors contained in this prospectus and described below, you should carefully consider the risk factors applicable to the partnership’s business and an investment in BEP units, which are incorporated by reference from BEP’s Annual Report and BEP’s quarterly reports on Form 6-K. For additional information regarding the partnership, see “Brookfield Renewable Partners L.P.” and “Available Information”.

Risks Relating to Our Company

Each BEPC exchangeable share is structured with the intention of providing an economic return equivalent to one BEP unit and therefore we expect that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole.

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and, in addition to contemplating identical dividends to the distributions paid on the BEP units, each BEPC exchangeable share is exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. Our company and the partnership currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. As a result, the business operations of the partnership, and the market price of the BEP units, are expected to have an impact on the market price of the BEPC exchangeable shares, which could be disproportionate in circumstances where the business operations and results of our company on a standalone basis are not indicative of such market trends. BEPC exchangeable shareholders will have no ability to control or influence the decisions or business of the partnership. You should therefore also carefully consider the risk factors applicable to the partnership’s business and an investment in BEP units, as described in BEP’s Annual Report and BEP’s quarterly reports on Form 6-K, which are incorporated by reference in this prospectus. For additional information regarding the partnership, see “Brookfield Renewable Partners L.P.”

Our company is a newly formed corporation with a limited separate operating history and our historical financial information does not fully reflect the financial condition or operating results we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance.

Our company was formed on September 9, 2019 and has only recently commenced its activities, and accordingly has a limited operating history as a standalone company. Our limited operating history makes it difficult to assess our ability to operate profitably. Although most of our assets and operating businesses have been under the partnership’s control prior to the formation of our company, their combined results as reflected in the historical financial statements included in this prospectus may not be indicative of our future financial condition or operating results. We urge you to carefully consider the basis on which the historical financial information included herein was prepared and presented.

Our company is a holding company and our material assets consist solely of interests in our operating subsidiaries.

Our company has no independent means of generating revenue. We depend on distributions and other payments from our operating businesses to provide us with the funds necessary to meet our financial obligations.

Our operating businesses are legally distinct from our company and some of them are or may become restricted in their ability to pay dividends and distributions or otherwise make funds available to our company pursuant to local law, regulatory requirements and their contractual agreements, including agreements governing their financing arrangements. Our operating businesses will generally be required to service their debt obligations before making distributions to our company.

A significant portion of our company’s assets are located in South America. Changes in regulatory, political, economic and social conditions in South America could adversely affect our company’s business, results of operations, financial condition and prospects.

Our company’s financial performance may be negatively affected by regulatory, political, economic and social conditions in South American countries in which our operations or projects are located. In many of these jurisdictions, our company is exposed to various risks such as potential renegotiation, nullification or forced modification of existing contracts, expropriation or nationalization of property, foreign exchange controls, changes in local laws, regulations and policies, political instability, bribery, extortion, corruption, civil strife, acts of war, guerilla activities and terrorism. Our company also faces the risk of having to submit to the jurisdiction of a foreign court or arbitration panel or having to enforce a judgment against a sovereign nation within its own territory. Actual or potential political or social changes and changes in economic policy may undermine investor confidence, which may hamper investment and thereby reduce economic growth, and otherwise may adversely affect the economic and other conditions under which our company operates in ways that could have a materially negative effect on our business.

Further, governments in South America may impose new taxes, raise existing taxes, reduce tax exemptions and benefits, request or force renegotiation of tax stabilization agreements or change the basis on which taxes are calculated in a manner that is unfavorable to our company. Governments that have committed to provide a stable taxation or regulatory environment may alter those commitments or shorten their duration. The imposition of or increase in such taxes or charges can significantly increase the risk profile and costs of operations in those jurisdictions. Our company may also be subject to rising trends of resource nationalism in certain countries in which we operate that can result in constraints on our operations, increased taxation or even expropriations and nationalizations.

Our operations in the future may be different from our current business.

Brookfield Renewable’s operations include hydroelectric, wind and solar power generation (including our business) and biomass power generation, cogeneration and storage businesses in North and South America, Europe and Asia Pacific. Our current operations consist of hydroelectric, wind, solar, storage and ancillary power generation assets primarily across Brazil, Colombia, the United States and Europe. Our company may own interests in other renewable power operations, and we may seek to divest of certain of our existing operations in the future. In addition, pursuant to the Brookfield Relationship Agreement with Brookfield, Brookfield may (but is not required to) offer Brookfield Renewable the opportunity to acquire: (i) an integrated utility even if a significant component of such utility’s operations consist of a non-renewable power generation operation or development, such as a power generation operation that uses coal or natural gas, (ii) a portfolio of power operations, even if a significant component of such portfolio’s operations consist of non-renewable power generation, or (iii) renewable power generation operations or developments that comprise part of a broader enterprise. The risks associated with the operations of our company’s or the partnership’s future operations may differ from those associated with our current business.

Our group may be unable to identify sufficient investment opportunities and complete transactions, as planned.

Our group’s strategy for building value for BEP unitholders and BEPC shareholders is to seek to acquire or develop high-quality assets and businesses that generate sustainable and increasing cash flows, with the objective of achieving appropriate risk-adjusted returns on our group’s invested capital over the long-term. However, there is no certainty that our group will be able to find sufficient investment opportunities and complete transactions that meet our group’s investment criteria. Our group’s investment criteria consider, among other things, the financial, operating, governance and strategic merits of a proposed acquisition including whether our group expects it will meet our targeted return hurdle and, as such, there is no certainty that our group will be able to continue growing our group’s business by making acquisitions or developing assets at attractive returns. Competition for assets is significant and competition from other well-capitalized investors or companies may significantly increase the purchase price or prevent our group from completing an acquisition. Our group may also decline opportunities that our group does not believe meet our group’s investment criteria, which our competition may pursue instead. Further, our group’s growth initiatives may be subject to a number of closing conditions, including, as applicable, third party consents, regulatory approvals (including from competition authorities) and other third-party approvals or actions that are beyond our group’s control. If all or some of our group’s growth initiatives are unable to be completed on the terms agreed, our group may need to delay certain acquisitions or abandon them altogether. If returns are lower than anticipated from such initiatives, our group also may not be able to achieve growth in our distributions in line with our stated goals and the market value of BEP units or BEPC exchangeable shares may decline.

Our group may not be able to complete all or some of our group’s capital recycling initiatives, which could adversely impact our group’s liquidity to fund future growth.

Our group occasionally seeks to recycle capital to fund future acquisitions and the development and construction of new facilities by selling certain assets. For example, in 2020, the partnership sold (i) a 47 MW portfolio of wind projects in Ireland, (ii) our remaining 32 MW solar project in South Africa, and (iii) a 40 MW solar portfolio in Thailand, and Brookfield Renewable sold a net 40% equity interest in a 836 MW wind portfolio in the United States held through TerraForm Power. In November 2020 the partnership, together with our institutional partners, also entered into a binding agreement to sell a 19 MW portfolio of operating solar projects in Malaysia. Our group may not be able to complete all or some of our capital recycling initiatives on our desired timelines, at favorable prices or at all, which could result in less liquidity to fund future growth.

The completion of new acquisitions can have the effect of significantly increasing the scale and scope of our operations, including operations in new geographic areas and industry sectors, and the Service Providers may have difficulty managing these additional operations. In addition, acquisitions involve risks to our business.

A key part of our group’s strategy will involve seeking acquisition opportunities upon Brookfield’s recommendation and allocation of opportunities to our company. Acquisitions may increase the scale, scope and diversity of our company’s operating businesses. We depend on the diligence and skill of Brookfield’s and our company’s professionals to effectively manage our company, integrating acquired businesses with our existing operations. These individuals may have difficulty managing additional acquired businesses and may have other responsibilities within Brookfield’s asset management business. If any such acquired businesses are not effectively integrated and managed, our company’s existing business, financial condition and results of operations may be adversely affected.

Future acquisitions will likely involve some or all of the following risks, which could materially and adversely affect our business, financial condition or results of operations: the difficulty of integrating the acquired operations and personnel into our current operations; potential disruption of our current operations; diversion of resources, including Brookfield’s time and attention; the difficulty of managing the growth of a larger organization; the risk of entering markets in which our company has little experience; the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise, for example, the historical First Wind Litigation to which TerraForm Power is a party (see “—We are involved in litigation and other disputes and may be subject to governmental and regulatory investigations” and “BEPC Business—Governmental, Legal and Arbitration Proceeding—Claim relating to TerraForm Power’s First Wind Acquisition”); risk of environmental or other liabilities associated with the acquired business; and the risk of a change of control resulting from an acquisition triggering rights of third parties or government agencies under contracts with, or authorizations held by the operating business being acquired. While it is our group’s practice to conduct extensive due diligence investigations into businesses being acquired, it is possible that due diligence may fail to uncover all material risks in the business being acquired, or to identify a change of control trigger in a material contract or authorization, or that a contractual counterparty or government agency may take a different view on the interpretation of such a provision to that taken by our company and the partnership, thereby resulting in a dispute. The discovery of any material liabilities subsequent to an acquisition, as well as the failure of an acquisition to perform according to expectations, could have an adverse effect on Brookfield Renewable’s business, financial condition, and results of operations.

We may acquire distressed companies and these acquisitions may subject our company and the partnership to increased risks, including the incurrence of additional legal or other expenses.

As part of our acquisition strategy, we may acquire distressed companies. This could involve acquisitions of securities of companies in event-driven special situations, such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Acquisitions of this type involve substantial financial and business risks that can result in substantial or total losses. Among the problems involved in assessing and making acquisitions in troubled issuers is the fact that it frequently may be difficult to obtain information as to the condition of such issuer. If, during the diligence process, we fail to identify issues specific to a company or the environment in which our company operates, we may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that may result in other reporting losses.

As a consequence of our role as an acquirer of distressed companies, we may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if we are not named in any action. In distressed situations, litigation often follows when disgruntled shareholders, creditors and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Brookfield or Brookfield Renewable may have controlling or influential positions in these companies.

Our company uses leverage and such indebtedness may result in our company or our operating businesses being subject to certain covenants that restrict our ability to engage in certain types of activities or to make distributions to equity.

Many of our operating subsidiaries have entered into or will enter into credit facilities or have incurred or will incur other forms of debt, including for acquisitions. The total quantum of exposure to debt within our company is significant, and our company may become more leveraged in the future.

Leveraged assets are more sensitive to declines in revenues, increases in expenses and interest rates, and adverse economic, market and industry developments. A leveraged company’s income and net assets also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company, all other things being equal, is generally greater than for companies with comparatively less debt. In addition, the use of indebtedness in connection with an acquisition may give rise to negative tax consequences to certain investors. Leverage may also result in a requirement for short-term liquidity, which may force the sale of assets at times of low demand and/or prices for such assets. This may mean that our company is unable to realize fair value for the assets in a sale.

Our company’s credit facilities also contain, and may contain in the future, covenants applicable to the relevant borrower and events of default. Covenants can relate to matters including limitations on financial indebtedness, dividends, acquisitions, or minimum amounts for interest coverage, adjusted EBITDA, cash flow or net worth. If an event of default occurs, or minimum covenant requirements are not satisfied, this can result in a requirement to immediately repay any drawn amounts or the imposition of other restrictions including a prohibition on the payment of distributions to equity.

Risks Relating to the BEPC Exchangeable Shares

We may redeem the BEPC exchangeable shares at any time without the consent of holders thereof.

Our company’s board of directors, in its sole discretion and for any reason, and without the consent of holders of BEPC exchangeable shares, may elect to redeem all of the then outstanding BEPC exchangeable shares at any time upon sixty (60) days’ prior written notice, including without limitation following the occurrence of any of the following redemption events: (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’ assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board of directors, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and our company’s board of directors decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to us specifying a redemption date upon which we shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, we shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date. In the event of such redemption, holders of BEPC exchangeable shares will no longer own a direct interest in our company and will become unitholders of BEP, even if such holders desired to remain holders of BEPC exchangeable shares. Such redemption could occur at a time when the trading price of the BEPC exchangeable shares is greater than the trading price of the BEP units, in which case holders would receive BEP units with a lower trading price. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Redemption by Issuer”.

In the event that a BEPC exchangeable share held by a holder is redeemed by our company or exchanged by the holder, the holder will be considered to have disposed of such BEPC exchangeable share for Canadian income tax purposes. See “Canadian Federal Income Tax Considerations” for more information.

Holders of BEPC exchangeable shares do not have a right to elect whether to receive cash or BEP units upon a liquidation or exchange event. Rather, our group has the right to make such election in its sole discretion.

In the event that (i) there is a liquidation, dissolution or winding up of BEPC or BEP, (ii) BEPC or BEP exercises its right to redeem (or cause the redemption of) all of the then outstanding BEPC exchangeable shares, or (iii) a holder of BEPC exchangeable shares requests an exchange of BEPC exchangeable shares, holders of BEPC exchangeable shares shall be entitled to receive one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events described in this prospectus and certain other payment obligations in the case of a liquidation, dissolution or winding up of BEPC or BEP) or in the case of (i) and (iii), its cash equivalent. The form of payment will be determined at the election of our group so a holder will not know whether cash or BEP units, as applicable, will be delivered in connection with any of the events described in clauses (i) and (iii) above. Our company and the partnership currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. See “Description of BEPC Share Capital—BEPC Exchangeable Shares”.

Any holder requesting an exchange of their BEPC exchangeable shares for which our company or BEP elects to provide BEP units in satisfaction of the exchange amount may experience a delay in receiving such BEP units, which may affect the value of the BEP units the holder receives in an exchange.

Each BEPC exchangeable share is exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. In the event cash is used to satisfy an exchange request, the amount payable per BEPC exchangeable share will be equal to the NYSE closing price of one BEP unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the BEP units after that date will not affect the amount of cash received. However, any holder whose BEPC exchangeable shares are exchanged for BEP units will not receive such BEP units for up to ten (10) business days after the applicable request is received. During this period, the market price of BEP units may decrease. Any such decrease would affect the value of the BEP unit consideration to be received by the holder of BEPC exchangeable shares on the effective date of the exchange.

BEP is required to maintain an effective registration statement in the United States in order to exchange any BEPC exchangeable shares for BEP units. If a registration statement with respect to the BEP units issuable upon any exchange, redemption or acquisition of BEPC exchangeable shares (including in connection with any liquidation, dissolution or winding up of BEPC) is not current or is suspended for use by the SEC, no exchange or redemption of BEPC exchangeable shares for BEP units may be effected during such period.

The BEPC exchangeable shares may not trade at the same price as the BEP units.

Although the BEPC exchangeable shares are intended to provide an economic return that is equivalent to the BEP units, there can be no assurance that the market price of BEPC exchangeable shares will be equal to the market price of BEP units at any time. For example, using a volume-weighted average price for the 30 trading days prior to the date of this prospectus (as adjusted to reflect the share/unit split completed in December 2020), the prices per BEPC exchangeable share were $58.14 and C$74.31 on the NYSE and TSX, respectively, and the prices per BEP unit were $46.34 and C$59.07 on the NYSE and TSX, respectively. If our company redeems the BEPC exchangeable shares (which can be done without the consent of the holders) at a time when the trading price of the BEPC exchangeable shares is greater than the trading price of the BEP units, holders will receive BEP units with a lower trading price. Factors that have and could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in distributions to holders of BEPC exchangeable shares versus holders of BEP units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only the partnership or our company; and

•	difficulty in the exchange mechanics between BEPC exchangeable shares and BEP units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

If a sufficient amount of BEPC exchangeable shares are exchanged for BEP units, then the BEPC exchangeable shares may be de-listed.

If a sufficient amount of BEPC exchangeable shares are exchanged for BEP units, or we exercise our redemption right at any time including if the total number of BEPC exchangeable shares decreases by 50% or more over any twelve-month period, our company may fail to meet the minimum listing requirements on the NYSE and the TSX, and the NYSE or the TSX may take steps to de-list the BEPC exchangeable shares. Though holders of BEPC exchangeable shares will still be entitled to exchange each such share at any time for one BEP unit (subject to adjustment to reflect certain capital events described in this prospectus), or its cash equivalent (the form of payment to be determined at the election of our company), a de-listing of the BEPC exchangeable shares would have a significant adverse effect on the liquidity of the BEPC exchangeable shares, and holders thereof may not be able to exit their investments in the market on favorable terms.

The market price of the BEPC exchangeable shares and BEP units may be volatile, and holders of BEPC exchangeable shares and/or BEP units may lose a significant portion of their investment due to drops in the market price of BEPC exchangeable shares and/or BEP units.

The market price of the BEPC exchangeable shares and BEP units may be volatile and holders of such securities may not be able to resell their securities at or above the implied price at which they acquired such securities due to fluctuations in the market price of such securities, including changes in market price caused by factors unrelated to Brookfield Renewable’s operating performance or prospects. Specific factors that may have a significant effect on the market price of the BEPC exchangeable shares and the BEP units:

•

changes in stock market analyst recommendations or earnings estimates regarding the BEPC exchangeable shares or BEP units, other companies and partnerships that are comparable to Brookfield Renewable or are in the industries that they serve;

•	with respect to the BEPC exchangeable shares, changes in the market price of the BEP units, and vice versa;

•	actual or anticipated fluctuations in our company’s and the partnership’s operating results or future prospects;

•	reactions to public announcements by Brookfield Renewable;

•	strategic actions taken by Brookfield Renewable;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from pandemic, war, incidents of terrorism and responses to such events; and

•	sales of such securities by Brookfield Renewable or significant shareholders.

Exchanges of BEPC exchangeable shares for BEP units may negatively affect the market price of the BEP units, and additional issuances of BEPC exchangeable shares would be dilutive to the BEP units.

Each BEPC exchangeable share is exchangeable by the holder thereof for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. If our group elects to deliver BEP units in satisfaction of any such exchange request, a significant number of additional BEP units may be issued from time to time which could have a negative impact on the market price for BEP units. Additionally, any BEPC exchangeable shares issued by us in the future will also be exchangeable for BEP units, and, accordingly, any future exchanges satisfied by the delivery of BEP units would dilute the percentage interest of existing holders of the BEP units and may reduce the market price of the BEP units.

We or BEP may issue additional BEPC exchangeable shares or BEP units in the future, including in lieu of incurring indebtedness, which may dilute holders of our company’s and BEP’s equity securities. Our company or BEP may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our company’s and BEP’s equity holders.

Subject to the terms of any of our company’s securities then outstanding, we may issue additional securities, including BEPC exchangeable shares, BEPC class B shares, BEPC class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as our board of directors may determine. Subject to the terms of any of our company’s securities then outstanding, our board of directors will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in our profits, losses and dividends, any rights to receive our assets upon BEPC’s dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of our company’s securities then outstanding, our board of directors may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the BEPC exchangeable shares.

Similarly, under BEP’s limited partnership agreement, subject to the terms of any preferred units then outstanding, BEP’s general partner may issue additional partnership securities, including BEP units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of BEP’s general partner may determine. Subject to the terms of any of BEP securities then outstanding, the board of BEP’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in BEP’s profits, losses and dividends, any rights to receive BEP’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BEP securities then outstanding, the board of BEP’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the BEP units.

The sale or issuance of a substantial number of BEPC exchangeable shares, the BEP units or other equity securities of our company or BEP in the public markets, or the perception that such sales or issuances could occur, could depress the market price of BEPC exchangeable shares and impair our ability to raise capital through the sale of additional BEPC exchangeable shares. We cannot predict the effect that future sales or issuances of BEPC exchangeable shares, BEP units or other equity securities would have on the market price of BEPC exchangeable shares. Subject to the terms of any of our company’s securities then outstanding, holders of BEPC exchangeable shares will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

We cannot assure you that we will be able to pay dividends equal to the levels currently paid by BEP and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities.

The BEPC exchangeable shares are intended to provide an economic return per BEPC exchangeable share equivalent to one BEP unit (subject to adjustment to reflect certain capital events). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. Pursuant to the equity commitment, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date we do not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. However, dividends are at the discretion of our board of directors and unforeseen circumstances (including legal prohibitions) may prevent the same dividends from being paid on each security. Accordingly, there can be no assurance that dividends and distributions will be identical for each BEPC exchangeable share and BEP unit, respectively, in the future, which may impact the market price of these securities. Dividends on BEPC exchangeable shares may not equal the levels currently paid by BEP for various reasons, including, but not limited to, the following:

•	We may not have enough unrestricted funds to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;

•

Decisions on whether, when and in which amounts to make any future dividends will be dependent on then-existing conditions, including our financial conditions, earnings, legal requirements, including limitations under British Columbia law, restrictions on our borrowing agreements that limit its ability to pay dividends and other factors we deem relevant; and

•	We may desire to retain cash to improve our credit profile or for other reasons.

U.S. investors in BEPC exchangeable shares may find it difficult or impossible to enforce service of process and enforcement of judgments against our company, our board of directors and the Service Providers.

Our company was established under the laws of the Province of British Columbia, Canada, and a significant number of our subsidiaries are organized in jurisdictions outside of the United States. In addition, our executive officers and the experts identified in this prospectus are located outside of the United States. Certain of our directors and officers and the Service Providers reside outside of the United States. A substantial portion of our assets are, and the assets of our directors and officers and the Service Providers and the experts identified in this prospectus may be located outside of the United States. It may not be possible for investors to effect service of process within the United States upon our directors and officers and the Service Providers or the experts identified in this prospectus. It may also not be possible to enforce against our company, the experts identified in this prospectus, or our directors and officers and the Service Providers, judgments obtained in U.S. courts predicated upon the civil liability provisions of applicable securities law in the United States.

As a result of the FPA and FERC’s regulations in respect of transfers of control, absent prior authorization by FERC, an investor in our company will generally not be permitted to obtain a direct and/or indirect voting interest of 10% or more in BEPC, and a violation of this limitation could result in civil or criminal penalties under the FPA and possible further sanctions imposed by FERC under the FPA.

Some of our U.S. operating subsidiaries are “public utilities” (as defined in the FPA) and, therefore, subject to FERC’s jurisdiction under the FPA. As a result, the FPA requires BEPC to (i) obtain prior authorization from FERC to transfer an amount of issued and outstanding voting securities sufficient to convey direct or indirect control over any of our public utility subsidiaries or (ii) qualify for a blanket authorization granted under or an exemption from FERC’s regulations in respect of transfers of control.

Similar restrictions apply to purchasers of BEPC exchangeable shares who are a “holding company” under PUHCA in a holding company system that includes a transmitting utility or an electric utility, or an “electric holding company” regardless of whether BEPC exchangeable shares are received pursuant to subsequent offerings, in open market transactions or otherwise. A purchaser of BEPC exchangeable shares would be a “holding company” under the PUHCA and an electric holding company if the purchaser acquired direct or indirect control over BEPC exchangeable shares which would give such purchaser a 10% or more voting interest in BEPC or if FERC otherwise determined that the purchaser could directly or indirectly exercise control over our management or policies (e.g., as a result of contractual board or approval rights). Under the PUHCA, a “public-utility company” is defined to include an “electric utility company,” which is any company that owns or operates facilities used for the generation, transmission or distribution of electric energy for sale. Accordingly, absent prior authorization by FERC or a general increase to the applicable percentage ownership under a blanket authorization, for the purposes of sell-side transactions by BEPC and buy-side transactions involving purchasers of BEPC exchangeable shares that are electric holding companies, no purchaser can acquire such number of BEPC exchangeable shares that would give such purchaser a 10% or more voting interest in BEPC. A violation of these regulations by BEPC, as seller, or an investor, as a purchaser of BEPC exchangeable shares, could subject the party in violation to civil or criminal penalties under the FPA, including civil penalties of up to $1 million per day per violation and other possible sanctions imposed by FERC under the FPA.

As a result of the FPA and FERC’s regulations in respect of transfers of control, and consistent with the requirements for blanket authorizations granted thereunder or exemptions therefrom, absent prior authorization by FERC, whether BEPC exchangeable shares are received in subsequent offerings, in open market transactions or otherwise, no investor will be permitted to receive or purchase such number of BEPC exchangeable shares that would cause such investor and its affiliate and associate companies to collectively hold a 10% or more voting interest in BEPC. Additionally, investors should manage their investment in BEPC in a manner consistent with FERC’s regulations in respect of obtaining direct or indirect “control” of BEPC. Accordingly, absent prior authorization by FERC, investors in BEPC exchangeable shares that are electric holding companies are advised not to acquire such number of BEPC exchangeable shares that would give such investor a 10% or more voting interest in BEPC.

Our articles and BEP’s limited partnership agreement provide that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. This choice of forum provision could limit our shareholders and BEP’s unitholders ability to obtain a favorable judicial forum for disputes with directors, officers or employees.

Our articles and BEP’s limited partnership agreement provide, that, unless we or BEP consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of these provisions, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act, which already provides that such federal district courts have exclusive jurisdictions over such suits. Additionally, investors cannot waive our and the partnership’s compliance with federal securities laws of the United States and the rules and regulations thereunder.

The choice of forum provision contained in our articles and BEP’s limited partnership agreement may limit our shareholder’s or BEP unitholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, the partnership or their directors, officers or other employees, which may discourage such lawsuits against the partnership, our company and their directors, officers and other employees. However, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in recent legal proceedings, and it is possible that a court in the relevant jurisdictions with respect to BEP and our company could find the choice of forum provision contained in our articles and BEP’s limited partnership agreement to be inapplicable or unenforceable. While the Delaware Supreme Court ruled in March 2020 that U.S. federal forum selection provisions purporting to require claims under the U.S. Securities Act be brought in a U.S. federal court are “facially valid” under Delaware law, there can be no assurance that the courts in Canada (including in the Province of British Columbia) and Bermuda, and other courts within the United States, reach a similar determination regarding the choice of forum provision contained in our articles and BEP’s limited partnership agreement. If the relevant court were to find the choice of forum provision contained in our articles or BEP’s limited partnership agreement to be inapplicable or unenforceable in an action, the partnership and our company may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect their business, financial condition and operating results.

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers.

BEP units and BEPC exchangeable shares are not securities of the same class. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units, and holders of BEP units will not be entitled to participate in an offer or bid made to acquire BEPC exchangeable shares. In the event of a takeover bid for BEP units, a holder of BEPC exchangeable shares who would like to participate would be required to tender his or her BEPC exchangeable shares for exchange, in order to receive a BEP unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the BEP units at a price in excess of the market price of the BEP units and a comparable offer is not made for the BEPC exchangeable shares, then the conversion factor for the BEPC exchangeable shares may be adjusted. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Exchange by Holder—Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

The Rights Agreement may terminate on July 30, 2027.

The Rights Agreement will automatically renew for successive periods of two years following July 30, 2027, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement or the Rights Agreement is otherwise terminated pursuant to its terms. Consequently, after such date, holders of BEPC exchangeable shares may no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in our articles. In the event that our company or BEP fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights. See “Description of BEPC Share Capital Exchange by Holder” and “Relationship with Brookfield—Rights Agreement”.

Risks Relating to Our Operations and the Renewable Power Industry

Changes to hydrology at our hydroelectric facilities, wind conditions at our wind energy facilities, irradiance at our solar facilities or weather conditions generally, as a result of climate change or otherwise, at any of our facilities could materially adversely affect the volume of electricity generated.

The revenues generated by our facilities are correlated to the amount of electricity generated, which in turn is dependent upon available water flows and upon wind, irradiance and weather conditions generally. Hydrology, wind, irradiance and weather conditions have natural variations from season to season and from year to year and may also change permanently because of climate change or other factors.

If one or more of our generation facilities were to be subject in the future to flooding, extreme weather conditions (including severe droughts), fires, natural disasters, or if unexpected geological or other adverse physical conditions were to develop at any of our generation facilities, the generation capacity of that facility could be significantly reduced or eliminated. For example, our hydroelectric facilities depend on the availability of water flows within the watersheds in which our company operates and could be materially impacted by changes to hydrology patterns, such as droughts. In the event of severe flooding, our hydrology facilities may be damaged. Wind energy and solar energy are highly dependent on weather conditions and, in particular, on wind conditions and irradiance, respectively. The profitability of a wind farm depends not only on observed wind conditions at the site, which are inherently variable, but also on whether observed wind conditions are consistent with assumptions made during the project development phase or when a given project was acquired. Similarly, projections of solar resources depend on assumptions about weather patterns, shading and irradiance, which are inherently uncertain and may not be consistent with actual conditions at the site. A sustained decline in water flow at our hydroelectric facilities or in wind conditions at our wind energy facilities could lead to a material adverse change in the volume of electricity generated, revenues and cash flow.

Climate change may increase the frequency and severity of severe weather conditions and may have the long-term effect of changing weather patterns, which could result in more frequent and severe disruptions to our generation facilities. In addition, customers’ energy needs generally vary with weather conditions, primarily temperature and humidity. To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of changing weather conditions, which could adversely affect our business, results of operations and cash flows.

Supply and demand in the energy market is volatile and such volatility could have an adverse impact on electricity prices and a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

A portion of our revenues are tied, either directly or indirectly, to the wholesale market price for electricity in the markets in which we operate. Wholesale market electricity prices are impacted by a number of factors including: the price of fuel (for example, natural gas) that is used to generate electricity; the management of generation and the amount of excess generating capacity relative to load in a particular market; the cost of controlling emissions of pollution, including the cost of emitting carbon dioxide; the structure of the electricity market; and weather conditions (such as extremely hot or cold weather) that impact electrical load. More generally, there is uncertainty surrounding the trend in electricity demand growth, which is influenced by: macroeconomic conditions; absolute and relative energy prices; and energy conservation and demand-side management. Correspondingly, from a supply perspective, there are uncertainties associated with the timing of generating plant retirements—in part driven by environmental regulations—and with the scale, pace and structure of replacement capacity, again reflecting a complex interaction of economic and political pressures and environmental preferences. This volatility and uncertainty in the power market generally, including the non-renewable power market, could have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

As our contracts expire, we may not be able to replace them with agreements on similar terms.

Certain PPAs in our portfolio will be subject to re-contracting in the future. If the price of electricity in power markets is declining at the time of such re-contracting, it may impact our ability to re-negotiate or replace these contracts on terms that are acceptable to our company, or at all. In addition, a concentrated pool of potential buyers for electricity generated by our renewable energy facilities in certain jurisdictions may restrict our ability to negotiate favorable terms under new PPAs or existing PPAs that are subject to re-contracting. We cannot provide any assurance that we will be able to re-negotiate or replace these contracts once they expire, and even if we are able to do so, we cannot provide any assurance that we will be able to obtain the same prices or terms we currently receive. If we are unable to re-negotiate or replace these contracts, or unable to secure prices at least equal to the current prices we receive, our business, financial condition, results of operation and prospects could be adversely affected.

Increases in water rental costs (or similar fees) or changes to the regulation of water supply may impose additional obligations on our company.

Water rights are generally owned or controlled by governments that reserve the right to control water levels or impose water-use requirements as a condition of license renewal that differ from those arrangements in place today. Our company is required to pay taxes, make rental payments or pay similar fees for use of water and related rights once our hydroelectric projects are in commercial operation. Significant increases in water rental costs or similar fees or changes in the way that governments regulate water supply could, if imposed at a material number of our assets in our portfolio, have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

Advances in technology could impair or eliminate the competitive advantage of our company’s projects.

Technology related to the production of renewable power and conventional power generation are continually advancing, resulting in a gradual decline in the cost of producing electricity. If advances in technology further reduce the cost of producing power, the competitive advantage of our existing projects may be significantly impaired or eliminated and our assets, liabilities, business, financial condition, results of operations and cash flow could be materially and adversely affected as a result.

The amount of uncontracted generation in our portfolio may increase.

As at December 31, 2020, approximately 71% of our group’s generation (on a proportionate basis) was contracted over the following five years under long-term, fixed price contracts with creditworthy counterparties. In 2018 and 2019, approximately 90% of our group’s generation (on a proportionate basis) was contracted in each of those calendar years. The portion of our group’s portfolio that is uncontracted may increase over time which would increase our company’s exposure to variability in power prices, which could, in certain circumstances, have an adverse effect on our company’s business, financial condition, results of operations and cash flows.

The MRE could be terminated or changed or our company’s reference amount revised downward.

In Brazil, hydroelectric power generators have access to the MRE, which seeks to stabilize hydrology by assuring that all participant plants in the MRE receive a reference amount of electricity, approximating long-term average regardless of the actual volume of energy generated. Substantially all of our assets in Brazil are part of that pool. In cases of nationwide drought, when the pool as a whole is in shortfall relative to the long-term average, an asset can expect to share the nationwide shortfall pro-rata with the rest of the pool. In addition, specific rules provide the minimum percentages of the reference amount of electricity that must be actually generated each year for assuring participation in the MRE. The energy reference amount is assessed yearly according to the criteria of such regulation and can be adjusted positively or negatively. For example, the energy reference amount of plants with installed capacity above 50 MW is assessed every five years, and can be adjusted positively or negatively. For plants with installed capacity of 50 MW or lower, the energy reference amount is assessed annually and is subject to similar adjustments. The regulations establishing the assessments of energy reference amounts for plants with installed capacity of 50 MW or lower were challenged by certain energy producers in Brazil and are currently suspended. If our company’s reference amount is revised, our share of the balancing pool could be reduced. If the MRE is terminated or changed, our financial results would be more exposed to variations in hydrology at certain hydroelectric facilities in Brazil. In either case, this could have an adverse effect on our company’s results of operations and cash flows.

There is a risk that our concessions and licenses will not be renewed.

Our company holds concessions and licenses and we have rights to operate our facilities, which generally include rights to the land and water required for power generation and which are subject to renewal at the end of their terms. We generally expect that our concessions and licenses will be renewed. However, if we are not granted renewal rights, or if our concessions or licenses are renewed subject to conditions that impose additional costs or impose additional restrictions such as setting a price ceiling for energy sales, our profitability and operational activity could be adversely impacted.

Our use and enjoyment of real property rights for our wind and solar renewable energy facilities may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to our company.

Wind and solar renewable energy facilities generally are and are likely to be located on land occupied by the facility pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to the facility’s easements and leases. As a result, the facility’s rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. Although we take certain measures to protect ourselves against these risks, such measures may, however, be inadequate to protect our company against all risk of loss of our rights to use the land on which our wind and solar renewable energy facilities are located, which could have an adverse effect on our business, financial condition and results of operations.

The cost of operating our plants could increase for reasons beyond its control.

While we currently maintain an appropriate and competitive cost position, there is a risk that increases in our cost structure that are beyond our control could materially adversely impact our financial performance. Examples of such costs include compliance with new conditions imposed during a relicensing process, municipal property taxes, water rental fees and the cost of procuring materials and services required for its maintenance activities.

We may fail to comply with the conditions in, or may not be able to maintain, our governmental permits.

Our generation assets and construction projects are, and any assets which we may acquire will be, required to comply with numerous supranational, federal, regional, state, provincial and local statutory and regulatory standards and to maintain numerous licenses, permits and governmental approvals required for operation. Some of the licenses, permits and governmental approvals that have been issued to our operations contain conditions and restrictions, or may have limited terms. If we fail to satisfy the conditions or comply with the restrictions imposed by our licenses, permits and governmental approvals, or the restrictions imposed by any statutory or regulatory requirements, we may become subject to regulatory enforcement or be subject to fines, penalties or additional costs or revocation of regulatory approvals, permits or licenses. In addition, if we are not able to renew, maintain or obtain all necessary licenses, permits and governmental approvals required for the continued operation or further development of our projects, the operation or development of our assets may be limited or suspended. Our failure to renew, maintain or obtain all necessary licenses, permits or governmental approvals may have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

We may experience equipment failure, including failures relating to wind turbines and solar panels.

Our generation assets may not continue to perform as they have in the past and there is a risk of equipment failure due to wear and tear, latent defect, design error, operator error or early obsolescence, among other things, which could have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow. Wind turbines and solar panels have shorter lifespans than hydroelectric assets. Spare parts for wind turbines and solar panels and key pieces of equipment may be difficult to acquire as a result of a limited number of suppliers of solar panels, modules, turbines, towers and other system components and equipment associated with wind and solar power plants. Any resulting delay in replacing equipment could result in significant delays in returning facilities to full operation, which could adversely impact our business and financial condition. Equipment failure at our generation assets could also result in significant personal injury or loss of life, damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our company being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties.

The occurrence of dam failures could result in a loss of generating capacity and damage to the environment, third parties or the public, which could require us to expend significant amounts of capital and other resources and expose us to significant liability.

The occurrence of dam failures at any of our hydroelectric generating stations or the occurrence of dam failures at other generating stations or dams operated by third parties whether upstream or downstream of our hydroelectric generating stations could result in a loss of generating capacity until the failure has been repaired. If the failure is at one of our facilities, repairing such failure could require us to expend significant amounts of capital and other resources. Such failures could result in damage to the environment or damages and harm to third parties or the public, which could expose us to significant liability. A dam failure at a generating station or dam operated by a third party could result in new and potentially onerous regulations that could impact our facilities. Any such new regulations could require material capital expenditures to maintain compliance and our financial position could be adversely affected.

Developments associated with the COVID-19 pandemic could have an adverse effect on our group’s business.

The rapid spread of the COVID-19 virus, which was declared by the World Health Organization to be a pandemic on March 11, 2020, and actions taken globally in response to COVID-19, have significantly disrupted international business activities. The COVID-19 pandemic has resulted in governments around the world implementing stringent measures to help control the spread of the virus, including quarantines, social distancing protocols, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. Governments and central banks around the world have enacted fiscal and monetary stimulus measures to counteract the effects of the COVID-19 pandemic and various other response measures, however, the overall magnitude and long-term effectiveness of these actions remain uncertain. In addition, our group’s business relies, to a certain extent, on free movement of goods, services, and capital from around the world, which has been significantly restricted as a result of COVID-19. Our group has implemented a response plan to maintain its operations despite the outbreak of the virus, including extra safety precautions with respect to our personnel and contingency plans with respect to our facilities. However, our group may experience direct or indirect impacts from the pandemic, including delays in development or construction activities in its business and has some risk that its contract counterparties could fail to meet their obligations.

To date, our group has not experienced the material impact to its operations, financial condition, cash flows or financial performance that has been experienced by many other businesses. Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, continually evolving and difficult to predict, including, but not limited to, new information which may emerge concerning the severity of COVID-19, additional actions which may be taken to contain COVID-19 or treat its impact, such as re-imposing previously lifted measures or putting in place additional restrictions, and the pace, availability, distribution and acceptance of effective vaccines. Such developments could have an adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

We may be exposed to uninsurable losses and may become subject to higher insurance premiums.

While we maintain certain insurance coverage, such insurance may not continue to be offered on an economically feasible basis, may not cover all events that could give rise to a loss or claim involving our assets or operations, and may not cover all of our assets. If our insurance coverage is insufficient and we are forced to bear such losses or claims, our financial position could be materially and adversely affected. In addition, we participate in certain shared insurance arrangements with Brookfield, allowing our company to benefit from lower premiums and other economies of scale. In particular, we share third party excess liability, crime, employee dishonesty, director and officer, and errors and omissions insurance coverage. Under such shared policies, claim limits may also be shared between our company and Brookfield meaning that any claim by one insured party in a given year reduces the amount that each other insured party can claim. Consequently, there is a risk that our ability to claim in a given year could be eroded by claims made by Brookfield affiliates who are also covered by a shared policy but that are not part of our company, which could have an adverse effect on our financial position. Our insurance policies may cover losses as a result of certain types of natural disasters or sabotage, among other things, but such coverage is not always available in the insurance market on commercially reasonable terms and is often capped at predetermined limits that may not be adequate. Our insurance policies are subject to review by our insurers and may not be renewed on similar or favorable terms or at all.

We are subject to foreign currency risk, which may adversely affect the performance of our operations and our ability to manage such risk depends, in part, on our ability to implement an effective hedging strategy.

A substantial portion of our current operations are in countries where the U.S. dollar is not the functional currency. These operations pay distributions in currencies other than the U.S. dollar, which we must convert to U.S. dollars prior to making such distributions. A significant depreciation in the value of such foreign currencies, including the Brazilian real and the Colombia peso, measures introduced by foreign governments to control inflation or deflation, currency exchange or export controls may have a material adverse effect on our business, financial condition, results of operations and cash flows. When managing our exposure to currency risks, we use foreign currency forward contracts and other strategies to mitigate currency risk and there can be no assurances that these strategies will be successful.

The ability to deliver electricity to our various counterparties requires the availability of and access to interconnection facilities and transmission systems.

Our ability to sell electricity is impacted by the availability of, and access to, the various transmission systems to deliver power to our contractual delivery point and the arrangements and facilities for interconnecting the generation projects to the transmission systems. The absence of this availability and access, our inability to obtain reasonable terms and conditions for interconnection and transmission agreements, the operational failure or decommissioning of existing interconnection facilities or transmission facilities, the lack of adequate capacity on such interconnection or transmission facilities, curtailment as a result of transmission facility downtime, or the failure of any relevant jurisdiction to expand transmission facilities, may have a material adverse effect on our ability to deliver electricity to its various counterparties or the requirement of counterparties to accept and pay for energy delivery, which could materially and adversely affect our assets, liabilities, business, financial condition, results of operations and cash flow.

We are involved in litigation and other disputes and may be subject to governmental and regulatory investigations.

In the normal course of our operations, we and our affiliates are involved in various legal actions such as contractual disputes and other litigation that could expose us to liability for damages and potential negative publicity associated with such legal actions. The outcome with respect to outstanding, pending or future actions cannot be predicted with certainty and may be adverse to us and, as a result, could have an adverse effect on our assets, liabilities, business, financial condition, results of operations, cash flow and reputation. For example, our subsidiary, TerraForm Power has been involved, as defendant, in a legacy dispute and in December 2020, received an adverse summary judgment ruling. See “BEPC Business—Governmental, Legal and Arbitration Proceeding—Claim relating to TerraForm Power’s First Wind Acquisition.” While we have appealed the ruling, we cannot predict with certainty whether our appeal will be successful. In addition, certain shareholders of TerraForm Power are contractually entitled to be issued additional TerraForm Power shares to compensate them for the cost of the First Wind litigation, which may result in Brookfield Renewable’s interest in TerraForm Power being diluted, although any such dilution would be immaterial to us. We and our affiliates are also subject to governmental or regulatory investigations from time to time. Governmental and regulatory investigations, regardless of its outcome, are generally costly, divert management attention, and have the potential to damage our reputation. The unfavorable resolution of any governmental or regulatory investigation could result in criminal liability, fines, penalties or other monetary or non-monetary remedies and could materially affect our business or results of operations.

Counterparties to our company’s contracts may not fulfill their obligations.

If, for any reason, any of the purchasers of power under our company’s PPAs are unable or unwilling to fulfill their contractual obligations under the relevant PPA or if they refuse to accept delivery of power pursuant to the relevant PPA, our company’s assets, liabilities, business, financial condition, results of operations and cash flow could be materially and adversely affected as we may not be able to replace the agreement with an agreement on equivalent terms and conditions. External events, such as a severe economic downturn, could impair the ability of some counterparties to the PPAs or some customers to pay for electricity received. In addition, inadequate performance by counterparties to operation and maintenance contracts related to certain of its assets or investments may increase the risk of operational or mechanical failures of such facilities.

Seeking to enforce a contract through the courts may take significant amounts of time and expense with no certainty of success.

Our company’s business could be adversely affected if we are required to enforce contracts through the courts and we are unsuccessful or incur significant amounts of time and expenses seeking to do so. High litigation costs and long delays make resolving commercial disputes in court time consuming and expensive. Such costs can be difficult to calculate with certainty. In addition, in certain jurisdictions in which our company currently conducts business or may seek to conduct business in the future, there can be uncertainty regarding the interpretation and application of laws and regulations relating to the enforceability of contractual rights.

The operation of our company’s generating facilities could be affected by local communities.

Our company may become impacted by the interests of local communities and stakeholders, including in some cases, Indigenous peoples, that affect the operation of our facilities. Certain of these communities may have or may develop interests or objectives which are different from or even in conflict with our objectives, including the use of our company’s project lands and waterways near our facilities. Any such differences could have a negative impact on the successful operation of our facilities. As well, disputes surrounding, and settlements of, Indigenous land claims regarding lands on or near our generating assets could interfere with operations and/or result in additional operating costs or restrictions, as well as adversely impact the use and enjoyment of our real property rights with respect to our generating assets.

We rely on computerized business systems, which could expose us to cyber-attacks.

Our business relies on information technology. In addition, our business relies upon telecommunication services to remotely monitor and control our assets and interface with regulatory agencies, wholesale power markets and customers. The information and embedded systems of key business partners, including suppliers of the information technology systems on which they rely, and regulatory agencies are also important to our operations. In light of this, we may be subject to cyber security risks or other breaches of information technology security intended to obtain unauthorized access to our proprietary information and that of our business partners, destroy data or disable, degrade, or sabotage these systems through the introduction of computer viruses, fraudulent emails, cyber attacks and other means, and such breaches could originate from a variety of sources including our own employees or unknown third parties. There can be no assurance that measures implemented to protect the integrity of these systems will provide adequate protection, and any such breach of our information technology could go undetected for an extended period of time. A breach of our cyber security measures or the failure or malfunction of any of our computerized business systems, associated backup or data storage systems could cause us to suffer a disruption in one or more parts of our business and experience, among other things, financial loss, a loss of business opportunities, misappropriation or unauthorized release of confidential or personal information, damage to our systems and those with whom we do business, violation of privacy and other laws, litigation, regulatory penalties and remediation and restoration costs as well as increased costs to maintain our systems. Cyber-security breaches or failures of our information technology systems could have a material adverse effect on our business operations, financial reporting, financial condition and results of operations, and result in reputational damage.

There can be no guarantee that newly developed technologies that our company invests in will perform as anticipated.

Our company may invest in and use newly developed, less proven, technologies in our development projects or in maintaining or enhancing our existing assets. There is no guarantee that such new technologies will perform as anticipated. The failure of a new technology to perform as anticipated may materially and adversely affect the profitability of a particular development project or existing asset.

Performance of our company’s operating entities may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.

Certain of our company’s subsidiaries are parties to collective agreements that expire periodically and those subsidiaries may not be able to renew their collective agreements without a labor disruption or without agreeing to significant increases in cost. In the event of a labor disruption such as a strike or lock-out, the ability of our company’s generation assets to generate electricity may be impaired and our results from operations and cash flow could be materially and adversely affected.

Some of our group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including its interest in Isagen, and our group intends to continue to operate in this manner in the future, which may reduce Brookfield’s and our group’s influence over our group’s operating subsidiaries and may subject our group to additional obligations.

Some of our group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including its interest in Isagen. An integral part of our group’s strategy is to participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships that target acquisitions that suit our group’s profile. These arrangements are driven by the magnitude of capital required to complete acquisitions of generating assets, strategic partnering arrangements to access operating expertise, and other industrywide trends that our group believes will continue. Such arrangements involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or otherwise fail to fund its share of required capital contributions. Additionally, partners or co-venturers might at any time have economic or other business interests or goals different from our group and Brookfield.

While our group’s strategy is to structure these arrangements to afford our group certain protective rights in relation to operating and financing activities, joint ventures, partnerships and consortium investments may provide for a reduced level of influence over an acquired company because governance rights are shared with others. Accordingly, decisions relating to the underlying operations and financing activities, including decisions relating to the management and operation, the investment of capital within the arrangement, and the timing and nature of any exit, will be made by a majority or supermajority vote of the investors or by separate agreements that are reached with respect to individual decisions. For example, although our company owns a controlling stake in the consortium’s interest in Isagen, the arrangements in place with the Brookfield Renewable consortium partners require that certain actions with respect to our investment in Isagen and our group’s influence over business operations require supermajority approval of the consortium. In addition, our ability to continue to exercise control over Isagen depends on Brookfield (including our group) meeting certain ownership thresholds in the entity entitled to appoint the Isagen board of directors. See “BEPC Business – Current Operations – Colombia”. As a further example, when our group participates with institutional investors in Brookfield-sponsored or co-sponsored consortiums for asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships, there is often a finite term to the investment or a date after which partners are granted liquidity rights, which may lead to the investment being sold prior to the date our group would otherwise choose. In addition, such operations may be subject to the risk that other investors may make business, financial or management decisions with which our group does not agree, or the management of the applicable company may take risks or otherwise act in a manner that does not serve our group’s interests. Because our group may have a reduced level of influence over such operations, our group may not be able to realize some or all of the benefits that it believes will be created from our group’s and Brookfield’s involvement. If any of the foregoing were to occur, our group’s business, financial condition and results of operations could suffer as a result.

In addition, because some of our group’s transactions and current operations are structured as joint ventures, partnerships or consortium arrangements, including its interest in Isagen, the sale or transfer of interests in some of our group’s operations are or may be subject to rights of first refusal or first offer, tag along rights or drag along rights and some agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when our group may not want them to be exercised and such rights may inhibit our group’s ability to sell its interest in an entity within our group’s desired time frame or on any other desired basis.

Risks Relating to Our Relationship with Brookfield and the Partnership

Brookfield exercises substantial influence over our group and it is highly dependent on the Service Providers.

As of the date of this prospectus, Brookfield, directly and indirectly, holds approximately 34.7% of BEPC exchangeable shares (or 26.0% following completion of this offering or 24.7% if the Over-Allotment Option is exercised in full). In addition, the partnership, which itself is controlled by Brookfield, holds all of the issued and outstanding BEPC class B shares, having a 75% voting interest in BEPC, and BEPC class C shares. Through their ownership of BEPC exchangeable shares and BEPC class B shares, Brookfield and the partnership collectively hold an approximate 83.7% voting interest in our company (or 81.5% following completion of this offering or 81.2% if the Over-Allotment Option is exercised in full). As a result, Brookfield is able to control the appointment and removal of our directors and the directors of BEP’s general partner and, accordingly, exercise substantial influence over our group. In addition, the Service Providers, which include wholly-owned subsidiaries of Brookfield, provide management and administration services to our group pursuant to the Master Services Agreement. With the exception of our group’s operating subsidiaries, our group generally does not have any employees and depends on the management and administration services provided by the Service Providers. The partners, members, shareholders, directors, officers and employees of Brookfield, or Brookfield Personnel, and support staff that provide services to our group are not required to have as its primary responsibility the management and administration of our group or to act exclusively for our group. Any failure to effectively manage our group’s current operations or to implement its strategy could have a material adverse effect on our group’s business, financial condition and results of operations.

Brookfield has no obligation to source acquisition opportunities for our group and our group may not have access to all renewable power acquisitions that Brookfield identifies.

Our group’s ability to grow through acquisitions depends on Brookfield’s ability to identify and present our group with acquisition opportunities. Brookfield established our group to hold and acquire, directly or indirectly, renewable power generating operations and development projects on a global basis. However, Brookfield’s obligations to our group under the Master Services Agreement and the Brookfield Relationship Agreement are subject to a number of exceptions and Brookfield has no obligation to source acquisition opportunities specifically for our group. In addition, Brookfield has not agreed to commit any minimum level of dedicated resources to our group for the pursuit of renewable power-related acquisitions. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available by Brookfield, for example:

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it is an integral part of Brookfield’s (and our group’s) strategy to pursue the acquisition or development of renewable power assets through consortium arrangements with institutional investors, strategic partners and/or financial sponsors and to form partnerships (including private funds, joint ventures and similar arrangements) to pursue such acquisitions on a specialized or global basis. Although Brookfield has agreed that it will not enter any such arrangements that are suitable for our group without giving our group an opportunity to participate in them, there is no minimum level of participation to which our group will be entitled;

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the same professionals within Brookfield’s organization that are involved in sourcing and executing acquisitions that are suitable for our group are responsible for sourcing and executing opportunities for the vehicles, consortiums and partnerships referred to above, as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for our company;

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Brookfield will only recommend acquisition opportunities that it believes are suitable and appropriate for our group. Our group’s focus is on assets where it believes that its operations-oriented approach can be deployed to create value. Accordingly, opportunities where Brookfield cannot play an active role in influencing the underlying assets may not be consistent with our group’s acquisition strategy and, therefore, may not be suitable for our group, even though it may be attractive from a purely financial perspective. Legal, regulatory, tax and other commercial considerations will likewise be an important consideration in determining whether an opportunity is suitable and/or appropriate for our group and will limit its ability to participate in certain acquisitions; and

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in addition to structural limitations, the question of whether a particular acquisition is suitable and/or appropriate is highly subjective and is dependent on a number of portfolio construction and management factors including our group’s liquidity position at the relevant time, the expected risk return profile of the opportunity, its fit with the balance of its investments and related operations, other opportunities that our group may be pursuing or otherwise considering at the relevant time, Brookfield Renewable’s interest in preserving capital in order to secure other opportunities and/or to meet other obligations, and other factors. If Brookfield determines that an opportunity is not suitable or appropriate for our company, it may still pursue such opportunity on its own behalf, on behalf of the partnership or on behalf of a Brookfield-sponsored vehicle, partnership or consortium.

In making determinations about acquisition opportunities and investments, consortium arrangements or partnerships, Brookfield may be influenced by factors that result in a misalignment or conflict of interest and may take the interests of others into account, as well as our own interests and the interests of the partnership.

Among others, we may pursue acquisition opportunities indirectly through investments in Brookfield-sponsored vehicles, consortiums and partnerships or directly (including by investing alongside such vehicles, consortiums and partnerships). Any references to our acquisitions, investments, assets, expenses, portfolio companies or other terms should be understood to mean such items held, incurred or undertaken directly by our company or indirectly by our company through its investment in such Brookfield-sponsored vehicles, consortiums and partnerships.

The departure of some or all of Brookfield’s professionals could prevent Brookfield Renewable from achieving its objectives.

Our group depends on the diligence, skill and business contacts of Brookfield’s professionals and the information and opportunities they generate during the normal course of their activities. Our group’s future success will depend on the continued service of these individuals, who are not obligated to remain employed with Brookfield. Brookfield has experienced departures of key professionals in the past and may do so in the future, and our group cannot predict the impact that any such departures will have on our group’s ability to achieve its objectives. The departure of a significant number of Brookfield’s professionals for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on our group’s ability to achieve its objectives. The Master Services Agreement does not require Brookfield to maintain the employment of any of its professionals or to cause any particular professionals to provide services to our company or on our group’s behalf.

Brookfield’s and the partnership’s ownership position of our company entitles them to a significant percentage of our dividends, and Brookfield may increase its ownership relative to other shareholders.

As of the date of this prospectus, Brookfield owns, directly and indirectly, approximately 34.7% of BEPC exchangeable shares (or 26.0% following completion of this offering or 24.7% if the Over-Allotment Option is exercised in full), entitling it to the same dividends that other BEPC exchangeable shareholders will receive. In addition, the partnership owns all of the issued and outstanding BEPC class B shares, which represent a 75% voting interest in BEPC, and all of the issued and outstanding BEPC class C shares which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. Together, Brookfield and the partnership hold an approximate 83.7% voting interest in our company (or 81.5% following completion of this offering or 81.2% if the Over-Allotment Option is exercised in full). The partnership’s ownership of BEPC class C shares will entitle it to receive dividends as and when declared by our board of directors. Accordingly, Brookfield and the partnership’s ownership position of BEPC exchangeable shares and BEPC class C shares allows them to receive a substantial percentage of BEPC dividends. In addition, Brookfield may increase its ownership position in our company. Brookfield may purchase additional BEPC exchangeable shares in the open market or pursuant to a private placement, which may result in Brookfield increasing its ownership of BEPC exchangeable shares relative to other shareholders, which could reduce the amount of cash available for distribution to public shareholders.

None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any fiduciary duties to act in the best interests of our shareholders or BEP’s unitholders.

None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any duty (statutory or otherwise) to act in the best interests of the Service Recipients, nor do they impose other duties that are fiduciary in nature.

Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our shareholders.

Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield and the partnership, on the other hand. For example, our board of directors mirrors the board of the general partner of BEP, except for one additional non-overlapping board member that assists our company with, among other things, resolving any conflicts of interest that may arise from our relationship with the partnership. Mr. Carvalho Filho is the non-overlapping member of our board of directors. Mr. Carvalho Filho previously served on the board of directors of the general partner of BEP from 2013 until just prior to the completion of the special distribution. In certain instances, the interests of Brookfield or the partnership may differ from the interests of our company and our shareholders, including with respect to the types of acquisitions made, the timing and amount of dividends by our company, the reinvestment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to our company and our shareholders.

In accordance with our articles, the holders of the BEPC class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares (which carry one vote per BEPC exchangeable share), and except as otherwise expressly provided in our articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes. The partnership, which itself is controlled by Brookfield, holds all of the issued and outstanding BEPC class B shares, having a 75% voting interest in BEPC, and BEPC class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares, subject to the prior rights of holders of any BEPC preferred shares. As a result, Brookfield is able to control the election and removal of our directors and the directors of BEP’s general partner and, accordingly, exercises substantial influence over our group.

In addition, the Service Providers, being wholly-owned subsidiaries of Brookfield, provide management services to our company pursuant to the Master Services Agreement. Pursuant to the Master Services Agreement, in exchange for the management services provided to our group by the Service Providers, the partnership pays an annual base management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the market value of our group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. We reimburse the partnership for its proportionate share of such fee. Our proportionate share of the base management fee is calculated on the basis of the value of our business relative to that of the partnership. For purposes of calculating the base management fee, the market value of the partnership is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by the partnership, plus all outstanding third-party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units) as well as economically equivalent securities, such as the BEPC exchangeable shares, of the other Service Recipients exceed specified target levels as set forth in BRELP’s limited partnership agreement. This relationship may give rise to conflicts of interest between our company and our shareholders, on the one hand, and Brookfield, on the other, as Brookfield’s interests may differ from the interests of the partnership, our company or our shareholders.

The partnership’s arrangements with Brookfield, which also apply to our company, were negotiated in the context of an affiliated relationship and may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties.

The terms of the partnership’s arrangements with Brookfield, that also apply to our company, were effectively determined by Brookfield. These terms, including terms relating to compensation, contractual or fiduciary duties, conflicts of interest and Brookfield’s ability to engage in outside activities, including activities that compete with our company, our activities and limitations on liability and indemnification, may be less favorable than otherwise might have resulted if the negotiations had involved unrelated parties.

The liability of the Service Providers is limited under our arrangements with them and our company and the other Service Recipients, including the partnership, have agreed to indemnify the Service Providers against claims that they may face in connection with such arrangements, which may lead them to assume greater risks when making decisions relating to our company than they otherwise would if acting solely for their own account.

Under the Master Services Agreement, the Service Providers have not assumed any responsibility other than to provide or arrange for the provision of the services described in the Master Services Agreement in good faith and will not be responsible for any action that our company takes in following or declining to follow their advice or recommendations. The liability of the Service Providers under the Master Services Agreement is limited to the fullest extent permitted by law to conduct involving bad faith, fraud or willful misconduct or, in the case of a criminal matter, action that was known to have been unlawful, except that the Service Providers are also liable for liabilities arising from gross negligence. In addition, our company and the other Service Recipients, including the partnership, have agreed to indemnify the Service Providers to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with our operations, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in the Service Providers tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which the Service Providers are a party may also give rise to legal claims for indemnification that are adverse to our company and our shareholders.

The role and ownership of Brookfield may change.

Our group’s arrangements with Brookfield does not require Brookfield to maintain any ownership level in our group, and Brookfield may sell the BEP units or additional BEPC exchangeable shares that it holds in BEP or our company, respectively. Brookfield may sell or transfer all or part of its interests in the Service Providers without the approval of our group, which could result in changes to the management of our group and its current growth strategy. Additionally, our group cannot predict with any certainty the effect that any changes in ownership level of Brookfield of our group would have on the trading price of BEPC exchangeable shares, the BEP units or our group’s ability to raise capital or make investments in the future. As a result, the future of our group would be uncertain and its business, financial condition and results of operations may suffer.

Our company is not entitled to terminate the Master Services Agreement. Only the general partner of BEP may terminate the Master Services Agreement, and it may be unable or unwilling to do so.

Our company is not entitled to terminate the Master Services Agreement. Only the general partner of BEP may terminate the Master Services Agreement, and it may be unable or unwilling to do so. The Master Services Agreement provides that the Service Recipients may terminate the agreement only if: the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Providers; the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to our company; the Service Providers are grossly negligent in the performance of their duties under the agreement and such negligence results in material harm to the Service Recipients; or upon the happening of certain events relating to the bankruptcy or insolvency of the Service Providers. The Master Services Agreement cannot be terminated for any other reason, including if the Service Providers or Brookfield experience a change of control or due solely to the poor performance or under-performance of our group’s operations or assets, and the agreement continues in perpetuity, until terminated in accordance with its terms. Because the general partner of BEP is an affiliate of Brookfield, it may be unwilling to terminate the Master Services Agreement, even in the case of a default. If the Service Providers’ performance does not meet the expectations of investors, and the general partner of BEP is unable or unwilling to terminate the Master Services Agreement, our group is not entitled to terminate the agreement and the market price of BEPC exchangeable shares or the BEP units could suffer. Furthermore, the termination of the Master Services Agreement would terminate our group’s rights under the Brookfield Relationship Agreement and the Licensing Agreement. See “Relationship with Brookfield—Brookfield Relationship Agreement” and “Relationship with Brookfield—Licensing Agreement” for more details.

Our company guarantees certain debt obligations of the partnership, which may adversely affect our financial health and make our company more vulnerable to adverse economic conditions.

Our indirect wholly-owned subsidiary fully and unconditionally guarantees certain unsecured debt securities and preferred securities issued by the partnership, as well as the partnership’s obligations under, certain credit facilities, thereby causing our company to become liable for such obligations. In light of the guarantees, our company is exposed to the credit risk of the partnership. If the partnership is unable or fails to pay any of its indebtedness in respect of which our company has provided a guarantee, we may be required to pay all amounts due under such indebtedness, which may affect our financial health and make our company more vulnerable to adverse economic conditions. See “BEPC Relationship with the Partnership—Credit Support” for more details.

Risks Relating to Taxation

The exchange of BEPC exchangeable shares for BEP units may result in the U.S. federal income taxation of any gain realized by a U.S. Holder.

Depending on the facts and circumstances, the exchange of BEPC exchangeable shares for BEP units by a U.S. Holder may result in the U.S. federal income taxation of any gain realized by such U.S. Holder. In general, a U.S. Holder exchanging BEPC exchangeable shares for BEP units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of BEP units by BAM pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of BEP units by BEPC and the exchange is, within the meaning of Section 302(b) of the Code, in “complete redemption” of the U.S. Holder’s equity interest in BEPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the BEPC exchangeable shares and other equity interests in BEPC actually owned but also other equity interests in BEPC treated as constructively owned by such U.S. Holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of BEP units by BEPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of property received (such as BEP units), taxable under the rules generally applicable to distributions on stock of a corporation.

In general, if BEP satisfies an exchange request by delivering BEP units to a U.S. Holder pursuant to BEP’s exercise of the BEP call right, then the U.S. Holder’s exchange of BEPC exchangeable shares for BEP units will qualify as tax-free under Section 721(a) of the Code, unless, at the time of such exchange, BEP (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. Holder may recognize gain upon the exchange. BEPC understands that the general partner of BEP believes that BEP will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of BEPC (or BEP) and the terms of the BEPC exchangeable shares, which are intended to provide an economic return equivalent to the economic return on BEP units (including identical distributions), and taking into account the expected relative values of BEP’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, BEPC understands that the general partner of BEP currently expects that a U.S. Holder’s exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the Code. Accordingly, BEPC understands that the general partner of BEP currently expects a U.S. Holder’s exchange of BEPC exchangeable shares for BEP units pursuant to BEP’s exercise of the BEP call right to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of BEP, and no assurance can be provided as to the position, if any, taken by the general partner of BEP with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by BEP. If Section 721(a) of the Code does not apply, then a U.S. Holder who exchanges BEPC exchangeable shares for BEP units pursuant to BEP’s exercise of the BEP call right will be treated as if such holder had sold its BEPC exchangeable shares to BEP in a taxable transaction for cash in an amount equal to the value of the BEP units received.

Even if a U.S. Holder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code, such U.S. Holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. Under Section 737 of the Code, such U.S. Holder could be required to recognize built-in gain if BEP were to distribute any BEP property other than money (or, in certain circumstances, BEPC exchangeable shares) to such former holder of BEPC exchangeable shares within seven years of exercise of the BEP call right. Under Section 707(a) of the Code, such U.S. Holder could be required to recognize built-in gain if BEP were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. Holder within two years of exercise of the BEP call right. If a distribution to a U.S. Holder within two years of the transfer of BEPC exchangeable shares in exchange for BEP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. Holder will recognize gain or loss in the year of the transfer of BEPC exchangeable shares in exchange for BEP units, and, if such U.S. Holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. Holder may also be required to report some amount of imputed interest income.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of BEPC exchangeable shares for BEP units, see “United States Federal Income Tax Considerations—Consequences to U.S. Holders—Ownership and Disposition of BEPC Exchangeable Shares” below. The U.S. federal income tax consequences of exchanging BEPC exchangeable shares for BEP units are complex, and each U.S. Holder should consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Distributions on BEPC exchangeable shares made to Non-U.S. Holders may be subject to U.S. withholding tax if Section 871(m) of the Code applies.

Distributions on BEPC exchangeable shares made to Non-U.S. Holders generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on BEPC exchangeable shares that is treated as a deemed dividend under Section 871(m) of the Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). BEP indirectly holds stock of a U.S. corporation through BRELP, and the BEPC exchangeable shares are intended to be structured so that distributions are identical to distributions on BEP units. Accordingly, the contractual arrangements relating to the BEPC exchangeable shares could be subject to Section 871(m) of the Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract or a complex contract. BEPC intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the Code before January 1, 2023, and no portion of a distribution made on BEPC exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on BEPC exchangeable shares on or after January 1, 2023, Section 871(m) of the Code will apply if the contractual arrangements relating to the BEPC exchangeable shares meet a “substantial equivalence” test. If this is the case, U.S. federal withholding tax (generally at a rate of 30%) is expected to apply to any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the Code or an applicable income tax treaty, provided that the Non-U.S. Holder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, BEPC is unable to accurately or timely determine the tax status of a Non-U.S. Holder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the Code. A dividend equivalent may also be subject to a 30% withholding tax under the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 (“FATCA”), unless a Non-U.S. Holder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, BEPC’s position that the contractual arrangements relating to the BEPC exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the BEPC exchangeable shares is uncertain. Accordingly, the IRS could challenge BEPC’s position and assert that the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the Code or an applicable income tax treaty), to that portion, if any, of a distribution on BEPC exchangeable shares that is treated as referencing a U.S.-source dividend paid to BEP or BRELP. Each Non-U.S. Holder should consult an independent tax advisor regarding the implications of Section 871(m) of the Code and FATCA for the ownership of BEPC exchangeable shares with respect to such holder’s particular circumstances.

For a more complete discussion of the U.S. federal income tax consequences to Non-U.S. Holders of owning BEPC exchangeable shares, see “United States Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Ownership and Disposition of BEPC Exchangeable Shares” below. The U.S. federal income tax consequences of owning BEPC exchangeable shares are complex, and each Non-U.S. Holder should consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BEPC ceases to qualify as a “mutual fund corporation” under the Tax Act, the income tax considerations described under the heading “Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BEPC will not be changed in a manner that adversely affects the shareholders of BEPC, or that such tax laws will not be administered in a way that is less advantageous to BEPC or the shareholders of BEPC.

General Risk Factors

Government policies providing incentives for renewable energy could change at any time.

Development of new renewable energy sources and the overall growth of the renewable energy industry has generally been supported by state or provincial, national, supranational and international policies. Some of our projects benefit from such incentives. The attractiveness of renewable energy to purchasers of renewable assets, as well as the economic return available to project sponsors, is often enhanced by such incentives. As a result of political changes in jurisdictions in which our company currently or may in the future operate, there is a risk that regulations that provide incentives for renewable energy could change or expire in a manner that adversely impacts the market for renewables generally. Any political changes in the jurisdictions in which our company operates may impact the competitiveness of renewable energy generally and the economic value of certain of our projects in particular.

There are general industry risks associated with the power markets in which we operate.

Our operating subsidiaries currently operate in power markets in the United States, Europe and South America, each of which is affected by competition, price, supply of and demand for power, the location of import/export transmission lines and overall political, economic and social conditions and policies. Our operations are also exposed to country-specific risks (such as weather conditions, local economic conditions or political/regulatory environments) that could disproportionately affect them. A general and extended decline in the North American, European or South American economies, or in the economies of the countries in which we operate, or sustained conservation efforts to reduce electricity consumption, could have the effect of reducing demand for electricity and could thereby have an adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are exposed to health, safety, security and environmental risks.

The ownership, construction and operation of our generation assets carry an inherent risk of liability related to health, safety, security and the environment, including the risk of government-imposed orders to remedy unsafe conditions and/or to remediate or otherwise address environmental contamination or damage. We could also be exposed to potential penalties for contravention of health, safety, security and environmental laws and potential civil liability. In the ordinary course of business, we incur capital and operating expenditures to comply with health, safety, security and environmental laws, to obtain and comply with licenses, permits and other approvals and to assess and manage related risks. The cost of compliance with these laws (and any future laws or amendments enacted) may increase over time and result in additional material expenditures. We may become subject to government orders, investigations, inquiries or other proceedings (including civil claims) relating to health, safety, security and environmental matters as a result of which its operations may be limited or suspended. The occurrence of any of these events or any changes, additions to or more rigorous enforcement of health, safety, security and environmental laws could have a material and adverse impact on operations and result in additional material expenditures. Additional environmental, health and safety issues relating to presently known or unknown matters may require unanticipated expenditures, or result in fines, penalties or other consequences (including changes to operations) that may be material and adverse to our business and results of operations.

Non-U.S. shareholders will be subject to foreign currency risk associated with our dividends.

A significant number of our shareholders reside in countries where the U.S. dollar is not the functional currency. Our dividends are denominated in U.S. dollars but are settled in the local currency of the shareholder receiving the dividend. For each non-U.S. shareholder, the value received in the local currency from the dividend will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. shareholder, the value received by such shareholder in its local currency will be adversely affected.

Our group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events.

Our group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events, such as security threats affecting its ability to operate. Our group operates in multiple jurisdictions and it is possible that its operations will expand into new jurisdictions. Doing business in multiple jurisdictions requires our group to comply with the laws and regulations of the U.S. government as well as those of various non-U.S. jurisdictions. These laws and regulations may apply to our company, our Service Provider, our subsidiaries, individual directors, officers, employees and third-party agents. In particular, our non-U.S. operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The FCPA, among other things, prohibits companies and their officers, directors, employees and third-party agents acting on their behalf from corruptly offering, promising, authorizing or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. Our company and our officers, directors, employees and third-party agents regularly deal with government bodies and government owned and controlled businesses, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. Also, as we make acquisitions, we may expose ourselves to the FCPA or other corruption related risks if its due diligence processes are unable to uncover or detect violations of applicable anti-corruption laws.

We rely on our infrastructure, controls, systems and personnel, as well as central groups focusing on enterprise-wide management of specific operational risks such as fraud, trading, outsourcing, and business disruption, to manage the risk of illegal and corrupt acts or failed systems. We also rely on our employees and certain third parties to comply with our policies and processes as well as applicable laws. Specific programs, policies, standards, methodologies and training have been developed to support the management of these risks and, as we expand into new markets and makes new investments, we update and implement our programs, policies, standards, methodologies and training to address the risks that we perceive. The failure to adequately identify or manage these risks could result in direct or indirect financial loss, regulatory censure and/or harm to the reputation of our company. The acquisition of businesses with weak internal controls to manage the risk of illegal or corrupt acts may create additional risk of financial loss, regulatory censure and/or harm to the reputation of our company. In addition, programs, policies, standards, methodologies and training, no matter how well designed, do not provide absolute assurance of effectiveness.

Our operations are highly regulated and may be exposed to increased regulation, which could result in additional costs to our company.

Our generation assets are subject to extensive regulation by various government agencies and regulatory bodies in different countries at the federal, regional, state, provincial and local level. As legal requirements frequently change and are subject to interpretation and discretion, we may be unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Any new law, rule or regulation could require additional expenditure to achieve or maintain compliance or could adversely impact our ability to generate and deliver energy. Also, operations that are not currently regulated may become subject to regulation, which could result in additional cost to its business. Further, changes in wholesale market structures or rules, such as generation curtailment requirements or limitations to access the power grid, could have a material adverse effect on our ability to generate revenues from our facilities. For example, in North America, many of our assets are subject to the operating and market-setting rules determined by independent system operators. These independent system operators could introduce rules that adversely impact our operations. With an increasing global focus and public sensitivity to environmental sustainability and environmental regulation becoming more stringent, we could also be subject to increasing environmental related responsibilities and more onerous permitting requirements. These changes may result in increased costs to our operations.

A significant portion of our current operations and related assets are subject to foreign laws and regulations, and we may pursue acquisitions in new markets that are subject to foreign laws or regulations that are more onerous or uncertain than the laws and regulations our company is currently subject to.

A significant portion of our current operations and related assets are in Brazil and Colombia, and we may pursue acquisitions in new foreign markets that are regulated by foreign governments and regulatory authorities and subject to foreign laws. Foreign laws or regulations may not provide for the same type of legal certainty and rights in connection with their contractual relationships in such countries as are afforded to projects in, for example, the United States, which may adversely affect their ability to receive revenues or enforce their rights in connection with their foreign operations. In addition, the laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that it may develop or acquire, thus limiting its ability to control the development, construction and operation of such projects. Any existing or new operations may be subject to significant political, economic and financial risks, which vary by country, and may include: (i) changes in government policies, including protectionist policies, or personnel; (ii) changes in general economic conditions; (iii) restrictions on currency transfer or convertibility; (iv) changes in labor relations; (v) political instability and civil unrest; (vi) regulatory or other changes in the local electricity market; (vii) less developed or efficient financial markets than in North America; (viii) the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements; (ix) less government supervision and regulation; (x) a less developed legal or regulatory environment; (xi) heightened exposure to corruption risk; (xii) political hostility to investments by foreign investors; (xiii) less publicly available information in respect of companies; (xiv) adversely higher or lower rates of inflation; (xv) higher transaction costs; (xvi) difficulty in enforcing contractual obligations, breach or repudiation of important contractual undertakings by governmental entities and expropriation and confiscation of assets and facilities for less than fair market value; and (xvii) fewer investor protections.

We may be exposed to force majeure events.

The occurrence of a significant event that disrupts the ability of our generation assets to produce or sell power for an extended period, including events which preclude customers from purchasing electricity, could have a material adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow. In addition, force majeure events affecting our assets could result in damage to the environment or harm to third parties or the public, which could expose our company to significant liability. Our generation assets could be exposed to severe weather conditions, natural disasters and potentially catastrophic events. An assault or an act of malicious destruction, cyber-attacks, sabotage or terrorism committed on our generation assets could also disrupt its ability to generate or sell power. In certain cases, there is the potential that some events may not excuse our company from performing our obligations pursuant to agreements with third parties and therefore may expose us to liability. In addition, many of our generation assets are located in remote areas which may make access for repair of damage difficult.

Our company is a “foreign private issuer” under U.S. securities law. Therefore, our company is exempt from requirements applicable to U.S. domestic registrants listed on the NYSE.

Although our company is subject to the periodic reporting requirement of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about our company than is regularly published by or about other companies in the United States. Our company is exempt from certain other sections of the Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide our shareholders with information statements or proxy statements that comply with the

Exchange Act. In addition, insiders and large shareholders of our company are not obligated to file reports under Section 16 of the Exchange Act, and our company and the partnership will be permitted to follow certain home country corporate governance practices (being Bermuda and British Columbia for the partnership and our company, respectively) instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. Our company currently follows the same corporate practices as would be applicable to U.S. domestic companies under the U.S. federal securities laws and NYSE corporate governance standards; however, as our company is externally managed by the Service Providers pursuant to the Master Services Agreement, we do not have a compensation committee. However, our company may in the future elect to follow home country law for certain of our other corporate governance practices, as permitted by the rules of the NYSE, in which case our company’s shareholders would not be afforded the same protection as provided under NYSE corporate governance standards to U.S. domestic registrants. Following our company’s home country governance practices as opposed to the requirements that would otherwise apply to a U.S. domestic company listed on the NYSE may provide less protection than is accorded to investors of U.S. domestic issuers.

Changes in our company’s credit ratings may have an adverse effect on our financial position and ability to raise capital.

We cannot assure you that any credit rating assigned to our company or any of our operating subsidiaries or their debt securities or the partnership will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such ratings may have an adverse effect on our financial position and ability to raise capital.

Our company is not, and does not intend to become, regulated as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) (and similar legislation in other jurisdictions) and, if our company were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for our company to operate as contemplated.

The Investment Company Act (and similar legislation in other jurisdictions) provides certain protections to investors and imposes certain restrictions on companies that are required to be regulated as investment companies. Among other things, such rules limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. Our company has not been and does not intend to become regulated as an investment company and we intend to conduct our activities so our company will not be deemed to be an investment company under the Investment Company Act (and similar legislation in other jurisdictions). In order to ensure that our company is not deemed to be an investment company, we may be required to materially restrict or limit the scope of our operations or plans. Our company is and will be limited in the types of acquisitions that it may make, and we may need to modify our organizational structure or dispose of assets which our company would not otherwise dispose of. Moreover, if anything were to happen which would cause our company to be deemed an investment company under the Investment Company Act, it would be impractical for our company to operate as contemplated. Agreements and arrangements between and among our company and Brookfield would be impaired, the type and number of acquisitions that our company would be able to make as a principal would be limited and our business, financial condition and results of operations would be materially adversely affected. Accordingly, our company would be required to take extraordinary steps to address the situation, such as the amendment or termination of the Master Services Agreement, the restructuring of our company and our operating subsidiaries, the amendment of our company’s governing documents or the dissolution of our company, any of which could materially adversely affect the value of BEPC exchangeable shares.

Our company’s failure to maintain effective internal controls could have a material adverse effect on our business in the future and the price of BEPC exchangeable shares.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and stock exchange rules promulgated in response to the Sarbanes-

Oxley Act. A number of our current operating subsidiaries are, and potential future acquisitions will be, private companies and their systems of internal controls over financial reporting may be less developed as compared to public company requirements. Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause material weaknesses or significant deficiencies in our internal controls over financial reporting and could result in errors or misstatements in our consolidated financial statements that could be material. If we or our independent registered public accounting firm were to conclude that our company’s internal controls over financial reporting were not effective, investors could lose confidence in our company’s reported financial information and the price of BEPC exchangeable shares could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our company’s business, our company’s ability to access capital markets and investors’ perception of our company. In addition, material weaknesses in our internal controls could require significant expense and management time to remediate.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the BEPC exchangeable shares by the selling shareholders. The estimated net proceeds from this offering to the selling shareholders after deducting the underwriters’ fees will be approximately $                 ($                million if the underwriters exercise in full their option to purchase 2,250,000 additional BEPC exchangeable shares). The estimated expenses of this offering are estimated to be $1.2 million and will be paid by us.

DIVIDEND POLICY

Our board of directors may declare dividends at its discretion. However, the BEPC exchangeable shares have been structured with the intention of providing an economic return equivalent to the BEP units and it is expected that dividends on the BEPC exchangeable shares will continue to be declared at the same time and in the same amount as distributions made on the BEP units to provide holders of the BEPC exchangeable shares with an economic return equivalent to holders of the BEP units. In the event dividends are not declared and paid concurrently with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable share dividend will accrue and accumulate. Pursuant to the equity commitment, BEP has also agreed not to declare or pay any distribution on the BEP units if on such date our company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. Brookfield Renewable’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. Brookfield Renewable’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at approximately 70% of Brookfield Renewable’s FFO.

Future distributions by the partnership will be at the discretion of the board of directors of its general partner, and dividends on the BEPC exchangeable shares also will be made at the discretion of the BEPC board of directors, and while the partnership expects future distributions to be made in accordance with its distribution policy, there can be no assurance that the partnership or our company will make comparable distributions or dividends in the future or at all. See “Risk Factors—We cannot assure you that we will be able to pay dividends equal to the levels currently paid by BEP and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities”. We cannot assure investors that we will be able to pay dividends equal to the levels currently paid by BEP and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities.

Brookfield Renewable targets a 5% to 9% annual distribution growth rate in light of growth it foresees in its operations. As a result of the special distribution, BEP’s regular quarterly distribution per BEP unit was reduced to $0.434 such that the aggregate distribution received by a holder of BEP units and BEPC exchangeable shares, when taken together, remained approximately the same as it would have been had the special distribution never been made. The distribution and dividend rates for our company and the partnership have been further adjusted to reflect the three-for-two unit/share split of BEP units and BEPC exchangeable shares completed on December 11, 2020, and the board of directors of our company and of the general partner of BEP approved a further 5% increase in their annual distributions and dividends to $1.215 per BEP unit and $1.215 per BEPC exchangeable share, or $0.30375 per BEP unit and $0.30375 per BEPC exchangeable share quarterly, respectively, starting with the distribution to be paid in March 31, 2021 to holders of record as at the close of business on February 26, 2021. This increase reflects the forecasted contribution from our group’s recently commissioned capital projects, as well as the expected cash yield on recent acquisitions.

The following table presents BEPC’s distribution history for the dates indicated (which amounts have not been adjusted for the three-for-two unit/share split of BEP units and BEPC exchangeable shares completed on December 11, 2020):

Record Date	Distribution Date	Amount
November 30, 2020	December 31, 2020	$0.434
August 31, 2020	September 30, 2020	$0.434

SELLING SHAREHOLDERS

The information set forth below regarding the beneficial ownership of the BEPC exchangeable shares by each of the selling shareholders, as of immediately prior to the closing of this offering, is based on 172,181,508 BEPC exchangeable shares issued and outstanding as of February 5, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. BEPC exchangeable shares relating to securities currently exercisable or exercisable within sixty (60) days of February 5, 2021 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

	BEPC Exchangeable Shares Beneficially Owned Prior to the Offering			BEPC Exchangeable Shares Beneficially Owned After the Offering (Assuming No Exercise of the Over-Allotment Option)			BEPC Exchangeable Shares Beneficially Owned After the Offering (Assuming Exercise of the Over- Allotment Option in Full)
Name of Selling Shareholder	Shares	Percentage	Shares Sold in this Offering	Shares	Percentage	Shares Sold in Over- Allotment Option	Shares	Percentage
Brookfield Investments Corporation(1)(2)	32,911,500	19.1%	3,950,000	28,961,500	16.8%	2,250,000	26,711,500	15.5%
BPY Holdings Inc.(1)(2)	4,100,000	2.4%	4,100,000	0	0%	0	0	0%
BPY Canada Investor Inc.(1)(2)	4,800,000	2.8%	4,800,000	0	0%	0	0	0%
Brookfield International Limited(1)(2)	450,000	0.3%	450,000	0	0%	0	0	0%
Brookfield Holdings (Alberta) Limited(1)(2)	600,000	0.3%	600,000	0	0%	0	0	0%
Brookfield Financial Real Estate Holdings Inc.(1)(2)	1,100,000	0.6%	1,100,000	0	0%	0	0	0%

(1)

BAM indirectly owns all of the voting securities of the selling shareholders. See “Security Ownership.” For information about certain relationships and transactions between our company, the partnership and Brookfield, please read “Relationship with Brookfield” in this prospectus and “Item 7. Major Shareholders and Related Party Transactions” in BEP’s Annual Report. See also “Description of BEPC Share Capital” in this prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to our BEPC exchangeable shares.

(2)

The business address of Brookfield Financial Real Estate Holdings Inc., Brookfield International Limited, Brookfield Investments Corporation, BPY Holdings Inc. and BPY Canada Investor Inc. is 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3. The business address of Brookfield Holdings (Alberta) Limited is 4906 Richard Road SW, Calgary, Alberta T3E 6L1, Canada.

Further, in accordance with the Rights Agreement, in the event that, on the applicable specified exchange date with respect to any subject BEPC exchangeable shares sold in this offering pursuant to this prospectus, (i) BEPC has not satisfied its obligations under the BEPC articles by delivering the BEP unit amount or its cash equivalent amount and (ii) BEP has not, upon its election in its sole and absolute discretion, acquired such subject BEPC exchangeable share from the holder thereof and delivered the BEP unit amount or the cash equivalent amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to BEPC’s articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or its cash equivalent. If BAM satisfies the exchange obligation, it will acquire such BEPC exchangeable shares.

BEPC AND BEP CAPITALIZATION

BEPC Capitalization

The capitalization of BEPC set forth below is based on our preliminary financial results as of December 31, 2020. See “Summary—Unaudited Preliminary Financial Results of BEPC for the Quarter and Full Year Ended December 31, 2020”. The preliminary financial results below have been prepared by, and are the responsibility of, our management. Neither our independent auditors nor any other independent accountants have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information as of December 31, 2020 contained herein, nor have such persons expressed any opinion or any other form of assurance on such information or its achievability, and, as such, such persons assume no responsibility for, and disclaim any association with, such information. The financial information presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process.

The BEPC exchangeable shares are exchangeable at the option of the holder. Accordingly, the BEPC exchangeable shares have been presented as a financial liability and therefore excluded from the total equity in net assets in the capitalization.

(MILLIONS)	As at December 31, 2020
Liabilities
BEPC exchangeable and class B shares	$7,430
Non-recourse borrowings	12,822

20,252
Deferred tax liabilities, net of deferred tax assets	4,160
Non-controlling interests:
Participating non-controlling interest—in operating subsidiaries	10,290
Participating non-controlling interest—in a holding subsidiary held by the partnership	258
The partnership(1)	1,177

Total capitalization	$36,137

(1)	Common equity is attributable to the partnership as a result of the partnership holding all of the class C shares issued by our company.

BEP Capitalization

The capitalization of BEP set forth below is based on the preliminary financial results of BEP as of December 31, 2020. See “Summary—Unaudited Preliminary Financial Results of BEP for the Quarter and Full Year Ended December 31, 2020”. The preliminary financial results below have been prepared by, and are the responsibility of, BEP management. Neither BEP’s independent auditors nor any other independent accountants have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information as of December 31, 2020 contained herein, nor have such persons expressed any opinion or any other form of assurance on such information or its achievability, and, as such, such persons assume no responsibility for, and disclaim any association with, such information. The financial information presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process.

($ Millions)	As at December 31, 2020
Corporate Borrowings
Credit facilities	$—
Commercial paper(1)	3
Medium-term notes(1)	2,132
Non-recourse borrowings(2)	15,947

Total	18,082
Deferred income tax liabilities, net of deferred income tax assets	5,310
Equity
Non-controlling interests attributable to:
Preferred equity	609
Participating non-controlling interests—in operating subsidiaries	11,100
General partnership interests in a holding subsidiary held by Brookfield	56
Participating non-controlling interests—in BEPC	2,408
Redeemable/Exchangeable partnership units	2,721

Total non-controlling interests	16,894
Preferred limited partners’ equity	1,028
Limited partners’ equity	3,845

Total equity	21,767

Total capitalization	$45,159

(1)	These amounts are guaranteed by the partnership and/or its subsidiaries and affiliates but are unsecured.
(2)	Asset-specific, non-recourse borrowings secured against the assets of certain partnership subsidiaries.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF BEPC

These Unaudited Pro Forma Financial Statements of BEPC have been prepared to illustrate the effects of the following transactions (collectively, the “BEPC Transactions”):

•

The issuance of 77,842,712 BEPC exchangeable shares, 110 BEPC class B shares and 126,400,000 BEPC class C shares in connection with the transfer of the United States, Colombian and Brazilian operations (the “Business”) of BEP to BEPC; and

•

BEPC’s acquisition of 77,764,286 shares of Class A common stock, par value $0.01, of TERP (“TERP shares”) not already owned by BEP and its affiliates (the “public TERP shares”), representing a 34% interest in TERP, in exchange for 37,035,241 BEPC exchangeable shares to such holders of public TERP shares (the “TerraForm Power acquisition”).

BEP directly and indirectly controlled the Business prior to the BEPC Transactions and continues to control the Business subsequent to the BEPC Transactions through its interests in BEPC. Accordingly, to reflect this continuity of interests, the consolidated financial statements of BEPC reflect BEP’s carrying values prior to the special distribution and provide comparative information of the Business for the periods prior to the BEPC Transactions, as previously reported by BEP. As a result, there is no adjustment that needs to be included in these Unaudited Pro Forma Financial Statements of BEPC to illustrate the effect of the transfer of the Business.

Simultaneous to the completion of the TerraForm Power acquisition, BEPC entered into voting agreements with certain indirect subsidiaries of BAM and BEP to transfer the power to vote their respective shares held in TERP (or its successor entity) to BEPC. As a result, BEPC indirectly controls and consolidates TERP upon completion of the TERP acquisition. BEPC has accounted for this transfer of power as a transaction between entities under common control because BAM is the ultimate parent of TERP and BEPC before and after the transaction is completed. BEPC accounts for transactions involving entities under common control in a manner similar to a pooling of interest, which requires the presentation of pre-voting agreement financial information as if the transactions had always been in place. As a result, the only adjustment that needs to be included in these Unaudited Pro Forma Financial statements to illustrate the effect of the TerraForm Power acquisition is to the attribution of income.

Prior to the completion of the special distribution, BEPC entered into two subordinated credit facilities with BEP, one as borrower and one as lender, each providing for a ten-year $1.75 billion revolving credit facility to permit the movement of cash within our group. No amounts were drawn under these credit facilities as of the date of the special distribution. In addition, BEP provided to BEPC an equity commitment in the amount of $1 billion which may be called upon by BEPC in exchange for the issuance of BEPC class C shares to BEP. The rationale for these subordinated credit facilities and for the equity commitment is to provide BEPC with access to debt financing and equity capital on an as-needed basis and to maximize BEPC’s flexibility.

These Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the BEPC Transactions had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. Additionally, these Unaudited Pro Forma Financial Statements do not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect of the BEPC Transactions. Actual results may differ materially from the assumptions within the accompanying Unaudited Pro Forma Financial Statements. During 2020, financial markets have been negatively impacted by the novel Coronavirus or COVID-19, which has resulted in economic uncertainty. BEPC is not able to predict or forecast the extent or duration of the economic uncertainty, and consequently, it is difficult to reliably measure the potential impact of this uncertainty on future financial results.

The information in the Unaudited Pro Forma Condensed Combined Statements of Income and Loss for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give effect to the BEPC

Transactions as if they had occurred on January 1, 2019. All financial data in these Unaudited Pro Forma Financial Statements is presented in U.S. dollars and has been prepared using accounting policies that are consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Historical financial information has been adjusted in these Unaudited Pro Forma Financial Statements to give effect to pro forma adjustments that are (1) directly attributable to the TerraForm Power acquisition, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operating Results, expected to have a continuing impact on the combined results of BEPC. The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to these Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented in these Unaudited Pro Forma Financial Statements.

These Unaudited Pro Forma Financial Statements and the notes thereto should be read together with (i) the audited consolidated financial statements of Brookfield Renewable Corporation as at December 31, 2019 and 2018 and for each of the years in the three years ended December 31, 2019 included in this prospectus, and (ii) the unaudited interim consolidated financial statements of Brookfield Renewable Corporation as at September 30, 2020 and December 31, 2019 and for the three and nine months ended September 30, 2020 and 2019 included in this prospectus

Unaudited Pro Forma Condensed Combined Statement of Income and Loss

(MILLIONS) Nine months ended September 30, 2020	Brookfield Renewable Corporation	TerraForm Power acquisition	BEPC Transactions Pro Forma
		(2)
Revenues	$2,341	$—	$2,341
Other income	29	—	29
Direct operating costs	(781)	—	(781)
Management service costs	(106)	—	(106)
Interest expense	(587)	—	(587)
Share of earnings from equity-accounted investments	(3)	—	(3)
Foreign exchange and financial instrument gain	11	—	11
Depreciation	(806)	—	(806)
Other	(64)	—	(64)
Remeasurement of exchangeable and class B shares(3)	(1,163)	—	(1,163)
Income tax expense
Current	(26)	—	(26)
Deferred	(32)	—	(32)

	(58)	—	(58)

Net loss	$(1,187)	$—	$(1,187)

Net income (loss) attributable to:
Non-controlling interests
Participating non-controlling interests—in operating subsidiaries	$31	$28	$59
Participating non-controlling interests—in a holding subsidiary held by the partnership	4		4
The partnership	(1,222)	(28)	(1,250)

	$(1,187)	$—	$(1,187)

Unaudited Pro Forma Condensed Combined Statement of Income and Loss

(MILLIONS) Year ended December 31, 2019	Brookfield Renewable Corporation	TerraForm Power acquisition	BEPC Transactions Pro Forma
		(2)
Revenues	$3,226	$—	$3,226
Other income	79	—	79
Direct operating costs	(1,053)	—	(1,053)
Management service costs	(109)	—	(109)
Interest expense	(701)	—	(701)
Share of earnings from equity-accounted investments	12	—	12
Foreign exchange and financial instrument gain	5	—	5
Depreciation	(983)	—	(983)
Other	(197)	—	(197)
Income tax expense
Current	(64)	—	(64)
Deferred	(3)	—	(3)

	(67)	—	(67)

Net income	$212	$—	$212
Net income (loss) attributable to:
Non-controlling interests
Participating non-controlling interests—in operating subsidiaries	$36	$71	$107
Participating non-controlling interests—in a holding subsidiary held by the partnership	11	—	11
The partnership	165	(71)	94

	$212	$—	$212

NOTES TO THE UNAUDITED

PRO FORMA FINANCIAL STATEMENTS OF BEPC

(1). BASIS OF PRESENTATION

The information in the Unaudited Pro Forma Financial Statements are based on BEPC’s historical consolidated financial statements. The information in the Unaudited Pro Forma Condensed Combined Statement of Income and Loss for the nine months ended September 30, 2020 and the year ended December 31, 2019 illustrate the effect of the BEPC Transactions as if they had been consummated on January 1, 2019.

(2). TERRAFORM POWER ACQUISITION

BEPC acquired 77,764,286 TERP shares not already owned by BEP and its affiliates, representing a 34% interest in TERP, in exchange for the issuance of 37,035,241 BEPC exchangeable shares to such holders of public TERP shares.

(3). REMEASUREMENT OF EXCHANGEABLE AND CLASS B SHARES

BEPC exchangeable shares are exchangeable at the option of the holder at any time at a price equal to the market price of a BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP). BEPC has the option to satisfy the exchange either by delivering a BEP unit or the cash equivalent. BEPC class B shares and BEPC class C shares are redeemable for cash in an amount equal to the market price of a BEP unit. Due to the exchange feature of the BEPC exchangeable shares and the redemption feature of the BEPC class B shares, the BEPC exchangeable shares and BEPC class B shares are classified as financial liabilities in the consolidated financial statements of BEPC. BEPC class C shares, as the most subordinated class of all common shares, are classified as equity instruments.

Valuation of the liabilities associated with the BEPC exchangeable shares and BEPC class B shares is based on the market value of BEP units for which they are exchangeable into, with remeasurement gains or losses recognized in BEPC’s statements of income and loss. The valuation of the liability in the BEPC statement of financial position as at September 30, 2020 is based on the closing price of a BEP unit ($52.55) as at September 30, 2020 and 114,792,896 BEPC exchangeable shares and BEPC Class B shares issued and outstanding in aggregate. The impact of the remeasurement gains or losses as if the BEPC Transactions were completed at the beginning of the period have not been reflected in these Unaudited Pro Forma Financial Statements. An increase or a decrease in the per share fair market value of the BEPC exchangeable shares and BEPC class B shares by 10% is expected to decrease or increase, respectively, net income by approximately $603 million for the nine months ended September 30, 2020, on a pre-tax basis.

(4). EARNINGS PER SHARE

Earnings per share have not been presented as all the classes of BEPC’s share capital do not represent “ordinary shares” under IAS 33 Earnings per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BEPC

The following Management’s Discussion and Analysis (“MD&A”) for the three and nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017 is the responsibility of management of BEPC. This MD&A should be read in conjunction with our interim financial statements for the three and nine months ended September 30, 2020 and 2019 and the audited financial statements for the years ended December 31, 2019, 2018 and 2017 included elsewhere in this prospectus.

In addition to historical information, this MD&A contains forward-looking statements. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. See “Cautionary Statements Regarding Forward-Looking Statements” elsewhere in this prospectus.

BEPC’s consolidated financial statements are prepared in accordance with IFRS as issued by the IASB, which require estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as at the date of the financial statements and the amounts of revenue and expense during the reporting periods.

References to $, C$, €, R$, and COP are to United States (“U.S.”) dollars, Canadian dollars, euros, Brazilian reais and Colombian pesos, respectively. Unless otherwise indicated, all dollar amounts are expressed in U.S. dollars.

For a description on our operational and segmented information and for the non-IFRS financial measures we use to explain our financial results see “Part 7 – Presentation to Stakeholders and Performance Measurement” below. For a reconciliation of the non-IFRS financial measures to the most comparable IFRS financial measures, see “Part 4 – Financial Performance Review on Proportionate Information – Reconciliation of non-IFRS measures” below.

PART 1 – Overview

BUSINESS OVERVIEW

BEPC is a Canadian corporation incorporated on September 9, 2019 under the laws of British Columbia. Our company was established by the partnership to be an alternative investment vehicle for investors who prefer owning securities through a corporate structure. While our operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions the partnership operates in as a result of the exchange feature attaching to BEPC exchangeable shares, whereby BEPC will have the option to meet an exchange request by delivering cash or BEP units.

The BEPC exchangeable shares are structured with the intention of being economically equivalent to the BEP units. We believe economic equivalence is achieved through identical dividends and distributions on the BEPC exchangeable shares and the BEP units and each BEPC exchangeable share being exchangeable at the option of the holder for one BEP unit at any time. Given the economic equivalence, we expect that the market price of the BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our company and our group as a whole.

Brookfield Renewable targets a total return of 12% to 15% per annum on the Renewable assets that it owns, measured over the long term. Our group intends to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. The partnership determines its distributions based primarily on an assessment of its operating performance. Our group uses FFO to assess operating performance and can be used on a per share basis as a proxy for future distribution growth over the long-term. For further details, see “Part 7 – Presentation to Stakeholders and Performance Measurement” of this MD&A.

CONTINUITY OF INTEREST

On July 30, 2020, the partnership completed the special distribution. See “—Formation of BEPC” below for more details on the special distribution. Prior to completing the special distribution, our company acquired the United States, Colombian and Brazilian operations of the partnership from certain of the partnership’s subsidiaries (excluding a 10% interest in certain Brazilian and Colombian operations, which continue to be held by the partnership). The partnership directly and indirectly controlled its United States, Colombian and Brazilian operations prior to the special distribution and will continue to control the such operations subsequent to the special distribution through its interests in our company. Accordingly, BEPC and its financial position and results of operations have been reflected using the partnership’s carrying values prior to the special distribution.

To reflect this continuity of interests, these audited and interim consolidated financial statements provide comparative information of our company for the annual periods prior to the special distribution, as previously reported by the partnership. The economic and accounting impact of contractual relationships created or modified in conjunction with the special distribution (see Note 1(b) – Special distribution to our audited annual financial statements included elsewhere in this prospectus) have been reflected prospectively from the date of the special distribution as such items were in fact not created or modified prior thereto. Accordingly, the financial information for the periods prior to July 30, 2020 are presented based on the historical financial information for our company as previously reported by the partnership. For the period after completion of the special distribution, the results are based on the actual results of our company, including the adjustments associated with the special distribution and the execution of several new and amended agreements. As the partnership holds all of the class C shares of our company, which is the only class of shares presented as equity, net income and equity attributable to common equity have been allocated to the partnership prior to and after the special distribution.

On July 31, 2020, Brookfield Renewable completed the acquisition of TerraForm Power pursuant to which Brookfield Renewable acquired all of the common stock of TerraForm Power not owned by Brookfield Renewable or its affiliates (“public TerraForm Power shares”), representing a 38% interest in TerraForm Power (the “TerraForm Power acquisition”). Pursuant to the TerraForm Power acquisition, each holder of public TerraForm Power shares received 0.47625 of an BEPC exchangeable share or of a BEP unit for each public TerraForm Power share held by such holder. The TerraForm Power acquisition was completed in exchange for 37,035,241 BEPC exchangeable shares and 4,034,469 BEP units.

Simultaneously with the completion of the TerraForm Power acquisition, our company entered into voting agreements with the partnership and certain indirect subsidiaries of Brookfield to transfer the power to vote their respective shares held in TerraForm Power to our company. As a result, our company controls and consolidates TerraForm Power. The transfer of control of TerraForm Power to our company is considered to be a transaction between entities under common control and was valued based on Brookfield’s carrying value in TerraForm Power. The results of TerraForm Power that was not owned by our company has been presented as non-controlling interests to our company retrospectively to October 17, 2017, corresponding to all historical periods that TerraForm Power was under common control.

BASIS OF PRESENTATION

The audited consolidated financial statements and interim consolidated financial statements included in this prospectus have been prepared on the basis of historical cost, except for the revaluation of property, plant and equipment and certain assets and liabilities which have been measured at fair value. Cost is recorded based on the fair value of the consideration given in exchange for assets.

The financial statements include a consolidation of the assets, liabilities, revenues, expenses, and cash flows of the Business controlled by the partnership that was contributed to our company effective July 30, 2020. Effective July 30, 2020, the assets and liabilities were transferred to our company at their carrying values. All intercompany balances, transactions, revenues and expenses within our company have been eliminated.

Additionally, certain corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to our company. Management believes the assumptions underlying the historical financial information, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by our company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, the historical financial information may not necessarily reflect our company’s financial position, operations and cash flow for future periods, nor do they reflect the financial position, results of operations and cash flow that would have been realized had our company been a stand-alone entity during the periods presented.

Subsequent to the special distribution, our company no longer allocates general corporate expenses of the partnership as the functions to which they relate are now provided through the Master Services Agreement. The base management fee related to the services received under the Master Services Agreement has been recorded as part of management service costs in the interim consolidated financial statements.

For the periods prior to July 31, 2020, the financial statements include the assets, liabilities, revenues, expenses, and cash flows of the TerraForm Power business controlled by Brookfield that were acquired by our company on July 31, 2020 through the TerraForm Power acquisition which is considered to be a transaction between entities under common control. The combined results of TerraForm Power are presented during the periods prior to July 31, 2020 with the interest acquired through the TerraForm Power acquisition presented as non-controlling interests to our company. All intercompany balances, transactions, revenues and expenses within our company have been eliminated.

PART 2 – FINANCIAL PERFORMANCE REVIEW ON CONSOLIDATED INFORMATION

Key Financial Data

The following table reflects key financial data for the three and nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017:

	Three months ended September 30		Nine months ended September 30		Years ended December 31
	2020	2019	2020	2019	2019	2018	2017

(MILLIONS, EXCEPT AS NOTED)		As adjusted(1)		As adjusted(1)	As adjusted(1)	As adjusted(1)	As adjusted(1)
Revenues	$724	$736	$2,341	$2,445	$3,226	$2,979	$2,182
Direct operating costs	(238)	(259)	(781)	(785)	(1,053)	(1,053)	(877)
Management service costs	(41)	(28)	(106)	(72)	(109)	(71)	(63)
Interest expense	(230)	(164)	(587)	(516)	(701)	(670)	(490)
Depreciation	(293)	(247)	(806)	(710)	(983)	(862)	(625)
Remeasurement of BEPC exchangeable and class B shares	(1,163)	—	(1,163)	—	—	—	—
Income tax (expense) recovery	5	(3)	(58)	(81)	(67)	312	(96)
Net income attributable to the partnership	(1,295)	3	(1,222)	128	165	72	(6)

	Average FX rates to USD
C$	1.33	1.32	1.35	1.33
	€0.86	0.90	0.89	0.89	0.89	0.85	0.89
R$	5.38	3.97	5.08	3.89	3.95	3.65	3.19
COP	3,730	3,339	3,703	3,239	3,280	2,956	2,951

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

Variance Analysis for the Three Months Ended September 30, 2020

Revenues totaling $724 million for the three months ended September 30, 2020 represents a decrease of $12 million over the prior year period. On a same store and constant currency basis, revenues decreased $26 million, primarily due to below average hydrology conditions in the United States compared to prior year, partially offset by higher realized pricing which benefited from inflation indexation of our contracts, re-contracting initiatives and generation mix. Recently acquired facilities including 420 MW of solar capacity in the United States and Spain contributed $52 million to revenues in the period.

The strengthening of the U.S. dollar relative to the prior period, primarily against the Brazilian reais and Colombian peso, reduced revenues by approximately $38 million in the quarter, which was partially offset by a $33 million favorable foreign exchange impact on our operating, interest and depreciation expense for the quarter.

Direct operating costs totaling $238 million for the three months ended September 30, 2020 represents a decrease of $21 million over the prior year due to cost-saving initiatives across our business and the impact of foreign exchange movements noted above, partially offset by additional costs from growth from our recently acquired facilities.

Management service costs totaling $41 million for the three months ended September 30, 2020 represents an increase of $13 million over the prior year period due to the growth of our business.

Interest expense totaling $230 million for the three months ended September 30, 2020 represents an increase of $66 million over the prior year period due to the accrual of dividends on BEPC exchangeable shares issued in July 2020 that are classified as liabilities under IFRS standards.

Remeasurement of BEPC exchangeable shares were $1,163 million due to the appreciation of the BEP unit price during the period after the BEPC exchangeable shares were issued.

Depreciation expense totaling $293 million for the three months ended September 30, 2020 represents an increase of $46 million over the prior year period due to the growth of our business, partially offset by the foreign exchange movements noted above.

Net loss attributable to the partnership totaled $1,295 million for the three months ended September 30, 2020 compared to net income attributable to the partnership of $3 million in the prior year period as the positive impacts noted above were more than offset predominantly by revaluation losses recognized on our company’s BEPC exchangeable shares that are classified as liabilities under IFRS standards.

Variance Analysis for the Nine Months Ended September 30, 2020

Revenues totaling $2,341 million for the nine months ended September 30, 2020 represents a decrease of $104 million over the prior year period. On a same store, constant currency basis, revenues decreased by $112 million in the period due to below average hydrology conditions in Colombia and the United States, partially offset by higher average pricing which benefited from inflation indexation of our contracts, re-contracting initiatives and favorable generation mix. The benefit from growth in our portfolio through our recently acquired facilities contributed $133 million to revenues in the period.

The strengthening of the U.S. dollar relative to the prior period, primarily against the Brazilian reais and Colombian peso, reduced revenues by approximately $125 million for the period, which was partially offset by a $105 million favorable foreign exchange impact on our operating, interest and depreciation expense for the period.

Direct operating costs totaling $781 million for the nine months ended September 30, 2020 represents a decrease of $4 million over the prior year period due to cost-saving initiatives across our business and the impact of foreign exchange movements noted above being partly offset by additional costs due to growth from our recently acquired facilities.

Management service costs totaling $106 million for the nine months ended September 30, 2020 represents an increase of $34 million over the prior year period due to the growth of our business.

Interest expense totaling $587 million for the nine months ended September 30, 2020 represents an increase of $71 million over the prior year period primarily due to the accrual of dividends on our BEPC exchangeable shares issued in July 2020 that are classified as liabilities under IFRS standards.

Remeasurement of BEPC exchangeable shares were $1,163 million for the nine months ended September 30, 2020 due to the appreciation of the BEP unit price during the period after the BEPC exchangeable shares were issued.

Depreciation expense totaling $806 million represents for the nine months ended September 30, 2020 an increase of $96 million over the prior year period due to the growth of our business, partially offset by the foreign exchange movements noted above.

Net loss attributable to the partnership totaled $1,222 million for the nine months ended September 30, 2020 compared to net income attributable to the partnership of $128 million in the prior year period as the positive impacts noted above were more than offset predominantly by revaluation losses recognized on our company’s BEPC exchangeable shares that are classified as liabilities under IFRS standards.

Variance Analysis for the Years Ended December 31, 2019 and 2018

Revenues of our company totaling $3,226 million for the year ended December 31, 2019 represented an increase of $247 million over the prior year. On a same store and constant currency basis, revenues increased $142 million, primarily due to the benefit from higher average realized prices attributable to the inflation indexation of our contracts, commercial contracting initiatives and higher market prices on uncontracted volumes, which together contributed $116 million to revenues. Higher generation contributed a $26 million increase to revenues relative to the prior year due to above average hydrology conditions, primarily in the United States. Recently acquired and commissioned facilities contributed an additional $233 million to revenues.

The strengthening of the United States dollar relative to the prior year reduced revenues by $128 million, which was partially offset by a favorable foreign exchange impact on operating, interest and depreciation expenses for the year.

Direct operating costs totaling $1,053 million in 2019 was consistent with the prior year, driven by cost-savings realized across our businesses and the favorable impact of foreign exchange noted above, which were mostly offset due to the growth of our company.

Management service costs totaling $109 million in 2019 represents an increase of $38 million over the prior year due to the growth of our company.

Interest expense totaling $701 million in 2019 represents an increase of $31 million over the prior year as the benefit of recent refinancing activities that reduced the average cost of borrowing of our business and the benefit of foreign exchange movements noted above were more than offset due to the growth of our company.

Income tax expense was $67 million in 2019 compared to an income tax recovery of $312 million in the prior year as the prior year benefited from a significant deferred tax recovery in our Colombian business as a result of tax legislation that was passed at the end of 2018 and a deferred tax recovery relating to the recognition of tax loss carryforwards in the United States.

Net income attributable to the partnership of $165 million in 2019 represents an increase of $93 million compared to the prior year due to the above noted items.

Variance Analysis for the Years Ended December 31, 2018 and 2017

Revenues of our company totaling $2,979 million for the year ended December 31, 2018 represents an increase of $797 million over the prior year. The contributions from the growth in our portfolio, both through our recent acquisitions and through development projects, contributed $687 million to revenues. On a same store and constant currency basis, revenues increased $162 million primarily due to the benefit of higher average realized prices attributable to the inflation indexation of our contracts, commercial contracting initiatives and higher market prices on uncontracted volumes, which together contributed $141 million to revenues. Higher generation contributed a $21 million increase to revenues relative to the prior year due to above average hydrology conditions, primarily in the United States.

The strengthening of the United States dollar relative to the prior year reduced revenues by $52 million, which was partially offset by a favorable foreign exchange impact on operating, interest and depreciation expenses for the year.

Direct operating costs totaling $1,053 million in 2018 represents an increase of $176 million over the prior year as the benefit of our cost-savings realized across our business and the favorable foreign exchange impact noted above were more than offset due to the growth of our company.

Interest expense totaling $670 million in 2018 represents an increase of $180 million over the prior year as the benefit of recent refinancing activities that reduced the average cost of borrowing of our company and the benefit of foreign exchange movements noted above were more than offset due to the growth of our company.

The income tax recovery was $312 million in 2018 compared to an income tax expense of $96 million in 2017 as the current year benefited from a significant deferred tax recovery in Colombia as a result of tax legislation that was passed at the end of 2018 and a deferred tax recovery relating to the recognition of operating loss carryforwards in the United States.

Net income attributable to the partnership of $72 million in 2018 represents an increase of $78 million compared to the prior year due to the above noted items.

PART 3 – ADDITIONAL CONSOLIDATED FINANCIAL INFORMATION

SUMMARY OF CONSOLIDATED FINANCIAL POSITION

The following table provides a summary of the key line items of the consolidated statements of financial position of our company as at September 30, 2020 and as at December 31, 2019 and 2018:

	September 30, 2020	December 31, 2019	December 31, 2018
(MILLIONS)	As adjusted(1)	As adjusted(1)	As adjusted(1)
Current assets	$1,554	$1,363	$1,390
Property, plant and equipment	31,170	32,647	30,421
Total assets	34,343	35,757	33,632
Non-recourse borrowings	12,566	11,958	11,372
Deferred income tax liabilities	3,287	3,590	3,210
Total equity in net assets		17,874	17,224
Total liabilities and equity in net assets	34,343	35,757	33,632

			FX rates to USD
C$	1.33	1.30
	€0.85	0.89	0.87
R$	5.64	4.03	3.87
COP	3,879	3,277	3,250

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

The statements of financial position reflect the stable nature of our company.

Property, Plant and Equipment

Property, plant and equipment totaled $31.2 billion as at September 30, 2020 compared to $32.6 billion as at December 31, 2019. The $1.4 billion decrease was primarily attributable to the impact of foreign exchange due to the strengthening of the U.S. dollar relative to the prior period, primarily against the Brazilian reais and Colombia peso, which decreased property, plant and equipment by $1.8 billion and depreciation expense associated with property, plant and equipment of $806 million. The decrease was partially offset by the acquisition of 278 MW of solar development projects in Brazil and 100 MW of operating solar assets in Spain during the year and our continued investments in the development of power generating assets and our sustaining capital expenditures, which increased property, plant and equipment by $1.0 billion in aggregate. During the second quarter of 2020, we exercised our option to buy out the lease on our 192 MW hydroelectric facility in Louisiana and recognized a $247 million increase to the value of our corresponding property, plant and equipment.

Property, plant and equipment totaled $32.6 billion as at December 31, 2019 compared to $30.4 billion as at December 31, 2018. The increase of $2.2 billion in property, plant and equipment was primarily attributable to a $1.9 billion annual revaluation which recognized the benefit of lower discount rates and the continued successful implementation of cost savings and revenue enhancing initiatives. The acquisition of a 320 MW distributed generation portfolio in the United States increased property, plant and equipment by $753 million. Capitalized additions relating to the sustaining capital expenditures of the hydroelectric businesses and the ongoing construction of development projects increased property, plant and equipment of our company by $431 million. Upon adoption of IFRS 16 on January 1, 2019, our company recognized $344 million of capitalized lease arrangements. These increases were partially offset by depreciation expense associated with property, plant and equipment of $983 million and the devaluation of the Brazilian real and the Colombian peso against the United States dollar, which resulted in a decrease to property, plant and equipment of $174 million.

RELATED PARTY TRANSACTIONS

Our company’s related party transactions are in the normal course of business, and are recorded at the exchange amount. Our company’s related party transactions are primarily with the partnership and Brookfield.

Since inception, the partnership has had a Master Services Agreement with Brookfield. The Master Services Agreement was amended in connection with the completion of the special distribution to include, among other things, our company as a service recipient.

Our company sells electricity to Brookfield through long-term power purchase agreements, or provides fixed price guarantees to provide contracted cash flow and reduce our company’s exposure to electricity prices in deregulated power markets.

In 2011, on formation of Brookfield, Brookfield transferred certain development projects to our company for no upfront consideration but is entitled to receive variable consideration on commercial operation or sale of these projects. These projects were transferred to our company as part of the special distribution.

Our company has entered into voting agreements with Brookfield and the partnership, whereby our company gained control of the entities that own certain renewable power generating facilities in the United States and Brazil, as well as TerraForm Power. Our company has also entered into a voting agreement with its consortium partners in respect of the Colombian business. The voting agreements provide our company the authority to direct the election of the Boards of Directors of the relevant entities, among other things, and therefore provide our company with control. Accordingly, our company consolidates the accounts of these entities.

Our company participates with institutional investors in Brookfield Americas Infrastructure Fund, Brookfield Infrastructure Fund II, Brookfield Infrastructure Fund III, Brookfield Infrastructure Fund IV and Brookfield Infrastructure Debt Fund (“Private Funds”), each of which is a Brookfield sponsored fund, and in connection therewith, our company, together with our institutional investors, has access to short-term financing using the Private Funds’ credit facilities.

In addition, our company has executed other agreements with Brookfield and the partnership that are described in “Note 26 – Related party transactions” in our audited consolidated financial statements and in “Note 17 – Related party transactions” in our unaudited interim consolidated financial statements included in this prospectus.

The following table reflects the related party agreements and transactions in the unaudited interim consolidated statements of income and loss for the three and nine months ended September 30, 2020 and 2019 and consolidated statements of income for the years ended December 31, 2019, 2018 and 2017:

	Three months ended September 30		Nine months ended September 30		Year ended December 31,
(MILLIONS)	2020	2019	2020	2019	2019	2018	2017
Revenues
Power purchase and revenue agreements	$60	$64	$285	$290	$387	$300	$319
Direct operating costs
Energy purchases	$(2)	$(2)	$(7)	$(6)	$(10)	$(11)	$(13)
Energy marketing & other services	(3)	(5)	(7)	(24)	(26)	(39)	(34)
Insurance services(1)	(6)	(5)	(16)	(14)	(18)	(17)	(15)

	$(11)	$(12)	$(30)	$(44)	$(54)	$(67)	$(62)
Interest expense
Borrowings	$(1)	$—	$(2)	$(3)	$(4)	$(9)	$(11)
Management service costs
Management service agreement	$(41)	$(28)	$(106)	$(72)	$(109)	$(71)	$(63)

(1)

Insurance services are paid to a subsidiary of BAM that brokers external insurance providers on behalf of our company. The fees paid to the subsidiary of BAM for the three and nine months ended September 30, 2020 were less than $1 million (2019: less than $1 million) and the fees paid to the subsidiary of BAM for the year ended December 31, 2019 were $1 million (2018: less than $1 million).

The following table reflects the impact of the related party agreements and transactions on the consolidated statements of financial position as at December 31, 2019 and 2018:

(MILLIONS)	Related party	December 31, 2019	December 31, 2018
Current assets
Due from related parties
Amounts due from	Brookfield	$20	$2
	The partnership	156	273
	Equity-accounted investments and other	6	6

		$182	$281
Non-current assets
Due from related parties Amounts due from	Equity-accounted investments and other	$7	$3
Current liabilities
Due to related parties Amounts due to	Brookfield	$19	$12
	The partnership	179	86
	Equity-accounted investments and other	3	9
		$201	$107
Non-current liabilities
Due to related parties
Amounts due to	Equity-accounted investment and other	$2	$—

Current assets

Amounts due from the partnership are non-interest bearing, unsecured and due on demand.

Current liabilities

Amounts due to the partnership are non-interest bearing, unsecured and payable on demand.

Equity

Our company’s equity interests include BEPC exchangeable shares held by the public shareholders and Brookfield and the BEPC class B shares and BEPC class C shares held by the partnership. Dividends on each of our BEPC exchangeable shares are expected to continue to be declared and paid at the same time and in the same amount per share as distributions on each BEP unit. Ownership of class C shares will entitle holders to receive dividends as and when declared by our board.

In conjunction with the special distribution and the Terraform Power acquisition, our company issued approximately 114.8 million BEPC exchangeable shares, 110 BEPC class B shares and 126.4 million BEPC class C shares. BEPC exchangeable shares are exchangeable at the option of the holder at any time at a price equal to the market price of an BEP unit. Our company has the option to satisfy the exchange either by delivering a BEP unit or the cash equivalent of a BEP unit.

Our company intends to settle any exchange requests with BEP units. During the three and nine months ended September 30, 2020, our shareholders exchanged 85,167 BEPC exchangeable shares for an equivalent number of BEP units. BEPC class B shares and BEPC class C shares are redeemable for cash in an amount equal to the market price of a BEP unit. There have been no redemptions of BEPC class B or class C shares to date.

Due to the exchange feature of the BEPC exchangeable shares and the cash redemption feature of the BEPC class B and class C shares, the BEPC exchangeable shares, the BEPC class B shares, and BEPC class C shares are classified as financial liabilities. However, BEPC class C shares, the most subordinated class of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32.

PART 4 – FINANCIAL PERFORMANCE REVIEW ON PROPORTIONATE INFORMATION

SEGMENTED DISCLOSURES

Proportionate and segmented information is prepared on the same basis that the partnership’s chief operating decision maker (“CODM”) manages our company, evaluates financial results, and makes key operating decisions. Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Tables reconciling IFRS data with data presented on a proportionate basis can be found in “Reconciliations of Non-IFRS Measures” below. Segment revenues, other income, direct operating costs, interest expense, depreciation, current and deferred income taxes, and other are items that will differ from results presented in accordance with IFRS as these items (1) include our company’s proportionate share of earnings from equity-accounted investments attributable to each of the above-noted items, and (2) exclude the proportionate share of earnings (loss) of consolidated investments not held by us apportioned to each of the above-noted items. See “Part 7 — Presentation to Stakeholders and Performance Measurement” for more information on segments and an explanation on the calculation and relevance of proportionate information.

PROPORTIONATE RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

The following table reflects the generation and summary financial figures on a proportionate basis for the three months ended September 30, 2020 and 2019:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA(1)		FFO(1)		Net Income (Loss)
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Hydroelectric	2,472	2,781	$174	$208	$89	$132	$52	$89	$3	$25
Wind	477	197	39	20	29	15	18	11	(22)
Solar	218		47		39		30		5
Storage & Other	108	144	12	16	3	6	1	4	(4)	(2)
Corporate	—	—	—	—	—	—	(37)	(20)	(1,277)	(20)

Total	3,275	3,122	$272	$244	$160	$153	$64	$84	$(1,295)	$3

(1)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and FFO are non-IFRS measures. See “—Reconciliation of Non-IFRS Measures” below and “Part 7 – Presentation to Stakeholders and Performance Measurement” of this MD&A.

PROPORTIONATE RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

The following table reflects the generation and summary financial figures on a proportionate basis for the nine months ended September 30, 2020 and 2019:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA(1)		FFO(1)		Net Income
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Hydroelectric	10,379	11,521	$683	$788	$436	$535	$331	$401	$131	$186
Wind	782	508	68	50	47	32	29	19	(31)	(6)
Solar	218		47		39		30		7
Storage & Other	228	307	38	51	14	22	8	14	(9)	(1)
Corporate	—	—	—	—	—	—	(81)	(51)	(1,320)	(51)

Total	11,607	12,336	$836	$899	$536	$589	$317	$383	$(1,222)	$128

(1)	Adjusted EBITDA and FFO are non-IFRS measures. See “—Reconciliation of Non-IFRS Measures” below and “Part 7 – Presentation to Stakeholders and Performance Measurement” of this MD&A.

PROPORTIONATE RESULTS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table reflects the generation and summary financial figures on a proportionate basis for the years ended December 31, 2019 and 2018:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA(1)		FFO(1)		Net Income
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Hydroelectric	14,990	14,575	$1,043	$979	$690	$617	$518	$441	$253	$120
Wind	647	683	60	70	38	49	21	31	(7)	1
Storage & Other	374	519	64	71	30	37	19	25	(3)	4
Corporate	—	—	—	—	—	—	(78)	(53)	(78)	(53)

Total	16,011	15,777	$1,167	$1,120	$758	$703	$480	$444	$165	$72

(1)	Adjusted EBITDA and FFO are non-IFRS measures. See “—Reconciliation of Non-IFRS Measures” below and “Part 7 – Presentation to Stakeholders and Performance Measurement” of this MD&A.

PROPORTIONATE RESULTS FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

The following table reflects the generation and summary financial figures on a proportionate basis for the years ended December 31, 2018 and 2017:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA(1)		FFO(1)		Net Income
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Hydroelectric	14,575	14,457	$979	$976	$617	$601	$441	$403	$120	$30
Wind	683	705	70	72	49	52	31	31	1	33
Storage & Other	519	290	71	53	37	23	25	10	4	(12)
Corporate	—	—	—	—	—	—	(53)	(57)	(53)	(57)

Total	15,777	15,452	$1,120	$1,101	$703	$676	$444	$387	$72	$(6)

(1)	Adjusted EBITDA and FFO are non-IFRS measures. See “—Reconciliation of Non-IFRS Measures” below and “Part 7 – Presentation to Stakeholders and Performance Measurement” of this MD&A.

HYDROELECTRIC OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for hydroelectric operations of our company for the three months ended September 30, 2020 and 2019 and years ended December 31, 2019, 2018 and 2017:

	Three months ended September 30		Year ended December 31
(MILLIONS, EXCEPT AS NOTED)	2020	2019	2019	2018	2017
Generation (GWh) – actual	2,472	2,781	14,990	14,575	14,457
Revenue	$174	$208	$1,043	$979	$976
Other income	4	14	21	12	9
Direct operating costs	(89)	(90)	374	(374)	(384)
Adjusted EBITDA	89	132	690	617	601
Interest expense	(32)	(39)	(150)	(163)	(183)
Current income taxes	(5)	(4)	(22)	(13)	(15)
FFO	$52	$89	$518	$441	$403
Depreciation	(56)	(61)	(241)	(278)	(284)
Deferred taxes and other	7	(3)	(24)	(43)	(89)
Net income	$3	$25	$253	$120	$30

Hydroelectric Operations for the Three Months Ended September 30, 2020 and 2019

FFO at our hydroelectric business were $52 million for the three months ended September 30, 2020 versus $89 million in the prior year period due to a one-time benefit in the prior year of $14 million from a positive ruling reaffirming the historical generation of our facilities and 11% lower generation due to stronger hydrology conditions in the prior year, partially offset by the benefit of our cost saving initiatives and higher realized pricing due to inflation indexation of our contracts and commercial contracting initiatives. The foreign exchange impact due to the weakening of the Brazilian reais and Colombian peso reduced FFO in 2020 by $10 million.

Net income attributable to the partnership decreased by $22 million for the three months ended September 30, 2020 over the prior year period as the above noted decrease in FFO was partially offset by lower non-cash depreciation due to the weakening of the Brazilian reais and Colombian peso.

Hydroelectric Operations for the Years Ended December 31, 2019 and 2018

FFO at our hydroelectric business were $518 million for the year ended December 31, 2019 versus $441 million in the prior year due to higher same store generation (3% above prior year), a positive ruling reaffirming the historical generation of our facilities, and growth of our company’s portfolio through development projects that contributed 63 GWh and $2 million to FFO. In addition, our company benefited from cost-reduction initiatives and higher pricing due to the inflation indexation of our contracts and re-contracting efforts. The increases were partially offset by the weakening of the Brazilian reais and Colombian peso against the United States dollar.

Net income attributable to the partnership in 2019 increased $133 million over the prior year due to the above noted increase in FFO and lower depreciation expense due to the foreign exchange impact noted above.

Hydroelectric Operations for the Years Ended December 31, 2018 and 2017

FFO at our hydroelectric business were $441 million for the year ended December 31, 2018 versus $403 million in the prior year, as the benefit from cost reduction initiatives and higher pricing due to inflation indexation of our contracts and re-contracting efforts in Colombia, were partly offset by lower pricing in the United States due to the impact of generation mix (generation was highest on lower price contracts) and the weakening of the Brazilian reais versus the United States dollar.

Net income attributable to the partnership in 2018 increased by $90 million over the prior year primarily due to the above noted increase to FFO and lower deferred income expense as the prior year was impacted by a one-time expense attributable to the U.S. tax reform passed at the end of 2017.

WIND OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for wind operations of our company for the three months ended September 30, 2020 and 2019 and for the years ended December 31, 2019, 2018 and 2017:

	Three months ended September 30		Year ended December 31
(MILLIONS, EXCEPT AS NOTED)	2020	2019	2019	2018	2017
Generation (GWh) – actual	477	197	647	683	705
Revenue	$39	$20	$60	$70	$72
Other income	—	—	—	1	1
Direct operating costs	(11)	(5)	(22)	(22)	(21)
Adjusted EBITDA	29	15	38	49	52
Interest expense	(10)	(4)	(16)	(17)	(21)
Current income taxes	(1)	—	(1)	(1)	—
FFO	$18	$11	$21	$31	$31
Depreciation	(30)	(10)	(39)	(35)	(31)
Deferred taxes and other	(10)	(1)	11	5	33
Net (loss) income	$(22)	$—	$(7)	$1	$33

Wind Operations for the Three Months Ended September 30, 2020 and 2019

FFO at our wind operations were $18 million for the three months ended September 30, 2020 versus $11 million in the prior year period primarily due to the contribution from our investment in TerraFrom Power ($10 million and 297 GWh). On a same store basis, FFO were lower than prior year as cost reduction initiatives were more than offset by lower resource and lower average revenue per MWh in North America due to generation mix.

Net loss attributable to the partnership decreased by $22 million for the three months ended September 30, 2020 over the prior year period as the above noted increase in FFO was more than offset by higher non-cash depreciation due to our investment in TerraForm Power.

Wind Operations for the Years Ended December 31, 2019 and 2018

FFO at our wind business were $21 million for the year ended December 31, 2019 versus $31 million in the prior year due to lower generation (5% lower than prior year), lower average realized prices due to a commercial initiative that benefited the prior year and the weakening of the Brazilian reais versus the United States dollar.

Net loss attributable to the partnership in 2019 was $7 million versus net income of $1 million in the prior year primarily due to the above noted decrease in FFO.

Wind Operations for the Years Ended December 31, 2018 and 2017

FFO at our wind business were $31 million for the year ended December 31, 2018, consistent with the prior year. The benefit from lower interest expense due to capital structure optimization was fully offset by lower generation as the prior year benefited from above average wind conditions and the weakening of the Brazilian reais versus the United States dollar.

Net income attributable to the partnership in 2018 decreased by $32 million over the prior year due to the impact of a deferred tax recovery as a result of new tax legislation that benefited the prior year.

SOLAR OPERATIONS ON PROPORTIONATE BASIS

The following table presents our proportionate results for solar operations for the three months ended September 30, 2020:

(MILLIONS, EXCEPT AS NOTED)
Generation (GWh) – actual	218
Revenue	$47
Other income	3
Direct operating costs	(11)
Adjusted EBITDA	39
Interest expense	(10)
Current income taxes	(1)
FFO	$30
Depreciation	(11)
Deferred taxes and other	(14)
Net (loss) income	$5

FFO and Net income attributable to the partnership at our solar business were $30 million and $5 million, respectively, for the three months ended September 30, 2020, following our investment in TerraForm Power. The business continues to perform in line with expectations.

STORAGE & OTHER OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for storage and other operations of our company for the three months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017:

	Three months ended September 30,		Year ended December 31,
(MILLIONS, EXCEPT AS NOTED)	2020	2019	2019	2018	2017
Generation (GWh) – actual	108	144	374	519	290
Revenue	$12	$16	$64	$71	$53
Other income	—	—	—	(3)	2
Direct operating costs	(9)	(10)	(34)	(31)	(32)
Adjusted EBITDA	3	6	30	37	23
Interest expense	(2)	(2)	(10)	(12)	—
Current income taxes	—	—	(1)	—	(13)
FFO	$1	$4	$19	$25	$10
Depreciation	(5)	(5)	(21)	(23)	(22)
Deferred taxes and other	—	(1)	(1)	2	—
Net (loss) income	$(4)	$(2)	$(3)	$4	$(12)

Storage & Other Operations for the Three Months Ended September 30, 2020 and 2019

FFO at our storage & other businesses were $1 million for the three months ended September 30, 2020 versus $4 million in the prior year period due to lower realized market prices in the northeast United States and lower generation at our biomass facilities in Brazil.

Net loss to the partnership increased by $2 million for the three months ended September 30, 2020 from the prior year period primarily due to the above noted decrease in FFO.

Storage & Other Operations for the Years Ended December 31, 2019 and 2018

FFO at our storage & other businesses were $19 million for the year ended December 31, 2019 compared to $25 million in the prior year due to lower realized capacity prices in the northeast United States and lower generation at our biomass facilities in Brazil.

Net loss attributable to the partnership in 2019 totaled $3 million compared to net income of $4 million in the prior year due to the above noted decrease in FFO.

Storage & Other Operations for the Years Ended December 31, 2018 and 2017

FFO and Net income attributable to the partnership at our storage & other businesses increased $15 million and $16 million, respectively, for the year ended December 31, 2018 relative to the prior year due to improved performance at the pumped storage facility in New England supported by improved capacity pricing and generation.

CORPORATE

Management service costs totaling $37 million for the three months ended September 30, 2020 increased $17 million from the prior year period due to the growth of our business.

Due to the exchange feature of the BEPC exchangeable shares and the cash redemption feature of the class BEPC B shares, the BEPC exchangeable shares and BEPC class B shares are classified as financial liabilities with remeasurement gains or losses recorded to net income. Remeasurement losses of $1,163 million were recorded in the three months ended September 30, 2020 due to the appreciation of the BEP unit price.

RECONCILIATION OF NON-IFRS MEASURES

The following table reflects Adjusted EBITDA, FFO and provides reconciliation to net income (loss) attributable to the partnership for the three months ended September 30, 2020:

	Attributable to the partnership						Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other	Corporate	Total
Revenue	$174	$39	$47	$12	$—	$272	$(7)	$459	$724
Other income	4	1	3	—	—	8	—	(3)	5
Direct operating costs	(89)	(11)	(11)	(9)	—	(120)	5	(123)	(238)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	—	2	—	2

Adjusted EBITDA	89	29	39	3	—	160	—	333
Management service fees	—	—	—	—	(37)	(37)	—	(4)	(41)
Interest expense	(32)	(10)	(10)	(2)	—	(54)	2	(112)	(164)
Current income taxes	(5)	(1)	1	—	—	(5)	—	(7)	(12)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	—	(2)	—	(2)
Share of FFO attributable to non-controlling interests	—	—	—	—	—	—	—	(210)	(210)

FFO	52	18	30	1	(37)	64	—	—
Depreciation	(56)	(30)	(11)	(5)	—	(102)	3	(194)	(293)
Foreign exchange and financial instrument gain (loss)	(1)	16	(19)	(1)	(10)	(15)	1	31	17
Deferred income tax (expense) recovery	15	2	(1)	—	—	16	—	1	17
Other	(7)	(28)	6	1	(1)	(29)	—	(50)	(79)
Dividends on BEPC exchangeable shares	—	—	—	—	(66)	(66)	—	—	(66)
Remeasurement of exchangeable and class B shares	—	—	—	—	(1,163)	(1,163)	—	—	(1,163)
Share of earnings from equity-accounted investments	—	—	—	—	—	—	(4)	—	(4)
Net income (loss) attributable to non-controlling interests	—	—	—	—	—	—	—	212	212

Net income attributable to the partnership	$3	$(22)	$5	$(4)	$(1,277)	$(1,295)	$—	$—	$(1,295)

(1)

Share of loss from equity-accounted investments of $4 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $2 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net loss attributable to non-controlling interests. Interest expense of $230 million is comprised of amounts found on Interest expense and Dividends on BEPC exchangeable shares.

The following table reflects Adjusted EBITDA, FFO and provides reconciliation to net income (loss) attributable to the partnership for the three months ended September 30, 2019:

	Attributable to the partnership					Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)(2)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$208	$20	$16	$—	$244	$(15)	$507	$736
Other income	14	—	—	—	14	—	18	32
Direct operating costs	(90)	(5)	(10)	—	(105)	6	(160)	(259)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	9	—	9

Adjusted EBITDA	132	15	6	—	153	—	365
Management service fees	—	—	—	(20)	(20)	—	(8)	(28)
Interest expense	(39)	(4)	(2)	—	(45)	2	(121)	(164)
Current income taxes	(4)	—	—	—	(4)	—	(8)	(12)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(2)	—	(2)
Share of FFO attributable to non-controlling interests	—	—	—	—	—	—	(228)	(228)

FFO	89	11	4	(20)	84	—	—
Depreciation	(61)	(10)	(5)	—	(76)	3	(174)	(247)
Foreign exchange and financial instrument gain (loss)	—	—	(1)	—	(1)	1	(13)	(13)
Deferred income tax (expense) recovery	7	(1)	—	—	6	—	3	9
Other	(10)	—	—	—	(10)	—	(16)	(26)
Share of earnings from equity-accounted investments	—	—	—	—	—	(4)	—	(4)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	200	200

Net income (loss) attributable to the partnership	$25	$—	$(2)	$(20)	$3	$—	$—	$3

(1)

Share of earnings from equity-accounted investments of $3 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $28 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net loss attributable to non-controlling interests.

(2)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

The following table reflects Adjusted EBITDA, FFO, Adjusted FFO and provides a reconciliation to net income (loss) attributable to the partnership for the nine months ended September 30, 2020:

	Attributable to the partnership						Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other	Corporate	Total
Revenues	$683	$68	$47	$38	$—	$836	$(30)	$1,535	$2,341
Other income	17	—	3	—	—	20	—	9	29
Direct operating costs	(264)	(21)	(11)	(24)	—	(320)	15	(476)	(781)
Share of Adjusted EBITDA from equity-accounted investments	—	—	—	—	—	—	15	—	15

	Attributable to the partnership						Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other	Corporate	Total
Adjusted EBITDA	436	47	39	14	—	536	—	1,068
Management service costs	—	—	—	—	(81)	(81)	—	(25)	(106)
Interest expense	(95)	(18)	(9)	(6)	—	(128)	7	(400)	(521)
Current income taxes	(10)	—	—	—	—	(10)	—	(16)	(26)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	—	(7)	—	(7)
Share of FFO attributable to non-controlling interests	—	—	—	—	—	—	—	(627)	(627)

FFO	331	29	30	8	(81)	317	—	—
Depreciation	(171)	(51)	(11)	(14)	—	(247)	8	(567)	(806)
Foreign exchange and financial instruments gain (loss)	8	14	(18)	(3)	(9)	(8)	3	16	11
Deferred income tax recovery (expense)	(11)	4	(1)	—	—	(8)	—	(24)	(32)
Other	(26)	(27)	7	—	(1)	(47)	—	(17)	(64)
Dividends on BEPC exchangeable shares	—	—	—	—	(66)	(66)	—	—	(66)
Remeasurement of BEPC exchangeable and class B shares	—	—	—	—	(1,163)	(1,163)	—	—	(1,163)
Share of earnings from equity-accounted investments	—	—	—	—	—	—	(11)	—	(11)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	592	592

Net income (loss) attributable to the partnership	$131	$(31)	$7	$(9)	$(1,320)	$(1,222)	$—	$—	$(1,222)

(1)

Share of loss from equity-accounted investments of $3 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $35 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net Income attributable to non-controlling interests. Interest expense of $587 million is comprised of amounts found on Interest expense and Dividends on BEPC exchangeable shares.

The following table reflects Adjusted EBITDA, FFO, Adjusted FFO and provides a reconciliation to net income (loss) attributable to the partnership for the nine months ended September 30, 2019:

	Attributable to the partnership					Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)(2)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenues	$788	$50	$51	$—	$889	$(41)	$1,597	$2,445
Other income	20	—	—	—	20	—	36	56
Direct operating costs	(273)	(18)	(29)	—	(320)	16	(481)	(785)
Share of Adjusted EBITDA from equity-accounted investments	—	—	—	—	—	25	—	25

Adjusted EBITDA	535	32	22	—	589	—	1,152
Management service costs	—	—	—	(51)	(51)	—	(21)	(72)
Interest expense	(115)	(12)	(8)	—	(135)	7	(388)	(516)
Current income taxes	(19)	(1)	—	—	(20)	—	(28)	(48)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(7)	—	(7)
Share of FFO attributable to non-controlling interests	—	—	—	—	—	—	(715)	(715)

FFO	401	19	14	(51)	383	—	—
Depreciation	(184)	(28)	(15)	—	(227)	8	(491)	(710)
Foreign exchange and financial instruments gain (loss)	5	—	(1)	—	4	1	(27)	(22)
Deferred income tax recovery (expense)	(26)	1	—	—	(25)	—	(8)	(33)
Other	(10)	2	1	—	(7)	—	(63)	(70)
Share of earnings from equity-accounted investments	—	—	—	—	—	(9)	—	(9)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	589	589

Net income (loss) attributable to the partnership	$186	$(6)	$(1)	$(51)	$128	$—	$—	$128

(1)

Share of earnings from equity-accounted investments of $9 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $126 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net Income attributable to non-controlling interests.

(2)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

The following table reconciles non-IFRS financial measures to the most directly comparable IFRS measures. Net income (loss) attributable to the partnership is reconciled to FFO and proportionate adjusted EBITDA, the most directly comparable IFRS measures, for the three and nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
(MILLIONS)	2020	2019	2020	2019
		As adjusted(1)		As adjusted(1)
Net (loss) income attributable to the partnership	$(1,295)	$3	$(1,222)	$128
Adjusted for proportionate share of:
Depreciation	102	76	247	227
Foreign exchange and financial instruments loss	15	1	8	(4)
Deferred income tax recovery	(16)	(6)	8	25
Other	29	10	47	7
Dividends on BEPC exchangeable shares	66	—	66	—
Remeasurement of BEPC exchangeable and BEPC class B shares	1,163	—	1,163	—

FFO	64	84	317	383
Current income taxes	5	4	10	20
Interest expense	54	45	128	135
Management service costs	37	20	81	51

Proportionate Adjusted EBITDA	$160	$153	536	589
Attributable to non-controlling interests	$333	365	1,068	1,152

Consolidated Adjusted EBITDA	$493	$518	$1,604	$1,741

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2019:

	Attributable to the partnership					Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)(2)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$1,043	$60	$64	$—	$1,167	$(52)	$2,111	$3,226
Other income	21	—	—	—	21	(1)	59	79
Direct operating costs	(374)	(22)	(34)	—	(430)	21	(644)	(1,053)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	32	—	32

Adjusted EBITDA	690	38	30	—	758	—	1,526
Management service fees	—	—	—	(78)	(78)	—	(31)	(109)
Interest expense	(150)	(16)	(10)	—	(176)	10	(535)	(701)
Current income taxes	(22)	(1)	(1)	—	(24)	—	(40)	(64)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(10)	—	(10)
Share of FFO attributable to non-controlling interests	—	—	—	—	—	—	(920)	(920)

FFO	518	21	19	(78)	480	—	—
Depreciation	(241)	(39)	(21)	—	(301)	10	(692)	(983)
Foreign exchange and financial instrument gain (loss)	10	—	—	—	10	—	(5)	5
Deferred income tax (expense) recovery	(11)	5	—	—	(6)	—	3	(3)
Other	(23)	6	(1)	—	(18)	—	(179)	(197)
Share of earnings from equity-accounted investments	—	—	—	—	—	(10)	—	(10)
Net income attributable to non-controlling interests	—	—	—	—	—	—	873	873

Net income attributable to the partnership	$253	$(7)	$(3)	$(78)	$165	$—	$—	$165

(1)

Share of earnings from equity-investments of $12 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $47 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net Income attributable to non-controlling interests.

(2)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2018:

	Attributable to the partnership					Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)(2)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$979	$70	$71	$—	$1,120	$(58)	$1,917	$2,979
Other income	12	1	(3)	—	10	—	31	41
Direct operating costs	(374)	(22)	(31)	—	(427)	21	(647)	(1,053)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	37	—	37

Adjusted EBITDA	617	49	37	—	703	—	1,301
Management service fees	—	—	—	(53)	(53)	—	(18)	(71)
Interest expense	(163)	(17)	(12)	—	(192)	11	(489)	(670)
Current income taxes	(13)	(1)	—	—	(14)	—	(14)	(28)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(11)	—	(11)
Share of FFO attributable to non-controlling interests	—	—	—	—	—	—	(780)	(780)

FFO	441	31	25	(53)	444	—	—
Depreciation	(278)	(35)	(23)	—	(336)	10	(536)	(862)
Foreign exchange and financial instrument gain (loss)	(10)	—	1	—	(9)	(1)	67	57
Deferred income tax (expense) recovery	(6)	2	—	—	(4)	—	344	340
Other	(27)	3	1	—	(23)	—	(149)	(172)
Share of earnings from equity-accounted investments	—	—	—	—	—	(9)	—	(9)
Net income attributable to non-controlling interests	—	—	—	—	—	—	274	274

Net income attributable to the partnership	$120	$1	$4	$(53)	$72	$—	$—	$72

(1)

Share of earnings from equity-investments of $17 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $506 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net Income attributable to non-controlling interests.

(2)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2017:

	Attributable to the partnership					Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)(2)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$976	$72	$53	$—	$1,101	$(43)	$1,124	$2,182
Other income	9	1	2	—	12	—	15	27
Direct operating costs	(384)	(21)	(32)	—	(437)	19	(459)	(877)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	24	—	24

Adjusted EBITDA	601	52	23	—	676	—	680
Management service fees	—	—	—	(57)	(57)	—	(6)	(63)
Interest expense	(183)	(21)	(13)	—	(217)	12	(285)	(490)
Current income taxes	(15)	—	—	—	(15)	—	(23)	(38)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(12)	—	(12)
Share of FFO attributable to non-controlling interests	—	—	—	—	—		(366)	(366)

FFO	403	31	10	(57)	387	—	—
Depreciation	(284)	(31)	(22)	—	(337)	8	(296)	(625)
Foreign exchange and financial instrument gain (loss)	1	—	1	—	2	(1)	(53)	(52)
Deferred income tax (expense) recovery	(81)	30	—	—	(51)	—	(7)	(58)
Other	(9)	3	(1)	—	(7)	—	3	(4)
Share of earnings from equity-accounted investments	—	—	—	—	—	(7)	—	(7)
Net income attributable to non-controlling interests	—	—	—	—	—		353	353

Net income attributable to the partnership	$30	$33	$(12)	$(57)	$(6)	$—	$—	$(6)

(1)

Share of earnings from equity-investments of $5 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $13 million is comprised of amounts found on Share of FFO attributable to non-controlling interests and Net Income attributable to non-controlling interests.

(2)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

PART 5 – LIQUIDITY AND CAPITAL RESOURCES

AVAILABLE LIQUIDITY

Our company assesses liquidity on a group-wide basis, consistent with the partnership, because shareholders have exposure to a broader base of renewable investments by virtue of the exchange feature of our company’s BEPC exchangeable shares. Our group-wide liquidity consisted of the following:

(MILLIONS)	September 30, 2020	December 31, 2019	December 31, 2018
Our company’s share of cash and cash equivalents	$133	$24	$51
Authorized credit facilities(1)	1,750	1,750	1,750

	1,883	1,775	1,801
Available portion of subsidiary credit facilities	233	174	73
Our group’s liquidity	1,151	746	100

Available liquidity	$3,267	$2,695	$1,974

(1)

BEPC is authorized for the $1,750 million revolving credit facility, corresponding with the partnership’s authorized corporate revolving credit facility. This is to facilitate the movement of cash within the partnership.

We operate with sufficient liquidity to enable us to fund growth initiatives, capital expenditures, distributions and withstand sudden adverse changes in economic circumstances or short-term fluctuations in generation. We maintain a strong, investment grade balance sheet characterized by a conservative capital structure, access to multiple funding levers including a focus on capital recycling on an opportunistic basis, and diverse sources of capital. Principal sources of liquidity are cash flows from operations, our credit facilities, up-financings on non-recourse borrowings and proceeds from the issuance of various securities through public markets.

We believe our company’s liquidity is sufficient to meet our present requirements. Our company’s assets are financed principally at the operating company level with non-recourse debt that generally has long-term maturities and few restrictive covenants.

DIVIDEND POLICY

The BEPC board may declare dividends at its discretion. However, the BEPC exchangeable shares have been structured with the intention of providing an economic return equivalent to the BEP units and it is expected that dividends on the BEPC exchangeable shares will continue to be declared at the same time and in the same amount as distributions made on the BEP units to provide holders of the BEPC exchangeable shares with an economic return equivalent to holders of the BEP units. In the event dividends are not declared and paid concurrently with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable share dividend will accrue and accumulate. Pursuant to the equity commitment, the partnership has also agreed not to declare or pay any distribution on the BEP units if on such date our company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. Brookfield Renewable’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. Brookfield Renewable’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at approximately 70% of Brookfield Renewable’s FFO.

Future distributions by the partnership will be at the discretion of the board of directors of its general partner, and dividends on the BEPC exchangeable shares also will be made at the discretion of the BEPC board of directors, and while the partnership expects future distributions to be made in accordance with its distribution policy, there can be no assurance that the partnership or BEPC will make comparable distributions or dividends in the future or at all. See “Risk Factors—We cannot assure you that we will be able to pay dividends equal to the levels currently paid by the partnership and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities”. We cannot assure investors that we will be able to pay dividends equal to the levels currently paid by the partnership and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities.

Brookfield Renewable targets a 5% to 9% annual distribution growth rate in light of growth it foresees in its operations. As a result of the special distribution, BEP’s regular quarterly distribution per BEP unit was reduced to $0.434 such that the aggregate distribution received by a holder of BEP units and BEPC exchangeable shares, when taken together, remained approximately the same as it would have been had the special distribution never been made. The distribution and dividend rates for our company and the partnership have been further adjusted to reflect the three-for-two unit/share split of BEP units and BEPC exchangeable shares completed on December 11, 2020, and the board of directors of our company and of the general partner of BEP approved a further 5% increase in their annual distributions and dividends to $1.215 per BEP unit and $1.215 per BEPC exchangeable share, or $0.30375 per BEP unit and $0.30375 per BEPC exchangeable share quarterly, respectively, starting with the distribution to be paid in March 31, 2021 to holders of record as at the close of business on February 26, 2021. This increase reflects the forecasted contribution from our group’s recently commissioned capital projects, as well as the expected cash yield on recent acquisitions.

BORROWINGS

The composition of debt obligations, overall maturity profile, and average interest rates associated with the borrowings and credit facilities of our company on a proportionate basis is presented in the following table:

	September 30, 2020			December 31, 2019			December 31, 2018
	Weighted-average		Total	Weighted-average		Total	Weighted-average		Total
(MILLIONS, EXCEPT AS NOTED)	Interest rate (%)	Term (years)		Interest rate (%)	Term (years)		Interest rate (%)	Term (years)
Proportionate non-recourse borrowings
Hydroelectric	5.9	9	$2,557	5.9	9	$2,447	6.2	10	$2,370
Wind	4.2	9	1,117	5.8	10	238	6.1	11	254
Solar	4.3	11	1,553	—	—	—	—	—	—
Storage & other	4.9	5	166	5.0	6	174	5.0	7	191

	5.0	9	5,393	5.9	9	2,859	6.1	10	2,815
Proportionate unamortized financing fees, net of unamortized premiums			(25)			(21)			(24)

			5,368			2,838			2,791
Equity-accounted borrowings			166			168			185
Non-controlling interests			7,032			8,952			8,396

As per IFRS Statements			$12,566			$11,958			$11,372

The following table summarizes our undiscounted principal repayments and scheduled amortization on a proportionate basis as at September 30, 2020:

(MILLIONS)	Balance of 2020	2021	2022	2023	2024	Thereafter	Total
Debt principal repayments (1)
Non-recourse borrowings
Credit facilities	$—	$—	$—	$75	$38	$—	$113
Hydroelectric	—	—	220	82	76	1,433	1,811
Wind	—	—	9	109	—	368	486
Solar	—	18	—	131	—	290	439
Storage & other	—	—	—	—	—	153	153

Amortizing debt principal repayments
Non-recourse borrowings
Hydroelectric	5	16	26	19	25	580	671
Wind	19	63	63	59	66	344	614
Solar	27	126	67	71	74	728	1,093
Storage & other	1	3	2	3	4	—	13

	52	208	158	152	169	1,652	2,391

Total	52	226	387	549	283	3,896	5,393

(1)	Draws on corporate credit facilities and commercial paper issuances are excluded from the debt repayment schedule as they are not a permanent source of capital.

The following table summarizes the undiscounted principal repayments and scheduled amortization of our company on a proportionate basis as at December 31, 2019:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Debt principal repayments
Non-recourse borrowings
Credit facilities	—	—	—	50	—	—	50
Hydroelectric	—	—	214	125	80	1,422	1,841
Wind	—	—	9	30	—	—	39
Storage & other	—	—	—	—	—	152	152

	—	—	223	205	80	1,574	2,082
Amortizing debt principal repayments
Non-recourse borrowings
Hydroelectric	35	38	50	42	47	344	556
Wind	14	14	14	13	19	125	199
Storage & other	3	3	3	4	5	4	22

	52	55	67	59	71	473	777

Total	52	55	290	264	151	2,047	2,859

Interest payable(1)
Non-recourse borrowings
Hydroelectric	143	142	130	121	113	491	1,140
Wind	13	12	11	10	8	33	87
Storage & other	8	8	6	8	9	6	45

Total	164	162	147	139	130	530	1,272

(1)

Represents aggregate interest payable expected to be paid over the entire term of the obligations, if held to maturity. Variable rate interest payments have been calculated based on estimated interest rates.

The following table summarizes the undiscounted principal repayments and scheduled amortization of our company on a consolidated basis as at December 31, 2019:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Non-recourse borrowings
Hydroelectric	$122	$100	$554	$490	$381	$3,506	$5,153
Wind	163	167	365	371	156	1,760	2,982
Solar	319	604	137	449	148	2,154	3,811
Storage & other	1	1	1	1	1	9	14

	$605	$872	$1,057	$1,311	$686	$7,429	$11,960

We remain focused on refinancing near-term facilities on acceptable terms and maintaining a manageable maturity ladder. We do not anticipate material issues in addressing the borrowings through 2024 on acceptable terms and will do so opportunistically based on the prevailing interest rate environment.

Proportionate debt is presented to assist investors in understanding the capital structure of the underlying investments of our company that are consolidated in its financial statements but are not wholly-owned. When used in conjunction with FFO, proportionate debt is expected to provide useful information as to how our company has financed its businesses at the asset-level. The only difference between consolidated debt presented under IFRS and proportionate debt is the adjustment to remove the share of debt of consolidated investments not attributable to our company and the adjustment to include share of debt attributable to the equity-accounted investments of our company. Management utilizes proportionate debt in understanding the capital structure of the underlying investments that are consolidated in its financial statements but are not wholly-owned.

We believe that proportionate debt provides useful information as to how our company has financed its businesses at the asset-level and provides a view into the return on the capital that it invests at a given degree of leverage.

CAPITAL EXPENDITURES

We fund growth capital expenditures with cash flow generated from operations, supplemented by non-recourse debt sized to investment grade coverage and covenant thresholds. We have designed this to ensure that our investments have stable capital structures supported by a substantial level of equity and that cash flows at the asset level can be remitted freely to the partnership. This strategy also underpins our investment grade profile.

To fund large scale development projects and acquisitions, we will evaluate a variety of capital sources including proceeds from selling mature businesses, in addition to raising money in the capital markets through equity, debt and preferred share issuances. Furthermore, our company has $2.15 billion of committed revolving credit facilities available for investments and acquisitions, as well as funding the equity component of organic growth initiatives. The facilities are intended, and have historically been used, as a bridge to a long-term financing strategy rather than a permanent source of capital.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table summarizes the key items in the unaudited interim consolidated statements of cash flows three and nine months ended September 31, 2020 and 2019 and consolidated statements of cash flows for the years ended December 31, 2019, 2018 and 2017:

	Three months ended September 30,		Nine months ended September 30,		December 31,
(MILLIONS)	2020	2019	2020	2019	2019	2018	2017
		As adjusted(1)		As adjusted(1)	As adjusted(1)	As adjusted(1)	As adjusted(1)
Cash flow provided by (used in):
Operating activities	$141	$296	$871	$1,147	$1,356	$1,193	$200
Financing activities	31	489	(360)	(207)	(288)	(60)	(412)
Investing activities	(208)	(836)	(435)	(887)	(1,102)	(1,042)	282
Foreign exchange loss on cash	7	(6)	(3)	(6)	(4)	(11)	—

Decrease in cash and cash equivalents	$(29)	$(57)	$73	$47	$(38)	$80	$70

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of the partnership contributed to our company on July 30, 2020 and TerraForm Power acquired on July 31, 2020 from BAM.

Operating Activities

Three and Nine Months Ended September 30, 2020 and 2019

Cash flows provided by operating activities for the three and nine months ended September 30, 2020, net of working capital changes, totaled $182 million and $891 million, respectively, and $282 million and $1,107 million for the same periods in 2019, respectively, reflecting strong operating performance of our business during all periods.

Years Ended December 31, 2019, 2018 and 2017

Cash flows provided by operating activities for the year ended December 31, 2019 totaled $1,356 million compared to $1,193 million for the year ended December 31, 2018. The increase in cash flows from operating activities of $163 million was primarily attributable to the growth and strong operating performance of our business, as reflected by our higher FFO compared to the prior year.

Cash flows provided by operating activities for the year ended December 31, 2018 totaled $1,193 million compared to $200 million for the year ended December 31, 2017. The increase in cash flows from operating activities of $993 million was driven by growth through the acquisition of TerraForm Power and the settlement of a special cash distribution to the TerraForm Power shareholders in 2017 (“TerraForm Power special distribution”) and supported by the strong operating performance of our business, as reflected by higher FFO compared to the prior year.

The net change in working capital balances shown in the unaudited interim consolidated statements of cash flows for the three and nine months ended September 30, 2020 and 2019 and the consolidated statements of cash flows for the years ended December 31, 2019, 2018 and 2017 is comprised of the following:

	Three months ended September 30,		Nine months ended September 30		December 31,
(MILLIONS)	2020	2019	2020	2019	2019	2018	2017
Trade receivables and other current assets	$(43)	$(18)	$19	$—	$(44)	$(20)	$(24)
Accounts payable and accrued liabilities	26	20	11	9	(6)	—	(112)
Other assets and liabilities	(24)	12	(50)	31	26	(13)	45
Settlement of TerraForm Power special distribution	—	—	—	—	$—	$—	$(285)

	$(41)	$14	$(20)	$40	$(24)	$(33)	$(376)

Financing Activities

Three and Nine Months Ended September 30, 2020 and 2019

Cash flows provided by (used in) financing activities totaled $31 million and $(360) million for the three and nine months ended September 30, 2020, respectively as the proceeds raised from non-recourse financings to fund the growth of our business through the investing activities noted below were partially offset by the repayment of borrowings and the share issuance costs associated with the special distribution of BEPC exchangeable shares.

Distributions paid during the three and nine months ended September 30, 2020 to the partnership were nil and $236 million, respectively (2019: $82 million and $267 million, respectively). The distributions paid to participating non-controlling interests in operating subsidiaries totaled $79 million and $365 million, respectively (2019: $124 million and $487 million, respectively).

Years Ended December 31, 2019, 2018 and 2017

Cash flow used in financing activities for the year ended December 31, 2019 totaled $288 million. During the year, distributions paid to non-controlling interests and the partnership totaled $673 million and $628 million, respectively, partially offset by capital contributions from our company’s non-controlling interest of $294 million and net related party borrowings of $122 million. Net proceeds of $610 million were received from non-recourse financings to fund the growth of our business through the investing activities noted below.

Cash flow used in financing activities for the year ended December 31, 2018 totaled $60 million. During the year, distributions paid to non-controlling interests and to the partnership totaled $509 million and $495 million, respectively. Repayments of related party borrowings totaled $185 million. This was partially offset by capital contributions from our company’s non-controlling interest and from the partnership of $650 million and $229 million, respectively, to support growth, as well as proceeds from project financings of $260 million, net of repayments.

Cash flow used in financing activities for the year ended 2017 totaled $412 million. During the year, distributions paid to non-controlling interests and to the partnership totaled $369 million and $269 million, respectively. This was partially offset by capital contributions from our company’s non-controlling interest and from the partnership of $60 million and $106 million, respectively, to support growth, as well as related party borrowings of $115 million.

Investing Activities

Three and Nine Months Ended September 30, 2020 and 2019

Cash flows used in investing activities totaled $208 million and $435 million for the three and nine months ended September 30, 2020, respectively. Our growth initiatives included the acquisition of 100 MW of solar assets in Spain and additional investments in the development of power generation assets and sustaining capital expenditures totaling $91 million and $303 million in the three and nine months ended September 30, 2020 respectively, which were funded by our financing activities noted above.

Cash flows used in investing activities totaled $836 million and $887 million for the three and nine months ended September 30, 2019, respectively. Our growth initiatives included the acquisition of 320 MW of distributed generation capacity in the United States and additional investments in the development of power generation assets and sustaining capital expenditures totaling $778 million and $854 million for the three and nine months ended September 30, 2019 respectively.

Years Ended December 31, 2019, 2018 and 2017

Cash flows used in investing activities totaled $1,102 million for the year ended December 31, 2019. The cash used to acquire a 320 MW distributed generation solar facility in the United States totaled $732 million, net of cash acquired. Our continued investment in property, plant and equipment, including our development projects in Brazil, was $406 million.

Cash flows used in investing activities totaled $1,042 million for the year ended December 31, 2018. The cash used to acquire Saeta Yield, a Spanish renewable power company with over 1,000 MW of solar and wind facilities totaled $927 million, net of cash acquired. Our continued investment in property, plant and equipment, including our development projects in Brazil, was $207 million.

Cash flows used in investing activities totaled $282 million for the year ended December 31, 2017. Our acquisition of TerraForm Power totaled $149 million, net of cash acquired. Our continued investment in property, plant and equipment, including our development projects in Brazil, was $228 million.

Shares and Units Outstanding

(UNITS)	September 30, 2020
BEPC exchangeable shares	114,792,786
BEPC class B shares	110
BEPC class C shares	126,400,000

Dividends and Distributions

	Three months ended September 30,		Nine months ended September 30
(MILLIONS)	Declared	Paid	Declared	Paid
	2020	2020	2020	2020
BEPC exchangeable shares	$50	$50	$50	$50
BEPC class B shares	—	—	—	—
BEPC class C shares	—	—	—	—
Participating non-controlling interests – in operating subsidiaries	88	79	363	365

CONTRACTUAL OBLIGATIONS

See Note 25 – Commitments, contingencies and guarantees in the audited consolidated financial statements and Note 16 – Commitments, contingencies and guarantees in the unaudited interim consolidated financial statements, in each case included elsewhere in this prospectus, for further details on the following:

•	Commitments – Water, land, and dam usage agreements, and agreements and conditions on committed acquisitions of operating portfolios and development projects;

•	Contingencies – Legal proceedings, arbitrations and actions arising in the normal course of business, and providing for letters of credit; and

•	Guarantees – Nature of all the indemnification undertakings.

OFF-STATEMENT OF FINANCIAL POSITION ARRANGEMENTS

Our company does not have any off-statement of financial position arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Our company issues letters of credit from its corporate credit facilities for general corporate purposes which include, but are not limited to, security deposits, performance bonds and guarantees for reserve accounts. As at September 30, 2020, letters of credit issued amounted to $584 million (2019: $639 million).

Two direct and indirect wholly-owned subsidiaries of BEPC fully and unconditionally guaranteed (i) any and all present and future unsecured debt securities issued by Brookfield Renewable Partners ULC, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) all present and future senior preferred shares of BRPPE as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BRPPE, (iii) certain of BEP’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BEP, (iv) the obligations of all present and future bilateral credit facilities established for the benefit of the partnership, and (v) notes issued by Brookfield BRP Holdings (Canada) Inc. under its U.S. commercial paper program. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

PART 6 – CRITICAL ESTIMATES AND ACCOUNTING POLICIES

CRITICAL ESTIMATES AND CRITICAL JUDGMENTS IN APPLYING ACCOUNTING POLICIES

The audited consolidated financial statements of Brookfield Renewable Corporation as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and the unaudited interim consolidated financial statements of Brookfield Renewable Corporation as at September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019, in each case included in this prospectus, are prepared in accordance with IFRS as issued by the IASB, which requires the use of estimates and judgments in reporting assets, liabilities, revenues, expenses and contingencies. In the judgment of management, none of the estimates outlined in Note 2 – Basis of preparation and significant accounting policies in each of the audited consolidated financial statements and in the unaudited interim consolidated financial statements are considered critical accounting estimates with the exception of the estimates related to the valuation of property, plant and equipment, financial instruments and the related deferred income tax liabilities.

These assumptions include estimates of future electricity prices, discount rates, expected long-term average generation, inflation rates, terminal year and operating and capital costs, the amount, the timing and the income tax rates of future income tax provisions. Estimates also include determination of accruals, purchase price allocations, useful lives, asset valuations, asset impairment testing, deferred tax liabilities, decommissioning retirement obligations and those relevant to the defined benefit pension and non-pension benefit plans. Estimates are based on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances.

In making estimates, management relies on external information and observable conditions where possible, supplemented by internal analysis, as required. These estimates have been applied in a manner consistent with that in the prior year and there are no known trends, commitments, events or uncertainties that we believe will materially affect the methodology or assumptions utilized in this MD&A. These estimates are impacted by, among other things, future power prices, movements in interest rates, foreign exchange volatility and other factors, some of which are highly uncertain, as described in the “Risk Factors” section found elsewhere in this prospectus. The interrelated nature of these factors prevents us from quantifying the overall impact of these movements on our company’s financial statements in a meaningful way. These sources of estimation uncertainty relate in varying degrees to substantially all asset and liability account balances. Actual results could differ from those estimates.

CRITICAL ESTIMATES

Our company makes estimates and assumptions that affect the carrying value of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of income and other comprehensive income for the year. Actual results could differ from these estimates. The estimates and assumptions that are critical to the determination of the amounts reported in the audited consolidated financial statements relate to the following:

(i)	Property, plant and equipment

The fair value of our company’s property, plant and equipment is calculated using estimates and assumptions about future electricity prices from renewable sources, anticipated long-term average generation, estimated operating and capital expenditures, future inflation rates and discount rates, as described in Note 11—Property, plant and equipment, at fair value in our company’s audited consolidated financial statements. Judgment is involved in determining the appropriate estimates and assumptions in the valuation of our company’s property, plant and equipment. See Note 2(r)(iii)—Critical judgments in applying accounting policies – Property, plant and equipment in the audited consolidated financial statements of our company for further details.

Estimates of useful lives and residual values are used in determining depreciation. To ensure the accuracy of useful lives and residual values, these estimates are reviewed on an annual basis.

(ii)	Financial instruments

Our company makes estimates and assumptions that affect the carrying value of its financial instruments, including estimates and assumptions about future electricity prices, long-term average generation, capacity prices, discount rates, the timing of energy delivery, expected credit losses and the elements affecting amortized cost of the tax equity financings. The fair value of interest rate swaps is the estimated amount that another party would receive or pay to terminate the swap agreements at the reporting date, taking into account current market interest rates. This valuation technique approximates the net present value of future cash flows. See Note 5—Risk management and financial instruments in the audited consolidated financial statements of our company for more details.

(iii)	Deferred income taxes

The audited consolidated financial statements include estimates and assumptions for determining the future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the audited consolidated statements of financial position dates. Operating plans and forecasts are used to estimate when the temporary difference will reverse.

CRITICAL JUDGMENTS IN APPLYING ACCOUNTING POLICIES

The following are the critical judgments that have been made in applying the accounting policies used in the audited consolidated financial statements and that have the most significant effect on the amounts in the audited consolidated financial statements:

(i)	Preparation of consolidated financial statements

These consolidated financial statements present the financial position, results of operations and cash flows of our company. Our company exercises judgment in determining whether non-wholly owned subsidiaries are controlled by our company. Our company’s judgment included the determination of (i) how the relevant activities of the subsidiary are directed; (ii) whether the rights of shareholdings are substantive or protective in nature; and (iii) our company’s ability to influence the returns of the subsidiary.

(ii)	Common control transactions

Common control business combinations specifically fall outside of scope of IFRS 3 and as such management has used its judgment to determine an appropriate policy to account for these transactions, considering other relevant accounting guidance that is within the framework of principles in IFRS and that reflects the economic reality of the transactions, in accordance with IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors. As a result, the consolidated financial statements account for assets and liabilities acquired at the previous carrying value on the predecessor’s financial statements. Differences between the consideration given and the assets and liabilities received are recorded directly to equity.

(iii)	Property, plant and equipment

The accounting policy relating to our company’s property, plant and equipment is described in Note 2(m)—Property, plant and equipment and revaluation method in the audited consolidated financial statements of our company. In applying this policy, judgment is used in determining whether certain costs are additions to the carrying amount of the property, plant and equipment as opposed to repairs and maintenance. If an asset has been developed, judgment is required to identify the point at which the asset is capable of being used as intended and to identify the directly attributable costs to be included in the carrying value of the development asset. The useful lives of property, plant and equipment are determined by independent engineers periodically with an annual review by management.

Annually, our company determines the fair value of its property, plant and equipment using a methodology that it has judged to be reasonable. The methodology is generally a 20-year discounted cash flow model. 20 years is the period considered reasonable as our company has 20-year capital plans, and it believes a reasonable third party would be indifferent between extending the cash flows further in the model versus using a discounted terminal value. The methodology for wind and storage & other assets is to align the model length with the expected remaining useful life of the subject assets.

The valuation model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. With respect to estimated future generation that does not incorporate long-term power purchase agreement pricing, the cash flow model uses estimates of future electricity prices using broker quotes from independent sources for the years in which there is a liquid market. The valuation of power generating assets not linked to long-term power purchase agreements also requires the development of a long-term estimate of future electricity prices. In this regard the valuation model uses a discount to the all-in cost of construction with a reasonable return, to secure energy from a new renewable resource with a similar generation profile to the asset being valued as the benchmark that will establish the market price for electricity for renewable resources.

Our company’s long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth by the years 2026 to 2035 in North America, 2027 in Colombia, and 2023 in Europe and Brazil. The year of new entry is viewed as the point when generators must build additional capacity to maintain system reliability and provide an adequate level of reserve generation with the retirement of older coal fired plants and rising environmental compliance costs in North America and Europe, and overall increasing demand in Colombia and Brazil. For the North America and European businesses, our company has estimated a discount to these new-build renewable asset prices to determine renewable electricity prices for hydroelectric, solar and wind facilities. In Brazil and Colombia, the estimate of future electricity prices is based on a similar approach as applied in North America using a forecast of the all-in cost of development.

Terminal values are included in the valuation of hydroelectric assets in North America and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset with consideration of a one-time 30-year renewal on qualifying hydroelectric assets.

Discount rates are determined each year by considering the current interest rates, average market cost of capital as well as the price risk and the geographical location of the operational facilities as judged by management. Inflation rates are also determined by considering the current inflation rates and the expectations of future rates by economists. Operating costs are based on long-term budgets escalated for inflation. Each operational facility has a 20-year capital plan that it follows to ensure the maximum life of its assets is achieved. Foreign exchange rates are forecasted by using the spot rates and the available forward rates, extrapolated beyond the period available. The inputs described above to the discounted cash flow model require management to consider facts, trends and plans in making its judgments as to what derives a reasonable fair value of its property, plant and equipment.

(iv)	Financial instruments

The accounting policy relating to our company’s financial instruments is described in Note 2(k) – Financial instruments in the audited consolidated financial statements of our company. In applying the policy, judgments are made in applying the criteria set out in IFRS 9 and IAS 39, to record financial instruments at fair value through profit and loss, fair value through other comprehensive income and the assessments of the effectiveness of hedging relationships.

(v)	Deferred income taxes

The accounting policy relating to our company’s income taxes is described in Note 2(n) – Income taxes in the audited consolidated financial statements of our company. In applying this policy, judgments are made in determining the probability of whether deductions, tax credits and tax losses can be utilized.

NEW ACCOUNTING STANDARDS

There have been no new changes to IFRS that we expect to have an impact on our company in 2021.

FUTURE CHANGES IN ACCOUNTING POLICIES

In August 2020, the IASB published Interest Rate Benchmark Reform – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (“Phase II Amendments”), effective January 1, 2021. We expect to have completed our assessment in advance of January 1, 2021. The adoption is not expected to have a significant impact on our company.

There are currently no other future changes to IFRS with potential impact on our company.

INTERNAL CONTROL OVER FINANCIAL REPORTING

No changes were made in our internal control over financial reporting during the nine months ended September 30, 2020, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. We have not experienced any material impact to our internal control over financial reporting due to the COVID-19 pandemic. We are continually monitoring and assessing the COVID-19 pandemic on our internal controls to minimize the impact on their design and operating effectiveness.

SUBSEQUENT EVENTS

In October 2020, the company, through its subsidiary TerraForm Power, completed the sale of a gross 40% equity interest in an 852 MW wind portfolio in the United States for total proceeds of $264 million ($90 million net to the company).

In October 2020, the company, together with institutional partners, completed the acquisition of a 1,200 MW solar development portfolio in Brazil for approximately $46 million, which are targeted for commercial operations in early 2023. The company holds a 25% economic interest.

In October 2020, certain affiliates of Brookfield Asset Management completed a secondary offering of 4,663,250 BEPC exchangeable shares at a price of C$80.20 ($61.06) per BEPC exchangeable share, for gross proceeds of C$374 million ($285 million). The company did not sell BEPC exchangeable shares in the offering and did not receive any of the proceeds from the offering of BEPC exchangeable shares.

In November 2020, the company completed the buyout of the lease on its 192 MW hydroelectric facility in Louisiana for $560 million ($420 million net to the company).

In November 2020, the company announced a three-for-two split of BEPC’s outstanding BEPC exchangeable shares.

Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy and the company or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19. Such developments could have an adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

See also “Summary-Recent Developments”.

PART 7 – PRESENTATION TO STAKEHOLDERS AND PERFORMANCE MEASUREMENT

PRESENTATION TO PUBLIC STAKEHOLDERS

Equity

Our company’s consolidated equity interests include the BEPC exchangeable shares held by the public shareholders and the BEPC class B shares and BEPC class C shares held by the partnership. Due to the exchange feature of the BEPC exchangeable shares and the cash redemption feature of the BEPC class B and class C shares, the BEPC exchangeable shares, the BEPC class B shares, and BEPC class C shares are classified as financial liabilities. However, BEPC class C shares, the most subordinated class of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32.

As at the date of this prospectus, Brookfield and its affiliates, including the partnership, through its ownership of BEPC exchangeable shares and BEPC class B shares, holds an approximate 83.7% voting interest in our company. Holders of BEPC exchangeable shares, excluding Brookfield and its affiliates and the partnership, hold an approximate 16.3% aggregate voting interest in BEPC.

Actual Generation

For assets acquired, disposed or reaching commercial operation during the year, reported generation is calculated from the acquisition, disposition or commercial operation date and is not annualized. Generation on a same store basis refers to the generation of assets that were owned during both periods presented. As it relates to Colombia only, generation includes both hydroelectric and cogeneration facilities. “Other” includes generation from North America cogeneration and Brazil biomass.

Our risk of a generation shortfall in Brazil continues to be minimized by participation in a hydrological balancing pool administered by the government of Brazil. This program mitigates hydrology risk by assuring that all participants receive, at any particular point in time, an assured energy amount, irrespective of the actual volume of energy generated. The program reallocates energy, transferring surplus energy from those who generated an excess to those who generate less than their assured energy, up to the total generation within the pool. Periodically, low precipitation across the entire country’s system could result in a temporary reduction of generation available for sale. During these periods, we expect that a higher proportion of thermal generation would be needed to balance supply and demand in the country, potentially leading to higher overall spot market prices.

Generation from our North American pumped storage facilities is highly dependent on market price conditions rather than the generating capacity of the facilities. Generation from our biomass facilities is dependent on the amount of sugar cane harvested in a given year. For these reasons, we do not consider a long-term average for these facilities.

Voting Agreements with Affiliates

Our company has entered into voting agreements with Brookfield and the partnership, whereby our company gained control of the entities that own certain renewable power generating facilities in the United States and Brazil, as well as TerraForm Power. Our company has also entered into a voting agreement with its consortium partners in respect of the Colombian business. The voting agreements provide our company the authority to direct the election of the Boards of Directors of the relevant entities, among other things, and therefore provide our company with control. Accordingly, our company consolidates the accounts of these entities.

For entities previously controlled by Brookfield Asset Management, the voting agreements entered into do not represent business combinations in accordance with IFRS 3, as all combining businesses are ultimately controlled by Brookfield Asset Management both before and after the transactions were completed. Brookfield Renewable accounts for these transactions involving entities under common control in a manner similar to a pooling of interest, which requires the presentation of pre-voting agreement financial information as if the transactions had always been in place. Refer to Note 2(r)(ii) – Critical judgments in applying accounting policies – Common control transactions in our consolidated financial statements and our unaudited interim consolidated financial statements included in this prospectus for our policy on accounting for transactions under common control.

PERFORMANCE MEASUREMENT

Segment Information

Our operations are segmented by – 1) hydroelectric, 2) wind, 3) solar, 4) storage & other (cogeneration and biomass), and 5) corporate. This best reflects the way in which the CODM reviews results, manages operations and allocates resources.

We report our results in accordance with these segments and present prior period segmented information in a consistent manner. See Note 5 – Segmented information in our audited annual financial statements and our unaudited interim consolidated financial statements included in this prospectus.

One of our primary business objectives is to generate stable and growing cash flows while minimizing risk for the benefit of all stakeholders. We monitor our performance in this regard through three key metrics – i) Net Income (Loss), ii) Adjusted EBITDA, and iii) FFO.

It is important to highlight that Adjusted EBITDA and FFO do not have any standardized meaning prescribed by IFRS and therefore are unlikely to be comparable to similar measures presented by other companies and have limitations as analytical tools. We provide additional information below on how we determine Adjusted EBITDA and FFO. We also provide reconciliations to Net income (loss). See “Part 4 – Financial Performance Review on Proportionate Information – Reconciliation of Non-IFRS Measures”.

Proportionate Information

Reporting to the CODM on the measures utilized to assess performance and allocate resources has been provided on a proportionate basis. Information on a proportionate basis reflects our company’s share from facilities which it accounts for using consolidation and the equity method whereby our company either controls or exercises significant influence or joint control over the investment, respectively. Proportionate information provides a shareholder perspective that the CODM considers important when performing internal analyses and making strategic and operating decisions. The CODM also believes that providing proportionate information helps investors understand the impacts of decisions made by management and financial results allocable to shareholders.

Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Tables reconciling IFRS data with data presented on a proportionate basis can be found in “Part 4 – Financial Performance Review on Proportionate Information” above. Segment revenues, other income, direct operating costs, interest expense, depreciation, current and deferred income taxes, and other are items that will differ from results presented in accordance with IFRS as these items (1) include our company’s proportionate share of earnings from equity-accounted investments attributable to each of the above-noted items, and (2) exclude the proportionate share of earnings (loss) of consolidated investments not held by us apportioned to each of the above-noted items.

The presentation of proportionate results has limitations as an analytical tool, including the following:

•

The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies may calculate proportionate results differently than we do.

Because of these limitations, our proportionate financial information of our company should not be considered in isolation or as a substitute for our financial statements as reported under IFRS.

Our company does not control those entities that have not been consolidated and as such, have been presented as equity-accounted investments in its financial statements. The presentation of the assets and liabilities and revenues and expenses do not represent our company’s legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish our company’s legal claims or exposures to such items.

Unless the context indicates or requires otherwise, information with respect to the MW attributable to our company’s facilities, including development assets, is presented on a consolidated basis, including with respect to facilities whereby our company either controls or jointly controls the applicable facility.

Net Income (Loss)

Net income (loss) is calculated in accordance with IFRS.

Net income (loss) is an important measure of profitability, in particular because it has a standardized meaning under IFRS. The presentation of net income (loss) on an IFRS basis for our business will often lead to the recognition of a loss even though the underlying cash flows generated by the assets are supported by strong margins and stable, long-term power purchase agreements. The primary reason for this is that accounting rules require us to recognize a significantly higher level of depreciation for our assets than we are required to reinvest in the business as sustaining capital expenditures.

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS measure that we provide to allow investors to analyze the operating performance of companies.

Our company uses Adjusted EBITDA to assess the performance of its operations before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, distributions to preferred limited partners and other non-recurring items. Our company adjusts for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. Our company includes realized disposition gains and losses on assets that we did not intend to hold over the long-term within Adjusted EBITDA in order to provide additional insight regarding the performance of investments on a cumulative realized basis, including any unrealized fair value adjustments that were recorded in equity and not otherwise reflected in current period Adjusted EBITDA. Our company believes that presentation of this measure will enhance an investor’s understanding of the performance of the business.

Our company believes that presentation of this measure will enhance an investor’s ability to evaluate our financial and operating performance on an allocable basis to shareholders.

FFO

Funds From Operations (FFO) is a non-IFRS measure used by investors to analyze net earnings from operations without the effects of certain volatile items that generally have no current financial impact or items not directly related to the performance of the business.

Our company uses FFO to assess the performance of the business before the effects of certain cash items (e.g., acquisition costs and other non-recurring cash items) and certain non-cash items (e.g., deferred income taxes, depreciation, non-cash portion of non-controlling interests, gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, and other non-cash items) as these are not reflective of the performance of the underlying business. In our consolidated financial statements, we use the revaluation approach in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation is determined based on a revalued amount, thereby reducing comparability with our peers who do not report under IFRS as issued by the IASB or who do not employ the revaluation approach to measuring property, plant and equipment. We add back deferred income taxes on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over our long-term investment horizon.

Our company believes that analysis and presentation of FFO on this basis will enhance an investor’s understanding of the performance of the business.

FFO is not intended to be representative of cash provided by operating activities or results of operations determined in accordance with IFRS. Furthermore, this measure is not used by the CODM to assess our company’s liquidity.

Proportionate Debt

Proportionate debt is presented based on the proportionate share of borrowings obligations relating to the investments of our company in various portfolio businesses. The proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Proportionate debt measures are provided because management believes it assists investors and analysts in estimating the overall performance and understanding the leverage pertaining specifically to our company’s share of its invested capital in a given investment. When used in conjunction with proportionate Adjusted EBITDA, proportionate debt is expected to provide useful information as to how our company has financed its businesses at the asset-level. Management believes that the proportionate presentation, when read in conjunction with our company’s reported results under IFRS, including consolidated debt, provides a more meaningful assessment of how the operations of our company are performing and capital is being managed. The presentation of proportionate debt has limitations as an analytical tool, including the following:

•

Proportionate debt amounts do not represent the consolidated obligation for debt underlying a consolidated investment. If an individual project does not generate sufficient cash flows to service the entire amount of its debt payments, management may determine, in their discretion, to pay the shortfall through an equity injection to avoid defaulting on the obligation. Such a shortfall may not be apparent from or may not equal the difference between aggregate proportionate Adjusted EBITDA for all of the portfolio investments of our company and aggregate proportionate debt for all of the portfolio investments of our company; and

•	Other companies may calculate proportionate debt differently.

Because of these limitations, the proportionate financial information of our company should not be considered in isolation or as a substitute for the financial statements of our company as reported under IFRS.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BEPC

The following tables present selected financial data and are derived from, and should be read in conjunction with, the audited financial statements of BEPC as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and the unaudited interim financial statements of BEPC as at September 30, 2020 and December 31, 2019 and for the three and nine months ended September 30, 2020 and September 30, 2019 and the notes thereto, which are included elsewhere in this prospectus. Presentation of selected financial information as of December 31, 2016 and December 31, 2015 and for the fiscal periods ended December 31, 2016 and December 31, 2015 could not be provided without unreasonable effort or expense.

Statement of Operating Results Data	Nine months ended September 30		Years ended December 31
	2020	2019	2019	2018	2017
Revenues	$2,341	$2,445	$3,226	$2,979	$2,182
Other income	29	56	79	41	27
Direct operating costs	(781)	(785)	(1,053)	(1,053)	(877)
Management service costs	(106)	(72)	(109)	(71)	(63)
Interest expense	(587)	(516)	(701)	(670)	(490)
Share of earnings from equity-accounted investments	(3)	9	12	17	5
Foreign exchange and financial instrument gain (loss)	11	(22)	5	57	(52)
Depreciation	(806)	(710)	(983)	(862)	(625)
Other	(64)	(70)	(197)	(172)	(4)
Remeasurement of exchangeable and class B shares	(1,163)	—	—	—	—
Income tax recovery (expense)
Current	(26)	(48)	(64)	(28)	(38)
Deferred	(32)	(33)	(3)	340	(58)

	(58)	(81)	(67)	312	(96)

Net income	$(1,187)	$254	$212	$578	$7

Net income attributable to:
Non-controlling interests
Participating non-controlling interest – in operating subsidiaries	$31	$118	$36	$502	$13
Participating non-controlling interests – in a holding subsidiary held by the partnership	4	8	11	4	—
The partnership	(1,222)	128	165	72	(6)

	$(1,187)	$254	$212	$578	$7

Statement of Financial Position Data		December 31
	September 30, 2020	2019	2018	2017
Cash and Cash Equivalents	$377	$304	$342	$262
Total assets	34,343	35,757	33,632	27,179
Borrowings	12,566	11,958	11,372	9,423
Equity
Participating non-controlling interest – in operating subsidiaries	8,212	10,258	9,666	6,870
Participating non-controlling interests – in a holding subsidiary held by the partnership	209	268	273	240
The partnership	1,295	7,348	7,285	6,501

BEPC BUSINESS

Overview of Our Business

Our company is a Canadian corporation incorporated on September 9, 2019 under the laws of British Columbia. Our company was established by the partnership to be an alternative investment vehicle for investors who prefer owning securities through a corporate structure. While our operations are primarily located in the United States, Brazil, Colombia, and Europe, shareholders will, on economic terms, have exposure to all regions BEP operates in as a result of the exchange feature attaching to the BEPC exchangeable shares.

Our BEPC exchangeable shares are structured with the intention of being economically equivalent to the BEP units. We believe economic equivalence is achieved through identical dividends and distributions on the BEPC exchangeable shares and the BEP units and each BEPC exchangeable share being exchangeable at the option of the holder for one BEP unit at any time. Given the economic equivalence, we expect that the market price of the BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our company and our group as a whole.

Our company’s current operations consist of approximately 12,812 MW of installed hydroelectric, wind, solar, storage and ancillary capacity across Brazil, Colombia, the United States and Europe, which capacity excludes a 10% interest of LATAM Holdco that is retained by the partnership. We also currently own approximately 1,800 MW of solar assets that are under development in Brazil.

We intend to generate a stable, predictable cash flow profile sourced from a portfolio of low operating cost, hydroelectric, wind and solar assets that sell electricity under contracts with creditworthy counterparties. As a controlled subsidiary of the partnership, an integral part of our strategy is to participate along with institutional investors in Brookfield-sponsored funds, consortia, joint ventures and other arrangements, that target acquisitions that suit our company’s profile.

Brookfield Renewable targets a total return of 12% to 15% per annum on the renewable assets that they own, measured over the long term. Our group intends to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. The partnership determines its distributions based primarily on an assessment of our operating performance. Our group uses FFO to assess operating performance and can be used on a per unit basis as a proxy for future distribution growth over the long-term.

The table below outlines our hydroelectric and wind power asset portfolio as at December 31, 2020:

	River Systems	Facilities	Capacity (MW)	Storage Capacity (GWh)
Hydroelectric
United States	31	140	3,148	2,523
Colombia	6	6	2,732	3,703
Brazil	27	44	946	—
Total	64	190	6,826	6,226
Wind
United States	—	27	2,075	—
Canada	—	1	78	—
Europe	—	25	682	—
Brazil	—	5	150	—
Total	—	58	2,985	—
Solar – Utility	—	34	1,070	—
Energy Transition	1	4,851	1,931	1,095
Total	65	5,133	12,812	7,321

The electricity generated by our facilities is dependent upon available water flows and upon wind and weather conditions generally. Hydrology, wind and weather conditions have natural variations from season to season and from year to year and may also change permanently because of climate change or other factors. See “Risk Factors—Risks Related to Our Operations and the Renewable Power Industry—Changes to hydrology at our hydroelectric facilities, wind conditions at our wind energy facilities, or weather conditions generally, as a result of climate change or otherwise, at any of our facilities could materially adversely affect the volume of electricity generated.”

Current Operations

Brazil

Including all technologies, our company owns facilities with a total capacity of 1,565 MW located in 12 Brazilian states, representing approximately 74% of the country’s population.

We generally focus on SHPPs, a category of hydroelectric power plant with less than 30 MW of capacity. Of our company’s concessions and authorizations, 51% have remaining terms of more than ten years.

In the Brazilian electricity market, energy is typically sold under long-term contracts to either load-serving distribution companies in the regulated market or smaller “free customers” in the free customer market. Approximately 48% of our portfolio is with load-serving distribution companies in the regulated market and approximately 52% are with “free customers” in the free customer market. Since 2021, “free customers” whose load is between 0.5 MW and 1.5 MW can only buy power from renewable sources. Our Brazilian portfolio has a weighted average (based on MW) remaining contract term of approximately eight years.

Market Opportunity

With the world’s sixth-largest population and eighth-largest economy, Brazil retains strong long-term growth potential despite near-term economic challenges. Electricity consumption has sustained an average annual growth rate of approximately 3.1% over the last 30 years, a trend which is likely to continue in the long-term given that per capita consumption is still less than one-fifth of per capita consumption in the United States. By 2029, Brazil’s energy planning agency projects that around 75,500 MW of new supply will be needed, while only approximately 14,000 MW of capacity is already contracted. Accordingly, our company expects Brazil will require over 6,000 MW of new supply annually to meet growing demand. In line with the government’s ten-year planning projections, the renewable power industry is growing, notably wind power and solar. Brazil has approximately 16,445 MW of installed wind capacity, with 9,871 MW under development. Solar PV power generation is also being developed and while current installed solar PV capacity is relatively small (3,047 MW), there are approximately 13,897 MW of solar PV capacity under development in Brazil.

We believe there are two additional aspects of the Brazilian market that make our business compelling. First, the majority of our hydroelectric facilities participate in the hydrological balancing pool administered by the government of Brazil (the “MRE”), which significantly reduces the impact of variations in hydrology on our cash flows. Second, SHPPs operate in a segment of the market that benefits from certain preferred economic and regulatory rights. Customers that purchase power from these plants benefit from a special discount for the use of the distribution system which, in turn, enables generators like our company, since 54% of our portfolio is contracted with final consumers, to capture a portion of this discount through higher prices to end-user customers.

Colombia

Brookfield Renewable, together with its institutional partners, acquired Isagen in January 2016, which marked their entry into the Colombian market. A subsidiary of our company is the general partner of and controls the partnership that holds the consortium’s investment in Isagen. The Brookfield Renewable consortium’s current interest in Isagen is 99.63% with our company’s share being approximately 24.08%. Our company’s 24.08%

interest is held through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of our company, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.95% interest, and the Brookfield Renewable consortium’s remaining 52.59% interest is held by third party co-investors. Public shareholders hold a 0.37% interest.

The consortium holds its interest in Isagen through Hydro Holdings, which is entitled to appoint a majority of the board of directors of Isagen. The general partner of Hydro Holdings is a controlled subsidiary of our company. We are entitled to appoint a majority of Hydro Holdings’ board of directors, provided that BAM and its subsidiaries (including Brookfield Renewable) collectively are (i) the largest holder of Hydro Holdings’ limited partnership interests, and (ii) hold over 30% of Hydro Holdings’ limited partnership interests. BAM and its subsidiaries (including our group) currently meet such ownership test.

Isagen is Colombia’s third-largest power generation company and owns and operates a 3,032 MW portfolio. This portfolio accounts for approximately 18% of Colombia’s installed generating capacity and consists of six, largely reservoir-based, hydroelectric facilities and a 300 MW cogeneration plant. The hydroelectric assets include the largest reservoir by volume in Colombia and are collectively able to store approximately 26% of their annualized long-term average generation. Isagen’s portfolio also includes approximately 500 MW of medium to long-term hydro and wind development projects.

Isagen owns all of its power generating assets in perpetuity and currently holds requisite water usage and other rights in respect of each of its assets.

In Colombia, revenues are typically secured through one to five-year bilateral contracts with local distribution companies in the “regulated market”, and with large industrial users in the unregulated market. Isagen’s current long-term contracts’ average term is four years. These contracts reduce the exposure of both suppliers and end-users to price volatility in the spot market by fixing the price payable for given amount of committed energy. Isagen’s 2020 revenues were approximately 70% contracted.

Market Opportunity

Colombia is an investment-grade rated country based on ratings from multiple agencies. Real gross domestic product has grown at an average rate of approximately 4% per year, while growth in demand for electricity has averaged just under 3%. Over the long-term, our company and the partnership anticipate that electricity demand growth will be approximately 2.5% per year, reflecting the partnership’s long-term view of gross domestic product growth and a view that per capita power consumption will converge with neighboring countries. Power consumption of approximately 1,300 kWh per year in Colombia is well below that of most regional peers and only 10% of that in the United States. As peak demand in Colombia is approximately 10 GW, with estimated growth at 2.5%, there will be approximately 250 MW of additional demand each year, which would require an additional 400 MW of generating capacity to maintain adequate reserves.

As of December 31, 2020, Colombia had total installed capacity of over 17 GW with hydro accounting for almost 70% of the supply mix and the remainder being supplied by natural gas, coal, and diesel. Our company expects that meeting Colombia’s growing demand for firm energy will become more difficult over time as the recent problems with the construction and operation of the dam near Ituango has made large-scale hydro development more challenging (despite significant untapped hydro resources) and natural gas imports are increasingly required to meet domestic needs due to falling natural gas production in Colombia. We believe we will be able to leverage our company’s underlying hydro business to help the country meet its energy needs by extending the duration of contracts with customers and participating in opportunistic development projects.

Europe

Our Spanish business has 539 MW of wind projects, 350 MW of CSP projects and 49 MW of conventional solar PV projects. The principal revenues generated by our Spanish business’s wind and solar assets are received pursuant to a “regulated return” that is set by Spanish legislation. All of our assets in Spain are entitled to a regulated rate of 7.39% through December 31, 2031, except for 44 MW of solar assets and 100 MW of CSP assets, each of which are entitled to a regulated return rate of 7.09% through December 31, 2025. The regulated return rate is set every six years.

Our European business also includes a 144 MW wind portfolio in Portugal and 10 MW of solar projects in England. In Portugal, our assets benefit from feed-in tariff contracts that fix payment terms for the duration of our PPAs. Incentives are also in place for repowering existing capacity at a lower rate.

Market Opportunity

Europe is the largest renewable energy market in the world and a significant growth opportunity for Brookfield Renewable’s business. Within the European Union, a population of approximately 500 million is served by a power system with a capacity of approximately 1,000 GW, generating approximately 3,000 TWh annually. Renewable generation technologies account for nearly half of total installed capacity, including approximately 160 GW of hydroelectric, 190 GW of wind and 120 GW of solar PV capacity. Brookfield Renewable’s investment and growth strategy in Europe focuses on larger, low-sovereign risk markets that have both a record of reliable renewable policies and renewable assets with attractive long-term fundamental value and scarcity attributes.

Spain and Portugal are among the largest renewable markets in Europe and these markets are expected to grow based on the National Energy and Climate plans submitted to the European Commission (NECP 2021-2030). Both markets have stable and favorable contractual frameworks for renewables. In the case of our Spanish assets, they benefit from a regulated asset-based regime by which our regulated assets receive an overall payment equivalent to all costs and initial investment plus a reasonable regulated return on investment (7.4% for most of our assets). Additionally, a significant part of this regulated payment is based on capacity, which provides significant certainty of cash flows to producers as market and volume risk are reduced. In the case of our Portuguese assets, they benefit from a feed-in-tariff ensuring generators are remunerated with a proper electricity price, indexed by inflation annually over a contract term of 15 years plus an extension of 7 years in a cap-and-flow system with reduced market risk given current electricity prices. Both governments are currently promoting new auction-based renewable support schemes, confirming their long-term commitment to renewable power.

United States

Our company is strategically focused on power markets in the Northeast, Mid-Atlantic and California, with operations in other Mid-Continent states, including Minnesota and Louisiana. The majority of our hydroelectric capacity in the United States is located in New York, Pennsylvania and New England. In New York, our company is one of the largest independent power producers with 74 hydroelectric facilities with an aggregate installed capacity of 714 MW. In Pennsylvania, our company has four hydroelectric facilities with an aggregate installed capacity of 747 MW. In New England, our company has 47 hydroelectric facilities and one pumped storage facility with an aggregate installed capacity of 1,273 MW.

Brookfield Renewable’s closing of the acquisition of TerraForm Power significantly expanded its wind and solar generation capacity in the United States. As a result, we have a geographically diverse portfolio of wind projects located principally in California, Illinois, Texas and New York with an aggregate installed capacity of over 2,000 MW. We also have a sizable portfolio of solar assets – both utility scale and distributed generation – across the United States of 500 MW and 750 MW, respectively. In December 2020, we reached an agreement to further expand this portfolio through the acquisition of a distributed generation platform with 360 MWs of operating solar capacity across nearly 600 sites in the United States, including an over 700 MW development pipeline and a dedicated development and PPA origination team. We expect this transaction will enhance our position as an owner-operator of one of the largest commercial and industrial distributed generation portfolios in the United States. Through our subsidiary TerraForm Power, we also own 78 MW of wind assets and 68 MW of solar assets in Canada, 100 MW of solar assets in Chile and 95 MW of wind assets in Uruguay. Our company also owns one combined cycle, natural gas-fired facility in Syracuse, New York, which sells its power output on a merchant basis and is predominantly used at times of peak demand.

A number of our company’s U.S. hydroelectric assets have water storage reservoirs that can collectively store approximately 2,500 GWh, or approximately 21% of their annualized long-term average generation. Our company also benefits from a 50% joint-venture interest in a 600 MW hydroelectric pumped storage facility located in Massachusetts. Pumped storage is a form of hydroelectric power that allows energy to be stored by pumping water up into a reservoir, and then producing power by releasing the water when power prices are higher.

Our right to operate our hydroelectric facilities in the United States are secured primarily through long-term licenses from FERC, the federal agency that regulates the licensing of substantially all hydroelectric power plants in the United States. FERC has oversight of substantially all of our ongoing hydroelectric project operations, including dam safety inspections, environmental monitoring, compliance with license conditions, and the license renewal process. Our ability to sell power from certain of our generation facilities is also subject to the receipt and maintenance of certain approvals from FERC, including the authority to sell power at market-based rates.

Market Opportunity

Over the last decade, the United States has maintained consistent, broad-based policy momentum to transition the country’s electricity production to cleaner generation and promote increased energy independence. The United States is the world’s second largest wind market with approximately 98,000 MW of installed wind capacity as of 2018. One of the most significant drivers of renewable power growth in the United States has been the adoption of renewable portfolio standards targets in 29 states and the District of Columbia, with renewable mandates set to as high as 75% of the total supply mix by 2032 and a target of 100% carbon-free energy by 2045. In addition, growth has been driven by various government incentive programs and Fortune 100 companies supporting investment in new renewables.

The U.S. markets in which our company focuses cover approximately 70% of the U.S. population, and most have strong competitive wholesale markets and renewable portfolio standards targets, aging electricity infrastructure and/or pressure to retire coal generation, providing clear opportunities for sustained renewable generation growth.

Operating Philosophy

Like the partnership, our company employs a hands-on, operations-oriented, long-term owner’s approach to managing our company’s portfolio. We believe this approach ensures that we maintain and, where possible, enhance the value of our assets by being able to quickly identify and manage technical, economic or stakeholder issues that may arise. The operation of our generating facilities is largely decentralized across North America, South America, and Europe. Brookfield Renewable supports our operators with a strong corporate team that provides oversight of the functions of Brookfield Renewable and, among other things, establishes consistent policies for business on compliance, information technology, health, environment, safety and security, human resources, stakeholder relations, procurement, governance, anti-bribery and anti-corruption.

Our company also benefits from the expertise of Brookfield, which provides strategic direction, corporate oversight, commercial and business development expertise, and oversees decisions regarding the funding and growth of Brookfield Renewable’s business. We believe this approach leads to a strong decision-making culture and long-term owner-oriented investment philosophy to build value.

Ownership and Organization Structure

The following diagram provides an illustration of the simplified corporate structure of our group. All ownership is 100% unless otherwise indicated.

(1)	Brookfield’s general partner interest is held through Brookfield Renewable Partners Limited, a Bermuda company that is indirectly wholly owned by Brookfield Asset Management.
(2)

Brookfield’s limited partnership interest in BRELP, held in redeemable/exchangeable partnership units, is redeemable for cash or exchangeable for BEP units in accordance with the redemption-exchange mechanism contained in BRELP’s limited partnership agreement, which could result in Brookfield owning approximately 56.09% of BEP’s issued and outstanding BEP units assuming exchange of the redeemable/exchangeable partnership units (and including the issued and outstanding BEP units that Brookfield currently also owns).

(3)	Brookfield owns 50.4% of BEP on a fully-exchanged basis, assuming the exchange of all of the outstanding redeemable/exchangeable partnership units and all BEPC exchangeable shares.
(4)	Brookfield has provided an aggregate of $5 million of working capital to certain Holding Entities through a subscription for shares.
(5)	Guarantors of Finco Bonds.
(6)	Guarantors of BRPPE Class A Preference Shares.
(7)	Guarantors of BEP Class A Preferred Units.
(8)	The Service Provider provides services to the Service Recipients pursuant to the Master Services Agreement.
(9)	BEP has voting control of BRELP by way of a voting agreement.
(10)

As of the date of this prospectus, Brookfield, directly and indirectly, holds approximately 34.7% of BEPC exchangeable shares (or 26.0% following completion of this offering or 24.7% if the Over-Allotment

Option is exercised in full). In addition, the partnership, which itself is controlled by Brookfield, holds all of the issued and outstanding BEPC class B shares, having a 75% voting interest in BEPC, and BEPC class C shares. Through their ownership of BEPC exchangeable shares and BEPC class B shares, Brookfield and the partnership collectively hold an approximate 83.7% voting interest in our company (or 81.5% following completion of this offering or 81.2% if the Over-Allotment Option is exercised in full).

Capital Expenditures

Our principal capital expenditures relate to the construction and maintenance of hydroelectric facilities. The table below summarizes the amounts invested in capital expenditures for the periods presented.

US$ Millions	For the nine months ended September 30,		For the year ended December 31,
	2020	2019	2019	2018	2017
	$198	$122	$141	$171	$226

These capital expenditures have been financed with working capital generated and retained within our business. There were no material divestitures within the periods presented above and there are no material divestitures that are currently the subject of a definitive agreement.

BEPC’s Competitive Strengths

Diverse and high-quality assets with hydroelectric focus. Brookfield Renewable has a complementary portfolio of hydroelectric, wind, solar and storage facilities. Our portfolio includes utility-scale facilities and distributed power generation. Hydroelectric power comprises most of our portfolio and is the highest value renewable asset class as one of the longest life, lowest-cost and most environmentally-preferred forms of power generation. Hydroelectric plants generally have high cash margins, storage capacity with the capability to produce power at all hours of the day, and the ability to sell multiple products in the market including energy, capacity and ancillaries. With our scale and the quality of our assets, we are competitively positioned relative to other power generators in Brazil, Colombia, Europe and the United States, providing significant scarcity value to its investors.

Stable, diversified and high-quality cash flows with attractive long-term value for shareholders. We intend to maintain a highly stable, predictable cash flow profile sourced from a diversified portfolio of low operating cost, long-life hydroelectric, wind and solar assets that sell electricity under long-term, fixed price contracts with creditworthy counterparties. As at December 31, 2020, approximately 84% of our proportionate generation output in 2021 is contracted to public power authorities, load-serving utilities, industrial users or to Brookfield. As at December 31, 2020, our PPAs in Brazil, Colombia and the United States have a weighted average (based on MW) remaining duration of 14 years, on a proportionate basis, providing long-term cash flow visibility.

Strong financial profile and conservative financing strategy. As a controlled subsidiary of the partnership, we benefit from the partnership’s robust balance sheet, strong investment grade rating, and access to global capital markets to ensure cash flow resiliency through the cycle. Our approach to financing is to raise the majority of our debt in the form of asset-specific, non-recourse borrowings at a subsidiary level with no financial maintenance covenants.

Leading operating expertise. Our group has over 3,000 experienced operators and over 140 power marketing experts that are located across the globe to help optimize the performance and maximize the returns of all its assets, including the assets forming part of our portfolio of hydroelectric assets in Brazil and Colombia and hydroelectric, wind and solar assets in the United States. Brookfield Renewable’s expertise in operating and managing power generation facilities spans over 100 years and includes full operating, development and power marketing capabilities. We leverage our relationship with Brookfield, which we believe provides a unique competitive advantage considering Brookfield’s strong reputation in the energy marketing, asset management, infrastructure and global real estate industries.

Attractive distribution profile. We pursue a strategy which we expect will provide for highly stable, predictable cash flows sourced from predominantly long-life hydroelectric assets ensuring a sustainable distribution yield. It is expected that dividends on BEPC exchangeable shares will continue to be declared at the same time and in the same amount as distributions are made on the BEP units, with a view to providing holders of BEPC exchangeable shares with an economic return equivalent to holders of such BEP units. See “Dividend Policy” elsewhere in this prospectus.

Our Growth Opportunity

We believe that demand for renewable energy continues to grow around the world due to its positive environmental profile, the benefits of supply diversification and its increasing cost-competitiveness with traditional energy supply. By the end of 2019, global installed renewable power capacity exceeded 2,700 GW. Total investment in new “clean energy” facilities that year has been estimated at around $300 billion. Over the last five years up to 2019, an average of approximately 180 GW of new renewable generation capacity has been added each year.

We believe that strong continuing growth in renewable power generation will be driven by the following:

Renewable energy is an increasingly cost-effective way of generating electricity and diversifying fuel risk. Improvements in technology and economies of scale continue to reduce the costs of renewable power, enhancing its position as a cost competitive complement to gas-fired generation and as a means to meeting increasingly stringent environmental standards. While natural gas continues to make major gains in generation market share, we expect that utilities will increasingly seek to limit exposure to potential fuel cost volatility by looking to renewable technologies that offer stable price terms, particularly hydroelectric energy, wind and solar energy.

Consistent policy and supportive regulation. Regulatory support for the development of renewable power resources typically includes renewable portfolio standards (requiring electricity distributors to obtain a minimum percentage of its power from renewable energy resources by specified target dates) and tax incentives or direct subsidies.

Mainstream recognition of climate change risk and serious commitment to action. Global support for de-carbonization—and by implication the further promotion of renewable technologies—was reinforced in December 2015 as 197 countries agreed at the COP21 Conference in Paris to develop national strategies consistent with limiting the increase in global temperature by 2050 to less than two degrees Celsius above pre-industrial levels. The Paris Agreement has been ratified by over 120 countries, including Brazil and Colombia, and although the United States has withdrawn from the Paris Agreement, President Biden has indicated his intention to have the United States rejoin the agreement.

Supportive growth environment. As a controlled subsidiary of the partnership, an integral part of our strategy is to participate along with institutional investors in Brookfield-sponsored funds, joint ventures and other arrangements, that target acquisitions that suit BEPC’s profile. We believe that the current environment offers attractive opportunities to invest in renewable power acquisitions or developments, including in Brazil, Colombia and the United States that we expect will allow our company to deploy capital, on an accretive basis, in the following ways:

•

Privatizations. We believe that governments, including in Brazil, Colombia and the United States, will continue to engage the private sector in providing funding solutions for infrastructure requirements which could increasingly involve sales of existing assets. Brookfield Renewable’s proven operating track record and ability to partner with local pension funds and institutional investors positions our company well to participate in such opportunities.

•	Asset monetization and divestitures. Significant renewable power generation capacity is owned by industrial companies, smaller independent power producers, private equity investors and foreign companies. These types of owners sell renewable power assets either because power generation is not their core business, their investment horizons are shorter, or a particular market ceases to be strategic. In addition, some large independent power producers may seek, or be forced, to sell assets to bolster their balance sheets. Certain capital constrained or distressed companies may also seek to sell assets.

•

Development cycle divestitures. Renewable power assets are often developed or built by smaller developers or construction companies who, in our experience, seek to capture returns at the development stage of a project or who have insufficient capital to develop such projects. Because of Brookfield Renewable’s extensive project development expertise, we are well positioned to evaluate these sorts of assets and therefore have been, and believe we will continue to be, a logical acquirer of, or partner in, such projects, including in Brazil, Colombia and the United States.

•

Brookfield Renewable’s development project portfolio. In addition to growing our business through acquisitions, we intend to pursue organic growth by developing our over approximately 18,000 MW pipeline of greenfield projects.

Competition

Our main competition in the Brazilian, Colombian, European and U.S. electricity markets in which we operate are coal, nuclear, oil and natural gas electricity generators as well as other renewable energy suppliers who use hydro, wind, geothermal and solar PV technologies. The market price of commodities, such as natural gas and coal, are important drivers of energy pricing and competition in most energy markets, including in Brazil, Colombia and the United States.

Intellectual Property

Pursuant to a licensing agreement, Brookfield has granted our group a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo in connection with marketing activities. Other than under this license, which is limited to marketing activities, we do not otherwise have a legal right to the “Brookfield” name and the Brookfield logo. Brookfield may terminate this licensing agreement immediately upon termination of the Master Services Agreement and it may be terminated in the circumstances described under “Relationship with Brookfield—Licensing Agreement” elsewhere in this prospectus.

Governmental, Legal and Arbitration Proceedings

We are occasionally named as a party in various governmental, legal or arbitration proceedings which arise during the normal course of our business that could expose us to liability for damages and potential negative publicity associated with such legal actions. The outcome with respect to outstanding, pending or future actions cannot be predicted with certainty and may be adverse to us and, as a result, could have an adverse effect on our assets, liabilities, business, financial condition, results of operations, cash flow and reputation.

Claim relating to TerraForm Power’s First Wind Acquisition

On December 22, 2020, our subsidiary, TerraForm Power, received an adverse summary judgment ruling in connection with litigation relating to a historical contractual dispute. This litigation predates the 2017 acquisition of an initial 51% interest in TerraForm Power by Brookfield Renewable and its institutional partners. The dispute relates to an allegation that TerraForm Power was obligated to make earn-out payments in connection with the acquisition of certain development assets by TerraForm Power’s former parent company from a third party. The court’s ruling in favor of the plaintiffs awarded approximately $231 million plus 9% annual non-compounding interest that has accrued at the New York State statutory rate since May 2016. While we have appealed the ruling, we cannot predict with certainty the ultimate resolution of the appeal or any other proceedings brought in connection with these claims.

Employees and Offices

Our principal head office is located in New York, New York with our operations being carried out in Brazil, Colombia and the United States. Our registered office is located in British Columbia, Canada.

We do not employ the individuals who provide management services to us under the Master Services Agreement, including the individuals who serve as the Chief Executive Officer and Chief Financial Officer of our company and the general partner of BEP. The personnel that carry out these activities are employees of Brookfield, and their services are provided to Brookfield Renewable, including for the benefit of our company, under the Master Services Agreement. For a discussion of the individuals from Brookfield’s management team that are involved in our renewable power business, see “BEPC Management—The Master Services Agreement” included elsewhere in this prospectus.

We lease the principal office of our Brazil business, which is located in Rio de Janeiro. This office oversees our operations in Brazil, with approximately 500 employees. Our Brazilian National System Control Center is located in Rio de Janeiro and allows for the remote monitoring and control of nearly all of our hydroelectric assets in the country. All of our employees in Brazil are covered by collective bargaining agreements. We have experienced positive relations with our unionized work force in Brazil. We also employ 5 employees in Uruguay, none of whom are covered by collective bargaining agreements.

We lease the principal office of our Colombian business, which is located in Medellín. Our Colombia business employs approximately 580 full time employees, of which approximately 87% are covered by collective bargaining agreements. We have experienced positive relations with our unionized work force in Colombia.

The principal office of our European operations is located in London, in the United Kingdom. Our European business, includes an office in Madrid, Spain, employs approximately 135 employees comprising operating, finance, project development, market research, power marketing and support functions. None of these employees are covered by collective agreements.

Our principal office in the United States is located in New York, New York. Our U.S. National System Control Center is located in Marlborough, Massachusetts and allows for the remote monitoring and control of nearly all of our assets in the country. Our U.S. business employs approximately 670 people, approximately 36% of whom are covered by collective agreements. We have experienced positive relations with our unionized workforce in the United States.

Environmental, Social and Governance Management

Brookfield Renewable is an owner and operator of a diversified portfolio of high-quality assets that produce electricity from renewable resources. The assets that Brookfield Renewable invests in are long term in nature and affect the lives of thousands of employees, their families and the communities in which our group operates. Brookfield Renewable believes that strong environmental, social and governance (“ESG”), practices benefit the environment, their employees, stakeholders, and investors while also significantly boosting the potential for improving profitability, mitigating risk, and creating opportunities for growth. Accordingly, ESG management is a key consideration in the way our group conducts its business.

Brookfield Renewable’s goal is to be responsible stewards of its resources and a good corporate citizen. Brookfield Renewable s long-term owner-operator approach to business means that in many cases, Brookfield Renewable is well positioned to be a positive influence and take active measures to implement effective ESG programs. Brookfield Renewable has adopted written environmental policies that include frameworks for oversight, compliance, audits and best practices both within the operations of the Operating Entities and the global Brookfield group. Brookfield Renewable maintains a Health, Safety, Security and Environmental (“HSS&E”) Steering Committee, consisting of, among others, the Chief Executive Officer of the Service Provider and the Chief Executive Officer of each operating business, and requires all employees, contractors, agents and others involved in their operations to comply with Brookfield Renewable’s established HSS&E practices. Brookfield Renewable also empowers its employees to detect and address safety issues through industry leading health and safety training and our group’s safe work observation program, which encourages employees to identify and report safety concerns or incidents.

Brookfield Renewable maintains high governance standards across its organization, key elements of which include Brookfield Renewable’s code of conduct, anti-bribery and corruption policy, a whistleblower hotline, and supporting controls and procedures. Brookfield Renewable’s governance standards are designed to meet or exceed the requirements in any jurisdiction in which it operates. Brookfield Renewable’s efforts to build a responsible business are underpinned by Brookfield Renewable’s ESG practices and its commitment to ethical conduct.

Brookfield Renewable recognizes that it is important to effectively communicate its ESG initiatives to its investors, because it increasingly influences their decisions. As such, Brookfield Renewable has published its second annual ESG report in early 2021 in order to continue to enhance its transparency surrounding how it embeds environmental, social and governance principles into its operations.

Brookfield Renewable’s assets are predominantly hydroelectric and represent one of the most environmentally preferred forms of power generation. Brookfield Renewable may benefit from future environmental regulations under consideration to encourage the use of clean energy technologies and regulate emissions of greenhouse gases to address climate change.

Brookfield Renewable continues to conduct an inventory of its scope 1 and 2 greenhouse gas emissions measurement for Brookfield Renewable’s global businesses. In 2019, Brookfield Renewable also began measuring its scope 3 emissions, which include air travel.

Brookfield Renewable is committed to developing its people and investing in them by creating opportunities across Brookfield Renewable’s business. As part of Brookfield Renewable’s commitment to its employees, it focuses on diversity, competitive wages and inclusive hiring practices.

Brookfield Renewable is an active contributor in the communities where it conducts business through philanthropic initiatives, but more importantly, through Brookfield Renewable’s approach to ESG factors that impact it. Brookfield Renewable seeks to have transparent and well-established relationships with local stakeholder groups and the communities in which our group operates, which it believes is a key element of successfully operating and developing renewable power facilities. Brookfield Renewable consults and works proactively with local stakeholders and communities potentially affected by the operations of its Operating Entities to ensure that its interests, safety and well-being are appropriately integrated into Brookfield Renewable’s decision making. Brookfield Renewable also seeks to empower employees to participate in and use its resources to give back to communities in which Brookfield Renewable operates.

Brookfield Renewable considers ESG factors throughout the investment process. During due diligence, Brookfield Renewable utilizes its operating and underwriting expertise to identify ESG factors in acquisition targets and uncover opportunities to add value by mitigating risk and capitalizing on opportunities post-investment and incorporate these into the potential return analysis. Factors considered include bribery and corruption risks, health and safety risks, ethical considerations, environmental matters as well as energy efficiency improvements. After acquiring or investing in an asset, Brookfield Renewable’s investment teams create a tailored integration plan that, among other things, includes material ESG-related priorities and seeks to actively manage ESG risks and opportunities.

Brookfield Renewable is proud of the commitment it has made to ESG management. The initiatives Brookfield Renewable undertakes and the investments it makes in building its business are guided by Brookfield Renewable’s core set of values around sustainable development and ESG, as it creates a culture and organization that it believes can be successful today and in the future.

Emerging Markets Operations

Brookfield and its predecessor corporations have been invested in Brazil for over 100 years and re-entered the Brazilian renewable power market in 2003. The partnership entered the Colombian market in 2016 with its acquisition of Isagen. Brookfield Renewable and Brookfield employ a number of key practices in managing the various risks associated with the emerging markets in which they operate, including Brazil and Colombia. These practices include the following:

Oversight of Subsidiaries. Brookfield Renewable’s corporate structure has been designed to ensure that Brookfield Renewable controls, or has an appropriate measure of direct oversight over, the operations of the operating entities in Brazil and Colombia. As direct or indirect subsidiaries of Brookfield Renewable, Brookfield Renewable will directly or indirectly control the appointment of a sufficient number of the directors to ensure control over its subsidiaries.

Transfer of Funds. Since the subsidiaries operating in Brazil and Colombia are controlled by our group, Brookfield Renewable is able to determine if and when funds are distributed. Brookfield Renewable maintains internal policies and systems which allows it to monitor the activities of its subsidiaries. In practice, funds are transferred by foreign subsidiaries to our group pursuant to a variety of methods.

Local Management. Local management is appointed by Brookfield Renewable. In addition, from time to time, an operating entity is staffed and managed by several personnel seconded from Brookfield Renewable or Brookfield to subsidiaries in Brazil or Colombia and who become resident in the local jurisdiction, which ensures a degree of oversight and control in the day-to-day operations which would not be present in a passive investment.

Internal Audit. As part of Brookfield Renewable’s internal audit plan, each year Brookfield Renewable’s internal auditor conducts an on-site internal audit with respect to specific matters as instructed by its audit committee. The audit report is reviewed and discussed by the audit committee.

Strategic Direction. The board of directors of the general partner of BEP is responsible for the overall stewardship of Brookfield Renewable and, as such, supervises the management of the business and affairs of Brookfield Renewable. The board of directors of the general partner of BEP and our board of directors is responsible for reviewing the strategic business plans and corporate objectives, and approving acquisitions, dispositions, investments, capital expenditures and other transactions and matters that are thought to be material to the partnership and our company, respectively.

In addition to the above practices, many of Brookfield Renewable’s directors and Brookfield’s directors and executive officers have acquired experience conducting business in Brazil and Colombia. The boards of directors of the general partner of BEP and our company are composed of directors residing in Canada, the United States, Bermuda, Brazil and the United Kingdom who have experience with various international issuers. In addition, Brookfield has a global presence and an international network of corporate and regional offices that allows it to work with local management and oversee the operations of our group’s subsidiaries in Brazil, Colombia and elsewhere in the world.

BEPC GOVERNANCE

The BEPC Board of Directors

The following table presents certain information concerning the board of directors of BEPC:

Name and Municipality of Residence(1)	Age	Position	Independent	Principal Occupation
Jeffrey Blidner Ontario, Canada	72	Chair	No	Vice Chair of BAM.; Chief Executive Officer of Brookfield’s Private Funds Group; Chairman of the general partner of BEP; Chairman of the general partner of Brookfield Business Partners L.P.; director of the general partner of Brookfield Property Partners L.P., the general partner of Brookfield Infrastructure Partners L.P. and Canary Wharf; director of Brookfield Infrastructure Corporation

Scott Cutler Utah, United States	51	Director	Yes	Chief Executive Officer of StockX; director of the general partner of BEP

Eleazar de Carvalho Filho(2)(5) Sao Paulo, Brazil	62	Director	Yes	Founder of Virtus BR Partners; Founder of Sinfonia Consultoriae Participações; director of TechnipFMC plc, Grupo Pão de Açúcar, Cnova N.V.; Chairman of Oi S.A.

Nancy Dorn(3) Georgia, United States	62	Director	Yes	Director of the general partner of BEP

David Mann(2)(3)(4) Nova Scotia, Canada	81	Director	Yes	Director of the general partner of BEP; director of Allbanc Split Corp II

Lou Maroun(3) Warwick, Bermuda	70	Director	Yes	Director of the general partner of BEP; director of the general partner of Brookfield Property Partners L.P.; Chairman of Sigma Real Estate Advisors/Sigma Capital Corporation and director and Chairman of Summit Industrial Income REIT

Sachin Shah Toronto, Canada	44	Director	No	Chief Investment Officer of BAM; director of the general partner of BEP

Stephen Westwell(2) London, United Kingdom	62	Director	Yes	Director of the general partner of BEP; director of Sasol Pty Limited and Control Risks Pty Ltd.

Patricia Zuccotti(2) Washington, United States	73	Director	Yes	Director of the general partner of BEP and the general partner of Brookfield Business Partners L.P.

(1)	The business address for each of the directors is 73 Front Street, 5th floor, Hamilton, HM 12, Bermuda.
(2)

Member of the BEPC audit committee. Patricia Zuccotti is the chair of the BEPC audit committee and the BEPC audit committee financial expert. Each member of the BEPC audit committee is financially literate.

(3)	Member of the BEPC nominating and governance committee. David Mann is the chair of the BEPC nominating and governance committee.

(4)	Lead independent director.
(5)

Non-overlapping board member of BEPC who will assist BEPC with, among other things, resolving any conflicts of interest that may arise from its relationship with the partnership. Mr. de Carvalho de Filho served on the board of directors of the general partner of BEP since November 2011 and resigned from such board of directors shortly before the completion of the special distribution. Until July 30, 2021, if BEPC considers a related party transaction in which the partnership is an interested party within the meaning of MI 61-101, Mr. de Carvalho de Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

BEPC Directors

Set forth below is biographical information for the BEPC directors.

Jeffrey Blidner. Mr. Blidner is the Chair of the board of directors of BEPC since the completion of the special distribution. Mr. Blidner is a Vice Chair of BAM and is responsible for Brookfield’s private client business. Mr. Blidner is Chief Executive Officer of Brookfield’s Private Funds Group, Chairman of the general partner of BEP and Chairman of the general partner of Brookfield Business Partners L.P. He also serves as a Director of Brookfield, the general partner of Brookfield Infrastructure Partners L.P., the general partner of Brookfield Property Partners L.P. and Canary Wharf. Prior to joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm. Mr. Blidner’s practice focused on merchant banking transactions, public offerings, mergers and acquisitions, management buy-outs and private equity transactions. Mr. Blidner received his LLB from Osgoode Hall Law School and was called to the Bar in Ontario as a Gold Medalist. Mr. Blidner is not considered an independent director because of his role at Brookfield.

Scott Cutler. Mr. Cutler is a director of BEPC since November 2020 and is also a director of the general partner of BEP. Mr. Cutler is the Chief Executive Officer of StockX, a leading e-commerce. Prior to joining StockX, Mr. Cutler served as Senior Vice President of the Americas at eBay, Inc., from 2017- 2019. From 2015- 2017, he served as President of StubHub. Before joining StubHub, Mr. Cutler spent nine years as Executive Vice President at the New York Stock Exchange. He currently also serves on the board of Vibrant Emotional Health and is a trustee on the National Advisory Committee for Brigham Young University. Before joining the board of the general partner of BEP, Mr. Cutler served on the board of the general partner of Brookfield Property Partners L.P. Mr. Cutler holds a Bachelor of Science in economics from Brigham Young University and a Juris Doctor from the University of California, Hastings College of Law.

Eleazar de Carvalho Filho. Mr. de Carvalho Filho is a director of BEPC since the completion of the special distribution and is a former director of the general partner of BEP, serving from 2011 until shortly before completion of the special distribution. Mr. de Carvalho Filho is a founding partner of Virtus BR Partners, an independent advisory company. He was formerly the President and Managing Director of the Brazilian National Development Bank and has served as the Chief Executive Officer of Unibanco Investment Bank. Mr. de Carvalho Filho served as the non-executive Chairman of BHP Billiton Brazil (2006-2011) and served on the board of directors of Petrobras, Eletrobrás and Vale, among others. Mr. de Carvalho Filho is currently Chairman of Oi S.A. and a director of Cnova N.V. He is also a director and audit committee member of TechnipFMC plc (formerly FMC Technologies, Inc.) and Grupo Pão de Açúcar. Mr. de Carvalho Filho is the President of the Board of Trustees of the Brazilian Symphony Orchestra. Mr. de Carvalho Filho holds a Master of Arts in International Relations from The Johns Hopkins University in Washington, D.C. and a Bachelor of Arts with a major in Economics from New York University.

Nancy Dorn. Ms. Dorn is a director of BEPC since completion of the special distribution and is also a director of the general partner of BEP. Ms. Dorn is a retired corporate executive and U.S. government official now serving on several private sector, governmental and non-profit boards. Ms. Dorn retired from the General Electric Company in 2017 after serving for 14 years as the leader of the company’s government affairs and policy group. Prior to her career at GE, she served in a number of high-ranking positions in the U.S. Government, including Deputy Director of the Office of Management and Budget under President George W. Bush and Assistant Secretary of the Army (Civil Works) under President George H.W. Bush. She also worked in the Reagan Administration as Special Assistant to the President and in the State and Defense Departments. Ms. Dorn also serves on the Board of Governors of the Argonne National Laboratory and on the Saint Simons Island Land Trust in Saint Simons, Georgia. Ms. Dorn is a graduate of Baylor University.

David Mann. Mr. Mann is the lead independent director of BEPC since completion of the special distribution and is also the lead independent director of the general partner of BEP. Mr. Mann formerly served as President and Chief Executive Officer of Nova Scotia Power Inc. (1996-2004) and Vice Chairman (2004-2005) and President and Chief Executive Officer (1998-2004) of Emera Inc., a TSX-listed energy and services company that invests in electrical generation, transmission and distribution. Mr. Mann is a Corporate Director and prior to January 1, 2016, served as Counsel at the law firm Cox & Palmer. He has over 30 years of experience in the practice of corporate and commercial law, with a particular emphasis on corporate finance and public utility regulation. He retired as Chairman of Logistec Corporation in 2016 and he retired as director of NewGrowth Corp. in 2019. He is also the Chairman of Allbanc Split Corp II. Mr. Mann holds a Bachelor of Commerce and a Bachelor of Laws from Dalhousie University and a Master of Laws from the University of London.

Lou Maroun. Mr. Maroun is a director of BEPC since completion of the special distribution and is also a director of the general partner of BEP. Mr. Maroun was formerly the Executive Chairman of ING Real Estate Canada, and held executive positions in a number of real estate companies where he was responsible for overseeing operations, real estate transactions, asset and property management, as well as many other related functions. Mr. Maroun is a director of the general partner of Brookfield Property Partners L.P. where he is a member of the Audit Committee and the Chair of the Governance and Nominating Committee. Mr. Maroun is also Chairman of Sigma Real Estate Advisors and Sigma Capital Corporation and is on the board of directors and is Chairman of Summit Industrial Income REIT. Mr. Maroun graduated from the University of New Brunswick in 1972 with a Bachelor’s degree, majoring in psychology, followed by a series of post graduate studies in finance and mortgage underwriting. In January of 2007, Mr. Maroun was elected a Fellow of the Royal Institute of Chartered Surveyors.

Sachin Shah. Mr. Shah is a director of BEPC since February 2021 and is also a director of the general partner of BEP. Mr. Shah is a Managing Partner and Chief Investment Officer of BAM, and is the Vice Chair of our group. As Chief Investment Officer of BAM, he is actively involved in all investments made by BAM and oversees its growth into new lines of business. As Vice Chair, he continues to support business development initiatives for BAM’s renewables business. Mr. Shah joined Brookfield in 2002 and most recently served as Chief Executive Officer of the Service Provider to BEP. In that role, Mr. Shah was instrumental in growing the platform into a global business diversified across multiple technologies. Mr. Shah is on the board of the Ryerson University Brookfield Institute for Innovation and Entrepreneurship. Mr. Shah holds a Bachelor of Commerce from the University of Toronto and is a member of the Chartered Professional Accountants of Canada.

Stephen Westwell. Mr. Westwell is a director of BEPC since completion of the special distribution and is also a director of the general partner of BEP. Mr. Westwell was formerly the Chief Executive Officer of EFR Group BV, a European fuel distributor and retailer (2015—2016) and the Chief Executive Officer of Silver Ridge Power Inc., a global solar power company (2013-2014). Mr. Westwell held various management and executive positions for BP plc in South Africa, the United States and the United Kingdom (1988-2007). These executive positions included Chief Executive Officer for BP Solar and Chief Executive Officer for BP Alternative Energy. He served as Group Chief of Staff and member of BP Plc’s executive management team in the United Kingdom (2008-2011). Mr. Westwell also worked for Eskom Holdings Limited, the South African power utility, in several operational capacities. Mr. Westwell is currently the lead independent director, member of the Audit Committee and the Safety, Social and Ethics Committee and Chairman of the Capital Investment Committee of Sasol Pty Limited, a global oil and chemical company. He is also a Director and Chairman of the Audit Committee of Control Risks Pty Ltd., a specialist global risk consultancy. Mr. Westwell holds a Bachelor of Science, Engineering from the University of Natal, a Master of Business Administration from the University of Cape Town and a Master of Science in Management from Stanford University.

Patricia Zuccotti. Ms. Zuccotti is a director of BEPC since completion of the special distribution and is also a director of the general partner of BEP. Ms. Zuccotti was formerly Senior Vice President, Chief Accounting Officer and Controller of Expedia, Inc. (2005-2011). Prior to joining Expedia, Ms. Zuccotti was the Director, Enterprise Risk Services of Deloitte & Touche LLP (2003-2005). Ms. Zuccotti is a director of the general partner of Brookfield Business Partners L.P. where she is the Chair of the Audit Committee. Ms. Zuccotti is a Certified Public Accountant (inactive) and received her Master of Business Administration, majoring in accounting and finance, from the University of Washington and a Bachelor of Arts, majoring in political science, from Trinity College.

Board Structure, Practices and Committees

The structure, practices and committees of the BEPC board, including matters relating to the size, independence and composition of the BEPC board, the election and removal of directors, requirements relating to board action and the powers delegated to the BEPC board committees, mirror the practices of the partnership and are governed by the BEPC articles and policies adopted by the BEPC board. The BEPC board is responsible for exercising the management, control, power and authority of BEPC except as required by applicable law or the BEPC articles. The following is a summary of certain provisions of the BEPC articles and policies that affect BEPC’s governance.

Size, Independence and Composition of the BEPC Board

The BEPC board is currently comprised of nine (9) directors. The BEPC board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of BEPC and subject to the BEPC articles. At least three (3) directors and at least a majority of the directors holding office must be independent of BEPC and Brookfield, as determined by the full BEPC board using the standards for independence established by the NYSE. Our board of directors mirrors the board of the general partner of BEP, except that our board has one additional non-overlapping board member to assist BEPC with, among other things, resolving conflicts of interest, if any, that may arise from its relationship with the partnership.

If the death, resignation or removal of an independent director results in the BEPC board consisting of less than a majority of independent directors, the vacancy must be filled promptly. Pending the filling of such vacancy, the BEPC board may temporarily consist of less than a majority of independent directors and those directors who do not meet the standards for independence may continue to hold office.

Election and Removal of Directors

The BEPC board is elected by the shareholders of BEPC and each of BEPC’s current directors will serve until the close of the next annual meeting of shareholders of BEPC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the BEPC board may be filled and additional directors may be added by a resolution of the shareholders of BEPC or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of BEPC. A director will be automatically removed from the BEPC board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director. The partnership, through its ownership of BEPC class B shares, will have a 75% voting interest in BEPC and will be able to control the election and removal of directors serving on the BEPC board. See “Risk Factors—Risks Relating to BEPC’s Relationship with Brookfield and the Partnership—Brookfield exercises substantial influence over our group and it is highly dependent on the Service Providers”.

Term Limits and Board Renewal

The BEPC nominating and governance committee reviews and assesses the qualifications of candidates to join the BEPC board with the goal, among other things, of reflecting a balance between the experience that comes with longevity of service on the BEPC board and the need for renewal and fresh perspectives.

The BEPC board does not have a mandatory age for the retirement of directors and there are no term limits nor any other mechanisms in place that operate to compel board turnover. While BEPC believes that mandatory retirement ages, director term limits and other board turnover mechanisms are overly prescriptive, periodically adding new voices to the BEPC board can help BEPC adapt to a changing business environment.

As such, the BEPC nominating and governance committee reviews the composition of the BEPC board on a regular basis in relation to approved director criteria and skill requirements and recommends changes as appropriate.

Board Diversity Policy

BEPC has a board diversity policy. The diversity policy is informed by our company’s and the partnership’s deep roots in many global jurisdictions and the belief that the BEPC board should reflect a diversity of backgrounds relevant to its strategic priorities. This includes factors such as diversity of business expertise and international experience, in addition to geographic and gender diversity.

All board of director appointments will be based solely on merit, having due regard for the benefits of diversity, so that each nominee possesses the necessary skills, knowledge and experience to serve effectively as a director. Therefore, in the director identification and selection process, gender diversity influences succession planning and is one criterion in adding new members to the BEPC board. BEPC appreciates the benefits of leveraging a range of diverse talents and perspectives and is committed to pursuing the spirit and letter of the diversity policy. The BEPC nominating and governance committee is responsible for overseeing the implementation of the diversity policy and for monitoring progress towards achieving its objectives. The BEPC board is currently comprised of nine (9) directors. Of the nine (9) directors, seven (7) are independent and two (2) are female (both of whom are independent directors). Accordingly, 22% of BEPC’s directors are women and women represent 29% of such independent directors. The diversity policy does not set any formal targets on diversity for directors at this time, because of the current need for geographic diversity of directors and the emphasis on subject matter expertise.

Action by the BEPC Board of Directors

The BEPC board may take action in a duly convened meeting at which a quorum is present or by a written resolution signed by all directors then holding office. The BEPC board will hold a minimum of four meetings per year. When action is to be taken at a meeting of the BEPC board, the affirmative vote of a majority of the votes cast is required for any action to be taken.

Transactions Requiring Approval by Independent Directors

BEPC’s independent directors have approved a conflicts management policy which addresses the approval and other requirements for transactions in which there is greater potential for a conflict of interest to arise. These transactions include:

•	any material amendment to the Master Services Agreement;

•

any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the Master Services Agreement;

•	acquisitions by BEPC from, and dispositions by BEPC to, Brookfield;

•	approval of the protocol governing the allocation of employees between BEPC and the Service Providers;

•	any other material transaction involving BEPC and Brookfield; and

•	termination of, or any determinations regarding indemnification under, the Master Services Agreement.

BEPC’s conflicts management policy requires certain transactions including those described above to be approved by a majority of BEPC’s independent directors. Pursuant to BEPC’s conflicts management policy, independent directors may grant approvals for any such transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby.

Transactions in which a Director has an Interest

A director who directly or indirectly has an interest in a contract, transaction or arrangement with BEPC or certain of BEPC’s affiliates is required to disclose the nature of his or her interest to the full BEPC board. Such disclosure may take the form of a general notice given to the BEPC board to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement which may after the date of the notice be made with that company or firm or its affiliates. A director may participate in any meeting called to discuss or any vote called to approve the transaction in which the director has an interest and any transaction approved by the BEPC board will not be void or voidable solely because the director was present at or participates in the meeting in which the approval was given provided that the BEPC board or a board committee authorizes the transaction in good faith after the director’s interest has been disclosed or the transaction is fair to BEPC at the time it is approved.

Transactions Requiring Shareholder Approval

Shareholders have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable corporate laws, securities laws, stock exchanges rules, and the BEPC articles.

Service Contracts

There are no service contracts with directors that provide benefits upon termination of office or services.

Corporate Governance Disclosure

The BEPC board encourages sound corporate governance practices designed to promote the well-being and ongoing development of BEPC, including advancing the best interests of BEPC.

The BEPC board is of the view that its corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for corporate governance adopted by Canadian securities administrators. The BEPC board is also of the view that these policies and practices are consistent with the requirements of the NYSE and the applicable provisions under the Sarbanes-Oxley Act.

Board of Directors

Mandate of the Board of Directors

The BEPC board oversees the management of BEPC’s affairs directly and through two existing standing committees. The responsibilities of the BEPC board and each committee are set out in written charters, which are reviewed and approved annually.

In fulfilling its mandate, the BEPC board is, among other things, responsible for the following:

•	assessing the principal risks of BEPC’s business and reviewing, approving and monitoring the systems in place to manage these risks;

•	reviewing and approving the reports issued to shareholders of, including annual and interim financial statements; and

•	promoting the effective operation of the BEPC board.

Meetings of the Board of Directors

The BEPC board meets at least four times each year, with additional meetings held to consider specific items of business or as deemed necessary. Meeting frequency and agenda items may change depending on the opportunities or risks faced by BEPC. The BEPC board is responsible for its agenda. Prior to each board meeting, the chair of the BEPC board discusses agenda items for the meeting with Brookfield. At all quarterly meetings, the independent directors hold meetings without the presence of management and the directors that are not independent.

Size and Composition of the Board of Directors

The BEPC board is comprised of nine (9) directors. See “BEPC Governance—Size, Independence and Composition of the BEPC Board of Directors”.

Independent Directors

At least three directors and at least a majority of the directors holding office must be independent of BEP’s general partner and Brookfield, as determined by the BEPC board using the standards for independence established under applicable securities laws. See “BEPC Governance—Size, Independence and Composition of the BEPC Board of Directors”.

See “BEPC Governance—The BEPC Board of Directors” for a table describing the independence status of BEPC directors.

The Chair of the BEPC board is Jeffrey Blidner, who is not an independent director. However, each of the BEPC committees is fully comprised of independent directors and the BEPC board has a lead independent director, David Mann. In addition, special committees of independent directors may be formed from time to time to review particular matters or transactions. The BEPC board encourages regular open dialogue between the independent directors and the Chair to discuss matters raised by independent directors.

At all quarterly meetings, the independent directors hold meetings without the presence of management and the directors that are not independent. The BEPC board has also adopted the conflicts management policies to govern its practices in circumstances in which conflicts of interest with Brookfield may arise. See “BEPC Governance—Transactions Requiring Approval by Independent Directors” and “—Transactions in Which a Director Has an Interest”, and “Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties”.

Other Directorships

The following directors of BEPC are also directors of other reporting issuers (or the equivalent in foreign jurisdictions) in addition to BEPC and the general partner of BEP:

•

Jeffrey Blidner: BAM, and the general partner of each of Brookfield Property Partners L.P., Brookfield Business Partners L.P. and Brookfield Infrastructure Partners L.P., and Brookfield Infrastructure Corporation.

•	Eleazar de Carvalho Filho: TechnipFMC plc, Grupo Pão de Açúcar; Cnova N.V. and Oi S.A.

•	Stephen Westwell: Sasol Ltd.

•	David Mann: Allbanc Split Corp. II

•	Lou Maroun: Summit II REIT and the general partner of Brookfield Property Partners L.P.

•	Patricia Zuccotti: the general partner of Brookfield Business Partners L.P.

Director Orientation and Education

New directors of BEPC are provided with comprehensive information about BEPC and its affiliates. Arrangements are made for specific briefing sessions from appropriate senior personnel to help new directors better understand BEPC’s strategies and operations. They also participate in the continuing education measures discussed below.

The BEPC board receives annual operating plans for each of BEPC’s strategic business units and more detailed presentations on particular strategies. Existing directors are invited to join the orientation sessions for new directors as a refresher. The directors are also invited to participate in guided tours of BEPC’s various operational facilities. They have the opportunity to meet and participate in work sessions with management to obtain insight into the operations of BEPC and its affiliates. Directors are regularly briefed to help better understand industry-related issues such as accounting rule changes, transaction activity, capital markets initiatives, significant regulatory developments, as well as trends in corporate governance.

Director Expectations

The BEPC board has adopted a Charter of Expectations for Directors, which sets out the expectations in regard to personal and professional competencies, BEPC exchangeable share and/or BEP unit ownership, meeting attendance, conflicts of interest, changes of circumstance and resignation events.

Directors are expected to identify in advance any potential conflict of interest regarding a matter coming before the BEPC board or its committees, bring these to the attention of the BEPC board or committee chair and refrain from voting on such matters. Directors are also expected to submit their resignations to the Chair of the BEPC board if they become unable to attend at least 75% of the BEPC board’s regularly scheduled meetings or if they become involved in a legal dispute, regulatory or similar proceedings, take on new responsibilities or experience other changes in personal or professional circumstances that could adversely impact BEPC or their ability to serve as director. Further information on director BEPC exchangeable share and/or BEP unit ownership requirements is set out in “BEPC Governance—Director Share Ownership Requirements”.

Committees of the Board of Directors

The BEPC board believes that its committees assist in the effective functioning of the BEPC board and help ensure that the views of independent directors are effectively represented.

The BEPC board has two committees:

•	the BEPC audit committee; and

•	the BEPC nominating and governance committee.

The responsibilities of these committees are set out in written charters, which are reviewed and approved annually by the BEPC board. Special committees may be formed from time to time as required to review particular matters or transactions. BEPC does not have a compensation committee as compensation is determined by Brookfield, as employer of the personnel who carry out the management and activities of BEPC’s renewable power business. While the BEPC board retains overall responsibility for corporate governance matters, the BEPC audit committee and the BEPC nominating and governance committee each have specific responsibilities for certain aspects of corporate governance, in addition to its other responsibilities as described below.

BEPC Audit Committee

The BEPC board is required to maintain at all times an audit committee that operates pursuant to a written charter. The audit committee is required to consist solely of independent directors and each member must be financially literate and at least one member must be designated as an audit committee financial expert. Collectively, the BEPC audit committee has the education and experience to fulfill the responsibilities outlined in the BEPC audit committee charter. The education and past experience of each BEPC audit committee member that is relevant to the performance of his or her responsibilities as a BEPC audit committee member can be found in the biographical information about the applicable member under “—The BEPC Board of Directors”. BEPC Audit committee members may not serve on more than two other public company audit committees, except with the prior approval of the BEPC board. The BEPC audit committee is responsible for assisting and advising the BEPC board with matters relating to:

•	BEPC’s accounting and financial reporting processes;

•	the integrity and audits of BEPC’s financial statements;

•	BEPC’s compliance with legal and regulatory requirements; and

•	the qualifications, performance and independence of BEPC’s independent accountants.

The audit committee is also responsible for engaging BEPC’s independent accountants, reviewing the plans and results of each audit engagement with BEPC’s independent accountants, approving professional services provided by BEPC’s independent accountants, considering the range of audit and non-audit fees charged by BEPC’s independent accountants and reviewing the adequacy of BEPC’s internal accounting controls.

The BEPC board has adopted a written policy on auditor independence (“BEPC pre-approval policy”). Under the BEPC pre-approval policy, except in very limited circumstances, all audit and permitted non-audit services are required to be pre-approved by the BEPC audit committee. The BEPC pre-approval policy prohibits the auditors from providing the following types of non-audit services:

•	bookkeeping or other services related to BEPC’s accounting records or financial statements;

•	appraisal or valuation services or fairness opinions;

•	actuarial services;

•	management functions or human resources;

•	legal services and expert services unrelated to the audit;

•	internal audit outsourcing;

•	financial information systems design and implementation; and

•	certain tax services.

The BEPC pre-approval policy permits the auditors to provide other types of non-audit services, but only if approved in advance by the BEPC audit committee, subject to limited exceptions. The BEPC pre-approval policy also addresses issues relating to the disclosure of fees paid to the auditors.

The BEPC audit committee will consist solely of independent directors, each of whom are persons determined by BEPC to be financially literate within the meaning of National Instrument 52-110—Audit Committees. Each of the BEPC audit committee members has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by BEPC’s financial statements.

BEPC Nominating and Governance Committee

The BEPC board is required to establish and maintain at all times a nominating and governance committee that operates pursuant to a written charter. The nominating and governance committee is required to consist of a majority of independent directors.

The BEPC nominating and governance committee is responsible for recommending the appointment by the BEPC board of a person to the office of director and for recommending a slate of nominees for election as directors by shareholders. The BEPC nominating and governance committee is also responsible for assisting and advising the BEPC board with respect to matters relating to the general operation of the BEPC board, BEPC’s governance and the performance of the BEPC board, individual directors and the Service Providers. The BEPC nominating and governance committee must also assess the size and composition of the BEPC board and its committees, review the effectiveness of the BEPC Board’s relations with the Service Providers. The BEPC nominating and governance committee annually reviews the performance of the BEPC board and its committees and the individual contribution of directors through a self-survey.

As the partnership holds approximately 75% of the votes to elect the directors of BEPC, the directors consult with the partnership and Brookfield to identify and assess the credentials of appropriate individuals with the skills, knowledge, experience and talents needed to act as an independent member of the board of directors, including the need for the BEPC board as a whole to have a diversity of perspectives. Brookfield maintains an “evergreen” list of potential independent board members to ensure that outstanding candidates with the needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates from that list and any other candidates familiar to Brookfield or BEPC are assessed to ensure the BEPC board has the appropriate mix of talent, quality, skills and other requirements necessary to promote sound governance and board effectiveness. Individuals who meet those requirements are recommended by Brookfield to the BEPC nominating and governance committee for its review as potential candidates for nomination to the BEPC board. The BEPC nominating and governance committee also recommends to the BEPC board the appointment of an independent director as the lead independent director where the Chair of the BEPC board is not independent.

The BEPC nominating and governance committee is also responsible for reviewing and making recommendations to the BEPC board concerning the remuneration of BEPC’s directors and committee members. On recommendation of the BEPC nominating and governance committee, the BEPC board will set compensation of the directors by seeking to ensure that the compensation reflects the responsibilities and risks involved in being a director and aligns the interests of the directors with the best interests of BEPC and its shareholders. Compensation of the directors will be periodically assessed by the BEPC nominating and governance committee and the BEPC board to ensure that it is competitive in the marketplace and fair in relation to the scope of the duties and responsibilities of the directors.

BEPC does not have any executive officers. As the Service Providers manages BEPC pursuant to the Master Services Agreement, the compensation of BEPC’s core senior management team is determined by Brookfield. The BEPC nominating and governance committee is responsible for supervising any changes in the fees to be paid pursuant to the Master Services Agreement. See “BEPC Management—BEPC Management” and “BEPC Management—About Brookfield”.

The BEPC nominating and governance committee is responsible for approving the appointment by the sitting directors of a person to the office of director and for recommending a slate of nominees for election as directors by shareholders of BEPC. The BEPC nominating and governance committee is also responsible for assisting and advising the BEPC board with respect to matters relating to the general operation of the BEPC board, the governance of BEPC and the performance of its board and individual directors. The BEPC nominating and governance committee is also responsible for reviewing and making recommendations to the BEPC board concerning the remuneration of directors and committee members and supervising any changes in the fees to be paid pursuant to the Master Services Agreement.

Board of Directors, Committees and Director Evaluation

The BEPC board believes that a regular and formal process of evaluation improves the performance of the BEPC board as a whole, its committees and individual directors. Each year, a survey is sent to directors regarding the effectiveness of the BEPC board and its committees, inviting comments and suggestions on areas for improvement. The results of this survey are reviewed by the BEPC nominating and governance committee, which makes recommendations to the BEPC board as required. Each director also receives a list of questions for completing a self-assessment. The chair of the BEPC board also holds private interviews with each director annually to discuss the operations of the BEPC board and its committees and to provide any feedback on the individual director’s contributions.

Board of Directors and Management Responsibilities

The BEPC board has not developed written position descriptions for the chair of the board, the role of lead independent director or the chair of any of the committees of the BEPC board. However, each chair takes responsibility for ensuring the BEPC board or committee, as applicable, addresses the matters within its written charter. The lead independent director similarly takes responsibility for promoting and safeguarding the independence of the independent directors.

The BEPC board has not developed a written position description for any members of BEPC’s core senior management team. Similar to the partnership, the services of BEPC’s core senior management team are provided by the Service Providers pursuant to the Master Services Agreement.

Code of Business Conduct and Ethics

The BEPC board has adopted a Code of Business Conduct and Ethics (“BEPC Ethics code”), a copy of which is available on BEPC’s SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov. The BEPC Ethics code provides guidelines to ensure that all employees, including BEPC’s directors, respect our group’s commitment to conducting business relationships with respect, openness and integrity. Management provides regular instructions and updates to the BEPC Ethics code to BEPC’s employees, as appropriate, and has provided training and e-learning tools to support the understanding of the BEPC Ethics code throughout the organization. Employees may report activities which they feel are not consistent with the spirit and intent of the BEPC Ethics code through a hotline or through a designated ethics reporting website (in each case on an anonymous basis), or alternatively, to designated members of management. Monitoring of calls and of the ethics reporting website is managed by an independent third party called Navex. The BEPC audit committee is to be notified of any significant reports of activities that are not consistent with the BEPC Ethics code by Brookfield’s internal auditor. If the BEPC audit committee considers it appropriate, it will notify the BEPC nominating and governance committee and/or the BEPC board of such reports. The BEPC board has not granted any waivers of the BEPC Ethics code to date.

The BEPC board promotes the highest ethical business conduct. The BEPC board has taken measures to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or BEPC’s core senior management team has a material interest. Any director with a material interest in a transaction declares his or her interest and refrains from voting on such matter. Significant related party transactions, if any, are reviewed and approved by an independent committee made up of independent directors who may be advised by independent counsel and independent advisors.

Personal Trading Policy

Brookfield has adopted a personal trading policy (the “Brookfield Trading Policy”) that applies to the directors and employees of Brookfield and its controlled public affiliates, in the partnership and our company. The Brookfield Trading Policy sets forth basis guidelines for trading in the securities of Brookfield, the partnership and our company and prohibits trading on the basis of material non-public information. The Brookfield Trading Policy features “blackout” periods during which insiders and other persons who are subject to the policy are prohibited from trading in the securities of Brookfield, the partnership and our company. Regular trading blackout periods will generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. We have adopted a personal trading policy substantially similar to the Brookfield Trading Policy that applies to our directors and officers and the officers and directors of our subsidiaries.

Indemnification and Limitations on Liability

Articles

Subject to the BCBCA, under the BEPC articles, BEPC is required to indemnify each individual (each an “eligible party”) who is or was a director or officer of BEPC and each individual who is or was a director or officer of an affiliate of BEPC and such individual’s heirs and legal personal representatives against all judgments, penalties and fines to which such person is or may be liable, and BEPC must, after the final disposition of a proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Subject to any restrictions in the BCBCA, BEPC may agree to indemnify and may indemnify any person (including an eligible party) against judgments, penalties and fines and pay expenses incurred in connection with the performance of services by that person for BEPC.

Insurance

BEPC has the benefit of insurance coverage under which the directors of BEPC are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of BEPC, including certain liabilities under securities laws.

Compensation

Our directors are entitled to an annual retainer of $140,000 (effective as of the third quarter of 2020; $125,000 prior thereto) for their service on the board of directors and committees of the general partner of BEP and the board of directors and committees of BEPC, and reimbursement of expenses incurred in attending meetings. For the year ended December 31, 2020, each of the directors (other than Mr. Cutler who joined the board of each of BEPC and the general partner of BEP in November 2020 and received $35,000 for the year) received $132,500 for their service on the board of directors and committees of the general partner and the board of directors and committees of BEPC, and reimbursement of expenses incurred in attending meetings. The chair of the audit committee of the general partner of BEP and BEPC received an additional $20,000, the chair of the nominating and governance committee of the general partner of BEP and BEPC received an additional $10,000 and the lead independent director of the general partner of BEP and BEPC received an additional $10,000 for serving in such positions. Directors who are not independent due to their employment with Brookfield receive no fees for their services on the board of BEPC or the general partner of BEP.

In coordination with the partnership, the BEPC nominating and governance committee periodically reviews board compensation in relation to its peers and other similarly-sized companies and is responsible for approving changes in compensation for non-employee directors.

Neither the partnership nor our company have any employees, other than employees of its operating subsidiaries. Brookfield Renewable has entered into a Master Services Agreement with the Service Providers pursuant to which the Service Providers provide or arranges for other service providers to provide day-to-day management and administrative services for Brookfield Renewable and the other Service Recipients. For additional information, see “BEPC Management—The Master Services Agreement”.

Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates are and will be drawn upon to fulfill obligations under the Master Services Agreement. However, these individuals are not and will not be compensated by our company or the partnership. Instead, they are and will continue to be compensated by Brookfield.

Director Share Ownership Requirements

BEPC believes that the directors of BEPC can better represent its shareholders if they have economic exposure to BEPC themselves. BEPC expects that directors of BEPC hold sufficient BEPC exchangeable shares and/or BEP units such that the acquisition costs of BEPC exchangeable shares or BEP units held by such directors is equal to at least two times their aggregate annual retainer, for serving as a director of BEPC or the general partner of BEP, as applicable, as determined by the BEPC board from time to time. Directors of BEPC are required to meet this requirement within five years of their date of appointment.

Management Diversity

BEPC is externally managed by the Service Providers, and accordingly, BEPC does not evaluate, determine or make any hiring or promotion decisions for the Service Providers. The Service Providers make hiring and promotion decisions based solely on merit, so that each officer and employee possess the necessary skills, knowledge and experience to do his or her job. The Service Providers are committed to workplace diversity, including but not limited to, providing opportunities and support to promote success for female employees and promoting diversity of gender, culture, geography, and skills. The Service Providers appreciate the benefits of leveraging a range of diverse talents and perspectives and they actively support the development and advancement of a diverse group of employees capable of achieving management roles, including executive officer positions. The Service Providers do not have targets for the representation of women in executive officer positions because such targets do not accurately reflect the full range of factors considered in hiring or promoting executive officers.

BEPC MANAGEMENT

BEPC Management

The Service Providers, wholly-owned subsidiaries of Brookfield, currently provide management services to our group pursuant to the Master Services Agreement. Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates are drawn upon to fulfill the Service Providers’ obligations to provide Brookfield Renewable with management services under the Master Services Agreement.

Pursuant to the Master Services Agreement, in exchange for the management services provided to our group by the Service Providers, the partnership pays an annual management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the market value of our group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. For purposes of calculating the base management fee, the market value of our group is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by the partnership, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited L.P., a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including BEPC, exceed specified target levels as set forth in BRELP’s limited partnership agreement.

BEPC, like the partnership, is externally managed by the Service Providers. BEPC is responsible for reimbursing the partnership for its proportionate share of the base management fee. Our proportionate share of the base management fee is calculated on the basis of the value of our business relative to that of the partnership.

About Brookfield

BEPC does not have any employees, other than employees of its operating subsidiaries. Instead, similar to the partnership, members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates are drawn upon to fulfil the Service Providers’ obligations under the Master Services Agreement. Brookfield is a leading global alternative asset manager with approximately $600 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is co-listed on the NYSE and the TSX under the symbol “BAM” and “BAM.A”, respectively.

Brookfield’s strategy, which is part of BEPC’s strategy as well, is to combine best-in-class operating platforms and best-in-class transaction execution capabilities to acquire businesses and actively manage them to achieve superior returns on a long-term basis. Brookfield’s operations-oriented approach comprises the following attributes:

•

Business Development Capability. Brookfield’s operating platforms have intimate knowledge of its respective markets. Additionally, Brookfield has a network of very senior relationships within its industry sectors. As a result, Brookfield believes it is well-positioned to proactively identify and originate transactions.

•

Operational Expertise. Brookfield’s operating platforms are responsible for enhancing performance of their respective businesses. In particular, Brookfield has considerable experience in executing operational turnaround and operational value add initiatives within its business, focused on increasing operating margins by improving efficiency. This can be achieved by the application of best-in-class operating expertise and scale to identify opportunities to reduce operating costs while maintaining quality. In addition, Brookfield looks for opportunities to deploy capital to increase output and/or reduce costs as well as to put in place appropriate maintenance programs to reduce costs and preserve asset values over their life cycle.

•

Industry Insight. Brookfield’s operating platforms enable it to develop fundamental views on the factors that impact key value drivers. Brookfield utilizes this knowledge to ensure it takes advantage of the most current operating and financing practices, as well as to make acquisition and divestiture decisions.

•

Contrarian Thinking. Brookfield recognizes that superior returns often requires contrarian thinking. By combining deep restructuring and expertise with operational turnaround capability, Brookfield endeavors to be a leader in each of its major operating areas, not through the size of its operating platforms but through the quality of its people and operations. Brookfield believes that its long-term commitment to building best-in-class operations will enable it to attract and retain high-quality personnel, which will, in turn, increase performance.

Once an operating platform within a sector is established, it will typically be scalable. This enables the pursuit of follow-on acquisitions that generally can be acquired and integrated into the operational platform with lower incremental cost, thereby enhancing returns.

Brookfield’s corporate group provides its operating platforms with access to transaction execution capability. Brookfield’s corporate group has in-depth mergers and acquisitions, corporate finance, accounting, tax and financial structuring expertise across a number of industries.

The following table presents certain information concerning the individuals who are principally responsible for our operations and their positions with the Service Providers as of the date of this prospectus.

Name	Age	Years of Experience in industry or role	Years at Brookfield	Current Position with the Service Provider
Connor Teskey	33	11	8	Chief Executive Officer
Wyatt Hartley	40	15	11	Chief Financial Officer
Ruth Kent	46	22	7	Chief Operating Officer
Jennifer Mazin	47	22	7	General Counsel

Each of the members of our core senior management team has substantial operational and transaction origination and execution expertise. Certain members of this team have also been integral in building and developing Brookfield’s renewable power operations and, although certain members of the senior management team are also managing partners of Brookfield or have some responsibilities in other Brookfield businesses, these members devote substantially all of their time to the management and development of Brookfield Renewable. Biographical information for each of the members of this team is included below.:

Connor Teskey. Mr. Teskey is the Chief Executive Officer of the Service Provider and a Managing Partner of BAM. Mr. Teskey has oversight of Brookfield Renewable’s growth and capitalization, on a global basis. Mr. Teskey holds a Bachelor of Business Administration (Honours) from the University of Western Ontario.

Wyatt Hartley. Mr. Hartley is the Chief Financial Officer of the Service Provider and a Managing Director of Brookfield. He directs all capital markets activities, accounting, financial reporting, treasury, taxation and investor relations of Brookfield Renewable on a global basis. Mr. Hartley holds a Bachelor of Science from Queen’s University and is a member of the Chartered Professional Accountants of Canada (CPA, CA).

Ruth Kent. Ms. Kent is the Chief Operating Officer of the Service Provider and a Managing Partner of Brookfield. Ms. Kent has oversight of Brookfield Renewable’s renewable power operations and the execution of its commercial strategies. Ms. Kent holds a Master of Business Administration degree from Henley Management College and is a qualified accountant.

Jennifer Mazin. Ms. Mazin is General Counsel of the Service Provider and a Managing Partner of Brookfield. Ms. Mazin provides oversight of Brookfield Renewable’s legal matters on a global basis, including transactional matters, corporate governance and public disclosure. Ms. Mazin received her Bachelor of Arts from the University of Western Ontario and her law degree from the University of Toronto. She is called to the bars of the State of New York and the Province of Ontario.

The Master Services Agreement

BEPC, like the partnership, is externally managed by the Service Providers. The Master Services Agreement provides the Service Providers for oversight of our business and provides the services of senior officers to BEPC for a management service fee, comparable to the services provided to the partnership by the Service Providers. BEPC is responsible for reimbursing the partnership for its proportionate share of the base management fee. Our proportionate share of the base management fee is calculated on the basis of the value of our business relative to that of the partnership. See also “Relationship with Brookfield—Incentive Distributions”.

The following is a summary of certain provisions of the Master Services Agreement and is qualified in its entirety by reference to all of the provisions of the agreement. Because this description is only a summary of the Master Services Agreement, it does not necessarily contain all of the information that an investor may find useful. BEPC therefore urges investors to review the Master Services Agreement in its entirety. The Master Services Agreement is filed as an exhibit to the registration statement to which this prospectus forms a part.

Appointment of the Service Providers and Services Rendered

Under the Master Services Agreement, the Service Recipients have appointed the Service Providers, as the service providers, to provide the following services, or arrange for their provision by an appropriate service provider:

•

causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	providing overall strategic advice to the Holding Entities and BEPC including advising with respect to the expansion of their business into new markets;

•	establishing and maintaining or supervising the establishment and maintenance of books and records;

•

identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•

recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	causing or supervising the preparation and implementation of any operating plan, capital expenditure plan or marketing plan;

•	recommending to the Service Recipients suitable candidates to serve on the boards of directors or their equivalents of the operating entities;

•	making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the Operating Entities and BEPC;

•	making recommendations with respect to the payment of dividends by the Holding Entities or other distributions by the Service Recipients, including distributions by BEPC to shareholders of BEPC;

•

monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

•

attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant board of directors or its equivalent;

•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by each Service Recipient;

•

causing the Service Recipients’ annual consolidated financial statements, quarterly interim financial statements and other public disclosure to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant board of directors or its equivalent for its prior approval;

•

making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of the principal executive, accounting and financial officers for the partnership and our company only for purposes of applicable securities laws;

•	providing individuals to act as senior officers of Service Recipients as agreed from time to time, subject to the approval of the relevant board of directors or its equivalent;

•	advising the Service Recipients regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

The Service Providers’ activities are subject to the supervision of the BEPC board of directors and of the equivalent governing bodies of each of the other Service Recipients, as applicable. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

Any Service Provider may, from time to time, appoint an affiliate of Brookfield to act as a new Service Provider under the Master Services Agreement, effective upon the execution of a joinder agreement by the new Service Provider.

Management Fee

Pursuant to the Master Services Agreement, in exchange for the management services provided to our group by the Service Providers, the partnership pays an annual management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the market value of our group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. For purposes of calculating the base management fee, the market value of Brookfield Renewable is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by Brookfield Renewable, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including BEPC, exceed specified target levels as set forth in BRELP’s limited partnership agreement, which specified target levels were amended in connection with the special distribution.

The table below sets forth the management fees for the years ended December 31, 2020, 2019 and 2018, respectively, all of which were paid by BRELP.

	For the year ended December 31,
$ MILLIONS	2020	2019	2018
Base management fee	$212	$108	$80

To the extent that under any other arrangement BEPC is obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of BEPC’s capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by BEPC’s proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Reimbursement of Expenses and Certain Taxes

The Service Recipients, including BEPC, also reimburse the Service Providers for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. However, the Service Recipients are not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such Service Recipients or overhead for such persons.

The relevant Service Recipient is required to pay the Service Providers for all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party and to reimburse the Service Providers for any such fees, costs and expenses. Such out-of-pocket fees, costs and expenses include, among other things, (i) fees, costs and expenses relating to any debt or equity financing; (ii) out-of-pocket fees, costs and expenses incurred in connection with the general administration of any Service Recipient; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient; (iv) amounts owed under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to BEPC’s financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to or on behalf of a Service Recipient; and (vi) any other fees, costs and expenses incurred by the Service Providers that are reasonably necessary for the performance by the Service Providers of their duties and functions under the Master Services Agreement.

In addition, the Service Recipients are required to pay all fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any acquisition that is made or that is proposed to be made by one of more of the Service Recipients. Where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other persons, the Service Providers will be required to allocate such fees, costs and expenses in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among all joint investors. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that are undertaken pursuant to the Master Services Agreement.

The Service Recipients are also required to pay or reimburse the Service Providers for all sales, use, value added, withholding or other taxes or customs duties or other governmental charges levied or imposed by reason of the Master Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Service Providers, which are personal to the Service Providers.

Termination

The Master Services Agreement has no fixed term. However, the Service Recipients, including BEPC, may terminate the Master Services Agreement effective upon written notice of termination to the Service Providers if any of the following occurs:

•

the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Providers;

•	the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

•	the Service Providers are grossly negligent in the performance of their duties under the agreement and such gross negligence results in material harm to the Service Recipients; or

•	certain events relating to the bankruptcy or insolvency of the Service Providers.

The Service Recipients have no right to terminate for any other reason, including if the Service Providers or Brookfield experiences a change of control. The general partner of BEP may only terminate the Master Services Agreement on behalf of the Service Recipients with the prior unanimous approval of the general partner of BEP’s independent directors.

The Master Services Agreement expressly provides that the agreement may not be terminated by the Service Recipients due solely to the poor performance or the underperformance of any of BEPC’s operations.

The Service Providers may terminate the Master Services Agreement effective upon written notice of termination to BEPC if any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Providers and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Recipients. The Service Providers may also terminate the Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of any Service Recipient.

If the Master Services Agreement is terminated, the Licensing Agreement, the Brookfield Relationship Agreement and any of Brookfield’s obligations under the Brookfield Relationship Agreement would also terminate. See “Relationship with Brookfield—Licensing Agreement” and “Relationship with Brookfield—Brookfield Relationship Agreement” for further details.

Indemnification and Limitations on Liability

Under the Master Services Agreement, the Service Providers have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for under such agreement in good faith and will not be responsible for any action that the Service Recipients take in following or declining to follow the advice or recommendations of the Service Providers. The Service Providers have agreed to indemnify each of the Service Recipients and its affiliates, and its directors, officers, agents, members, partners, shareholders, employees and other representatives to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) resulting from the Service Providers’ bad faith, fraud, willful misconduct, gross negligence and, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful. The maximum amount of the aggregate liability of the Service Providers and their affiliates, the directors, officers, employees, contractors, agents, advisors and other representatives of the Service Providers and their affiliates, will be equal to the amounts previously paid in respect of services pursuant to the Master Services Agreement or any other agreement or arrangement contemplated by the Master Services Agreement in the two most recent calendar years by the Service Recipients. The Service Recipients have also agreed to indemnify each of the Service Providers, Brookfield and their directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with their respective businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Master Services Agreement, the indemnified persons will not be liable to the Service Recipients to the fullest extent permitted by law, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence, or in the case of a criminal matter, conduct that the indemnified person knew to have been unlawful.

Outside Activities

The Master Services Agreement does not prohibit the Service Providers or their affiliates from pursuing other business activities or providing services to third parties that compete directly or indirectly with BEPC.

RELATIONSHIP WITH BROOKFIELD

Brookfield Asset Management

Brookfield is a leading global alternative asset manager with approximately $600 billion of assets under management across real estate, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services. Brookfield is listed on the NYSE under the symbol “BAM” and on the TSX under the symbol “BAM.A”.

Brookfield believes its operating experience is an essential differentiating factor in its past ability to generate significant risk-adjusted returns. In addition, Brookfield has demonstrated particular expertise in sourcing and executing large-scale, multifaceted transactions across a wide spectrum of sectors and geographies.

As a global alternative asset manager, Brookfield brings a strong and proven corporate platform supporting legal, tax, operations oversight, investor reporting, portfolio administration and other client services functions. Brookfield’s management team is multi-disciplinary, comprising investment and operations professionals, each with significant expertise in evaluating and executing acquisition opportunities on behalf of itself and institutional investors.

We believe that our ongoing relationship with Brookfield provide us and the partnership with a unique competitive advantage as well as access to opportunities that would otherwise not be available to BEPC. We describe below these relationships as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield.

Brookfield Relationship Agreement

Our group, BRELP, the Service Providers, Brookfield and others have entered into a relationship agreement (“Brookfield Relationship Agreement”), which governs aspects of the relationship among them. BEPC, being a controlled subsidiary of the partnership, is automatically entitled to the benefits and subject to certain obligations under the Brookfield Relationship Agreement. Pursuant to the Brookfield Relationship Agreement, Brookfield has agreed that our group will serve as its primary (though not exclusive) vehicle through which it will, directly or indirectly, acquire renewable power assets on a global basis. Our group’s acquisition strategy focuses on large scale transactions, for which it believes there is less competition and where Brookfield has sufficient influence or control so that Brookfield’s operations-oriented approach can be deployed to create value. An integral part of our group’s strategy is to participate with institutional investors in Brookfield sponsored or co-sponsored consortiums or funds for acquisitions that fit our group’s strategy. Brookfield has a strong track record of leading such consortiums and funds and actively manages underlying assets to improve performance. Currently, Brookfield manages the Brookfield Americas Infrastructure Fund, a $2.7 billion infrastructure fund focused on the Americas, Brookfield Infrastructure Fund II, a $7 billion global infrastructure fund, Brookfield Infrastructure Fund III, a $14 billion global infrastructure fund, Brookfield Infrastructure Fund IV, an approximately $20 billion global infrastructure fund and Brookfield Infrastructure Debt Fund, an infrastructure fund focused on credit investments. Brookfield is the fund manager and typically invests approximately 25% to 50% of the capital required for a transaction alongside its institutional investors. It is currently intended that future renewable power acquisitions identified by Brookfield may be funded with commitments pursuant to Brookfield sponsored funds and Brookfield Renewable would fund Brookfield’s participation where renewable power investments are made by such funds. Brookfield’s commitment to our group and our group’s ability to take advantage of opportunities is subject to a number of inherent limitations such as our group’s financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with our group’s strategy, limitations arising from the tax and regulatory regimes that govern our group’s affairs and certain other restrictions. See above under “Risk Factors—Risks Relating to BEPC’s Relationship with Brookfield and the Partnership”.

Brookfield’s commitment to our group and its ability to take advantage of opportunities is subject to a number of inherent limitations such as our group’s financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with our group’s strategy, limitations arising from the tax and regulatory regimes that govern its affairs and certain other restrictions. See above under “Risk Factors — Risks Relating to BEPC’s Relationship with Brookfield and the Partnership”.

Under the terms of the Brookfield Relationship Agreement, our group acknowledges and agrees that, subject to providing the opportunity to participate on the basis described above, Brookfield (including its directors, officers, agents, members, partners, shareholders and employees) is able to pursue other business activities and provide services to third parties that compete directly or indirectly with our group. In addition, Brookfield has established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of Brookfield’s professionals and the information and acquisition opportunities they generate during the normal course of their activities. Our group acknowledges and agrees that some of these entities may have objectives that overlap with our group’s objectives or may acquire renewable power assets or businesses that could be considered appropriate acquisitions for our group, and that Brookfield may have greater financial incentives to assist those other entities over BEPC. Due to the foregoing, our group expects to compete from time to time with Brookfield or other third parties for access to the benefits that it expects to realize from Brookfield’s involvement in its business.

Members of Brookfield carry on a diverse range of businesses worldwide, including the development, ownership and/or management of power, transmission and other infrastructure assets, and investing and advising on investing in any of the foregoing or loans, debt instruments and other securities with underlying infrastructure collateral or exposure including renewable power generation operations or developments, both as principal and through other public companies that are affiliates of Brookfield or through private investment vehicles and accounts established or managed by affiliates of Brookfield that are separate from our group, and Brookfield will not be obligated to provide our group with any opportunities in these sectors. Except as explicitly provided in the Brookfield Relationship Agreement, the Brookfield Relationship Agreement will not in any way limit or restrict members of Brookfield from carrying on their respective business. In the event of the termination of the Master Services Agreement, the Brookfield Relationship Agreement would also terminate, including Brookfield’s commitments to provide our group with acquisition opportunities, as described above. BEPC is not entitled to terminate the Master Services Agreement or the Brookfield Relationship Agreement.

Pursuant to the Brookfield Relationship Agreement, Brookfield has also agreed that any voting rights with respect to any operating entity that are held by entities over which it has control will be:

•	voted in favor of the election of a director (or its equivalent) approved by the entity through which BEPC’s interest in the relevant entity is held;

•	withheld from voting for (or voted against, if applicable) the election of a director (or its equivalent) not approved by the entity through which BEPC’s interest in the relevant entity is held; and

•

voted in accordance with the direction of the entity through which BEPC’s interest in the relevant entity is held with respect to the approval or rejection of the following matters relating to the operating entity, as applicable: (i) any sale of all or substantially all of its assets; (ii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iii) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (iv) any issuance of shares, units or other securities, including debt securities; or (v) any commitment or agreement to do any of the foregoing.

For these purposes, the relevant entity may maintain, from time to time, an approved slate of nominees or provide direction with respect to the approval or rejection of any matter in the form of general guidelines, policies or procedures in which case no further approval or direction will be required. Any such general guidelines, policies or procedures may be modified by the relevant entity in its discretion.

Under the Brookfield Relationship Agreement, the partnership has agreed that none of Brookfield or the Service Providers, nor any director, officer, agent, member, partner, shareholder or employee of Brookfield or the Service Providers, will be liable to BEPC for any claims, liabilities, losses, damages, costs or expenses (including legal fees) arising in connection with the business, investments and activities in respect of or arising from the Brookfield Relationship Agreement. The maximum amount of the aggregate liability of Brookfield, or of any director, officer, employee, contractor, agent, advisor or other representative of Brookfield, will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to the Master Services Agreement.

Management Services

As disclosed elsewhere in this prospectus, the Service Providers currently provide to Brookfield Renewable management services pursuant to the Master Services Agreement. See “BEPC Management—The Master Services Agreement”. In addition, Brookfield and its affiliates also provide management services to certain of our group’s operating subsidiaries. To the extent that under these or any other arrangements our group is obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of our group’s capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by our group’s proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Other Services and Arrangements

Brookfield may provide to BEPC services which are outside the scope of the Master Services Agreement under arrangements that are on market terms and conditions and pursuant to which Brookfield will receive fees. The services provided under these arrangements include financial advisory, operations and maintenance, development, operations management and other services. Pursuant to BEPC’s conflict of interest guidelines, those arrangements may require prior approval by a majority of the independent directors, which may be granted in the form of general guidelines, policies or procedures. See below under “Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties”.

Rights Agreement

BAM entered into the Rights Agreement on July 30, 2020 with the rights agent pursuant to which BAM has agreed that, until July 30, 2027 (and as will be automatically renewed for successive periods of two years, unless BAM provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement), upon an exchange of BEPC exchangeable shares, if BEPC has not satisfied its obligation under the BEPC articles by delivering the BEP unit amount or its cash equivalent amount and BEP has not, upon its election in its sole and absolute discretion, acquired such exchanged BEPC exchangeable shares from the holder thereof and delivered the BEP unit amount, BAM will satisfy, or cause to be satisfy, the obligations pursuant to the BEPC articles to exchange such BEPC exchangeable shares for the BEP unit amount or its cash equivalent. BAM currently intends to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units. In connection with the special distribution, the Master Services Agreement was also amended to provide that, so long as BAM is a party to the Rights Agreement, BAM shall have a consent right prior to the issuance by BEPC of any BEPC exchangeable shares, subject to certain exceptions.

Appointment of Rights Agent; Term. The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the BEPC exchangeable shares. Pursuant to and subject to the terms and conditions set forth in the BEPC articles, a holder of BEPC exchangeable shares may request to exchange each BEPC exchangeable share (“subject BEPC exchangeable share”) for one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events or its cash equivalent (the form of payment to be determined at the election of our company. See “Description of BEPC Share Capital—Exchange by Holder—

Adjustments to Reflect Certain Capital Events” below)). Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent (the “specified exchange date”) deliver to the tendering holder of BEPC exchangeable shares, such BEP unit or cash amount. Pursuant to the Rights Agreement, BAM has agreed that, in the event that, on the applicable specified exchange date with respect to any subject BEPC exchangeable shares, (i) BEPC has not satisfied its obligation under the BEPC articles by delivering the BEP unit or cash amount and (ii) BEP has not, upon its election in its sole and absolute discretion, acquired such subject BEPC exchangeable share from the holder thereof and delivered the BEP unit or cash amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to the BEPC articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or the cash amount. The holders of BEPC exchangeable shares have a right to receive the BEP unit amount or the cash amount in such circumstances (the “secondary exchange rights”).

The secondary exchange rights are a part of the terms of the BEPC exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the BEPC exchangeable shares. The obligations of the rights agent under the Rights Agreement became effective on July 30, 2020.

This Rights Agreement will automatically renew for successive periods of two years following July 30, 2027, unless BAM provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement or otherwise terminated pursuant to its terms as described below.

Satisfaction of Secondary Exchange Rights. In accordance with the Rights Agreement, BAM has agreed to satisfy, or cause to be satisfied, the obligations with respect to the secondary exchange rights contained in the BEPC articles. The rights agent has established a collateral account, and BAM has contributed an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject BEPC exchangeable shares for the cash amount or the BEP unit amount in accordance with the Rights Agreement.

In accordance with the BEPC articles, BEPC is required to deliver a notice (“BEPC notice”) to the rights agent and BAM on the specified exchange date if the conditions to the exercise of the secondary exchange rights with respect to any subject BEPC exchangeable shares have been satisfied. The BEPC notice must set forth the BEP unit amount and the cash amount for such subject BEPC exchangeable shares and any necessary wire transfer or other delivery instructions. BAM may provide notice to the rights agent by the business day immediately following receipt of the BEPC notice, providing that BAM has elected, in BAM’s sole discretion, to fund the cash amount. If the rights agent has not received such signed written notice from BAM, the rights agent must exchange the subject BEPC exchangeable shares for a number of BEP units held in the collateral account equal to the BEP unit amount and promptly, and in any event within two (2) business days, deliver such BEP units from the collateral account to the holder of the subject BEPC exchangeable shares. If there are not enough BEP units in the collateral account to satisfy the BEP unit amount with respect to one or more of such subject BEPC exchangeable shares, the rights agent will exchange such subject BEPC exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject BEPC exchangeable shares.

If the holder of the subject BEPC exchangeable shares has not received the BEP units amount or the cash amount by the specified exchange date, the holder of subject BEPC exchangeable shares may deliver, or cause to be delivered, a notice (the “exchanging BEPC shareholder notice”) to the rights agent and BAM. The exchanging BEPC shareholder notice must set forth the number of such subject BEPC exchangeable shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. As promptly as practicable and in any event on or prior to the next business day immediately following receipt of the exchanging BEPC shareholder notice, BAM will provide notice to the rights agent (i) setting forth the BEP unit amount and the cash amount for such subject BEPC exchangeable shares and (ii) either (a) providing that BAM has elected, in BAM’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject BEPC exchangeable share. BAM is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the secondary exchange right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by BAM, the exchanging BEPC shareholder notice and the subject BEPC exchangeable shares, the rights agent will exchange such subject BEPC exchangeable shares for the BEP unit amount from the collateral account or, if there are not enough BEP units in the collateral account, for the cash amount from the collateral account.

With respect to any exchange of subject BEPC exchangeable shares, BAM may elect to instruct the rights agent to exchange the subject BEPC exchangeable shares for the cash amount. If BAM makes such an election and there is not a sufficient amount of cash in the collateral account, BAM must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the secondary exchange right with respect to any subject BEPC exchangeable shares held through the Depository Trust Company (“DTC”), or another depositary, such holder will deliver to the rights agent such subject BEPC exchangeable shares pursuant to DTC’s or such other depositary’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject BEPC exchangeable shares a copy of the exchanging BEPC shareholder notice, if applicable.

Receipt of Subject BEPC Exchangeable Shares; Withholding. Holders of subject BEPC exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject BEPC exchangeable shares, the holder of such subject BEPC exchangeable shares will not be entitled to exercise its secondary exchange rights with respect to such shares. Each holder of subject BEPC exchangeable shares will pay to BAM the amount of any tax withholding due upon the exchange of such shares and, in the event BAM elects to acquire some or all of the subject BEPC exchangeable shares in exchange for the cash amount, will authorize BAM to retain a portion of the cash amount to satisfy tax withholding obligations. If BAM elects to acquire some or all of the subject BEPC exchangeable shares in exchange for the BEP unit amount, BAM may elect to either satisfy the amount of any tax withholding by retaining BEP units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BAM, which amounts will be treated as a loan by BAM to the holder of the subject BEPC exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

BEP Units Record Date. Each former holder of subject BEPC exchangeable shares who receives the BEP unit amount will be deemed to have become the owner of the BEP units as of the date upon which such subject BEPC exchangeable shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account. Brookfield has established a non-interest -bearing trust account that is administered by the rights agent (the “collateral account”). In accordance with the terms of the Rights Agreement, BAM will ensure that the aggregate of (i) the BEP units in the collateral account plus the number of BEP units issuable upon conversion or redemption of BEP unit convertibles (the “collateral account BEP unit balance”) and (ii) the number of BEP units equal to the aggregate amount of cash in the collateral account divided by the value of a BEP unit (the “collateral cash balance” and, together with the collateral account BEP unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of BEP units that is equal to the product of the total number of BEPC exchangeable shares outstanding (excluding those owned by BAM or its affiliates) multiplied by the conversion factor in accordance with the BEPC articles (the “required collateral account balance”).

If the collateral account balance is at any time less than the required collateral account balance, BAM will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of BEP units or any security convertible into or redeemable for BEP units (other than BEPC exchangeable shares) (the “BEP unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance.

To the extent that conversion or redemption of a BEP unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by BAM or its affiliates, and must either be satisfied directly by BAM or such affiliates or will be deemed to reduce the collateral account balance. BAM must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to the BEPC articles.

BAM and its affiliates will not be entitled to withdraw any BEP unit or BEP unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to the BEPC articles or a decrease in the number of BEPC exchangeable shares outstanding (excluding BEPC exchangeable shares held by BAM or its affiliates) or (ii) upon the deposit by BAM or its affiliates in the collateral account of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the BEP units withdrawn or the number of BEP unit convertibles that are convertible into or redeemable for such BEP units.

If the collateral account contains any amount of cash in lieu of BEP units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account BEP unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a BEP unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, BAM will within two (2) business days deposit or cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

BAM and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of BEP units or BEP unit convertibles.

Registration of BEP Units. BAM has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the BEP units in the collateral account, including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles, and the transfer of such BEP units from the collateral account to a holder of subject BEPC exchangeable shares, BAM will deposit or cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all BEP units (including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the BEP units in the collateral account, including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles, and the transfer of such BEP units from the collateral account to a holder of subject BEPC exchangeable shares, are registered under an effective shelf registration statement (currently, such units are registered on Form F-3 (File. No. 333-237996), which was declared effective by the SEC on July 29, 2020).

Termination or Amendment. The Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no BEPC exchangeable shares outstanding, other than BEPC exchangeable shares owned by BAM or its affiliates, (ii) written notice of termination at least 60 days prior to the expiry of the applicable term, or (iii) the affirmative consent or vote of holders of at least two-thirds (2/3rds) of the outstanding BEPC exchangeable shares not held by Brookfield, BEP or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors of BEPC. BAM may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding BEPC exchangeable shares not held by BAM, voting as a class, and the approval of a majority of the independent directors of BEPC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by BAM, the partnership or their affiliates, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors. After the termination of the Rights Agreement, holders of BEPC exchangeable shares will continue to have all of the rights provided for in the BEPC articles but will no longer be entitled to rely on the secondary exchange rights.

Registration Rights Agreement

We entered into a registration rights agreement with BEP and Brookfield, pursuant to which we agreed that, upon the request of Brookfield, we will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of BEPC exchangeable shares held by Brookfield. We have agreed to pay certain expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement or prospectus.

Incentive Distributions

Brookfield’s general partner interest in BRELP, through its indirect wholly-owned subsidiary BRP Bermuda GP Limited’s, entitles it to incentive distribution rights that are based on the amount by which quarterly distributions on BRELP’s units (including securities such as BEPC exchangeable shares that are the economic equivalent of a BEP unit, but excluding BRELP’s class A preferred units) exceed specified target levels. To the extent distributions on BRELP’s units (including securities such as BEPC exchangeable shares that are the economic equivalent of a BEP unit, but excluding BRELP’s class A preferred units) exceed $0.375 per quarter, the incentive distribution rights entitle BREP Holding L.P. to 15% of incremental distributions above this threshold. To the extent that distributions on BRELP’s units (including securities such as BEPC exchangeable shares that are the economic equivalent of a BEP unit, but excluding BRELP’s class A preferred units) exceed $0.4225 per quarter, the incentive distribution rights entitle BREP Holding L.P. to 25% of incremental distributions above this threshold. BRP Bermuda GP Limited may elect to reinvest any of the incentive distributions from its general partner interest in additional redeemable partnership units. The above thresholds of $0.375 and $0.4225 were reduced on the completion of the special distribution to give effect to the special distribution, to $0.300 and $0.338. The thresholds were further reduced on completion of the three-for-two unit-split to $0.200 and $0.2253. To the extent that Brookfield Renewable pays to Brookfield any comparable performance or incentive distribution, the amount of any future incentive distributions will be reduced in an equitable manner to avoid duplication of distributions.

BEPC is responsible for reimbursing the partnership or its subsidiaries, as the case may be, for its proportionate share of the base management fee. Our proportionate share of the base management fee will be calculated on the basis of the value of our business relative to that of the partnership.

Indemnification Arrangements

Subject to certain limitations, Brookfield and its directors, officers, agents, members, partners, shareholders and employees generally benefit from indemnification provisions and limitations on liability that are included in the BEPC articles and other arrangements with Brookfield. See “BEPC Management—The Master Services Agreement—Indemnification and Limitations on Liability” and “BEPC Governance—Indemnification and Limitations on Liability”.

Brazil Development Projects

The partnership indirectly acquired a number of early stage development projects in Brazil from Brookfield in November 2011. To further align interests and incentivize continued development success with respect to these specific projects, Brookfield received no upfront proceeds for the transfer of these projects, but is entitled to receive on commercial operation or sale of the projects, in each case if developed or sold in the 25 years following the acquisition, up to 100% of the development costs that it contributed to each project and 50% of the fair market value of the projects in excess of a priority return on each party’s invested capital. These amounts will only be payable on projects upon substantial completion or sale of the project. Fair market value means Brookfield Renewable’s, as applicable, pro rata percentage of the fair market value of a development project, as determined by the Service Provider and the independent directors of NA Holdco, on the date on which substantial completion of the development project has been achieved, or, if earlier, the date that the project is sold. With respect to these Brazil development projects, Brookfield subscribed for special shares which contain a redemption feature that provides for the reimbursement of expenses as well as the sharing of the fair market value of a given project. These development projects were transferred to our company as part of the reorganization in connection with the special distribution.

Licensing Agreement

BEPC is automatically entitled to the benefits and certain obligations under the Licensing Agreement that the partnership has entered into with Brookfield, by virtue of the fact that BEPC is a controlled subsidiary of the partnership. Pursuant to the Licensing Agreement, Brookfield has granted a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo. Other than under this limited license, BEPC does not have a legal right to the “Brookfield” name and the Brookfield logo on a global basis.

The Licensing Agreement may be terminated by the partnership upon thirty (30) days’ prior written notice if Brookfield defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of thirty (30) days after written notice of termination of the breach is given to Brookfield. Brookfield may terminate the Licensing Agreement effective immediately upon termination of the Master Services Agreement or with respect to any licensee upon thirty (30) days’ prior written notice of termination if any of the following occurs:

•

the licensee defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of thirty (30) days after written notice of termination of the breach is given to the licensee;

•	the licensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it pursuant to the Licensing Agreement;

•	certain events relating to a bankruptcy or insolvency of the licensee; or

•	the licensee ceases to be an affiliate of Brookfield.

A termination of the Licensing Agreement with respect to one or more licensees will not affect the validity or enforceability of the agreement with respect to any other licensee.

Conflicts of Interest and Fiduciary Duties

Our group maintains a conflicts protocol and guidelines (the “conflicts management policies”) for addressing conflicts and potential conflicts and for providing guidelines for the completion of certain transactions. The conflicts management policies recognize the benefit to our group of its relationship with Brookfield and it intends to seek to maximize the benefits from this relationship. The conflicts management policies provide that conflicts be resolved based on the principles of transparency and that transactions that are carried out, be carried out at an arm’s length basis, with validation of terms as arm’s length being based upon actual participation of arm’s length third party participants such as co-investors whenever possible, or otherwise through objective, independent professional advice or other satisfactory evidence of market terms.

The conflicts management policies focus on addressing the principal activities that may give rise to potential conflicts of interest, including our group’s investment activities and acquisitions and its participation in

Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements) (“Brookfield Accounts”) together with any management or service arrangements entered into in connection therewith or the ongoing operations of the underlying Operating Entities, and transactions with Brookfield and Brookfield Accounts. The conflicts management policies may be amended from time to time at the discretion and with the approval of the board of directors of the general partner of BEP.

In addition, the conflicts management policies provide that acquisitions that are carried out jointly by our group and Brookfield, or in the context of a Brookfield Account that they participate in, be carried out on the basis that the consideration paid by our group be no more, on a per share or proportionate basis, than the consideration paid by Brookfield or other participants, as applicable. The conflicts management policies also provide that any fees or carried interest payable in respect of our group’s proportionate investment, or in respect of an acquisition made solely by our group, must be credited in the manner contemplated by the Master Services Agreement and BRELP’s limited partnership agreement, where applicable, or that such fees or carried interest must either have been negotiated with another arm’s-length participant or otherwise demonstrated to be on market terms. The conflicts management policies also provide that in transactions involving (i) an acquisition by our group of an asset from Brookfield, or (ii) the purchase by our group and Brookfield of different assets, a fairness opinion or a valuation or appraisal by a qualified expert be obtained, confirming that the consideration paid by our group is fair from a financial point of view. These requirements are in addition to any disclosure, approval and valuation requirements that may arise under applicable law.

With respect to transactions in which there is greater potential for a conflict of interest to arise, the general partner of BEP may be required to seek the prior approval of BEPC’s independent directors and/or the directors of the general partner of BEP that are independent from Brookfield pursuant to the conflicts management policies that have been approved by the independent directors from time to time. These transactions include:

•	subject to certain exceptions, acquisitions by our group from, and dispositions by our group to, Brookfield and Brookfield Accounts;

•	acquisitions whereby our group and Brookfield are purchasing different assets as part of a single transaction;

•	investing in a private Brookfield sponsored-fund, consortium or partnership;

•	the dissolution of BEP or BRELP;

•	any material amendment to the Master Services Agreement, the Brookfield Relationship Agreement, BRELP’s limited partnership agreement or BEP’s limited partnership agreement;

•

subject to certain exceptions, any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the Master Services Agreement;

•

determinations regarding the payment of fees in BEP units or limited partnership units of BRELP or the deferral of the incentive distribution. See “Relationship with Brookfield—Incentive Distributions”;

•

termination of, or any determinations regarding indemnification under, the Master Services Agreement or determinations regarding indemnification under BRELP’s limited partnership agreement or BEP’s limited partnership agreement; and

•	subject to certain exceptions, other material transactions involving BEPC and Brookfield.

Pursuant to the conflicts management policies, independent directors may grant prior approvals for any of these transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby, provided such transactions or matters are conducted in accordance with the pre-approved guidelines, policies or procedures.

In certain circumstances, these transactions may be related party transactions for the purposes of, and subject to certain requirements of, Canadian Multilateral Instrument 61-101—Protection of Minority

Securityholders in Special Transactions, or MI 61-101. MI 61-101 provides a number of circumstances in which a transaction between an issuer and a related party may be subject to valuation and minority approval requirements. An exemption from such requirements is available when the fair market value of the transaction is not more than 25% of the market capitalization of the issuer. BEP has been granted exemptive relief from the requirements of MI 61-101 that, subject to certain conditions, permits it to be exempt from the minority approval and valuation requirements for transactions that would have a value of less than 25% of BEP’s market capitalization, if Brookfield’s indirect equity interest in BEP, which is held in the form of redeemable partnership units, is included in the calculation of BEP’s market capitalization. As a result, the 25% threshold, above which the minority approval and valuation requirements apply, is increased to include the approximately 41.7% indirect interest in BEP held by Brookfield in the form of redeemable partnership units. BEP has also been granted relief from the requirements of MI 61-101 for any related party transactions of BEP with BEPC or any of BEPC’s subsidiaries, and BEPC has been granted relief from the requirements of MI 61-101 for any related party transactions of our company with the partnership or any of its subsidiaries.

Our group’s organizational, ownership and management structure and strategy involve a number of aspects and relationships that may give rise to conflicts of interest between our group and our group’s securityholders, on the one hand, and Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements) (“Brookfield Accounts”) on the other hand. The discussion below sets out certain of the conflicts of interest that may arise, but does not purport to be a complete list or explanation of all such potential conflicts of interest. Dealing with conflicts of interest is complex, and it is not possible to predict all of the types of conflicts that may arise. While Brookfield acts in good faith to resolve all potential conflicts in a manner that is fair and balanced taking into account the facts and circumstances known to it at the time, there can be no assurance that any recommendation or determination made by Brookfield will be most beneficial or favorable to our group or would not have been different if additional information were available to it. Potential conflicts of interest generally will be resolved in accordance with the principles summarized herein and in accordance with conflicts management policies in respect of transactions with Brookfield and its subsidiaries adopted (collectively, the “conflicts management policy”) that have been approved by the directors of BEPC that are independent of Brookfield, and the directors of BEP’s general partner that are independent from Brookfield. The conflicts management policy was put in place in recognition of the benefit to our group of its relationship with Brookfield and it intends to seek to maximize the benefits from this relationship. The conflicts management policy generally provides for potential conflicts to be resolved on the basis of transparency and, where required pursuant to the policy, third party validation and approvals. The conflicts management policy focuses on addressing the principal activities that may give rise to potential conflicts of interests, including our group’s investment activities, our group’s participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates (or of our group by Brookfield Accounts), including engagements for operational services entered into between underlying operating entities.

As described elsewhere herein, our group may pursue acquisition opportunities in various ways, including indirectly through investments in Brookfield Accounts or directly by investing alongside Brookfield Accounts. Any references in this section to our group’s acquisitions, investments, assets, expenses, Operating Entities or other terms should be understood to mean such items undertaken, incurred or held directly by our group or indirectly by our group through its investment in one or more Brookfield Accounts.

Allocation of Investment Opportunities. In recommending acquisition opportunities, Brookfield has significant discretion to determine the suitability and/or appropriateness of opportunities for our group and to allocate such opportunities among our group, Brookfield, Brookfield Accounts, and/or third parties as it deems appropriate. Brookfield and Brookfield Accounts have (and future Brookfield Accounts may in the future have) investment mandates that overlap with our group’s investment mandate, including the CEE Funds and other Brookfield Accounts that invest in renewable power assets and in which our group generally expects to be a significant investor. In addition, Brookfield has provided, and may in the future provide (without notice to shareholders of our group), priority rights with respect to certain investment opportunities, including all or a select geographic, industry or other subset of opportunities, to certain Brookfield Accounts (but not to our group) or to other persons pursuant to contractual or other arrangements. In addition, the CEE Funds (in which Brookfield Renewable does not own an interest) has a mandate that targets low risk renewable power investments with lower target returns than our group. As well, Brookfield Accounts with real estate or infrastructure focused investment mandates generally have been (and will in the future be) given priority with respect to investment opportunities that are suitable and appropriate for them. As a result, Brookfield Accounts may compete with, or have priority over, our group in respect of investment opportunities, and opportunities that would otherwise be suitable for our group may not be made available to our group, our group may receive a smaller allocation of such opportunities than would otherwise have been the case, or our group may receive an allocation of such opportunities on different terms than Brookfield or Brookfield Accounts (which may be less favorable than otherwise would have been the case).

The question of whether a particular opportunity is suitable and/or appropriate for our group, and, to the extent it is, the amount of such opportunity to be allocated to our group, is highly subjective and will be made in Brookfield’s discretion based on various portfolio construction and management factors, including: (i) the size, nature and type of the opportunity (including the expected risk-return profile of the investment, expected holding period and its fit with the balance of our group’s investments and related operations); (ii) the amount of capital available for investment; (iii) principles of diversification of assets (including whether our group will participate in the opportunity through our group’s investment in Brookfield Accounts); (iv) the nature and extent of involvement in the transaction and the sourcing of the transaction by the Brookfield investment professionals that manage our group; (v) the nature of potential acquirers upon disposition; (vi) our group’s expected future capacity; (vii) cash and liquidity needs (including our group’s interest in preserving capital in order to secure other opportunities and/or to meet other obligations); (viii) the availability of other appropriate or similar investment opportunities (including other opportunities that our group may be pursuing or otherwise considering at the relevant time); and (ix) other considerations deemed relevant by Brookfield (including legal, regulatory, tax, timing and similar considerations). If Brookfield determines that an opportunity is not suitable or appropriate for our group, it may still pursue such opportunity on its own behalf or on behalf of one or more Brookfield Accounts. As a result, there may be differences in the overall performance of our group, Brookfield and Brookfield Accounts that have overlapping investment mandates.

In allocating investment opportunities among our group, Brookfield and Brookfield Accounts (including Brookfield Accounts that have investment mandates that overlap with that of our group), Brookfield will face certain potential conflicts of interest between the interests of our group, its interests and the interests of Brookfield Accounts. These potential conflicts may be exacerbated in situations where Brookfield has larger interests in Brookfield Accounts than its interest in our group, where Brookfield is entitled to higher fees from Brookfield Accounts than from our group, where portfolio managers making an allocation decision are entitled to performance-based compensation from Brookfield or a Brookfield Account, or where there are capacity constraints with respect to a particular strategy or opportunity as a result of, for example, position limits and/or regulatory reporting obligations applicable to Brookfield. In addition, as an investment changes over time, additional conflicts of interest may arise, including as a result of earlier investment allocation decisions. Brookfield will make investment allocation decisions taking into account our group’s, Brookfield’s and Brookfield Accounts’ investment mandates and interests.

Allocation of Broken-Deal Expenses. Our group will incur expenses with respect to the consideration and pursuit of transactions that are not ultimately consummated, referred to as broken-deal expenses, including through its investments in Brookfield Accounts. Examples of broken-deal expenses include (i) research costs, (ii) fees and expenses of legal, financial, tax, accounting, consulting or other advisors (including Brookfield) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, (iii) fees and expenses in connection with arranging financing for a particular non-consummated transaction, (iv) travel costs, (v) deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and (vi) other expenses incurred in connection with activities related to a particular non-consummated transaction. Broken-deal expenses generally will be allocated among our group, Brookfield and Brookfield Accounts in the manner that Brookfield determines to be fair and equitable, which may be pro rata or on a different basis.

Co-Investment Opportunities and Expenses. Because of the scale of renewable power acquisitions, our group may offer portions of certain acquisition opportunities for co-investment. In addition, because our group’s strategy includes completing acquisitions through Brookfield Accounts, our group will likely make co-investments with Brookfield and Brookfield Accounts. Decisions regarding whether and to which parties to offer co-investment opportunities are made by Brookfield and may be based on a number of factors, including portfolio construction, strategic or other considerations, taking into account the specific facts and circumstances relating to each potential co-investment opportunity. As a result, from time to time, our group may offer (or receive from Brookfield Accounts) larger or smaller portions of co-investment opportunities than would otherwise have been the case or no portion of certain opportunities.

In our group’s capacity as a co-investor, our group will typically bear its pro rata share of fees, costs and expenses related to the discovery, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging and disposition of our group’s co-investments and our group may be required to pay our group’s pro rata share of fees, costs and expenses related to potential investments that are not consummated, such as broken deal expenses (including “reverse” breakup fees). Notwithstanding the foregoing, certain potential co-investors may not agree to pay or otherwise bear fees, costs and expenses related to unconsummated co-investments. In addition, in certain circumstances, potential co-investors may not bear such fees, costs and expenses, including because they have not yet been identified (or their anticipated allocation has not yet been identified) as of the time such potential investment ceases to be pursued, are not yet committed to such potential investment or are not contractually required to bear such fees, costs and expenses. In those events, such fees, costs and expenses will (i) be considered Brookfield Renewable operating expenses and be borne by our group (in connection with co-investment opportunities that our group offered) or (ii) be considered operating expenses of, and be borne by, the Brookfield Account (in connection with co-investments offered by the Brookfield Account), a pro-rata portion of which will be borne by our group through our group’s investment in the Brookfield Account.

Other Activities of Our Group’s Investment Personnel. The same professionals within Brookfield’s organization who are involved in sourcing and executing acquisitions that are suitable for our group are responsible for sourcing and executing opportunities for the Brookfield Accounts as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for our group, and such individuals’ broader responsibilities could conflict with their responsibilities to our group.

Investments by Brookfield Personnel. Brookfield Personnel may generally buy and sell securities or other investments for their own or their family members’ accounts (including through Brookfield Accounts). Positions may be taken by such Brookfield Personnel that are the same, different from, or made at different times than positions taken directly or indirectly for our group. To reduce the possibility of (i) potential conflicts between our group’s investment activities and those of Brookfield Personnel and (ii) our group being materially adversely affected by Brookfield Personnel’s personal trading activities, Brookfield has established policies and procedures relating to personal securities trading. To this end, Brookfield Personnel that participate in managing our group’s investment activities are generally restricted from engaging in personal trading activities (unless such activities are conducted through accounts over which the personnel have no influence or control), and other personnel generally must pre-clear proposed personal trades. In addition, Brookfield’s policies include prohibitions on insider trading, front running, trading in securities that are on Brookfield’s restricted trading list, trading in securities that are subject to a black-out period and other restrictions.

Investments by the Investing Affiliate. Certain Brookfield executives own a substantial majority of an entity that makes investments for its own account (the “investing affiliate”). The investing affiliate’s activities are managed separately from our group’s (or any Brookfield Account’s) activities. There is no formal informational barrier between the investing affiliate and the rest of Brookfield. Brookfield has adopted protocols designed to ensure that the investing affiliate’s activities do not materially adversely affect our group’s (and Brookfield Accounts’) activities and to ensure that potential conflicts are resolved in a manner pursuant to which our group’s (and Brookfield Accounts’) interests are, to the extent feasible, prioritized relative to the investing affiliate’s.

Warehousing Investments. Where Brookfield has made an acquisition, it may transfer it to our group at a later date at cost, plus a pre-agreed interest rate, after the assets have been developed or our group has obtained sufficient financing. Similarly, our group may warehouse one or more investments for a Brookfield Account in which our group is invested and generally transfer the warehoused investment to the applicable Brookfield Account at cost, plus a pre-agreed interest rate, once the Brookfield Account has raised sufficient capital, including financing, to support the acquisition. In the event the applicable Brookfield Account does not obtain sufficient financing to purchase the warehoused investment and our group cannot find another buyer for the investment, our group may be forced to retain the investment, the value of which may have increased or declined.

Transacting with Brookfield. When permitted by applicable law and subject to and in accordance with BEPC’s and BEP’s conflicts policy, our group may buy investments from or sell investments to Brookfield and/or Brookfield Accounts. Such transactions generally will require the approval of the independent directors of BEPC and/or the directors of the general partner of BEP that are independent of Brookfield and, in connection with transactions with a Brookfield Account, the advisory committee of the applicable Brookfield Account.

Terms of an Investment by BEPC May Benefit or Disadvantage Brookfield or a Brookfield Account. In making certain decisions with regard to a potential investment by our group (or by a Brookfield Account in which our group is invested), Brookfield could face certain conflicts of interest between the interests of our group (or the Brookfield Account), on the one hand, and the interests of Brookfield, the investing affiliate or a Brookfield Account that has already made a related investment, on the other hand. Similarly, a prospective investment by Brookfield or a Brookfield Account may present a conflict of interest with respect to an investment by our group. Subject to applicable law and BEPC’s and BEP’s conflicts policy, Brookfield may cause our group to invest in securities, bank loans or other obligations of companies affiliated with or advised by Brookfield or in which Brookfield, the investing affiliate or a Brookfield Account has an equity, debt or other interest, or to engage in investment transactions that may result in Brookfield, the investing affiliate or a Brookfield Account getting an economic benefit, being relieved of obligations or divested of investments. For example, our group may make a debt or equity investment in an entity which is expected to use the proceeds of such investment to repay loans from Brookfield or a Brookfield Account. Depending on the circumstance, Brookfield or such Brookfield Account might benefit if our group invested more money, thus providing sufficient funds to repay Brookfield or the Brookfield Account, or it might benefit if the loans remained outstanding and Brookfield or such Brookfield Account continued to receive payment under the existing loans, if the loans were on attractive terms (including an attractive interest rate) from the perspective of Brookfield or such Brookfield Account. Alternatively, Brookfield or a Brookfield Account might be in the position of making an investment that could be used to repay loans from our group, which would present the opposite conflict. Similarly, such conflicts might also be present in other situations. For example, in certain circumstances, our group may pursue a take-private, asset purchase or other material transaction with an issuer in which Brookfield, the investing affiliate or a Brookfield Account is invested, which may result in a benefit to Brookfield, the investing affiliate or the Brookfield Account. In situations where our group’s activities may enhance Brookfield’s, the investing affiliate’s or a Brookfield Account’s profitability, Brookfield may take its own, the investing affiliate’s or the Brookfield Account’s interests into consideration in connection with actions it takes on our group’s behalf.

Investments with Related Parties. In certain circumstances, our group will participate in investments that involve Brookfield or Brookfield Accounts in equity or debt positions within a transaction. For example, Brookfield or Brookfield Accounts may: (i) enter into a joint transaction with our group; (ii) be borrowers of certain investments or lenders in respect of our group; or (iii) hold debt positions (either junior or senior to our group’s positions) or other interests in an investment’s capital stock. The interests of Brookfield or Brookfield Accounts in such investments may differ from our group’s interests and also may have been acquired at different times, at different prices and/or subject to different terms and conditions. As a result of these differences, Brookfield or Brookfield Accounts may manage such interests in a way that is different from our group’s (including, for example, by investing in different portions of an issuer’s capital structure, investing in the same portion but on different terms, obtaining exposure to the investment using different types of securities or instruments, voting securities in a different manner, and/or acquiring or disposing of its interests at different times than our group). In connection with the foregoing, Brookfield or Brookfield Accounts may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, with respect to a particular investment in which our group has invested, even though such actions or inaction could adversely affect our group. For example, if an issuer in which our group has an investment and in which Brookfield or a Brookfield Account also has an investment, but at a different portion of the capital structure, becomes distressed or defaults on its obligations, Brookfield will have conflicting loyalties between its duties to our group and to itself or to the Brookfield Account. In such a situation Brookfield, acting on behalf of itself or a Brookfield Account, may seek a liquidation, reorganization or restructuring of the issuer that may have an adverse effect on our group’s holdings in the same issuer, and our group’s transactions may be effected at prices or terms that may be less favorable than would otherwise have been the case (or vice versa). In addition, in the event that Brookfield or Brookfield Accounts hold voting securities of an issuer in which our group holds loans, bonds, or other credit-related securities, Brookfield or such Brookfield Accounts may have the right to vote on certain matters that have an adverse effect on the positions held by our group. Furthermore, to the extent that Brookfield or a Brookfield Account has holdings in the same issuer as our group, Brookfield may be incentivized to take its interests or the interests of such Brookfield Account into consideration in connection with actions it takes on behalf of our group, even though taking such interests into account could adversely affect our group.

In addition, our group and Brookfield or a Brookfield Account may jointly acquire a portfolio of assets and thereafter divide up the assets. In this circumstance, Brookfield will determine the purchase price associated with each asset, which price may not represent the price our group would have paid if it had acquired only the assets our group ultimately retains. Furthermore, our group and Brookfield or a Brookfield Account may jointly enter into a binding agreement to acquire an investment. If Brookfield or such Brookfield Account is unable to consummate such investment, our group may be subject to additional liabilities, including the potential loss of any deposit or the obligation to fund the entire investment. In addition, our group may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of a Brookfield Account in connection with investments made by such Brookfield Account alongside BEPC. Likewise, a Brookfield Account in which our group is invested may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of co-investment vehicles in connection with investments made by such vehicles alongside the Brookfield Account. In such circumstances, certain investors will benefit from such provision for repayment of indebtedness and/or the satisfaction of guarantees even though those investors are not providing the same level of credit support as our group (or the Brookfield Account, as applicable). In the event the Brookfield Account (or a co-invest vehicle) does not satisfy its share of any payment in respect of any such borrowing, our group (or the Brookfield Account in which our group is invested, as applicable) will be contractually obligated to satisfy its share even if our group (or the Brookfield Account) does not have recourse against the investor(s) benefiting from such support.

Subject to Brookfield policies, information barriers and applicable legal restrictions, other parts of Brookfield may (but are under no obligation to) refer investment opportunities to our group, including investments in issuers in which Brookfield Accounts have existing investments. Referrals of such related investments give rise to potential conflicts of interest, including that an investment by our group may benefit such Brookfield Accounts.

In situations in which our group invests alongside Brookfield or a Brookfield Account, conflicts of interest will potentially arise with respect to the nature and timing of the initial investment and purchase price, the allocation of control rights, strategic objectives, timing of transactions, such as the disposition of all or part of an investment, or resolution of a liability in connection with an investment. These conflicts may result from various factors, including investments in different levels of the capital structure, different measurements of control, different risk profiles, different rights with respect to disposition alternatives, different investment horizons and different target rates of return.

As a result of the various conflicts and related issues described above, our group could sustain losses during periods where Brookfield or a Brookfield Account achieve profits generally or with respect to particular holdings, or could achieve lower profits or higher losses than would have been the case had the conflicts described above not existed.

Pursuit of Investment Opportunities by Certain Non-Controlled Affiliates. Certain companies with which Brookfield may technically be affiliated (i) are controlled, in whole or in part, by persons other than Brookfield, including, for example, joint ventures or similar arrangements with third parties where Brookfield does not have complete control; (ii) are separated from Brookfield pursuant to an information barrier; or (iii) do not coordinate or consult with Brookfield with respect to investment decisions, or together, non-controlled affiliates. Such non-controlled affiliates may have investment mandates that overlap with our group’s investment mandate and conflicts may arise therefrom. For example, the possibility exists that such non-controlled affiliates or investment vehicles managed by such non-controlled affiliates could pursue investment opportunities which are suitable for our group, but which are not made available to our group since such non-controlled affiliates do not consult with and/or are not wholly controlled by Brookfield. Similarly, certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to the management of our group. In certain instances, there are information barriers in place pursuant to which investment operations are managed independently of each other and information is not generally shared relating to such activities.

Arrangements with Brookfield. Our group’s relationship with Brookfield involves a number of arrangements, including the Master Services Agreement and the Brookfield Relationship Agreement, pursuant to which Brookfield provides various services, including access to financing arrangements and acquisition opportunities. Certain of these arrangements were effectively determined by Brookfield in the context of BEPC’s formation, and therefore may contain terms that are less favorable than those which otherwise might have been negotiated between unrelated parties. Circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into, and conflicts of interest between our group and Brookfield may arise in negotiating such new or amended arrangements. Furthermore, Brookfield is generally entitled to share in the returns generated by our group’s operations, which could create an incentive for it to assume greater risks when making decisions than it otherwise would in the absence of such arrangements. In addition, our group’s investment in Brookfield Accounts may provide Brookfield with certain ancillary benefits, such as satisfying Brookfield’s commitment to invest in such accounts (which Brookfield would otherwise need to satisfy from different sources) and assisting Brookfield in marketing the Brookfield Accounts.

Fees for Services. Our group (or portfolio companies that our group is directly or indirectly invested in) may be retained to perform certain services to Brookfield, Brookfield Accounts and/or companies and assets they are invested in that would otherwise be provided by third parties. To the extent our group provides such services, our group will generally be compensated (a) at rates for the relevant services that do not exceed the rates that Brookfield reasonably believes to be customarily charged (at such time) for similar services by (i) persons engaged in the same or substantially similar activities or (ii) Brookfield in its provision of the same or substantially similar services to one or more third parties, or the customary rates; provided that, if customary rates are not able to be determined, such services may be provided at cost (including an allocable share of internal costs), (b) at such other rates for the relevant services approved by the independent directors of BEPC and/or the directors of the general partner of BEP that are independent of Brookfield. In determining customary rates, Brookfield will seek to determine what one or more comparable service providers who are engaged in the same or substantially similar activities as Brookfield charge in the ordinary course for similar services at the time of determination. While Brookfield will determine in good faith what rates it believes are customary for such services at such time, there will likely be variances in the marketplace based on an array of factors that affect service providers and the prices of their services, including loss leader pricing strategies or other marketing practices, integration efficiencies, geographic market differences and the quality of the services provided. Brookfield will make a good faith determination as to what it believes to be the customary rate at such time, and may base its determination on one or more factors, including market knowledge, prices charged by competitors, prices charged by Brookfield to one or more third parties, a third party valuation agent, commodity or other price forecasting, prices required in order to meet certain regulatory requirements or qualify for particular governmental programs or other subjective and objective metrics. However, there can be no assurances that the rates charged by our group will not be less than those charged by certain similarly-situated service providers in any given circumstance. If the market rate for any service increases such that it is greater than the rate charged by our group, then our group may be obligated to continue to provide the applicable service at a below-market rate.

In the ordinary course, Brookfield employees are hired or retained by, or seconded or otherwise allocated to (in whole or in part), our group and/or portfolio companies that our group is directly or indirectly invested in for performance of operating services or roles that in the normal course are expected to be carried out by our group’s (or the relevant portfolio company’s) personnel. In connection with any such arrangement, all or a portion of the compensation and overhead expenses relating to such employees (including base salaries, benefits and incentive compensation (which may include long-term incentive awards of equity or options for equity in Brookfield), among other things) will directly or indirectly be borne by our group or the applicable portfolio companies. The compensation and overhead expenses relating to such employees generally will be within the market compensation range for the roles filled in the relevant market based on one or more of the following: (i) market compensation studies or guidance provided by third parties; (ii) recent market hires made by the relevant portfolio company for comparable positions; (iii) the employee’s peers at Brookfield and the portfolio company; and/or (iv) specific compensation reviews conducted by compensation consultants. For these purposes, given how certain compensation arrangements are structured and valued (particularly various forms of incentive compensation that vest over time and whose value upon payment is based on estimates) and how overhead expenses are generally allocated, in each case requiring certain judgments and assumptions, there can be no assurance that portfolio companies (and indirectly our group) will not bear higher costs than they would have had such expenses been valued, allocated or charged differently.

Brookfield and its personnel will receive certain intangible and/or other benefits and/or perquisites arising or resulting from their activities on behalf of our group and/or portfolio companies in which our group is (directly or indirectly) invested which will not reduce fees or other expenses or otherwise be shared with our group and/or our group’s portfolio companies. For example, airline travel and hotel stays incurred as direct or indirect expenses of BEPC and/or portfolio companies in which our group is (directly or indirectly) invested may result in “miles” or “points” or credit in loyalty/status programs, and such benefits and/or amounts will, whether or not de minimis or difficult to value, enure exclusively to Brookfield and/or such personnel (and not our group and/or our group’s portfolio companies) even though the cost of the underlying service is borne by directly or indirectly by our group and/or our group’s portfolio companies. In addition, Brookfield may make available certain discount programs to its employees as a result of Brookfield’s relationship with a portfolio company, such as “friends and family” and similar discounts.

Brookfield Investments in Companies. Brookfield (or Brookfield Accounts) will from time to time make equity or other investments in companies or businesses that provide services to or otherwise contract with our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies. In particular, Brookfield has in the past entered into, and expects to continue to enter into, relationships with companies in technology and other sectors and industries in which Brookfield has broad expertise and knowledge, whereby Brookfield acquires an equity or other interest in such companies that may, in turn, transact with our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies. For example, Brookfield (through an investment program referred to as Brookfield Ventures) invests in emerging technology companies that develop and offer technology products that are expected to be of relevance to our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies (as well as third party companies). In connection with such relationships, Brookfield may, and often will, refer, introduce or otherwise facilitate transactions between such companies and our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies, which may, and often will, result in benefits to Brookfield, including via increased profitability of the relevant company, as well as financial incentives and/or milestones which benefit Brookfield (including through increased equity allotments), which may be significant. Such financial incentives that enure to or benefit Brookfield pose an incentive for Brookfield to cause our group, Brookfield Accounts in which our group is invested or our group’s direct or indirect portfolio companies to enter into such transactions that may or may not have otherwise been entered into. Financial incentives derived from relationships with such companies will generally not be shared with our group. Furthermore, such transactions are likely to contribute to the development of expertise, reputational benefits and/or the development of new products or services by Brookfield and/or the companies or businesses that Brookfield is invested in, which Brookfield will seek to capitalize on to generate additional benefits that are likely to enure solely to Brookfield and not to our group. For the avoidance of doubt, any of the arrangements and/ or benefits described in this paragraph will not require notice to, or the consent of, our group’s securityholders.

Sharing of Services. In certain circumstances, in order to create efficiencies and optimize performance, one or more of our group’s investments, portfolio companies or assets may determine to share the operational, legal, financial, back-office or other resources of another of our group’s investments, portfolio companies or assets, or of an investment, portfolio company or asset of Brookfield or a Brookfield Account. In connection therewith, the costs and expenses related to such services will be allocated among the relevant entities on a basis that Brookfield determines in good faith is fair and equitable.

Affiliated Transactions. In the ordinary course of business, certain of our group’s investments may receive services from, or participate in transactions or other arrangements with, portfolio companies invested in by Brookfield or Brookfield Accounts in which our group is not invested. Such transactions and/or arrangements may not have been entered into but for the affiliation or relationship with Brookfield and, in certain cases, may replace transactions and/or arrangements with third parties. For example, one of our group’s investee companies may be a tenant of or may contract to acquire power from a portfolio company of Brookfield or a Brookfield Account. These transactions and/or arrangements are expected to be entered into on an arm’s length basis at customary rates in accordance with BEPC and BEP’s conflicts policy. In addition, certain such engagements may involve performance-based compensation, or operating performance compensation, payable to certain management members of the applicable operating affiliate providing the service. The cost of such operating performance compensation and any other related fees and expenses in connection with services provided by the operating affiliate will be borne entirely by our group or the investee company receiving the service (and indirectly by our group based on its direct or indirect interest in such investee company). For the avoidance of doubt, Brookfield or the operating affiliate may subcontract with third parties for the provision of the services Brookfield or the operating affiliate was engaged to provide.

While such transactions and/or arrangements have the potential for inherent conflicts of interest, Brookfield believes that our group’s access to Brookfield and its and Brookfield Accounts’ portfolio companies enhances our group’s capabilities and is an integral part of its operations. These transactions and/or arrangements will not require the consent of our group’s securityholders.

Information Sharing. Because of the extensive scope of Brookfield’s activities, Brookfield often has or obtains information that can be utilized by Brookfield across multiple strategies. For example, information Brookfield has or acquires through its management of Brookfield Accounts or its own investing activities may be used by Brookfield to identify or evaluate potential investments for our group. Conversely, information Brookfield has or acquires in connection with our group’s activities may be used for the benefit of Brookfield or Brookfield Accounts (and, for the avoidance of doubt, Brookfield will have no duty (contractual, fiduciary or otherwise) to keep such information confidential from, or not to use such information in connection with the investment activities of, itself or Brookfield Accounts). Brookfield may trade, or may cause Brookfield Accounts to trade, on the basis of information it has or obtained through our group’s investment and operations activities. In some cases, this trading may result in Brookfield or a Brookfield Account taking a position that is different from, and potentially adverse to, a position taken by our group, or may result in Brookfield or a Brookfield Account benefiting from our group’s investment activities. Brookfield has implemented policies and procedures to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions with respect to communication and information sharing. Such policies and procedures may reduce synergies across Brookfield’s various activities, which could negatively affect Brookfield’s or our group’s ability to pursue attractive investment opportunities that would otherwise be available to Brookfield or our group if such policies and procedures were not implemented. From time to time, such policies and procedures may result in our group, Brookfield or Brookfield Accounts having reduced investment opportunities or investment flexibility, or may otherwise restrict our group, Brookfield or Brookfield Accounts in their activities with respect to such information.

Regardless of the existence of information barriers, Brookfield will not have any obligation or other duty to make available for our group’s benefit any information regarding Brookfield’s trading activities, strategies or views, or the activities, strategies or views used for other Brookfield Accounts. Furthermore, to the extent that Brookfield has access to analysis, models and/or information developed by Brookfield and its personnel, Brookfield will not be under any obligation or other duty to effect transactions on behalf of our group in accordance with such analysis and models. In the event Brookfield elects not to share certain information with our group, our group may make investment decisions that differ from those it would have made if Brookfield had provided such information, which may be disadvantageous to our group.

Material Non-Public Information; Trading Restrictions. From time to time, our group’s ability to buy or sell certain securities may be restricted by applicable securities laws, regulatory requirements, information held by Brookfield, contractual obligations applicable to Brookfield, and potential reputational risks relating to our group, Brookfield or Brookfield Accounts (including Brookfield’s internal policies designed to comply with these and similar requirements). Brookfield might not engage in transactions or other activities for, or enforce certain rights in favor of, BEPC due to Brookfield’s activities outside our group and regulatory requirements, policies, and reputational risk assessments.

Brookfield may possess material, non-public information about a company that would limit our group’s ability to buy and sell securities related to that company (or, potentially, to other companies). For example, Brookfield Personnel take seats on boards of directors of, or have board of directors observer rights with respect to, portfolio companies in which Brookfield invests (including on our group’s behalf). In such situations, Brookfield may be limited and/or restricted in its ability to trade in the securities of the company (or other companies about which the company has material non-public information). This may adversely affect our group’s ability to make and/or dispose of certain investments.

Furthermore, as a result of applicable regulations, in certain circumstances, our group’s position in an investment may be aggregated with a position held by Brookfield (including parts of Brookfield that are separated by an information barrier) and Brookfield Accounts. This could require our group, together with such other Brookfield parties, to make certain disclosure filings or could otherwise restrict our group’s activities with respect to such investment.

Client and Other Relationships. Brookfield is permitted to pursue other business activities (including through portfolio companies that it and Brookfield Accounts invest in) and provide services to third parties that compete directly with our group’s business and activities without providing our group with an opportunity to participate, which could result in the allocation of Brookfield’s resources, personnel and acquisition opportunities to others who compete with our group. In addition, certain portfolio companies in which our group, Brookfield and/or Brookfield Accounts are invested in may provide investment banking and other advisory services to third parties with respect to assets in which our group may be invested or seeking to invest. The interests of such portfolio companies in such circumstances may conflict with (and potentially be adverse to) our group’s interests, and our group may compete with such portfolio companies

(and their third party clients) in pursuing certain investments. Brookfield generally implements policies and procedures (including, for example, information barriers) to mitigate potential conflicts of interest and address certain regulatory requirements relating to these potential circumstances.

Limited Liability of Brookfield. The liability of Brookfield and its directors is limited under our group’s arrangements with them, and our group has agreed to indemnify Brookfield and its directors against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for their own account, or may give rise to legal claims for indemnification that are adverse to the interests of our group’s securityholders.

Valuation of Our Group’s Investments. Brookfield performs certain valuation services related to our group’s securities and assets. Brookfield performs such services in accordance with its valuation policies. From time to time, Brookfield may value a similar or identical asset differently for our group than for itself or a Brookfield Account, including because our group, Brookfield and Brookfield Accounts are subject to different valuation guidelines pursuant to our group’s and its respective governing agreements (e.g., in connection with differing applicable regulatory restrictions), different third party vendors are hired to perform valuation functions for BEPC, Brookfield or the Brookfield Accounts, or otherwise. In addition, Brookfield faces a conflict with respect to valuations generally because of their effect on Brookfield’s fees and other compensation.

Brookfield Public Securities Group. Brookfield is an active participant, as agent and principal, in the global fixed income, currency, commodity, equities and other markets. Certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to, the management of our group. For example, Brookfield may invest, trade or make a market in the equity, debt or other interests of our group’s portfolio companies without regard to the impact on our group of such activities. In particular, Brookfield’s Public Securities Group (“PSG”), manages investment funds and accounts that invest in public debt and equity markets. There is currently an information barrier in place pursuant to which PSG manages its investment operations independently of other parts of Brookfield and does not generally share information relating to such activities. As a result, PSG will not share investment opportunities that may otherwise be suitable for our group with our group, and our group will have no rights with respect to such opportunities. In addition, in certain circumstances, funds and/or accounts managed by PSG may hold an interest in one of our group’s investments and, as a result of different investment objectives and views, PSG may manage such interests in a way that is different from our group (including, for example, by investing in different portions of an issuer’s capital structure, short selling securities, voting securities in a different manner, and/or selling its interests at different times than our group). As a result of the information sharing barrier, our group’s investment team may not be aware of, and may not have the ability to manage, such conflicts. Brookfield may decide at any time, and without notice to shareholders of our group, to remove or modify such information barrier. In the event that the information barrier is removed or modified, Brookfield may be subject to certain protocols, obligations and restrictions in managing our group, including, for example, conflicts-management protocols, aggregated regulatory reporting obligations and certain potential investment-related restrictions.

Third Party Service Providers. Our group’s service providers or service providers of our group’s portfolio companies (including deal sourcers, consultants, lenders, brokers, accountants, attorneys and outside directors) may be (or their affiliates may be) shareholders and/or sources of investment opportunities and counterparties therein, or may otherwise participate in transactions or other arrangements with our group and/or Brookfield or Brookfield Accounts. These factors may influence Brookfield in deciding whether to select such a service provider. Notwithstanding the foregoing, Brookfield will only select a service provider to the extent Brookfield determines that doing so is appropriate for our group given all surrounding facts and circumstances and is consistent with Brookfield’s responsibilities under applicable law, provided that, for the avoidance of doubt, Brookfield often will not seek out the lowest-cost option when engaging such service providers as other factors or considerations typically prevail over cost.

Our group’s service providers may charge different rates to different recipients based on the specific services provided, the personnel providing the services, or other factors. As a result, the rates paid with respect to these service providers by our group, on the one hand, may be more or less favorable than the rates paid by Brookfield or Brookfield Accounts, on the other hand. Brookfield or Brookfield Accounts may hold investments in companies that provide services to entities in which our group invests generally, and, subject to applicable law, Brookfield may refer or introduce such companies’ services to entities that have issued securities held by our group.

Advisors. Brookfield may engage or retain strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals who are not employees or affiliates of Brookfield (which may include former Brookfield employees as well as current and former executive officers of Brookfield portfolio companies) and who are expected, from time to time, to receive payments from, or allocations or performance-based compensation with respect to, our group’s portfolio companies (as well as from our group, Brookfield or Brookfield Accounts in which our group is invested). In such circumstances, such payments from, or allocations or performance-based compensation with respect to, our group’s direct and indirect portfolio companies and/or our group or Brookfield Accounts in which our group is invested may be treated as expenses of our group or such Brookfield Accounts. These strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals (which may include certain former Brookfield employees) may be offered the ability to co-invest alongside our group, including in those investments in which they are involved (and for which they may be entitled to receive performance-based compensation, which will reduce our group’s returns), or otherwise participate in equity plans for management of a portfolio company. In certain cases, these persons may have certain attributes of Brookfield “employees” (e.g., they may have dedicated offices at Brookfield and/or participate in certain benefit arrangements typically reserved for Brookfield employees) even though they are not considered Brookfield employees, affiliates or personnel. Brookfield expects, where applicable, to allocate the costs of such personnel to the applicable portfolio companies, to our group and/or to Brookfield Accounts in which our group is invested. Payments or allocations to Brookfield’s strategic advisors, senior advisors, operating partners, executive advisors, consultants and other similar professionals can be expected to increase the overall costs and expenses borne indirectly by shareholders. There can be no assurance that any of the strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals will continue to serve in such roles and/or continue their arrangements with Brookfield and/or any portfolio companies or Brookfield Accounts.

Diverse Interests. The various types of investors in and beneficiaries of our group, including Brookfield, may have conflicting investment, tax and other interests with respect to their interests. When considering a potential investment for our group, Brookfield will generally consider our group’s investment objectives, not the investment objectives of any particular investor or beneficiary. Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield than to investors or beneficiaries unaffiliated with Brookfield. Brookfield reserves the right on behalf of itself and its affiliates to take actions adverse to our group or other Brookfield Accounts in these circumstances, including withholding amounts to pay actual or potential tax liabilities.

Furthermore, our group and any entities with which our group co-invests may have conflicting investment, tax and other interests with respect to the investments our group makes directly or indirectly. Conflicts of interest may arise in connection with the structure of the investments or decisions made by Brookfield which may be more beneficial for another investing entity and its partners, on the one hand, than for our group and our group’s securityholders, on the other hand (or vice versa) (for instance, the manner in which investments are structured, financed and/or harvested may produce tax results that are favorable to an investing entity targeted to non-U.S. investors, but not to our group (or vice versa), or are favorable to a taxable investor, as compared to a tax-exempt investor (or vice versa)).

Reputational Considerations. Given the nature of its broader platform, Brookfield has an interest in preserving its reputation, including with respect to certain of its affiliates, and in certain circumstances, such reputational considerations may conflict with our group’s interests. The directors of BEPC, the directors of BEP’s general partner or Brookfield may make decisions on our group’s behalf for reputational reasons that may not be directly aligned with the interests of our group’s securityholders or consistent with the determination the directors of BEPC, the directors of BEP’s general partner or Brookfield otherwise would have made absent its interest in Brookfield’s broader reputation. For example, Brookfield may limit transactions and activities on our group’s behalf for reputational or other reasons, including where Brookfield is providing (or may provide) advice or services to an entity involved in such activity or transaction, where a Brookfield Account is or may be engaged in the same or a related activity or transaction to that being considered on our group’s behalf, where a Brookfield Account has an interest in an entity involved in such activity or transaction, or where such activity or transaction on behalf of or in respect of our group could affect the directors of BEPC, the directors of BEP’s general partner, Brookfield, Brookfield Accounts or their activities.

Possible Future Activities. Brookfield may expand the range of services that it provides over time. Except as provided herein, Brookfield will not be restricted in the scope of its business or in the performance of any services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Brookfield has, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with companies that may hold or may have held investments similar to those intended to be made by our group. These companies may themselves represent appropriate investment opportunities for our group or may compete with our group for investment opportunities.

Excess Funds Liquidity Arrangement with Related Parties. Our group has an arrangement in place with Brookfield pursuant to which it lends our group excess funds from time to time. This arrangement is intended to enhance the use of excess funds between our group and Brookfield when Brookfield has excess funds and our group has a business need for the capital (including, without limitation, to fund operating or investment activities and/or to pay down higher cost capital), providing (i) to Brookfield, a higher rate of return on the funds than it otherwise would be able to achieve in the market and (ii) to our group, a lower cost of funds than it otherwise would be able to obtain in the market.

Brookfield, in its capacity as the Service Provider, determines when it is appropriate for our group to borrow excess funds from Brookfield. Brookfield has similar arrangements, including arrangements pursuant to which other Brookfield affiliates lend excess funds to Brookfield from time to time, with other affiliates for whom it serves in one or more capacities, including (among others) promoter, principal investor and investment manager. It is therefore possible that, from time to time and to the extent that Brookfield determines this to be in the best interests of the parties, funds that are placed on deposit with Brookfield by other Brookfield affiliates will, in the discretion of Brookfield on a case-by-case basis, be lent on to our group. Because the interest rates charged are reflective of the credit ratings of the applicable borrowers, any loans by Brookfield to its affiliates, including our group (as applicable), generally will be at higher interest rates than the rates then applicable to any balances deposited with Brookfield by other Brookfield affiliates. These differentials are approved according to protocols described below. Accordingly, Brookfield also benefits from these arrangements and will earn a profit as a result of the differential in lending rates.

Amounts our group borrows from Brookfield pursuant to this arrangement generally are repayable at any time upon either side’s request, and Brookfield generally ensures that the borrower has sufficient available capital from another source in order meet potential repayment demands. As noted above, Brookfield determines the interest rate to be applied to loaned amounts taking into account each party’s credit rating and the interest rate that would otherwise be available to it in similar transactions on an arm’s length basis with unrelated parties.

See above under “Risk Factors—Risks Relating to Our Relationship with Brookfield and the Partnership—None of British Columbia corporate law, the Master Services Agreement and our other arrangements with Brookfield impose on Brookfield any fiduciary duties to act in the best interests of our shareholders or BEP’s unitholders”.

BEPC RELATIONSHIP WITH THE PARTNERSHIP

Each BEPC exchangeable share is structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each BEP unit, and is exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our company). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The partnership and our company expect that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole. The partnership holds a 75% voting interest in BEPC through its holding of BEPC class B shares and owns all of the BEPC class C shares, which entitle the partnership to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares.

Credit Support

Certain subsidiaries of BEPC fully and unconditionally guarantee (i) any all present and future unsecured debt securities issued by Brookfield Renewable Partners ULC (“Finco”), in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) the all present and future senior preferred shares of BRPPE as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BRPPE, (iii) from time to time, certain of BEP’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BEP, and (iv) the obligations of under all present and future bilateral credit facilities established for the benefit of our group.

Subscription Agreement

BEPC has entered or will enter into subscription agreements with the partnership from time to time, pursuant to which BEPC has or will subscribe for such number of BEP units necessary to satisfy its obligations in respect of requests for exchange made by BEPC exchangeable shareholders, as and when they arise, or a redemption of BEPC exchangeable shares by BEPC, in each case at a price per BEP unit equal to the NYSE closing price of one BEP unit on the date that the applicable request for exchange is received by BEPC’s transfer agent, or the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of a redemption, as the case may be.

Subordinated Credit Facilities

BEPC has entered into two credit agreements with the partnership, one as borrower and one as lender (the “Subordinated Credit Facilities”), each providing for a ten-year revolving $1.75 billion credit facility to facilitate the movement of cash within our group. One credit facility permits BEPC to borrow up to $1.75 billion from the partnership and the other constitutes an operating credit facility that permits the partnership to borrow up to $1.75 billion from BEPC.

The Subordinated Credit Facilities are available in U.S. or Canadian dollars, and advances are made by way of LIBOR, base rate, bankers’ acceptance rate or prime rate loans. In addition, each credit facility contemplates potential deposit arrangements pursuant to which the lender thereunder would, with the consent of a borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

Any amendment, modification or waiver to such credit agreements that would reasonably be expected to adversely impact the applicable borrower’s ability to use the applicable credit facility for the purpose of making distributions to BEPC, and as a result, the economic equivalence of a BEPC exchangeable share with a BEP unit, requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield or its affiliates, voting as a class or, in the event that there is more than one non-overlapping director, the approval of a majority of such non-overlapping directors.

Equity Commitment Agreement

The partnership provides to BEPC an equity commitment in the amount of $1 billion pursuant to an equity commitment agreement (the “Equity Commitment Agreement”). The equity commitment may be called by BEPC in exchange for the issuance of a number of BEPC class C shares to the partnership, corresponding to the amount of the equity commitment called divided by the volume-weighted average of the trading price for one BEPC exchangeable share on the principal stock exchange on which BEPC exchangeable shares are listed for the five (5) days immediately preceding the date of the call. The equity commitment is available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that the partnership continues to control BEPC and has the ability to elect a majority of the BEPC board.

Pursuant to the Equity Commitment Agreement, BEP covenants and agrees that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Any amendment, modification or waiver to the Equity Commitment Agreement that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield or its affiliates, voting as a class or, in the event that there is more than one non-overlapping director, the approval of a majority of such non-overlapping directors. The equity commitment will terminate in the event that all of the outstanding BEPC exchangeable shares are held by Brookfield, the partnership, or their controlled affiliates.

BEPC Voting Agreements

Brookfield and the partnership have determined that it is desirable for our company to have control over certain of the partnership’s entities through which the partnership hold its interest in its operating subsidiaries. Accordingly, we have entered into voting agreements (“BEPC Voting Agreements”) to provide our company with voting rights over such entities.

Pursuant to the BEPC Voting Agreements, voting rights with respect to any of the applicable entities will be voted in accordance with the direction of our company with respect to certain matters, including: (i) the election of directors; (ii) any sale of all or substantially all of its assets; (iii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iv) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (v) any amendment to its governing documents; or (vi) any commitment or agreement to do any of the foregoing.

Conflicts of Interest

Given our group’s ownership structure, the rationale for the formation of BEPC and because each BEPC exchangeable share is structured with the intention of providing an economic return equivalent to one BEP unit, our group expects that the interests of BEPC and the partnership will typically be aligned.

However, conflicts of interest might arise between BEPC, on the one hand, and the partnership, on the other hand. In order to assist BEPC in addressing such conflicts, the BEPC board of directors includes a non-overlapping director. Eleazar de Carvalho Filho currently serves as the non-overlapping member of the BEPC board of directors. Mr. de Carvalho Filho previously served on the board of directors of the general partner of BEP since November 2011 and resigned from such board of directors shortly prior to the completion of the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. As with conflicts between BEPC and Brookfield, potential conflicts will be approached in a manner that (i) is fair and balanced taking into account the facts and circumstances known at the time, (ii) complies with applicable law, including, for example, independent approvals and advice or validation, if required in the circumstances (iii) supports and reinforces BEPC’s ownership structure, the rationale for the formation of BEPC and the economic equivalence between the BEPC exchangeable shares and BEP units. BEPC and BEP will not generally consider it a conflict for BEPC and the partnership to form part of our group, including participating in acquisitions together, or to complete transactions contemplated by the agreements entered into prior to closing.

DESCRIPTION OF BEPC SHARE CAPITAL

BEPC’s authorized share capital consists of (i) an unlimited number of BEPC exchangeable shares; (ii) an unlimited number of BEPC class B shares; (iii) an unlimited number of BEPC class C shares; (iv) an unlimited number of exchangeable senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the exchangeable senior preferred shares (“BEPC preferred shares”).

As of February 5, 2021, there were 172,181,508 BEPC exchangeable shares, 165 BEPC class B shares and 189,600,000 BEPC class C shares issued and outstanding.

Prior Sales

On July 29, 2020, prior to the completion of the special distribution, BEPC acquired from BRELP all of BRELP’s interests in BEPC’s current operating subsidiaries (excluding a 10% interest retained by BEP) in exchange for the issuance to BRELP of 77,842,712 BEPC exchangeable shares and 126,400,000 class C shares. The BEPC exchangeable shares received by BRELP were distributed by BRELP to holders of its equity units (including BEP) and to its general partner.

On July 30, 2020, BEP distributed the approximate 44.7 million BEPC exchangeable shares it received from BRELP to holders of BEP units and to its general partner pursuant to the special distribution. Each holder of BEP units of record as of July 27, 2020 received one (1) BEPC exchangeable share for every four (4) BEP units held.

On July 31, 2020, in connection with the closing of the TerraForm Power acquisition, BEP issued an aggregate of 4,034,469 BEP units and BEPC issued an aggregate of 37,035,241 BEPC exchangeable shares to holders of public TERP shares. Each public TERP share was acquired for either 0.47625 of a BEPC exchangeable share or 0.47625 of a BEP unit, at the election of holders of public TERP shares.

On October 13, 2020, Brookfield International Limited sold 4,663,250 BEPC exchangeable shares at a price of C$80.20 per BEPC exchangeable share pursuant to a public secondary offering in Canada.

Since July 31, 2020, our company has issued an aggregate 1,627 BEPC exchangeable shares in connection with settlement of awards issued under the TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan, with an additional 10,312 BEPC exchangeable shares issuable to vested but not yet settled awards under the plan.

BEPC Exchangeable Shares

The following description of BEPC exchangeable shares sets forth certain general terms and provisions of BEPC exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of the BEPC articles. Through the rights and governance structures described in this prospectus, each BEPC exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a BEP unit. Consequently, the partnership expects that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC exchangeable shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC exchangeable shares will be entitled to cast one vote for each BEPC exchangeable share held at the distribution record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.

Holders of BEPC exchangeable shares hold an aggregate 25% voting interest in BEPC.

Dividends

The holders of BEPC exchangeable shares will be entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of all classes and series of the BEPC preferred shares and any other shares ranking senior to the BEPC exchangeable shares with respect to priority in payment of dividends. It is expected that each BEPC exchangeable share will receive identical dividends to the distributions paid on each BEP unit. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Subject to the prior rights of holders of all classes and series of BEPC preferred shares at the time outstanding having prior rights as to dividends, and in preference to the BEPC class C shares, each BEPC exchangeable share will entitle its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) determined in accordance with the BEPC articles and in effect on the date of declaration of such dividend (the “BEPC exchangeable dividend”). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends on the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the BEP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrently with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such BEPC exchangeable dividend has been declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable (“unpaid accrued dividends”). All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on BEPC class B or BEPC class C shares. The holders of BEPC exchangeable shares shall not be entitled to any dividends from BEPC other than the BEPC exchangeable dividends.

Exchange by Holder

Holders of BEPC exchangeable shares have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). In the event BEP ceases to be a publicly listed entity, the value of a BEP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a BEP unit would receive upon the liquidation of BEP and sale of its assets in accordance with the terms of its partnership agreement. Holders of BEPC exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of BEPC exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.

Each holder of BEPC exchangeable shares who wishes to exchange one or more of his or her BEPC exchangeable shares for BEP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BEPC’s transfer agent. Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, deliver to the tendering holder of BEPC exchangeable shares, in accordance with instructions set forth in the notice of exchange, one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). Upon completion of the exchange of any BEPC exchangeable shares as described herein, the holder of BEPC exchangeable shares who has exchanged its BEPC exchangeable shares will have no further right, with respect to any BEPC exchangeable shares so exchanged, to receive any dividends on BEPC exchangeable shares with a record date on or after the date on which such BEPC exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BEPC and BEP and, until such time as the Rights Agreement is terminated, Brookfield, by the transfer agent on behalf of a tendering holder of BEPC exchangeable shares, BEPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and BEP a written notification of their receipt of such notice of exchange setting forth the identity of the holder of BEPC exchangeable shares who wishes to exchange such BEPC exchangeable shares and the number of BEPC exchangeable shares to be exchanged. BEP may elect to satisfy its exchange obligation by acquiring all of the tendered BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). If BEP elects to satisfy its exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BEPC and Brookfield of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BEPC’s transfer agent by delivering to such holder of BEPC exchangeable shares the BEP units or its cash equivalent. Unitholders of BEP are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of BEPC exchangeable shares has not received the number of BEP units or its cash equivalent (the form of payment to be determined by BEPC or BEP in each of their sole discretion) in satisfaction of the tendered BEPC exchangeable shares, then such tendering holder of BEPC exchangeable shares will be entitled to receive the equivalent of such cash amount or BEP units amount from BAM pursuant to the Rights Agreement. In this scenario, the tendered BEPC exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or BEP units amount from a collateral account of BAM administered by the rights agent. See the section entitled “Relationship with Brookfield—Rights Agreement” for a further description of the Rights Agreement. The partnership has agreed to indemnify BAM for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any BEP units delivered by BAM pursuant to the Rights Agreement.

No Fractional BEP units. No fractional BEP units will be issued or delivered upon exchange of BEPC exchangeable shares. In lieu of any fractional BEP units to which the tendering holder of BEPC exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the BEP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a BEP unit.

Conversion of Tendered BEPC Exchangeable Shares. The partnership is entitled at any time to have any or all BEPC exchangeable shares acquired by the partnership converted into BEPC class C shares on a one-for-one basis. With each acquisition by BEP of BEPC exchangeable shares and/or the election by BEP to convert these acquired shares to BEPC class C shares, the partnership’s indirect ownership interest in our company will increase.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) will be subject to adjustment in accordance with the BEPC articles to reflect certain capital events, including (i) if BEP and/or BEPC declares or pays a distribution to its unitholders consisting wholly or partly of BEP units or a dividend to its shareholders in BEPC exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if BEP and/or BEPC splits, subdivides, reverse-splits or combines its outstanding BEP units or BEPC exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if BEP and/or BEPC distributes any rights, options or warrants to all or substantially all holders of its BEP units or BEPC exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire BEP units or BEPC exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for BEP units or BEPC exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if BEP distributes to all or substantially all holders of BEP units evidences of its indebtedness or assets (including securities) or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BEPC; or (v) if BEP or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the BEP units (but excluding for all purposes any exchange or tender offer to exchange BEP units for BEPC exchangeable shares or any other security economically equivalent to BEP units), to the extent that the cash and value of any other consideration included in the payment per BEP unit exceeds certain thresholds.

Redemption by Issuer

The BEPC board has the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and the shareholders of BEPC, that may result in adverse tax consequences for BEPC or the shareholders of BEPC; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and the BEPC board’s decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to receive pursuant to such redemption one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any.

Notwithstanding the foregoing, upon any redemption event, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”). BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of all classes and series of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up), the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of BEP

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares may be automatically redeemed by BEPC, in its sole absolute and discretion, on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEP. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Conversion to BEPC Class C Shares

The partnership, or any of its controlled subsidiaries, is entitled to convert each held BEPC exchangeable share to a BEPC class C share on a one-for-one basis.

Book-Based System

The BEPC exchangeable shares may be represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc. (“CDS”) or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the BEPC exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of BEPC exchangeable shares in connection with a Takeover Bid, Issuer Bid or Tender Offer

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian and U.S. rules relating to takeover bids, issuer bids and tender offers. BEP units and BEPC exchangeable shares are not securities of the same class. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units, unless such offer is extended to holders of BEPC exchangeable shares and holders of BEP units will not be entitled to participate in an offer or bid made to acquire BEPC exchangeable shares, unless such offer is extended to holders of BEP units. In the event of a takeover bid for BEP units, a holder of BEPC exchangeable shares who would like to participate would be required to tender his or her BEPC exchangeable shares for exchange, in order to receive a BEP unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the BEP units at a price in excess of the market price of the BEP units and a comparable offer is not made for the BEPC exchangeable shares, then the conversion factor for the BEPC exchangeable shares may be adjusted. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Exchange by Holder—Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

Approval Rights

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.

Transfer Restrictions

No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

Choice of Forum for U.S. Securities Act Claims

The BEPC articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

BEPC Class B Shares

The following description of BEPC class B shares sets forth certain general terms and provisions of BEPC class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC class B shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC class B shares will be entitled to cast a number of votes per BEPC class B share equal to: (i) the number that is three times the number of BEPC exchangeable shares then issued and outstanding divided by (ii) the number of BEPC class B shares then issued and outstanding. The effect of the foregoing is that the holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.

Dividends

Except as provided in the following sentence, the holders of BEPC class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class B shares consisting of BEPC class B shares.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of all classes and series of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described under the section entitled “Description of BEPC Share Capital—BEPC Exchangeable Shares—Liquidation”, the holders of BEPC class B shares shall be entitled to be paid out of the assets of BEPC an amount in cash per BEPC class B share equal to the value of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up.

Redemption by Holder

Holders of BEPC class B shares have the right to tender all or a portion of their BEPC class B shares for cash for each BEPC class B share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The BEPC class B shares may only be transferred to the partnership or persons controlled by the partnership.

BEPC Class C Shares

The following description of BEPC class C shares sets forth certain general terms and provisions of BEPC class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of a BEPC class C share shall be entitled to notice of, and to attend, any meetings of shareholders of BEPC, but shall not otherwise be entitled to vote at any such meetings.

Dividends

The holders of BEPC class C shares will be entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of all classes and series of the BEPC preferred shares, BEPC exchangeable shares any other shares ranking senior to the BEPC class C shares with respect to priority in payment of dividends.

Subject to the prior rights of holders of all classes and series of BEPC preferred shares and the BEPC exchangeable shares at the time outstanding having prior rights as to dividends, each BEPC class C share will entitle its holder to dividends as and when declared by the BEPC board (the “BEPC class C dividend”). The record and payment dates for the dividends or other distributions upon the BEPC class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the BEP units.

In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class C shares consisting of BEPC class C shares.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described under the section entitled “Description of BEPC Share Capital—BEPC Exchangeable Shares—Liquidation” and the holders of BEPC class B shares described under the section entitled “Description of BEPC Share Capital—BEPC Class B Shares—Liquidation”, the remaining assets and property of BEPC will be distributed among the holders of BEPC class C shares.

Redemption by Holder

Holders of BEPC class C shares have the right to tender all or a portion of their BEPC class C shares for cash in an amount for each BEPC class C share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have ten (10) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The BEPC class C shares may only be transferred to the partnership or persons controlled by the partnership.

BEPC Preferred Shares

The following description of BEPC preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. The approval of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class, is required prior to issuing any class A senior preferred shares or class B junior preferred shares to Brookfield or the partnership or any of their affiliates. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Priority

Each series of class A senior preferred shares will rank on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares will rank on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The BEPC preferred shares shall be entitled to a preference over the BEPC exchangeable shares, the BEPC class B shares, the BEPC class C shares and any other shares ranking junior to the BEPC preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of BEPC, whether voluntary or involuntary, or any other distribution of the assets of BEPC among the shareholders of BEPC for the specific purpose of winding up BEPC’s affairs. The class A senior preferred shares shall be entitled to preference over the class B junior preferred shares for all such matters.

Directors’ Right to Issue in One or More Series

The BEPC preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, the BEPC board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in the BEPC articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the BEPC preferred shares as the case may be, of such series.

Voting

Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of BEPC preferred shares, the holders of such BEPC preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of shareholders of BEPC.

Amendment with Approval of Holder of BEPC Preferred Shares

The rights, privileges, restrictions and conditions attached to the BEPC preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of BEPC preferred shares given as hereinafter specified and subject to applicable law.

Approval of Holders of BEPC Preferred Shares

The approval of the holders of a class of BEPC preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of BEPC preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of BEPC preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of BEPC preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of BEPC preferred shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by the BEPC articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of BEPC preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of BEPC preferred shares, each holder of such class of BEPC preferred shares entitled to vote thereat shall have one vote in respect of each such BEPC preferred share held.

COMPARISON OF RIGHTS OF HOLDERS OF BEPC EXCHANGEABLE SHARES AND BEP UNITS

BEPC is a corporation existing under British Columbia law. BEP is an exempted limited partnership existing under Bermuda law. The rights of holders of BEPC exchangeable shares are governed by the BCBCA and the BEPC articles. The rights of holders of the BEP units are governed by BEP’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units under the governing documents of BEPC and BEP and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA; (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902; (iii) the BEPC articles; (iv) BEP’s limited partnership agreement; and (v) the bye-laws of BEP’s general partner.

This section does not include a complete description of all of the differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of BEPC and BEP, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of BEP units to whom this document is delivered, by following the instructions listed under “Available Information”.

	BEPC EXCHANGEABLE SHARES	BEP UNITS
Corporate Governance	BEPC is a corporation formed under the laws of the Province of British Columbia. The rights of holders of BEPC exchangeable shares are governed by the BCBCA and the BEPC articles.	BEP is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. BEP’s limited partnership agreement provides for the management and control of BEP by a general partner, BEP’s general partner.

Authorized Capital	BEPC is authorized to issue an unlimited number of: (i) BEPC exchangeable shares; (ii) BEPC class B shares; (iii) BEPC class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All BEPC exchangeable shares, BEPC class B shares, BEPC class C shares, class A senior preferred shares and class B junior preferred shares have or will be issued without par value. The number of authorized BEPC exchangeable shares can be changed in accordance with the BEPC articles

BEP’s interests consist of the general partner unit, which represents the general partnership interest, the BEP units and the preferred units, representing limited partnership interests in BEP, and any additional partnership interests representing limited partnership interests that it may issue in the future.

BEP’s general partner has broad rights to cause BEP to issue additional partnership interests and may cause BEP to issue additional partnership interests (including new classes of

	BEPC EXCHANGEABLE SHARES	BEP UNITS

or, if the BEPC articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

Subject to the BEPC articles, including the terms of the shares then outstanding, the BEPC board has broad rights to issue additional shares (including new classes of shares and options, rights, warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by the BEPC board in its sole discretion.

partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by BEP’s general partner in its sole discretion, all without the approval of BEP’s limited partners.

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.

Voting Rights	Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares, will vote together and not as separate classes. Each holder of a BEPC exchangeable share will be entitled to cast one vote per BEPC exchangeable share on all matters	Limited partners are not entitled to vote on matters relating to BEP, although holders of BEP units are entitled to consent to certain matters with respect to certain amendments to BEP’s limited partnership agreement and certain matters with respect to the withdrawal of BEP’s general partner. Each BEP unit entitles the

	BEPC EXCHANGEABLE SHARES	BEP UNITS

submitted to a vote. On each such matter, the holders of BEPC class B shares will be entitled to cast a number of votes per BEPC class B share equal to three times the number of BEPC exchangeable shares issued and outstanding divided by the number of BEPC class B shares then issued and outstanding. As the partnership holds all of the BEPC class B shares, it holds 75% of the votes eligible to be cast on all matters where the BEPC exchangeable shares and BEPC class B shares vote together.

At any time that no BEPC exchangeable shares are outstanding and for any vote held only in respect of the BEPC class B shares, the holder of the BEPC class B shares will be entitled to cast one vote per BEPC class B share. Quorum for the transaction of business at a meeting of shareholders is at least two shareholders who, whether present in person or represented by proxy, in the aggregate, hold at least 25% of the votes attached to the shares entitled to be voted at the meeting. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum will be one holder of BEPC class B shares.

holder thereof to one vote for the purposes of any approvals of holders of BEP units. In addition to their rights under BEP’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

Size of Board	The BEPC board is comprised of nine (9) directors. The BEPC board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of BEPC’s shareholders and subject to the BEPC articles. The BEPC board mirrors the board of directors of the general partner of BEP, except for one additional non-overlapping director to assist BEPC with, among other things, resolving any	BEP’s general partner board is currently set at eight (8) directors. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of BEP’s general partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of BEP’s general partner and Brookfield, as

	BEPC EXCHANGEABLE SHARES	BEP UNITS

conflicts that may arise from its relationship with the partnership. Eleazar de Carvalho Filho serves as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and resigned from such board of directors in June 2020. Until July 2021, if BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

At least three (3) directors and at least a majority of the directors holding office must be independent of BEPC, as determined by the full board using the standards for independence established by the NYSE.

determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors	The BEPC board is elected by the shareholders of BEPC and each of BEPC’s current directors will serve until immediately before the election or appointment of directors at the next annual meeting of shareholders of BEPC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the BEPC board may be filled and additional directors may be added by a resolution of BEPC’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by BEPC’s shareholders or a resolution of the directors if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of BEPC and does	BEP’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of BEP’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on BEP’s general partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of BEP’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of BEP’s general partner or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written

	BEPC EXCHANGEABLE SHARES	BEP UNITS
	not promptly resign. A director will be automatically removed from the BEPC board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director pursuant to the BCBCA.	resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

Process to Amend the Governing Instruments

BEPC may from time to time amend, modify or repeal any provision contained in the BEPC articles in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in the BEPC articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Amendments to BEP’s limited partnership agreement may be proposed only by or with the consent of BEP’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, BEP’s general partner must seek approval of a majority of outstanding BEP units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

	Under the BCBCA, BEPC may resolve to alter the BEPC articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in the BEPC articles or if neither the BCBCA or the BEPC articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such	No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by

BEPC EXCHANGEABLE SHARES	BEP UNITS
class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.	or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by BEP to, BEP’s general partner or any of its affiliates without the consent of BEP’s general partner, which may be given or withheld in its sole discretion. The provision of BEP’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding BEP units.

Subject to applicable law, BEP’s general partner may generally make amendments to BEP’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of BEP, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with BEP’s limited partnership agreement; (iii) a change that BEP’s general partner determines is reasonable and necessary or appropriate for BEP to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of BEP’s general partner to ensure that BEP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that BEP’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of BEP’s counsel, to

BEPC EXCHANGEABLE SHARES	BEP UNITS
prevent BEP or BEP’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred units then outstanding, an amendment that BEP’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in BEP’s limited partnership agreement to be made by BEP’s general partner acting alone; (viii) an amendment effected, necessitated or contemplated by a merger or consolidation of BEP with one or more persons in accordance with the provisions of BEP’s limited partnership agreement; (ix) any amendment that BEP’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by BEP of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by BEP’s limited partnership agreement; (x) a change in BEP’s fiscal year and related changes; or (xi) any other amendments substantially similar to any of the matters described in (i) through (x) above.

In addition, BEP’s general partner may make amendments to BEP’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of BEP’s general partner: (i) do not

BEPC EXCHANGEABLE SHARES	BEP UNITS
adversely affect BEP’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the BEP units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the BEP units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by BEP’s general partner relating to splits or combinations of BEP units under the provisions of BEP’s limited partnership agreement; or (v) are required to effect the intent of the provisions of the Combination Agreement (as defined in BEP’s limited partnership agreement), BEP’s limited partnership agreement or are otherwise contemplated by BEP’s limited partnership agreement.

BEP’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to BEP’s limited partnership agreement will become effective without the approval of holders of at least 90% of the BEP units, unless BEP obtains an opinion of counsel to the effect that the amendment will not (i) cause BEP to be treated as an association taxable as a

	BEPC EXCHANGEABLE SHARES	BEP UNITS
corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes BEP’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of BEP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Special Meetings of the Shareholders	A special meeting of the shareholders for any purpose or purposes may be called only by the BEPC board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.	BEP’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by BEP’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by BEP’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting	Under the BCBCA, generally, shareholder action without a	Written consents may be solicited only by or on behalf of BEP’s

	BEPC EXCHANGEABLE SHARES	BEP UNITS
meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

general partner. Any such consent solicitation may specify that any written consents must be returned to BEP within the time period, which may not be less than twenty (20) days, specified by BEP’s general partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, BEP’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by BEP’s general partner to provide such consents. Only those holders of partnership interests on the record date established by BEP’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Limitation of Liability and Indemnification of Directors and Officers	No director will be personally liable to BEPC or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in the BEPC articles or other contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to BEPC.	Under BEP’s limited partnership agreement, BEP is required to indemnify to the fullest extent permitted by law BEP’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of BEP and any other person designated by BEP’s general partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BEP’s investments and activities or by reason of their holding such

BEPC EXCHANGEABLE SHARES	BEP UNITS
positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BEP’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of BEP’s general partner will not constitute a breach of BEP’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. BEP’s limited partnership agreement requires BEP to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

To the fullest extent permitted by law, BEPC will indemnify any present or former director or officer of BEPC (or a person serving as a director or officer of another corporation that is or was an affiliate BEPC), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in

BEP’s general partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

Under BEP’s general partner’s bye-laws, BEP’s general partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of

BEPC EXCHANGEABLE SHARES	BEP UNITS

settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred.

Subject to the BCBCA, BEPC may agree to indemnify and may indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action relating to the performance of services of such person for BEPC, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred.

BEPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BEPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BEPC within sixty (60) days after the receipt by BEPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the BEPC articles).

BEPC will not indemnify any present or former director or officer of BEPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BEP’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BEP’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. BEP’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Dividends and Distributions

Pursuant to the BEPC articles and subject to the prior rights of holders of all classes and series of BEPC preferred shares at the time outstanding having prior rights as to dividends, each BEPC exchangeable share will entitle its holder to the BEPC exchangeable dividend, in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor determined in accordance with the BEPC articles and in effect on the date of declaration of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP).

See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends upon the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the BEP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrent with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid BEPC

Distributions to partners of BEP will be made in accordance with their Percentage Interests (as defined in BEP’s limited partnership agreement) only as determined by the general partner in its sole discretion in accordance with BEP’s limited partnership agreement. However, the general partner will not be permitted to cause BEP to make a distribution if BEP does not have sufficient cash on hand to make the distribution, the distribution would render BEP insolvent, or if, in the opinion of the general partner, the distribution would leave BEP with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the general partner has sole authority to determine whether BEP will make distributions and the amount and timing of these distributions.

BEP has a distribution reinvestment plan for holders of its BEP units who are resident in Canada and the United States. Holders of BEP units who are not resident in Canada or the United States may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

	BEPC EXCHANGEABLE SHARES	BEP UNITS
exchangeable dividends due which remain payable (“unpaid accrued dividends”).

All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the BEPC class C shares. Share dividends, if any, paid on the BEPC exchangeable shares and BEPC class C shares will be declared contemporaneously and paid at the same time in equal numbers of additional shares of the same class and series such that share dividends will be paid in BEPC exchangeable shares, to holders of the BEPC exchangeable shares, and in BEPC class C shares to holders of the BEPC class C shares.

The holders of BEPC exchangeable shares shall not be entitled to any dividends from BEPC other than the BEPC exchangeable dividends.

Exchange by Holder

Holders of BEPC exchangeable shares have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of our company). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

BEP may elect to satisfy BEPC’s exchange obligation by acquiring all of the tendered BEPC

N/A.

	BEPC EXCHANGEABLE SHARES	BEP UNITS
exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEP). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

Redemption by Issuer	The BEPC board has the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole discretion, subject to applicable law, including without limitation following the occurrence of certain redemption events described in “Description of BEPC Share Capital—BEPC Exchangeable Shares—Redemption by Issuer”. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.	N/A.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) plus all unpaid accrued dividends, if any. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares may be automatically redeemed by BEPC, in its sole and absolute discretion on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company) plus all unpaid accrued dividends. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

Qualification	N/A.	If BEP’s general partner determines in its sole discretion that it is no longer in BEP’s best interests to continue as a partnership for U.S. federal income tax purposes, BEP’s general partner may elect to treat

	BEPC EXCHANGEABLE SHARES	BEP UNITS
BEP as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation	Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to (i) any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid accrued dividends, the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP described in this document) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would

BEP will terminate upon the earlier to occur of: (i) the date on which all of BEP’s assets have been disposed of or otherwise realized by BEP and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by BEP’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of BEP; and (iii) at the election of BEP’s general partner, if BEP, as determined by BEP’s general partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

BEP will be dissolved upon the withdrawal of BEP’s general partner as the general partner of BEP (unless a successor entity becomes the general partner pursuant to BEP’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of BEP or an order to wind-up or liquidate BEP’s general partner without the appointment of a successor in compliance with BEP’s limited partnership agreement. BEP will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general

	BEPC EXCHANGEABLE SHARES	BEP UNITS
	otherwise be respectively entitled to receive.	partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if BEP receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) plus all unpaid accrued dividends, if any. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC.

Upon BEP’s dissolution, unless BEP is continued as a new limited partnership, the liquidator authorized to wind-up BEP’s affairs will, acting with all of the powers of BEP’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate BEP’s assets and apply the proceeds of the liquidation first, to discharge BEP’s liabilities as provided in its limited partnership agreement and by law, then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator.

The liquidator may defer liquidation of BEP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of BEP’s assets would be impractical or would cause undue loss to the partners.

Conversion	BEP, or any of its controlled subsidiaries, are entitled to convert each held BEPC exchangeable share into a BEPC class C share on a one-for-one basis.	N/A.

Fiduciary Duties	The directors of BEPC have three principal responsibilities under the BCBCA and the BEPC articles,	A general partner is required to act in good faith and in a manner which it reasonably believes to be

	BEPC EXCHANGEABLE SHARES	BEP UNITS
	being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of BEPC, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.	in the best interests of a partnership. BEP’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to BEP and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of BEP to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

Protection of Shareholders	Under the BCBCA, pursuant to the oppression remedy, any holder of BEPC exchangeable shares may apply to court for an order where the affairs of BEPC are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of BEPC that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of BEPC to enforce a right, duty or obligation owed to BEPC that could be enforced by BEPC itself or to obtain damages for any such breach of right, duty or obligation.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, BEP’s limited partnership agreement also stipulates that unless otherwise determined by the general partner of BEP, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a BEP unit.

Takeover Bids. Issuer Bids and Tender Offers	The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP	The BEP units are not BEPC exchangeable shares and will not be treated as BEPC exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of BEP units will not be entitled to participate in an offer or bid made to acquire

	BEPC EXCHANGEABLE SHARES	BEP UNITS
	units unless such offer has been extended to holders of BEPC exchangeable shares.	the BEPC exchangeable shares unless such offer has been extended to holders of BEP units.

Transfer Restrictions	No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.	N/A.

Choice of Forum for U.S. Securities Act Claims	BEPC’s articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable.	BEP’s limited partnership agreement provides that unless BEP consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable.

BROOKFIELD RENEWABLE PARTNERS L.P.

About BEP

BEP is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Exempted Partnerships Act 1992 and the Bermuda Limited Partnership Act 1883. BEP’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3304.

BEP’s only substantial asset is its limited partnership interests in the BRELP. BRELP owns, directly or indirectly, all of the common shares of each of (i) Euro Holdco, (ii) NA Holdco, (iii) LATAM Holdco, and (iv) Investco.

The partnership is a leading global renewable power company that owns and operates high-quality hydroelectric, wind, solar and biomass power, cogeneration and storage assets in North and South America, Europe and Asia Pacific and represents one of the world’s largest, publicly traded pure-play renewable power portfolios. The partnership is focused on leveraging its extensive operating experience to maintain and enhance the value of assets, grow cash flows on an annual basis and cultivate positive relations with local stakeholders. The BEP units are listed on the NYSE and the TSX and BEP’s preferred partnership units are listed on the TSX. Additionally, one series of BEP’s preferred units is listed on the NYSE.

Description of BEP Capital

BEP’s authorized partnership interests consist of an unlimited number of BEP units and any additional partnership interests representing limited partnership interests of BEP that may be issued, including preferred units. As of February 5, 2021, there were approximately 274,838,426 BEP units outstanding (or 641,507,873 BEP units assuming the exchange of all of the redeemable partnership units of BRELP held by BRPI and all outstanding BEPC exchangeable shares), 2,885,496 class A preferred units (series 5) outstanding, 7,000,000 class A preferred units (series 7) outstanding, 8,000,000 class A preferred units (series 9) outstanding, 10,000,000 class A preferred units (series 11) outstanding, 10,000,000 class A preferred units (series 13) outstanding, 7,000,000 class A preferred units (series 15) outstanding and 8,000,000 class A preferred units (series 17) outstanding. The redeemable partnership units of BRELP are subject to a redemption-exchange mechanism pursuant to which BEP units may be issued in exchange for redeemable partnership units on a one for one basis.

Information Regarding the BEP Units

The BEP units are non-voting limited partnership interests in BEP. Holders of BEP units are not entitled to the withdrawal or return of capital contributions in respect of the BEP units, except to the extent, if any, that distributions are made to such holders pursuant to BEP’s limited partnership agreement or upon the liquidation of BEP as described in BEP’s Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in BEP’s limited partnership agreement, a holder of BEP units will not have priority over any other holder of BEP units, either as to the return of capital contributions or as to profits, losses or distributions. The BEP units rank junior to the currently outstanding preferred units of BEP with respect to priority in the payment of distributions and in the distribution of the assets of BEP in the event of the liquidation, dissolution or winding-up of BEP, whether voluntary or involuntary, as further described in BEP’s Annual Report. Holders of BEP units will not be granted any preemptive or other similar right to acquire additional interests in BEP. In addition, holders of BEP units do not have any right to have their BEP units redeemed by BEP. For a more detailed description of the BEP units, please refer to BEP’s Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference, for further information regarding the principal rights, privileges, restrictions and conditions attaching to the BEP units.

In the 12-month period before the date of this prospectus, BEP made the following issuances of BEP units:

a)	on March 30, 2020, in connection with the reinvestment of distributions, BEP issued 39,178 BEP units pursuant to its distribution reinvestment plan at a purchase price of $37.94 per BEP unit.

b)	on June 30, 2020, in connection with the reinvestment of distributions, BEP issued 30,458 BEP units pursuant to its distribution reinvestment plan at a purchase price of $47.94 per BEP unit.

c)	on September 30, 2020, in connection with the reinvestment of distributions, BEP issued 30,716 BEP units pursuant to its distribution reinvestment plan at a purchase price of $47.497 per BEP unit.

d)	on December 31, 2020, in connection with the reinvestment of distributions, BEP issued 32,438 BEP units pursuant to its distribution reinvestment plan at a purchase price of $42.1279 per BEP unit.

e)	during the period commencing July 30, 2020 and ending on February 5, 2021, in connection with the exchange of BEPC exchangeable shares, BEP issued 92,880 BEP units.

Distribution Policy and Distribution History

Brookfield Renewable pursues a strategy which our group expects will provide for highly stable, predictable cash flows sourced from predominantly long-life renewable power assets ensuring a sustainable distribution yield. The partnership’s operating cash flows are subject to fluctuations of hydrology, wind and irradiance conditions. In the short-term, hydrology, wind and irradiance conditions will vary from one period to the next; over time however, the partnership expects that its facilities will continue to produce in line with their long-term averages, which have proven to be reliable indicators of performance. Brookfield Renewable’s distribution policy is therefore based on long-term expectations of business performance, without modification on account of short-term hydrology, wind and irradiance fluctuations. Brookfield Renewable targets a payout ratio of 70% of FFO, a non-IFRS proxy for cash flows from operations on a proportionate basis.

Historically, in certain instances total distributions paid to participating non-controlling interests in operating subsidiaries, preferred shareholders, preferred limited partners’ unitholders and unitholders of BEP or BRELP may have exceeded cash flows from operating activities on a consolidated basis because the cash generated by project-level upfinancings (meaning an increase in the amount of debt financing for a project at the subsidiary level, which is used to return a portion of the equity capital of the subsidiary to BEP and other equity investors) or asset sales at certain of BEP’s operating subsidiaries resulted in the cash being paid out as distributions, including to non-controlling interests. In these instances, BEP also received its proportionate share of the cash generated, which was then available for BEP’s use, including to pay distributions to unitholders.

With respect to distributions paid to unitholders of BEP and BRELP, in 2018 and 2019 distributions were 90% and 95% of FFO, respectively, which although above long-term targets, did not result in a funding shortfall. However, as BEP’s FFO are subject to fluctuations of hydrology, wind and irradiance conditions, BEP maintains a prudent financing strategy predicated on a strong investment grade balance sheet with significant available liquidity and access to multiple sources of capital. This provides BEP with adequate safeguards to fund during a period where the distributions to unitholders of BEP or BRELP exceed FFO, including project and corporate financings, proceeds from asset recycling initiatives and available liquidity. For example, in 2018 and 2019, BEP funded the difference between the consolidated cash flow from operating activities and the total consolidated distributions paid to participating non-controlling interests in operating subsidiaries, preferred shareholders, preferred limited partners’ unitholders and BEP’s unitholders using cash generated in 2019 by asset recycling initiatives and project level upfinancings.

Furthermore, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Brookfield Renewable targets a 5% to 9% annual distribution growth rate in light of growth it foresees in its operations. As a result of the special distribution, BEP’s regular quarterly distribution per BEP unit was reduced to $0.434 such that the aggregate distribution received by a holder of BEP units and BEPC exchangeable shares, when taken together, remained approximately the same as it would have been had the special distribution never been made. The distribution and dividend rates for our company and the partnership have been further adjusted to reflect the three-for-two unit/share split of BEP units and BEPC exchangeable shares completed on December 11, 2020, and the board of directors of our company and of the general partner of BEP approved a further 5% increase in their annual distributions and dividends to $1.215 per BEP unit and $1.215 per BEPC exchangeable share, or $0.30375 per BEP unit and $0.30375 per BEPC exchangeable share quarterly, respectively, starting with the distribution to be paid in March 31, 2021 to holders of record as at the close of business on February 26, 2021. This increase reflects the forecasted contribution from our group’s recently commissioned capital projects, as well as the expected cash yield on recent acquisitions.

The following table presents BEP’s distribution history for the dates indicated (which amounts have not been adjusted for the three-for-two unit/share split of BEP units and BEPC exchangeable shares completed on December 11, 2020):

Record Date	Distribution Date	Amount
November 30, 2020	December 31, 2020	$0.434
August 31, 2020	September 30, 2020	$0.434
May 29, 2020	June 30, 2020	$0.5425
February 28, 2020	March 30, 2020	$0.5425
November 29, 2019	December 31, 2019	$0.515
August 30, 2019	September 30, 2019	$0.515
May 31, 2019	June 28, 2019	$0.515
February 28, 2019	March 29, 2019	$0.515
November 30, 2018	December 31, 2018	$0.49

PRICE RANGE AND TRADING VOLUME OF THE BEPC EXCHANGEABLE SHARES AND BEP UNITS

The BEPC exchangeable shares are listed and posted for trading on the NYSE under the symbol “BEPC”. The following table sets forth the price ranges and trading volumes of the BEPC exchangeable shares as reported by the NYSE for the periods indicated, in United States dollars, which has been recast for all periods indicated to reflect the share/unit split completed in December 2020 (see “Summary—Recent Developments—Other”):

	BEPC Exchangeable Shares
	High	Low	Volume
	($)	($)
2020(1)
July	30.15	26.89	13,313,163
August	36.46	30.08	23,023,588
September	39.17	32.30	12,551,207
October	46.47	38.93	15,453,110
November	53.31	44.39	16,265,939
December	61.49	45.45	12,985,445
2021
January	63.61	52.61	11,391,586
February 1 to 5	57.63	53.18	3,223,420

(1)	The Exchangeable Shares commenced regular-way trading on the NYSE on July 30, 2020.

The BEPC exchangeable shares are listed and posted for trading on the TSX under the symbol “BEPC”. The following table sets forth the price ranges and trading volumes of the BEPC exchangeable shares as reported by the TSX for the periods indicated, in Canadian dollars, which has been recast for all periods indicated to reflect the share/unit split completed in December 2020 (see “Summary—Recent Developments—Other”):

	BEPC Exchangeable Shares
	High	Low	Volume
	(C$)	(C$)
2020(1)
July	46.67	36.17	5,803,519
August	47.87	40.13	5,617,059
September	52.16	42.17	3,705,660
October	60.92	51.94	5,730,993
November	71.05	59.01	16,033,590
December	78.90	57.77	6,496,349
2021
January	80.30	67.28	3,785,780
February 1 to 5	74.10	68.23	1,083,959

(1)	The Exchangeable Shares commenced regular-way trading on the TSX on July 30, 2020.

The BEP units are listed and posted for trading on the NYSE under the symbol “BEP”. The following table sets forth the price ranges and trading volumes of the BEP units as reported by the NYSE for the periods indicated, in United States dollars, which has been recast for all periods indicated to reflect the share/unit split completed in December 2020 (see “Summary—Recent Developments—Other”):

	BEP Units
	High	Low	Volume
	($)	($)
2020
February	30.75	25.06	12,521,015
March	29.85	16.04	25,472,942
April	25.81	20.95	10,618,090
May	27.99	23.73	10,952,992
June	26.92	24.49	15,662,341
July	30.23	25.55	19,867,385
August	32.15	28.62	15,839,570
September	35.14	29.11	9,029,814
October	37.38	33.96	12,374,492
November	43.29	36.67	11,334,974
December	43.42	37.27	11,327,589
2021
January	49.87	43.34	11,965,959
February 1 to 5	48.39	45.02	2,208,523

The BEP units are listed and posted for trading on the TSX under the symbol “BEP.UN”. The following table sets forth the price ranges and trading volumes of the BEP units as reported by the TSX for the periods indicated, in Canadian dollars, which has been recast for all periods indicated to reflect the share/unit split completed in December 2020 (see “Summary—Recent Developments—Other”):

	BEP Units
	High	Low	Volume
	(C$)	(C$)
2020
February	50.90	42.34	10,725,757
March	49.79	29.16	20,489,772
April	44.94	37.11	8,413,623
May	49.07	41.87	5,791,668
June	45.52	41.71	8,536,567
July	51.20	36.23	9,475,945
August	42.16	38.15	9,190,615
September	46.77	38.37	7,188,840
October	49.59	44.83	6,352,473
November	55.75	48.57	7,799,623
December	55.76	47.51	8,189,290
2021
January	63.39	55.34	6,767,170
February 1 to 5	61.80	57.50	1,182,830

SECURITY OWNERSHIP

The following table presents information regarding the beneficial ownership of BEPC exchangeable shares by each person or entity that beneficially own 5% or more of BEPC exchangeable shares. The BEPC exchangeable shares held by our group’s principal shareholders do not entitle such shareholders to different voting rights than those of other holders of BEPC exchangeable shares. However, the BEPC exchangeable shares and the BEPC class B shares have different voting rights. Holders of BEPC exchangeable shares hold a 25% voting interest in BEPC and holders of the BEPC class B shares hold a 75% voting interest in BEPC. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Voting” and “Description of BEPC Share Capital—BEPC Class B Shares—Voting”.

Each of our directors and the individuals at the Service Providers who are principally responsible for our operations (see “BEPC Management—About Brookfield”), individual and collectively, beneficially own less than 1% of our BEPC exchangeable shares.

	BEPC Exchangeable Shares(1)(2)
Name and Address	Number	Percentage
Brookfield Asset Management Inc.(3)	59,813,835	34.7	%(5)
Partners Limited(4)	59,813,835	34.7	%(5)

1.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. BEPC exchangeable shares relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

2.	The percentages shown are based on 172,181,508 BEPC exchangeable shares outstanding as of February 5, 2021.
3.

Brookfield may be deemed to be the beneficial owner of 59,813,835 BEPC exchangeable shares that it holds through wholly owned subsidiaries, including the selling shareholders. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

4.

Partners Limited owns all of BAM’s class B limited voting shares entitling it to appoint one-half of the board of directors of BAM. Partners Limited may be deemed the beneficial owner of 59,813,835 BEPC exchangeable shares, constituting approximately 34.7% of the issued and outstanding BEPC exchangeable shares as of February 5, 2021. The business address of Partners Limited is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3. Partners Limited is a private corporation whose principal business mandate is to hold shares of BAM, directly or indirectly, for the long term. The board of directors of Partners Limited is currently comprised of Jack L. Cockwell, Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock, Timothy R. Price and Sachin Shah. On May 14, 2020, BAM announced that, in order to further reinforce the long-term stability of ownership of the class B limited voting shares, a group of individuals have been designated to oversee stewardship of the class B limited voting shares. Under these arrangements, the class B limited voting shares will be held in a voting trust (the “BAM Partnership”). The beneficial interests in the BAM Partnership, and the voting interests in its trustee, will be held in equal parts by three entities which are owned by Bruce Flatt, Jack Cockwell and jointly by Brian Kingston, Brian Lawson, Cyrus Madon, Sam Pollock and Sachin Shah. The class B limited voting shares will be voted with no single individual or entity controlling the BAM Partnership. Implementation of these arrangements is subject to customary consents and regulatory approvals being obtained, following which the class B limited voting shares will be transferred from Partners Limited to the BAM Partnership for consideration per share equal to the then current market price of a BAM class A limited voting share.

5.

Following completion of this offering, Brookfield Asset Management Inc. and Partners Limited will beneficially own 26.0% and 26.0% of BEPC, respectively (or 24.7% and 24.7% of BEPC, respectively, assuming the full exercise of the Over-Allotment Option).

The partnership holds all of the BEPC class B shares, having a 75% voting interest, and BEPC class C shares, which entitle the partnership to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares, subject to the prior rights of holders of BEPC preferred shares.

MATERIAL CONTRACTS

The following are the only material contracts, other than the contracts entered into in the ordinary course of business, which (i) have been entered into by BEPC since its formation or (ii) are otherwise material to BEPC:

1.	Rights Agreement, dated as of July 30, 2020, between BAM and Wilmington Trust, National Association, described under the heading “Relationship with Brookfield—Rights Agreement”.

2.	Registration Rights Agreement, dated as of July 30, 2020, between BEPC, BEP and BAM, described under the heading “Relationship with Brookfield—Registration Rights Agreement”.

3.	Brookfield Relationship Agreement, dated as of November 28, 2011 as amended from time to time, described under the heading “Relationship with Brookfield—Brookfield Relationship Agreement”.

4.

Guarantee, dated November 23, 2011, by LATAM Holdco in favor of BNY Trust Company of Canada, in respect of debt securities issued by Finco, described under “BEPC Relationship with the Partnership—Credit Support”.

5.

Amended and Restated Guarantee Indenture, dated November 25, 2011, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRPPE, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 1), described under “BEPC Relationship with the Partnership—Credit Support”.

6.

Amended and Restated Guarantee Indenture, dated November 25, 2011, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRPPE, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 2), described under “BEPC Relationship with the Partnership—Credit Support”.

7.

Guarantee Indenture, dated October 11, 2012, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRPPE, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 3), described under “BEPC Relationship with the Partnership—Credit Support”.

8.

Guarantee Indenture, dated October 11, 2012, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRPPE, and Computershare Trust Company of Canada (Class A Preference Shares, Series 4), described under “BEPC Relationship with the Partnership—Credit Support”.

9.

Guarantee Indenture, dated January 29, 2013, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRPPE, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 5), described under “BEPC Relationship with the Partnership—Credit Support”.

10.

Guarantee Indenture, dated May 1, 2013, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRPPE, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 6), described under “BEPC Relationship with the Partnership—Credit Support”.

11.

Guarantee Indenture, dated November 25, 2015, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 7 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

12.

Guarantee Indenture, dated November 25, 2015, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 8 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

13.

Guarantee Indenture, dated February 11, 2016, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 5 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

14.

Guarantee Indenture, dated May 25, 2016, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 9 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

15.

Guarantee Indenture, dated May 25, 2016, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 10 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

16.

Guarantee Indenture, dated February 14, 2017, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 11 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

17.

Guarantee Indenture, dated February 14, 2017, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 12 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

18.

Guarantee Indenture, dated January 16, 2018, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 13 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

19.

Guarantee Indenture, dated January 16, 2018, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 14 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

20.

Guarantee Indenture, dated March 11, 2019, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 15 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

21.

Guarantee Indenture, dated March 11, 2019, by and among BEP BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 16 Preferred Units), described under “BEPC Relationship with the Partnership—Credit Support”.

22.

Guarantee, dated as of July 29, 2020, by BEP Subco Inc. in favor of BNY Trust Company of Canada, in respect of the debt securities issued by Finco, described under “BEPC Relationship with the Partnership—Credit Support.”

23.

Guarantee Indentures, each dated as of July 29, 2020, between BEP Subco Inc., Computershare Trust Company of Canada and other parties, in respect of BEP’s preferred units and preference shares, described under “BEPC Relationship with the Partnership—Credit Support.”

24.

Credit Agreement, effective as of July 30, 2020, between BEP Subco Inc., as borrower, and NA Holdco, as lender, described under the heading “BEPC Relationship with the Partnership—Subordinated Credit Facilities”.

25.

Credit Agreement, effective as of July 30, 2020, between BEP Subco Inc., as lender, and NA Holdco, as borrower, described under the heading “BEPC Relationship with the Partnership—Subordinated Credit Facilities”.

26.	Equity Commitment Agreement, dated as of July 30, 2020, between BEP, BEPC and NA HoldCo, described under the heading “BEPC Relationship with the Partnership—Equity Commitment Agreement”.

27.	Master Services Agreement, described under the heading “BEPC Management—The Master Services Agreement”.

28.

First amendment to the Master Services Agreement, dated as of July 30, 2020, by and among Brookfield, the Service Recipients and the Service Providers, described under the heading “BEPC Management—The Master Services Agreement”.

Copies of the foregoing documents are available on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

EXCHANGE CONTROLS

There are currently no governmental laws, decrees, regulations or other legislation of Bermuda or the United States which restrict the import or export of capital, including the availability of cash and cash equivalents for use by our group and their subsidiaries, or the remittance of distributions, interest or other payments to non-residents of Bermuda or the United States holding BEPC exchangeable shares.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Torys LLP, counsel to BEPC, BEP and the selling shareholders, and Goodmans LLP, Canadian counsel to the underwriters, the following describes the material Canadian federal income tax consequences with respect to the receipt, holding and disposition of the BEPC exchangeable shares acquired by a holder who as beneficial owner, pursuant to this offering and who, at all relevant times, for the purposes of the Tax Act, (i) deals at arm’s length and is not affiliated with the selling shareholders, BEPC and the underwriters and (ii) holds the BEPC exchangeable shares as capital property. Generally, the BEPC exchangeable shares will be considered to be capital property to a holder provided the holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”), published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the proposed amendments, and assumes that all proposed amendments will be enacted in the form proposed. However, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that at all relevant times (i) the BEPC exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX), (ii) not more than 50% of the fair market value of a BEPC exchangeable share or BEP unit is attributable to one or more properties each of which is real property in Canada, a “Canadian resource property” or a “timber resource property”, and (iii) all or substantially all of the property of BEPC and the BEP units will not be “taxable Canadian property” (each as defined in the Tax Act). This summary also assumes that neither BEP nor BEPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. However, no assurance can be given in this regard.

Management of BEPC believes that BEPC currently qualifies as a mutual fund corporation for the purposes of the Tax Act. To maintain its mutual fund corporation status, BEPC is required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. If BEPC was to cease to qualify as a mutual fund corporation, material, adverse tax consequences to BEPC and the holders may arise. BEPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which BEPC exchangeable shares are outstanding and this summary assumes that will be the case.

This summary also relies as to certain matters on a certificate of an officer of BEPC.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds BEP units or acquires BEPC exchangeable shares as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, (iv) that has entered or will enter into a “derivative forward agreement” in respect of the BEP units or the BEPC exchangeable shares, each as defined in the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BEPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act, or (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of BEPC exchangeable shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation concerning the tax consequences to any particular holder or prospective holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective holders should consult their own tax advisors with respect to an investment in the BEPC exchangeable shares having regard to their particular circumstances.

Taxation of Holders Resident in Canada

The following portion of the summary is applicable to a holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act (a “resident holder”). Certain resident holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any BEPC exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such resident holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident holders whose BEPC exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Dividends on the BEPC Exchangeable Shares

Taxable dividends received on the BEPC exchangeable shares by a resident holder will be included in computing the resident holder’s income. Dividends on the BEPC exchangeable shares received by a resident holder who is an individual will be included in computing the resident holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if BEPC designates the dividends as “eligible dividends”. There may be limitations on BEPC’s ability to designate taxable dividends as eligible dividends.

Subject to the potential application of subsection 55(2) of the Tax Act, dividends on the BEPC exchangeable shares received by a resident holder that is a corporation (other than a “specified financial institution” for purposes of the Tax Act) will be included in the corporation’s income and will generally be deductible by the corporation in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a resident holder that is a corporation as proceeds of disposition or a capital gain. Resident holders that are corporations should consult their own tax advisors having regard to their own circumstances.

In the case of a resident holder that is a “specified financial institution”, taxable dividends received on the BEPC exchangeable shares will be deductible in computing its taxable income only if either:

(a) the specified financial institution did not acquire the BEPC exchangeable shares in the ordinary course of its business; or

(b) at the time of receipt of the taxable dividends by the specified financial institution,

(i) the BEPC exchangeable shares are listed on a designated stock exchange in Canada for the purposes of the Tax Act (which currently includes the TSX); and

(ii) dividends are received in respect of not more than 10% of the issued and outstanding BEPC exchangeable shares by

A. the specified financial institution; or

B. the specified financial institution and persons with whom it does not deal at arm’s length (within the meaning of the Tax Act).

Notwithstanding the discussion above, during the period while the Rights Agreement is in place, the BEPC exchangeable shares will be subject to the “guaranteed share” provisions of the Tax Act. In the case of a holder of BEPC exchangeable shares that is a corporation in respect of which dividends on the BEPC exchangeable shares will be included in the holder’s income as a taxable dividend, such taxable dividends received on the BEPC exchangeable shares during such period will be deductible in computing its taxable income only if, at the time of receipt of the taxable dividends by the corporation, (a) the BEPC exchangeable shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and NYSE); and (b) dividends are received in respect of not more than 10% of the issued and outstanding BEPC exchangeable shares by (i) the particular corporation, (ii) persons with whom the particular corporation does not deal at arm’s length, or (iii) partnerships or trusts of which the particular corporation or persons with whom it does not deal at arm’s length is a member or beneficiary.

Holders should be aware that exchanges at the request of holders of BEPC exchangeable shares may impact the percentage of BEPC exchangeable shares held by such holders.

A resident holder of the BEPC exchangeable shares which is a corporation other than a “private corporation” or a “financial intermediary corporation” (each as defined in the Tax Act) will generally be subject to a 10% tax under Part IV.1 of the Tax Act in respect of any taxable dividends received by it on the BEPC exchangeable shares to the extent that such taxable dividends are deductible in computing its taxable income.

A resident holder which is a “private corporation” (as defined in the Tax Act) or any other corporation controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act, generally imposed at the rate of 38 1/3%, on taxable dividends received on the BEPC exchangeable shares, to the extent that such dividends are deductible in computing its taxable income. Where Part IV.1 tax also applies to a taxable dividend received by a corporation, the rate of Part IV tax payable by the corporation is reduced by the rate of Part IV.1 tax.

The amount of any dividend that BEPC elects to pay from its “capital gains dividend account” (as defined in the Tax Act), or a capital gains dividend, received by a resident holder of the BEPC exchangeable shares from BEPC will be considered to be a capital gain of such holder from the disposition of capital property in the taxation year of the resident holder in which the capital gains dividend is received.

Having regard to the dividend policy of BEPC, a resident holder acquiring BEPC exchangeable shares may become taxable on income or capital gains accrued or realized before such holder acquired such BEPC exchangeable shares.

Taxable dividends or capital gains dividends paid to a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

If after January 1, 2023, the U.S. “substantial equivalence” test is met (see “United States Federal Income Tax Considerations — Consequences to Non-U.S. Holders — Ownership and Disposition of BEPC Exchangeable Shares” for further information in this respect) and U.S. federal withholding tax applies, resident holders are urged to consult their own tax advisors as to whether any such U.S. withholding tax on such portion of a dividend may be eligible to be credited against the resident holders’ income tax or deducted from income subject to certain limitations under the Tax Act having regard to their own particular circumstances.

Redemptions, Exchanges and Other Dispositions of the BEPC Exchangeable Shares

A resident holder who disposes of, or who is deemed to dispose of, a BEPC exchangeable share, including a disposition to BEPC (whether on a redemption by BEPC, an exchange at the request of the holder or otherwise), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the resident holder’s adjusted cost base of such share and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a resident holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a resident holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a resident holder that is a corporation on the disposition of a BEPC exchangeable share may be reduced by the amount of any dividends received or deemed to be received by the resident holder on such BEPC exchangeable share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a BEPC exchangeable share is owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such resident holders should consult their own advisors.

A taxable capital gain realized by a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

The cost of a BEP unit to a resident holder received on the exchange of a BEPC exchangeable share will equal the fair market value of the BEPC exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a resident holder of BEP units at any time will be determined by averaging the cost of such BEP units with the adjusted cost base of any other BEP units owned by the resident holder as capital property at the time.

For a description of the material Canadian federal income tax considerations of holding and disposing of BEP units, please see the section titled Item 10.E “Certain Material Canadian Federal Income Tax Considerations” in BEP’s Annual Report.

Additional Refundable Tax

A resident holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the BEPC exchangeable shares in a business carried on in Canada (a “non-resident holder”). Special rules, which are not discussed in this summary, may apply to a non-resident holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends on the BEPC Exchangeable Shares

Dividends, other than capital gains dividends, paid or credited on the BEPC exchangeable shares or deemed to be paid or credited on the BEPC exchangeable shares to a non-resident holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the non-resident holder is entitled under any applicable income tax convention between Canada and the country in which the non-resident holder is resident.

The same Canadian withholding tax consequences are applicable to capital gains dividends to the extent of the lesser of the amount of the dividend received by the non-resident holder and the non-resident holder’s portion (as determined under the Tax Act) of the “TCP gains balance” (as defined in the Tax Act) of BEPC, unless 5% or less of the dividend is received by or on behalf of shareholders each of whom is a non-resident person or is a partnership that is not a “Canadian partnership” for purposes of the Tax Act. In general, BEPC’s “TCP gains balance” is the amount of BEPC’s net capital gains from dispositions of “taxable Canadian property” (as defined in the Tax Act). BEPC expects that it will not dispose of any “taxable Canadian property” in circumstances that would give rise to a “TCP gains balance”. Capital gains dividends are otherwise not subject to Canadian withholding tax and capital gains dividends received by a non-resident holder will be considered to be a capital gain of the non-resident holder from the disposition of capital property in the taxation year of the non-resident holder in which the capital gains dividend is received. The non-resident holder will not be subject to tax under the Tax Act in respect of such a capital gains dividend.

Redemptions, Exchanges and Other Dispositions of the BEPC Exchangeable Shares

A non-resident holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of BEPC exchangeable shares unless the BEPC exchangeable shares are “taxable Canadian property” of the non-resident holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Generally, the BEPC exchangeable shares will not constitute “taxable Canadian property” of a non-resident holder at a particular time provided that BEPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BEPC were owned by or belonged to one or any combination of (i) the non-resident holder, (ii) persons with whom the non-resident holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the non-resident holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the BEPC exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. A holder of BEPC exchangeable shares that also holds one or more BEP units will generally meet the condition in (a) above; however, BEPC does not expect that the condition in (b) will be met.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the BEPC exchangeable shares may be deemed to be “taxable Canadian property.” Non-resident holders for whom BEPC exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.

The cost of a BEP unit to a non-resident holder received on the exchange of a BEPC exchangeable share will equal the fair market value of the BEPC exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a non-resident holder of BEP units at any time will be determined by averaging the cost of such BEP units with the adjusted cost base of any other BEP units owned by the non-resident holder as capital property at the time.

For a description of the material Canadian federal income tax considerations of holding and disposing of BEP units, please see the section titled Item 10.E “Certain Material Canadian Federal Income Tax Considerations” in BEP’s Annual Report.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the ownership and disposition of BEPC exchangeable shares acquired pursuant to the offering. This summary is based on provisions of the Code, on the Treasury Regulations promulgated thereunder, and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of BEP and the purchase, ownership, and disposition of BEP units set forth in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Related to Taxation” in BEP’s Annual Report. The following discussion is limited as described in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in BEP’s Annual Report and as described herein. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, any person that owns (directly, indirectly or constructively, applying certain attribution rules) 10% or more of either the total voting power or total value of the stock of BEPC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold BEPC exchangeable shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, U.S. Holders whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold BEPC exchangeable shares through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the BEPC exchangeable shares are not a capital asset, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who are subject to special tax accounting rules under Section 451(b) of the Code. This summary does not address the consequences to U.S. Holders who receive distributions on BEPC exchangeable shares other than in U.S. dollars. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of BEP units. The actual tax consequences of the ownership and disposition of BEPC exchangeable shares will vary depending on a holder’s individual circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of BEPC exchangeable shares acquired pursuant to the offering that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of BEPC exchangeable shares acquired pursuant to the offering, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership holds BEPC exchangeable shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold BEPC exchangeable shares should consult an independent tax advisor.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each Holder should consult an independent tax advisor concerning the U.S. federal, state and local income tax consequences particular to the ownership and disposition of BEPC exchangeable shares, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of BEP and BRELP

Each of BEP and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. BEP is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

BEPC understands that the general partner of BEP and the general partner of BRELP intend to manage the affairs of BEP and BRELP, respectively, so that BEP will meet the Qualifying Income Exception in each taxable year. Accordingly, BEPC understands that the general partner of BEP believes that BEP will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that BEP and BRELP will be treated as partnerships for U.S. federal income tax purposes.

Characterization of the BEPC Exchangeable Shares

The U.S. federal income tax consequences relating to the ownership and disposition of BEPC exchangeable shares will depend, in part, on whether the BEPC exchangeable shares are, for U.S. federal income tax purposes, treated as stock of BEPC and not as interests in BEP. We intend to take the position and believe that the BEPC exchangeable shares are properly characterized as stock of BEPC for U.S. federal income tax purposes. However, the treatment of the BEPC exchangeable shares as stock of BEPC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the BEPC exchangeable shares. If the BEPC exchangeable shares are not treated as stock of BEPC and are instead treated as BEP units, then a holder of BEPC exchangeable shares generally would be expected to be taxed in the same manner as a holder of BEP units. The remainder of this summary assumes that the BEPC exchangeable shares will be treated as stock of BEPC for U.S. federal income tax purposes.

Consequences to U.S. Holders

Ownership and Disposition of BEPC Exchangeable Shares

Taxation of Distributions. Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to BEPC exchangeable shares (including amounts withheld to pay Canadian withholding taxes) will be included in such U.S. Holder’s gross income as a dividend to the extent paid out of BEPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds BEPC’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its BEPC exchangeable shares, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as capital gain.

Dividends received by individuals and other non-corporate U.S. Holders of BEPC exchangeable shares traded on the NYSE generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and BEPC is not treated as a passive foreign investment company (“PFIC”) for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on BEPC exchangeable shares generally will not be eligible for the dividends-received deduction allowed to corporations. Each U.S. Holder should consult an independent tax advisor regarding the application of the relevant rules in light of such holder’s particular circumstances.

Dividends paid by BEPC generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by BEPC with respect to BEPC exchangeable shares generally will constitute “passive category income”. The rules governing the foreign tax credit are complex. Each U.S. Holder should consult an independent tax advisor regarding the availability of the foreign tax credit with regard to such holder’s particular circumstances.

Sale, Redemption, Exchange, or Other Disposition of BEPC Exchangeable Shares. Subject to the discussion below under the headings “— Exercise of the BEP Call Right” and “—Passive Foreign Investment Company Considerations”, a U.S. Holder generally will recognize capital gain or loss upon a sale, redemption, exchange at the request of the holder (other than a redemption or exchange that is treated as a distribution, as discussed below), or other taxable disposition of the BEPC exchangeable shares equal to the difference between the amount realized upon the disposition and such holder’s adjusted tax basis in the BEPC exchangeable shares so disposed. The amount realized will equal the amount of cash, if any, plus the fair market value of any property (such as BEP units) received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the BEPC exchangeable shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. Holder (i) whose exchange request is satisfied by the delivery of cash or BEP units by BAM pursuant to the Rights Agreement or (ii) whose exchange request is satisfied by the delivery of cash by BEP pursuant to the exercise of the BEP call right. For the U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of BEP units pursuant to BEP’s exercise of the BEP call right, see the discussion below under the heading “—Exercise of the BEP Call Right”. The U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of cash or BEP units by BEPC is described in the following paragraph.

A redemption or exchange of BEPC exchangeable shares satisfied by BEPC will be treated as a sale or exchange as described above if such redemption or exchange is (i) in “complete redemption” of the U.S. Holder’s equity interest in BEPC (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the redemption or exchange of the BEPC exchangeable shares, each U.S. Holder may be required to take into account not only the BEPC exchangeable shares and other equity interests in BEPC actually owned by such holder, but also other equity interests in BEPC that are constructively owned by such holder within the meaning of Section 318 of the Code. If a U.S. Holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in BEPC and exercises no control over BEPC’s corporate affairs, such holder may be entitled to sale or exchange treatment on a redemption or exchange of the BEPC exchangeable shares if such holder experiences a reduction in its equity interest in

BEPC (taking into account any constructively owned equity interests) as a result of the redemption or exchange. If a U.S. Holder meets none of the alternative tests of Section 302(b) of the Code, the redemption or exchange will be treated as a distribution subject to the rules described above under “—Taxation of Distributions”. The amount of the distribution will be equal to the amount of cash, if any, and the fair market value of property received (such as BEP units). Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. Holder of BEPC exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. Holder should consult an independent tax advisor regarding the tax treatment of a redemption or exchange, including the calculation of such holder’s tax basis in any remaining BEPC exchangeable shares in the event of a redemption or exchange that is treated as a distribution.

Exercise of the BEP Call Right. BEP has the right to acquire BEPC exchangeable shares directly from a shareholder under certain circumstances in exchange for BEP units or cash (the “BEP call right”). For the U.S. federal income tax consequences to a U.S. Holder of the exchange of BEPC exchangeable shares for cash pursuant to the exercise of the BEP call right, see the discussion above under “—Sale, Redemption, Exchange, or Other Disposition of BEPC Exchangeable Shares”.

The U.S. federal income tax consequences to a U.S. Holder of the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, BEP (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the Code. With respect to the classification of BEP as a partnership, see the discussion above under “— Partnership Status of BEP and BRELP”.

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the shareholders’ rights in the event of the liquidation or dissolution of BEPC (or BEP) and the terms of the BEPC exchangeable shares, which are intended to provide an economic return equivalent to the economic return on BEP units (including identical distributions), and taking into account the expected relative values of BEP’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, BEPC understands that the general partner of BEP currently does not expect a U.S. Holder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, BEPC understands that the general partner of BEP currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of BEP, and no assurance can be provided as to the position, if any, taken by the general partner of BEP with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by BEP. If BEP were an investment company immediately following the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right, and such exchange were to result in diversification of interests with respect to a U.S. Holder, then Section 721(a) of the Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold its BEPC exchangeable shares to BEP in a taxable transaction for cash in an amount equal to the value of the BEP units received.

Even if a U.S. Holder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code, such U.S. Holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. Holder, and such holder fails to disclose to BEP its basis in BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, BEPC understands that the general partner of BEP intends to use a reasonable method to estimate such holder’s basis in the BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. Holder’s actual basis in its BEPC exchangeable shares. As a result, the amount of gain reported by BEP to the IRS with respect to such U.S. Holder in connection with such subsequent transfers could be greater than the correct amount.

If Section 704(c)(1) does not apply as a result of any such subsequent transfers by BEP or BRELP of BEPC exchangeable shares transferred by a U.S. Holder for BEP units in an exchange qualifying as tax-free under Section 721(a) of the Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its BEPC exchangeable shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, such U.S. Holder could be required to recognize built-in gain if BEP were to distribute any property of BEP other than money (or, in certain circumstances, BEPC exchangeable shares) to such former holder of BEPC exchangeable shares within seven years of exercise of the BEP call right. Under Section 707(a) of the Code, such U.S. Holder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions”. For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. Holder within two years of the transfer of BEPC exchangeable shares in exchange for BEP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such U.S. Holder’s adjusted tax basis in the BEPC exchangeable shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of BEPC exchangeable shares in exchange for BEP units, and, if such U.S. Holder has already filed a tax return for such year, such holder may be required to file an amended return. In such a case, the U.S. Holder may also be required to report some amount of imputed interest income.

If Section 721(a) of the Code applies to a U.S. Holder’s exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right by BEP and none of the special provisions of the Code described in the two preceding paragraphs applies, then such U.S. Holder generally should not recognize gain or loss with respect to BEPC exchangeable shares treated as contributed to BEP in exchange for BEP units, except as described below under the heading “—Passive Foreign Investment Company Considerations”. The aggregate tax basis of the BEP units received by such U.S. Holder pursuant to the BEP call right would be the same as the aggregate tax basis of the BEPC exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of BEP’s liabilities, if any. The holding period of the BEP units received in exchange for BEPC exchangeable shares would include the holding period of the BEPC exchangeable shares surrendered in exchange therefor. A U.S. Holder who acquired different blocks of BEPC exchangeable shares at different times or different prices should consult an independent tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in BEP units received in exchange for BEPC exchangeable shares.

For a general discussion of the tax consequences to a U.S. Holder of owning and disposing of BEP units received in exchange for BEPC exchangeable shares, see the discussion in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in BEP’s Annual Report. The U.S. federal income tax consequences of exchanging BEPC exchangeable shares for BEP units are complex, and each U.S. Holder is urged to consult an independent tax advisor regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if BEPC is treated as a PFIC for any taxable year during which the U.S. Holder holds BEPC exchangeable shares. A non-U.S. corporation, such as BEPC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its current and expected income, assets, and activities, BEPC does not expect to be classified as a PFIC for the current taxable year, nor does it expect to become a PFIC in 2022 or for the foreseeable future. However, the determination of whether BEPC is or will be a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Because the PFIC determination depends upon the composition of BEPC’s income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year, there can be no assurance that BEPC will not be classified as a PFIC for any taxable year, or that the IRS or a court will agree with BEPC’s determination as to its PFIC status.

If BEPC were a PFIC for any taxable year during which a U.S. Holder held BEPC exchangeable shares, then gain recognized by such U.S. Holder upon the sale or other taxable disposition of the BEPC exchangeable shares would be allocated ratably over the U.S. Holder’s holding period for the BEPC exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BEPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its BEPC exchangeable shares were to exceed 125% of the average of the annual distributions on the BEPC exchangeable shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. Holder through such holder’s ownership of BEPC exchangeable shares.

Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. Holder were to make an election to treat such holder’s interest in BEPC as a “qualified electing fund” (“QEF election”) for the first year such holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. Holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of BEPC, even if not distributed to the holder. A QEF election must be made by a U.S. Holder on an entity-by-entity basis. To make a QEF election, a U.S. Holder must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with such U.S. Holder’s annual income tax return. To the extent reasonably practicable, BEPC intends to make available information related to the PFIC status of BEPC and any other subsidiary of BEPC that BEPC is able to identify as a PFIC with respect to U.S. Holders, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BEPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. On January 15, 2021, the U.S. Treasury Department issued final and proposed Treasury Regulations modifying certain aspects of the income and asset tests described above. The proposed regulations will not be effective unless and until they are adopted in final form. Each U.S. Holder should consult an independent tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently issued final and proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with respect to such holder’s ownership and disposition of BEPC exchangeable shares.

Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of BEPC exchangeable shares. Each U.S. Holder that is an individual, estate or trust should consult an independent tax advisor regarding the applicability of this tax to its income and gains in respect of BEPC exchangeable shares.

Foreign Financial Asset Reporting. Certain U.S. Holders are required to report information relating to an interest in the BEPC exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. Each U.S. Holder is urged to consult an independent tax advisor regarding the information reporting obligations, if any, with respect to such holder’s ownership and disposition of BEPC exchangeable shares.

Information Reporting and Backup Withholding. Distributions on BEPC exchangeable shares made to a U.S. Holder and proceeds from the sale or other disposition of BEPC exchangeable shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Ownership and Disposition of BEPC Exchangeable Shares

Distributions on BEPC exchangeable shares made to Non-U.S. Holders and proceeds from the sale or other disposition of BEPC exchangeable shares generally will not be subject to U.S. federal income tax, except that U.S. withholding tax may apply to any portion of a distribution made on BEPC exchangeable shares that is treated as a deemed dividend under Section 871(m) of the Code. Specifically, a 30% withholding tax generally applies to dividend equivalents with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). BEP indirectly holds stock of a U.S. corporation through BRELP, and the BEPC exchangeable shares are intended to be structured so that distributions are identical to distributions on BEP units. Accordingly, the contractual arrangements relating to the BEPC exchangeable shares could be subject to Section 871(m) of the Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract or a complex contract. BEPC intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the Code before January 1, 2023, and no portion of a distribution made on BEPC exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on BEPC exchangeable shares on or after January 1, 2023, Section 871(m) of the Code will apply if the contractual arrangements relating to the BEPC exchangeable shares meet a “substantial equivalence” test. If this is the case, U.S. federal withholding tax (generally at a rate of 30%) is expected to apply to any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the Code or an applicable income tax treaty, provided that the Non-U.S. Holder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, BEPC is unable to accurately or timely determine the tax status of a Non-U.S. Holder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the Code. A dividend equivalent may also be subject to a 30% withholding tax under FATCA, unless a Non-U.S. Holder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, BEPC’s position that the contractual arrangements relating to the BEPC exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the BEPC exchangeable shares is uncertain. Accordingly, the IRS could challenge BEPC’s position and assert that the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the Code or an applicable income tax treaty), to that portion, if any, of a distribution on BEPC exchangeable shares that is treated as referencing a U.S.-source dividend paid to BEP or BRELP. Each Non-U.S. Holder should consult an independent tax advisor regarding the implications of Section 871(m) of the Code and FATCA for the ownership of BEPC exchangeable shares with respect to such holder’s particular circumstances.

Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding an interest in BEPC in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Each Non-U.S. Holder should consult an independent tax advisor regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO BEP, BEPC, AND HOLDERS OF BEPC EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF BEPC EXCHANGEABLE SHARES.

UNDERWRITING

Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as the representatives of the underwriters of the offering. Under the terms of an underwriting agreement (the “Underwriting Agreement”), each of the underwriters named below has severally agreed to purchase from the selling shareholders the respective number of BEPC exchangeable shares shown opposite its name below:

Underwriter	Number of BEPC Exchangeable Shares

Barclays Capital Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

Total

15,000,000

The offering is being made concurrently in all provinces and territories of Canada and in the United States. Except as described below, each of the underwriters will offer the BEPC exchangeable shares in the offering for sale in Canada and the United States either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the underwriters may offer the BEPC exchangeable shares offered under this prospectus outside of Canada and the United States.

The underwriters propose to offer the BEPC exchangeable shares offered under this prospectus initially at the Offering Price. The Offering Price was determined based upon arm’s length negotiations between the selling shareholders and the underwriters. After a reasonable effort has been made to sell all of such BEPC exchangeable shares at the Offering Price, the underwriters may subsequently reduce and thereafter change, from time to time, the price at which the BEPC exchangeable shares offered under this prospectus are offered, provided that such BEPC exchangeable shares are not at any time offered at a price greater than the Offering Price. The compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the BEPC exchangeable shares offered under this prospectus is less than the gross proceeds paid by the underwriters to the selling shareholders.

The Underwriting Agreement provides that the underwriters’ obligation to purchase BEPC exchangeable shares depends on the satisfaction of the conditions contained in the Underwriting Agreement, including:

•	the obligation to purchase all of the BEPC exchangeable shares offered by the selling shareholders, if any of the BEPC exchangeable shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we and the selling shareholders deliver customary closing documents to the underwriters.

The expenses of the offering that are payable by us are estimated to be $1.2 million (excluding underwriting discounts and commissions) including certain legal fees of counsel to the underwriters related to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”). The underwriters have agreed to reimburse a portion of our expenses in connection with this offering.

We have engaged Solebury Capital LLC to serve as an independent financial advisor to advise us in connection with the offering.

Fees and Expenses

The underwriters will receive a fee of $                 ($                per BEPC exchangeable share or                 % of the gross proceeds) for the services performed in connection with the offering (assuming no exercise of the Over-Allotment Option). In respect of the Over-Allotment Option, the selling shareholders will pay to the underwriters a fee equal to                 % of the gross proceeds realized on the exercise of the Over-Allotment Option, being $                 per BEPC exchangeable share.

Option to Purchase Additional BEPC Exchangeable Shares

One of the selling shareholders has granted the underwriters the Over-Allotment Option, which is exercisable for 30 days after the closing date to purchase up to an aggregate of 2,250,000 BEPC exchangeable shares on the same terms and conditions as the other BEPC exchangeable shares offered hereby. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional BEPC exchangeable shares based on such underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

None of our company, the partnership, their subsidiaries, the selling shareholders, BRPI or BREP Holding L.P. will, nor will any of them announce any intention to, directly or indirectly, for a period commencing on the date hereof and ending 60 days after the Closing, without the prior written consent of the representatives, on behalf of the underwriters, which consent shall not be unreasonably withheld, conditioned or delayed, (i) offer or sell, or enter into an agreement to offer or sell any BEPC exchangeable shares or other securities of our company or securities of the partnership, or securities convertible into, exchangeable for, or otherwise exercisable into, any BEPC exchangeable shares, BEP units or other securities of our company or the partnership, other than (A) for purposes of directors’, officers’ or employee incentive plans; (B) pursuant to the partnership’s distribution reinvestment plan; (C) to satisfy any other currently outstanding instruments or other contractual commitments in relation to any transaction that has been disclosed in writing to the underwriters; (D) BEPC exchangeable shares of our company or BEP units issued in connection with an arm’s-length acquisition, merger, consolidation or amalgamation with any company or companies, as long as the party receiving such BEPC exchangeable shares or BEP units agrees to be similarly restricted; (E) the issuance of BEP units pursuant to exchange, redemption or acquisition, as applicable, of outstanding redeemable limited partnership units of BRELP or BEPC exchangeable shares; (F) the issuance of BEPC class B shares and/or BEPC class C shares; (G) debt securities, preferred limited partnership units or preferred shares not convertible into BEPC exchangeable shares or BEP units; (H) the sale of additional BEPC exchangeable shares pursuant to the Over-Allotment Option, if any; (I) any other securities exchangeable into BEPC exchangeable shares; (J) BEP units in satisfaction of any exchange, redemption or acquisition of BEPC exchangeable shares; and (K) a transfer by a selling shareholder, BRPI and/or BREP Holding L.P. to an affiliate of any securities of our company or the partnership or securities convertible into, exchangeable for, or otherwise exercisable into securities of our company or the partnership, provided that in the case of a transfer of any such securities to an affiliate that is not already bound by the lock-up provisions of the Underwriting Agreement, the transferee affiliate agrees to be bound by the same terms as the transferor thereunder, (ii) file or cause to be filed, or make any demand for or exercise any right to file or cause to be filed, any registration statement with respect to the registration of any BEPC exchangeable shares or securities convertible, exchangeable or exercisable into BEPC exchangeable shares, BEP units or other securities of our company or the partnership (other than any amendment to the short form base shelf prospectus of BEPC and BEP dated September 2, 2020 and other than in connection with (i)(D), (i)(G), (i)(I) or (i)(J) above), or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of BEPC exchangeable shares or BEP units.

The representatives may consent to a release of the lock-up provisions, in whole or in part, which consent shall not be unreasonably withheld, conditioned or delayed.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities,

including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of BEPC exchangeable shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of BEPC exchangeable shares in excess of the number of BEPC exchangeable shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position.

•

This short position may be either a covered short position or a naked short position. In a covered short position, the number of BEPC exchangeable shares involved in the sales made by the underwriters in excess of the number of BEPC exchangeable shares they are obligated to purchase is not greater than the number of BEPC exchangeable shares that they may purchase by exercising their option to purchase additional BEPC exchangeable shares. In a naked short position, the number of BEPC exchangeable shares involved is greater than the number of BEPC exchangeable shares in their option to purchase additional BEPC exchangeable shares. The underwriters may close out any short position by either exercising their option to purchase additional BEPC exchangeable shares and/or purchasing BEPC exchangeable shares in the open market. In determining the source of BEPC exchangeable shares to close out the short position, the underwriters will consider, among other things, the price of the BEPC exchangeable shares available for purchase in the open market as compared to the price at which they may purchase BEPC exchangeable shares through their option to purchase additional BEPC exchangeable shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of BEPC exchangeable shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of BEPC exchangeable shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when BEPC exchangeable shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of BEPC exchangeable shares or preventing or retarding a decline in the market price of BEPC exchangeable shares. As a result, the price of BEPC exchangeable shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or the TSX or otherwise and, if commenced, may be discontinued at any time.

Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the BEPC exchangeable shares. In addition, neither we nor the selling shareholders nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Selling Restrictions

Notice to Prospective Investors in European Economic Area

In relation to each member state of the European Economic Area, (each a “Member State”) no offer of the BEPC exchangeable shares which are the subject of the offering has been, or will be, made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the BEPC exchangeable shares referred to in (a) to (c) above shall result in a requirement for us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person located in a Member State to whom any offer of our BEPC exchangeable shares is made or who receives any communication in respect of an offer of our BEPC exchangeable shares, or who initially acquires any of our BEPC exchangeable shares will be deemed to have represented, warranted, acknowledged, and agreed to and with each representative and us that (1) it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any BEPC exchangeable shares being offered to or acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Regulation, the BEPC exchangeable shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any BEPC exchangeable shares to the public other than their offer or resale in any Member State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the representatives has been given to the offer or resale.

We, the selling shareholders, the representatives, and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.

This prospectus has been prepared on the basis that any offer of our BEPC exchangeable shares in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our BEPC exchangeable shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us, the selling shareholders, or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we, the selling shareholders, nor the representatives have authorized, nor do they authorize, the making of any offer of our BEPC exchangeable shares in circumstances in which an obligation arises for us, the selling shareholders, or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of our BEPC exchangeable shares to the public” in relation to any of our BEPC exchangeable shares in any Member State means the communication in any form and by any means; presenting sufficient information on the terms of the offer and our BEPC exchangeable shares to be offered so as to enable an investor to decide to purchase or subscribe our BEPC exchangeable shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high-net-worth bodies corporate, unincorporated associations and partnerships and trustees of high-value trusts (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the BEPC exchangeable shares. The BEPC exchangeable shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the BEPC exchangeable shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the BEPC exchangeable shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the BEPC exchangeable shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the People’s Republic of China (the “PRC”) and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Hong Kong

The BEPC exchangeable shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the BEPC exchangeable shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to BEPC exchangeable shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The BEPC exchangeable shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The BEPC exchangeable shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law, and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the BEPC exchangeable shares may not be circulated or distributed, nor may the BEPC exchangeable shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the BEPC exchangeable shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the BEPC exchangeable shares pursuant to an offer made under Section 275 of the SFA except:

(i)

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1) (c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the BEPC exchangeable shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the United Arab Emirates

The offering of the BEPC exchangeable shares has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (the “SCA”), the Dubai Financial Services Authority (the “DFSA”) or any other relevant licensing authorities in the United Arab Emirates (the “UAE”), and accordingly does not constitute a public offer of securities in the UAE in accordance with the commercial companies law, Federal Law No. 2 of 2015 (as amended), SCA Resolution No. 3 of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the BEPC exchangeable shares may not be offered to the public in the UAE (including the Dubai International Financial Centre (DIFC)).

This prospectus is strictly private and confidential and is being issued to a limited number of institutional and individual investors:

(a)	who meet the criteria of a Qualified Investor as defined in SCA Resolution No. 3 of 2017 (except natural persons) or who otherwise qualify as sophisticated investors;

(b)

upon their request and confirmation that they understand that the securities have not been approved or licensed by or registered with the UAE Central Bank, the SCA, the DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c)	must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the BEPC exchangeable shares may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the BEPC exchangeable shares without disclosure to investors under Chapter 6D of the Corporations Act.

The BEPC exchangeable shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring BEPC exchangeable shares must observe such Australian on-sale restrictions.

This document contains general information only an does not take into account the investment objective, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial produce advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Relationships

Certain of the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us and/or the selling shareholders (and/or their affiliates) in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. Each of Barclays Capital Inc., J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. is, or is an affiliate of, a financial institution which is a lender under one or more credit facilities of Brookfield Renewable, one or more selling shareholders and/or affiliates thereof.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of our company, the partnership, the selling shareholders or their affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. Any such credit default swaps or short positions could adversely affect future trading prices of the BEPC exchangeable shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPENSES RELATED TO THE OFFERING

We have agreed to pay or reimburse the selling shareholders for all expenses related to this offering. We estimate the fees and expenses to be incurred by us in connection with the sale of the BEPC exchangeable shares in this offering, other than the selling shareholders’ fees, to be as follows:

SEC registration fee	$102,267
FINRA filing fee	15,500
Canadian filing fee	46,000
Legal fees and expenses	500,000
Accounting fees and expenses	400,000
Printing expenses	100,000
Miscellaneous expenses	36,233

Total	$1,200,000

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

BEP is formed under the laws of Bermuda and BEPC is formed under the laws of British Columbia, Canada. A substantial portion of our company’s and the partnership’s assets are located outside of Canada and the United States and certain of the directors of BEPC and the general partner of BEP may be residents of jurisdictions outside of Canada and the United States. BEPC and BEP have expressly submitted to the jurisdiction of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for directors of BEPC or the general partner of BEP since a substantial portion of our company’s assets, the partnership’s assets and the assets of such persons may be located outside of Canada and the United States. BEP has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against BEP or the directors of the general partner of BEP depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over BEP or the directors of the general partner of BEP, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely recognize as a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the judgment according to Bermuda’s conflicts of law principles and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the Canadian or U.S. judgment would not be contrary to the public policy of Bermuda; and (v) the Canadian or U.S. judgment (being a foreign judgment) does not conflict with a prior Bermuda judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against BEP or the directors of the general partner of BEP in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

The validity of the BEPC exchangeable shares offered by this prospectus will be passed upon by McMillan LLP, British Columbia counsel to BEPC. The validity of the BEP units issuable upon exchange, redemption or acquisition of the BEPC exchangeable shares offered pursuant to this prospectus and other matters of Bermuda law will be passed upon for BEP by Appleby (Bermuda) Limited. Certain legal matters relating to Canadian and U.S. federal income tax considerations will be passed upon on behalf BEPC and BEP by Torys LLP. Certain legal matters relating to U.S. federal and New York law will be passed upon on behalf of the underwriters by Milbank LLP. As at the date of this prospectus, the partners and associates of each of Torys LLP, McMillan LLP and Appleby (Bermuda) Limited beneficially own, directly and indirectly, less than 1.0% of the outstanding securities or other property of BEP and BEPC, their associates or their affiliates.

EXPERTS, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements of BEP as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, incorporated in this prospectus by reference from BEP’s Form 6-K filed with the SEC on November 23, 2020, and the effectiveness of BEP’s internal control over financial reporting, incorporated in this prospectus by reference from BEP’s Form 20-F filed with the SEC on February 28, 2020, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of BEPC as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, included in this prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The transfer agent and registrar for the BEP units and BEPC exchangeable shares is Computershare Trust Company of Canada, at its principal office in Toronto, Ontario, Canada.

AVAILABLE INFORMATION

This prospectus is a part of the registration statement filed with the SEC on Form F-1 and does not contain all of the information set forth in the registration statement. For further information about BEPC and BEPC exchangeable shares, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. BEPC has included copies of these documents as exhibits to its registration statement.

Because each of BEPC and BEP qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities laws in the United States that are applicable to domestic U.S. issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

As long as BEPC and BEP are subject to the reporting requirements of the Exchange Act, each of them expects to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be filed or furnished to the SEC on Form 6-K. However, the information BEPC and BEP are required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. issuers.

The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like BEPC and BEP that file electronically with the SEC where you can access the registration statement and its exhibits and the other filings BEPC and BEP make with the SEC from time to time. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, filed by BEP with the securities regulatory authorities in each of the provinces and territories of Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in, and form an integral part of, this prospectus supplement:

1.

BEP’s annual report on Form 20-F for the fiscal year ended December 31, 2019, dated and filed on February 28, 2020 on Form 20-F (as amended on March 18, 2020, excluding the audited financial statements of TerraForm Power and Items 3A, 5, 18 thereof having been updated by Exhibits 99.1, 99.2 and 99.3 of BEP’s Current Report on Form 6-K filed with the SEC on November 23, 2020);

2.

BEP’s unaudited interim consolidated financial statements and management’s discussion and analysis for the three and nine months ended September  30, 2020, filed as Exhibits 99.2 and 99.3 to the Form 6-K filed on November 4, 2020;

3.	exhibits 99.1, 99.2, 99.3 and 99.5 of BEP’s report on Form 6-K filed on November 23, 2020; and

4.	exhibit 99.1 of BEP’s report on Form 6-K filed on February 8, 2021; and

5.	exhibit 99.1 of BEP’s report on Form 6-K filed on February 8, 2021.

Copies of the documents incorporated by reference herein may be obtained on written or oral request without charge from the office of BEP’s Corporate Secretary at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, +1-441-294-3309, and are also available electronically on EDGAR on the SEC’s website at www.sec.gov, on SEDAR at www.sedar.com and on BEP’s website at https://bep.brookfield.com/reports-andfilings/regulatory-filings. However, the information contained on, or accessible through, our website does not constitute part of this prospectus.

BROOKFIELD RENEWABLE CORPORATION

INDEX TO FINANCIAL STATEMENTS

Recast Consolidated Audited Financial Statements of Brookfield Renewable Corporation as at and for the three-year period ended December 31, 2019	F-2
Interim Consolidated Financial Statements of Brookfield Renewable Corporation as at September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019	F-74

Brookfield

Brookfield Renewable Corporation

2019 RECAST CONSOLIDATED AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Brookfield Renewable Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Brookfield Renewable Corporation (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board.

Change in Reporting Entity

As discussed in Note 1(b) and (c) to the consolidated financial statements, the Company under the pooling of interest method has retrospectively presented the common control transactions which resulted in the acquisition of the United States, Colombian, and Brazilian Operations of Brookfield Renewable Partners L.P. and the acquisition of TerraForm Power, which occurred on July 30, 2020 and July 31, 2020 respectively.

Adoption of New Accounting Standard

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for Leases in 2019 due to the adoption of IFRS 16, Leases. As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for Revenue and Financial Instruments in 2018 due to the adoption of IFRS 15, Revenue from Contracts with Customers and IFRS 9, Financial Instruments.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2020.

Toronto, Canada

November 20, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS AT DECEMBER 31 (MILLIONS)	Notes	December 31, 2019	December 31, 2018	January 1, 2018
		as adjusted(1)	as adjusted(1)	as adjusted(1)
Assets
Current assets
Cash and cash equivalents	18	$304	$342	$262
Restricted cash	19	161	125	141
Trade receivables and other current assets	20	675	619	536
Financial instrument assets	5	41	23	22
Due from related parties	26	182	281	178

		1,363	1,390	1,139
Financial instrument assets	5	59	102	96
Equity-accounted investments	17	360	304	185
Property, plant and equipment, at fair value	11	32,647	30,421	24,660
Intangible assets	12	241	261	13
Goodwill	15	949	948	901
Deferred income tax assets	10	4	2	—
Other long-term assets	21	134	204	185

		$35,757	$33,632	$27,179

Liabilities
Current liabilities
Accounts payable and accrued liabilities	22	$443	$444	$380
Financial instrument liabilities	5	125	128	115
Due to related parties	26	201	107	65
Non-recourse borrowings	13	605	1,058	634
Provisions		50	68	35

		1,424	1,805	1,229
Financial instrument liabilities	5	444	479	465
Non-recourse borrowings	13	11,353	10,314	8,789
Due to related parties	26	2	—	100
Deferred income tax liabilities	10	3,590	3,212	2,440
Decommissioning liabilities	23	442	341	303
Provisions		83	147	137
Other long-term liabilities	24	545	110	105
Equity
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	14	10,258	9,666	6,870
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	14	268	273	240
Brookfield Renewable		7,348	7,285	6,501

		17,874	17,224	13,611

		$35,757	$33,632	$27,179

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Approved on behalf of Brookfield Renewable Corporation:

/s/ Patricia Zuccotti	/s/ David Mann
Patricia Zuccotti Director	David Mann Director

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31 (MILLIONS)	Notes	2019	2018	2017
		as adjusted(1)	as adjusted(1)	as adjusted(1)
Revenues	26	$3,226	$2,979	$2,182
Other income		79	41	27
Direct operating costs	7	(1,053)	(1,053)	(877)
Management service costs	26	(109)	(71)	(63)
Interest expense	13	(701)	(670)	(490)
Share of earnings from equity-accounted investments	17	12	17	5
Foreign exchange and financial instrument gain (loss)	5	5	57	(52)
Depreciation	11	(983)	(862)	(625)
Other	8	(197)	(172)	(4)
Income tax recovery (expense)
Current	10	(64)	(28)	(38)
Deferred	10	(3)	340	(58)

		(67)	312	(96)

Net income		$212	$578	$7

Net income attributable to:
Non-controlling interests
Participating non-controlling interest – in operating subsidiaries	14	$36	$502	$13
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	14	11	4	—
Brookfield Renewable		165	72	(6)

		$212	$578	$7

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31 (MILLIONS)	Notes	2019	2018	2017
		as adjusted(1)	as adjusted(1)	as adjusted(1)
Net income		$212	$578	$7
Other comprehensive income that will not be reclassified to net income
Revaluations of property, plant and equipment	11	1,921	4,608	1,208
Actuarial loss (gain) on defined benefit plans		(8)	6	(1)
Deferred income taxes on above items	10	(388)	(1,037)	253
Equity-accounted investments	17	51	97	56

Total items that will not be reclassified to net income		1,576	3,674	1,516
Other comprehensive income (loss) that may be reclassified to net income
Foreign currency translation	9	(138)	(664)	(2)
Losses arising during the period on financial instruments designated as cash-flow hedges	5	(7)	(16)	(9)
Unrealized gain on foreign exchange swaps net investment hedge	5	14	15	—
Reclassification adjustments for amounts recognized in net income	5	(3)	20	(16)
Deferred income taxes on above items	10	5	(2)	5

Total items that may be reclassified subsequently to net income		(129)	(647)	(22)

Other comprehensive income		1,447	3,027	1,494

Comprehensive income		$1,659	$3,605	$1,501

Comprehensive income attributable to:
Non-controlling interests
Participating non-controlling interest – in operating subsidiaries	14	$948	$2,658	$382
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	14	31	40	12
Brookfield Renewable		680	907	1,107

		$1,659	$3,605	$1,501

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1)..

The accompanying notes are an integral part of these consolidated financial statements.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31 (MILLIONS)		Accumulated other comprehensive income				Participating non- controlling interests – in a holding subsidiary held by Brookfield Renewable	Participating non-controlling interests – in operating subsidiaries	Total equity
	Brookfield Renewable	Foreign currency translation	Revaluation surplus	Other	Total Brookfield Renewable
Balance, as at December 31, 2018 (as adjusted(1))	$1,901	$(881)	$6,274	$(9)	$7,285	$273	$9,666	$17,224
Net income	165	—	—	—	165	11	36	212
Other comprehensive income	—	(72)	579	8	515	20	912	1,447
Capital contributions	—	—	—	—	—	—	294	294
Dividends declared, return of capital and preferred share redemption	(609)	—	—	—	(609)	(37)	(673)	(1,319)
Other	(5)	(3)	—	—	(8)	1	23	16

Change in period	(449)	(75)	579	8	63	(5)	592	650

Balance, as at December 31, 2019 (as adjusted(1))	$1,452	$(956)	$6,853	$(1)	$7,348	$268	$10,258	$17,874

Balance, as at December 31, 2017 (as adjusted(1))	$1,950	$(566)	$5,130	$(13)	$6,501	$240	$6,870	$13,611
Net income	72	—	—	—	72	4	502	578
Other comprehensive income	—	(315)	1,146	4	835	36	2,156	3,027
Capital contributions	355	—	—	—	355	—	650	1,005
Dividends declared and return of capital	(469)	—	—	—	(469)	(24)	(509)	(1,002)
Other	(7)	—	(2)	—	(9)	17	(3)	5

Change in period	(49)	(315)	1,144	4	784	33	2,796	3,613

Balance, as at December 31, 2018 (as adjusted(1))	$1,901	$(881)	$6,274	$(9)	$7,285	$273	$9,666	$17,224

Balance, as at December 31, 2016	$2,097	$(552)	$4,004	$(6)	$5,543	$245	$5,251	$11,039
Net income	(6)	—	—	—	(6)	—	13	7
Other comprehensive income	—	(14)	1,134	(7)	1,113	12	369	1,494
Acquisition	—	—	—	—	—	—	1,546	1,546
Capital contributions	105	—	—	—	105	—	60	165
Dividends declared and return of capital	(255)	—	—	—	(255)	(14)	(369)	(638)
Other	9	—	(8)	—	1	(3)	—	(2)

Change in period	(147)	(14)	1,126	(7)	958	(5)	1,619	2,572

Balance, as at December 31, 2017 (as adjusted(1))	$1,950	$(566)	$5,130	$(13)	$6,501	$240	$6,870	$13,611

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31 (MILLIONS)	Notes	2019	2018	2017
		as adjusted(1)	as adjusted(1)	as adjusted(1)
Operating Activities
Net income		$212	$578	$7
Adjustments for the following non-cash items:
Depreciation	11	983	862	625
Unrealized financial instrument loss (gain)	5	12	(66)	50
Share of earnings from equity-accounted investments	17	(12)	(17)	(5)
Deferred income tax (recovery) expense	10	3	(340)	58
Other non-cash items		109	118	(1)
Dividends received from equity-accounted investments	17	7	3	4
Changes in due to or from related parties		66	88	(162)
Net change in working capital balances	27	(24)	(33)	(376)

		1,356	1,193	200
Financing activities
Proceeds from non-recourse borrowings	13	3,323	2,326	2,736
Repayments of non-recourse borrowings	13	(2,713)	(2,076)	(2,791)
Repayment of lease liabilities		(26)	—	—
Capital contributions from non-controlling interests	14	294	650	60
Capital contributions from Brookfield Renewable		13	229	106
Dividends paid and return of capital:
To non-controlling interests	14	(673)	(509)	(369)
To Brookfield Renewable		(628)	(495)	(269)
Related party borrowings, net	26	122	(185)	115

		(288)	(60)	(412)
Investing activities
Acquisitions net of cash and cash equivalents in acquired entity	4	(732)	(927)	149
Investment in property, plant and equipment	11	(406)	(207)	(228)
Restricted cash and other	19	36	92	361

		(1,102)	(1,042)	282
Foreign exchange loss on cash		(4)	(11)	—

Cash and cash equivalents
(Decrease) Increase		(38)	80	70
Balance, beginning of period		342	262	192

Balance, end of period		$304	$342	$262

Supplemental cash flow information:
Interest paid		$668	$601	$470
Interest received		$16	$14	$27
Income taxes paid		$54	$63	$34

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF THE COMPANY

(a) Brookfield Renewable Corporation

Brookfield Renewable Corporation (“BEPC” or the “company”) and its subsidiaries, own and operate a portfolio of renewable energy power generating facilities primarily in North America, Europe, Colombia and Brazil. BEPC was formed as a corporation established under the British Columbia Business Corporation Act on September 9, 2019 and is a subsidiary of Brookfield Renewable Partners L.P. (“BEP”, or, collectively with its controlled subsidiaries, including BEPC “Brookfield Renewable”, or, collectively with its controlled subsidiaries, excluding BEPC, the “partnership”). Brookfield Asset Management Inc. (“Brookfield Asset Management” or together with its controlled subsidiaries, excluding Brookfield Renewable, “Brookfield”) is our company’s ultimate parent. The class A exchangeable subordinate voting shares (“exchangeable shares”) of Brookfield Renewable Corporation are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BEPC”. The registered head office of Brookfield Renewable Corporation is 250 Vesey Street, New York, NY, United States.

(b) Special Distribution

On July 30, 2020, the partnership completed the “special distribution” whereby holders of LP units as of July 27, 2020 (the “Record Date”) received one exchangeable share for every four LP units held. Immediately prior to the special distribution, the partnership received exchangeable shares through a distribution by Brookfield Renewable Energy L.P. (“BRELP”), or the BRELP Distribution, of the exchangeable shares to all the holders of its equity units and to its general partners. As a result of the BRELP Distribution, (i) Brookfield and its subsidiaries (other than entities within Brookfield Renewable) received approximately 33.1 million exchangeable shares and (ii) the partnership received approximately 44.7 million exchangeable shares, which it subsequently distributed to unitholders pursuant to the special distribution. Immediately following the special distribution, but prior to the TerraForm Power acquisition (as defined below), (i) holders of LP units held approximately 42.8% of the issued and outstanding exchangeable shares of the company, (ii) Brookfield and its affiliates held approximately 57.2% of the issued and outstanding exchangeable shares, and (iii) a subsidiary of the partnership owned all of the issued and outstanding class B multiple voting shares, or class B shares, which represent a 75.0% voting interest in the company, and all of the issued and outstanding class C non-voting shares, or class C shares, of the company, which entitle the partnership to all of the residual value in the company after payment in full of the amount due to holders of the exchangeable shares and class B shares. Holders of exchangeable shares hold an aggregate 25.0% voting interest in the company.

Prior to the completion of the special distribution on July 30, 2020, BEPC acquired the United States, Colombian and Brazilian Operations of the partnership (the “Business”), excluding a 10% interest in the Colombian and certain Brazilian operations of the Business owned through BRP Bermuda Holdings I Limited (“LATAM holdco”) that the partnership retained post-closing.

Refer to Note 2(b) – Continuity of interests and 2(c) – Basis of presentation for the basis of presentation of the special distribution.

Prior to the completion of the special distribution, BEPC entered into the following agreements:

i) Credit Support

Two direct and indirect wholly-owned subsidiaries of BEPC fully and unconditionally guaranteed (i) any and all present and future unsecured debt securities issued by Brookfield Renewable Partners ULC, in each case as to

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) all present and future senior preferred shares of Brookfield Renewable Power Preferred Equity Inc. (“BRP Equity”) as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BRP Equity, (iii) certain of BEP’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BEP, (iv) the obligations of all present and future bilateral credit facilities established for the benefit of Brookfield Renewable, and (v) notes issued by Brookfield BRP Holdings (Canada) Inc. under its U.S. commercial paper program. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

ii) Subordinated Credit Facilities

BEPC entered into two credit agreements with the partnership, one as borrower and one as lender, which we refer to as the Subordinated Credit Facilities, each providing for a ten-year revolving $1.75 billion credit facility to facilitate the movement of cash within Brookfield Renewable. One credit facility will permit BEPC to borrow up to $1.75 billion from the partnership and the other will constitute an operating credit facility that will permit the partnership to borrow up to $1.75 billion from BEPC. The Subordinated Credit Facilities are available in U.S. or Canadian dollars, and advances are made by way of LIBOR, base rate, bankers’ acceptance rate or prime rate loans.

iii) Equity Commitment Agreement

The partnership provided BEPC an equity commitment in the amount of $1 billion. The equity commitment may be called by BEPC in exchange for the issuance of a number of class C shares to the partnership, corresponding to the amount of the equity commitment called divided by the volume-weighted average of the trading price for one exchangeable share on the principal stock exchange on which exchangeable shares are listed for the five (5) days immediately preceding the date of the call. The equity commitment will be available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that the partnership continues to control BEPC and has the ability to elect a majority of the BEPC board of directors. The rationale for the equity commitment is to provide the company with access to equity capital on an as-needed basis and to maximize our flexibility. Pursuant to the equity commitment, the partnership has also agreed not to declare or pay any distribution on the LP units if on such date the company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the exchangeable shares.

iv) Management Services Agreement

Wholly-owned subsidiaries of Brookfield (“Service Providers”) provide management services to the company pursuant to the partnership’s existing master services agreement, (the “Master Services Agreement”), which was amended in connection with the completion of the special distribution. There is no increase to the Base Management Fee (as defined below) and incentive distribution fees currently paid by the partnership, though BEPC will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for BEPC’s proportionate share of the Base Management Fee (as defined below). BEPC’s proportionate share of the Base Management Fee (as defined below) will be calculated on the basis of the value of BEPC’s business relative to that of the partnership. Pursuant to the Master Services Agreement, in exchange for the management services provided to Brookfield Renewable by the Service Provider, Brookfield Renewable pays an annual management fee (the “Base Management Fee”) to the Service Provider of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

the total capitalization value of Brookfield Renewable exceeds an initial reference value. In the event that the measured total capitalization value of Brookfield Renewable in a given period is less than the initial reference value, the Service Providers will receive only the Base Management Fee of $20 million annually (subject to an annual escalation by the specified inflation factor described above). The Base Management Fee is calculated and paid on a quarterly basis.

v) BEPC Voting Agreements

BEPC entered into voting agreements with Brookfield (“BEPC Voting Agreements”) to provide BEPC with control over certain of the entities through which BEPC holds interests in its operating subsidiaries. Pursuant to the BEPC Voting Agreements, voting rights with respect to any of the applicable entities will be voted in accordance with the direction of BEPC with respect to certain matters, including the election of directors. As a result, BEPC controls and consolidates the applicable entities from an accounting point of view.

vi) Registration Rights Agreement

BEPC entered into a Registration Rights Agreement with BEP and Brookfield, pursuant to which BEPC agreed that, upon the request of Brookfield Asset Management, BEPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any exchangeable shares held by Brookfield. BEPC has agreed to pay certain expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement or prospectus.

(c) Acquisition of TerraForm Power

On July 31, 2020, Brookfield Renewable completed the acquisition of TerraForm Power, Inc. (“TerraForm Power”) pursuant to which Brookfield Renewable acquired all of the Class A common stock of TerraForm Power not owned by Brookfield Renewable or its affiliates (“public TerraForm Power shares”), representing a 38% interest in TerraForm Power (the “TerraForm Power acquisition”). Pursuant to the TerraForm Power acquisition, each holder of public TerraForm Power shares received 0.47625 of an exchangeable share of BEPC or of a partnership unit for each public TerraForm Power share held by such holder. The TerraForm Power acquisition was completed in exchange for 37,035,241 exchangeable shares and 4,034,469 LP units.

After giving effect to the special distribution and the TerraForm Power acquisition, Brookfield and its affiliates, including Brookfield Renewable, through its ownership of exchangeable shares and class B shares, holds an approximate 84.7% voting interest in BEPC. Holders of exchangeable shares, excluding Brookfield and its affiliates and Brookfield Renewable, hold an approximate 15.3% aggregate voting interest in BEPC.

Concurrent with the closing of the TerraForm Power acquisition, Brookfield and the partnership entered into voting agreements with BEPC, giving BEPC a number of voting rights with respect to the TerraForm Power common stock held by the partnership and its affiliates, other than BEPC, including the authority to direct the election of the directors of TerraForm Power. As a result, BEPC controls TerraForm Power and consolidates TerraForm Power from an accounting point of view.

Refer to Note 2(b) – Continuity of interests and 2(c) – Basis of presentation for the basis of presentation of the TerraForm Power acquisition.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) Statement of compliance

The consolidated financial statements of the company and its subsidiaries have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

(“IASB”). The accounting policies used in the consolidated financial statements are based on the IFRS applicable as at December 31, 2019, which encompass individual IFRS, International Accounting Standards (“IAS”), and interpretations made by the International Financial Reporting Interpretations Committee (“IFRIC”) and the Standard Interpretations Committee (“SIC”). The policies set out below are consistently applied to all periods presented, unless otherwise noted.

These consolidated financial statements have been authorized by the Board of Directors of the company for issuance on November 20, 2020.

Certain comparative figures have been reclassified to conform to the current year’s presentation.

References to $, €, R$, and COP are to United States (“U.S.”) dollars, euros, Brazilian reais and Colombian pesos, respectively.

All figures are presented in millions of U.S. dollars unless otherwise noted.

(b) Continuity of Interests

The partnership directly and indirectly controlled the Business prior to the special distribution and will continue to control the Business subsequent to the special distribution through its interests in our company. Accordingly, BEPC and its financial position and results of operations have been reflected using Brookfield Renewable’s carrying values prior to the special distribution.

To reflect this continuity of interests, these consolidated financial statements provide comparative information of our company for the periods prior to the special distribution, as previously reported by Brookfield Renewable. The economic and accounting impact of contractual relationships created or modified in conjunction with the special distribution (see Note 1(b) – Special distribution) have been reflected prospectively from the date of the special distribution as such items were in fact not created or modified prior thereto. Accordingly, the financial information for the periods prior to July 30, 2020 are presented based on the historical financial information for our company as previously reported by Brookfield Renewable. For the period after completion of the special distribution, the results will be based on the actual results of our company, including the adjustments associated with the special distribution and the execution of several new and amended agreements. As Brookfield Renewable holds all of the class C shares of our company, which is the only class of shares presented as equity, net income and equity attributable to common equity have been allocated to Brookfield Renewable prior to and after the special distribution.

Simultaneously with the completion of the TerraForm Power acquisition, our company entered into voting agreements with the partnership and certain indirect subsidiaries of Brookfield to transfer the power to vote their respective shares held in TerraForm Power to our company. As a result, our company controls and consolidates TerraForm Power. The transfer of control of TerraForm Power to our company is considered to be a transaction between entities under common control and was valued based on Brookfield’s carrying value in TerraForm Power. The results of TerraForm Power that was not owned by our company will be presented as non-controlling interests to our company retrospectively to October 17, 2017, corresponding to all historical periods that TerraForm Power was under common control.

(c) Basis of presentation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board, or IASB using the historical books and records of Brookfield. The assets and liabilities in the consolidated financial statements have been presented on a historical cost basis, except for the revaluation of property, plant and equipment and certain assets and liabilities which have been measured at fair value. Cost is recorded based on the fair value of the consideration given in exchange for assets.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The consolidated financial statements include the combined carve-outs of the assets, liabilities, revenues, expenses, and cash flows of the United States, Brazilian and Colombian businesses controlled by the partnership that are subsequently contributed to the company on July 30, 2020. All intercompany balances, transactions, revenues and expenses within the company have been eliminated. Additionally, certain corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to the company. Management believes the assumptions underlying the historical financial information, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by the company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, the historical financial information may not necessarily reflect the company’s financial position, operations and cash flow for future periods, nor do they reflect the financial position, results of operations and cash flow that would have been realized had the company been a stand-alone entity during the periods presented.

In addition, the consolidated financial statements include the assets, liabilities, revenues, expenses, and cash flows of the TerraForm Power business controlled by Brookfield that were acquired by the company through the TerraForm Power acquisition which is considered to be a transaction between entities under common control. The combined results of TerraForm Power are presented with the interest acquired through the TerraForm Power acquisition presented as non-controlling interests to the company. All intercompany balances, transactions, revenues and expenses within the company have been eliminated.

(d) Recently adopted accounting standards

Except for the changes below, the company has consistently applied the accounting policies to all periods presented in these consolidated financial statements.

IFRS 3 – Business Combinations

In October 2018, the IASB issued an amendment to IFRS 3, effective for annual periods beginning on or after January 1, 2020 with early adoption permitted. The amendment clarifies that a business must include, at minimum, an input and a substantive process that together contribute to the ability to create outputs, and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets by providing supplemental guidance for assessing whether an acquired process is substantive. The company has decided to early adopt the amendments to IFRS 3 effective January 1, 2019 and shall apply the amended standard in assessing business combinations on a prospective basis. For acquisitions that are determined to be acquisitions of assets as opposed to business combinations, the company will allocate the transaction price and transaction costs to the individual identified assets acquired and liabilities assumed on the basis of their relative fair values, and no goodwill will be recognized. Acquisitions that continue to meet the definition of a business combination will be accounted for under the acquisition method, without any changes to the company’s accounting policy.

IFRS 9 – Financial Instruments and IFRS 7 – Financial Instruments: Disclosures

The company adopted Interest Rate Benchmark Reform – Amendments to IFRS 9, and IFRS 7, issued in September 2019, (“IBOR Amendments”) effective October 1, 2019 in advance of its mandatory effective date. The IBOR Amendments have been applied retrospectively to hedging relationships existing at October 1, 2019 or were designated subsequently, and to the amount accumulated in the cash flow hedge reserve at that date. The IBOR Amendments provide temporary relief from applying specific hedge accounting requirements to an entity’s hedging relationships which are directly affected by IBOR reform. The reliefs have the effect that IBOR reform should not generally cause hedge accounting to terminate. In assessing whether a hedge is expected to be highly effective on a forward-looking basis, the entity assumes the interest rate benchmark on which the cash flows of the derivative which hedges borrowings is not altered by IBOR reform. These reliefs cease to apply to a hedged item or hedging instrument as applicable at the earlier of (i) when the uncertainty arising from IBOR

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

reform is no longer present with respect to the timing and amount of the interest rate benchmark based future cash flows, and (ii) when the hedging relationship is discontinued. No impact is expected since these amendments enable the company to continue hedge accounting for hedging relationships which have been previously designated.

It is currently expected that Secured Overnight Financing Rate (“SOFR”) will replace US$ LIBOR and Euro Short-term Rate (“€STR”) will replace Euro Interbank Offered Rate (“EURIBOR”). All of these are expected to become effective prior to December 31, 2021. The company is currently finalizing and implementing its transition plan to address the impact and effect changes will have as a result of amendments to the contractual terms of IBOR referenced floating-rate borrowings, interest rate swaps, and interest rate caps, and updating hedge designations.

IFRS 16 – Leases

On January 1, 2019 the company adopted IFRS 16 using the modified retrospective approach, under which the cumulative effect of initial application is recognized in retained earnings at that date. As a result, the company has changed its accounting policy for lease contracts as detailed below.

Definition of a lease

Previously, the company determined at contract inception whether an arrangement is or contains a lease under IFRIC 4. Under IFRS 16, the company assesses whether a contract is or contains a lease based on the definition of a lease, as explained in Note 2(e).

On transition to IFRS 16, the company elected to apply the practical expedient to grandfather the assessment of which transactions are leases. The company applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under IAS 17 and IFRIC 4 were not reassessed to determine whether there is a lease. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into or changed on or after January 1, 2019.

Leases classified as operating leases under IAS 17

At transition, lease liabilities were measured at the present value of the remaining lease payments, discounted at the company’s incremental borrowing rate as at January 1, 2019. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

The company used the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

•	Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than twelve months of lease term;

•	Relied on its assessment of whether leases are onerous immediately before the date of initial application;

•	Used hindsight in determining the lease term where the contract contained options to extend or terminate the lease; and

•	Excluded initial direct costs from measuring the right-of-use asset at the date of initial application.

Leases classified as finance leases under IAS 17

For leases that were classified as finance leases under IAS 17, the carrying amount of the right-of-use asset and the lease liability at January 1, 2019 are determined at the carrying amount of the lease asset and lease liability under IAS 17 immediately before that date.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Impacts on financial statements

On transition to IFRS 16, the company recognized an additional $344 million of right-of-use assets and $338 million of lease liabilities, recognizing the difference in retained earnings.

When measuring lease liabilities, the company discounted lease payments using its incremental borrowing rate at January 1, 2019. The weighted-average rate applied was 5.2%.

(e) Changes to the lease accounting policy

The company has applied IFRS 16 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17 – Leases (“IAS 17”) and IFRIC 4 – Determining Whether an Arrangement Contains a Lease (“IFRIC 4”). The details of accounting policies under IAS 17 and IFRIC 4 are disclosed separately if they are different from those under IFRS 16 and the impact of changes is disclosed in Note 1(d).

Policy applicable from January 1, 2019

At inception of a contract, the company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the company assesses whether:

•

The contract specified explicitly or implicitly the use of an identified asset, and that is physically distinct or represents substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•	The company has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•

The company has the right to direct the use of the asset. The company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decisions about how and for what purpose the asset is used are predetermined, the company has the right to direct the use of the asset if either:

•

The company has the right to operate the asset (or to direct others to operate the asset in a manner that it determines) throughout the period of use, without the supplier having the right to change those operating instructions; or

•	The company designed the asset in a way that predetermines how and for what purpose it will be used.

This policy is applied to contracts entered into, or changed, on or after January 1, 2019.

At inception or on reassessment of a contract that contains a lease component, the company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. However, for the leases of land and buildings in which it is a lessee, the company has elected not to separate non-lease components and, therefore, accounts for the lease and non-lease components as a single lease component.

Accounting as a lessee under IFRS 16

The company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful lives of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the company’s incremental borrowing rate. Generally, the company uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

•	Fixed payments, including in-substance fixed payments;

•	Variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	Amounts expected to be payable under a residual value guarantee; and

•

The exercise price under a purchase option that the company is reasonably certain to exercise, lease payments in an optional renewable period if the company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the company’s estimate of the amount expected to be payable under a residual value guarantee, or if the company changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made either to the carrying amount of the right-of-use asset or, when the adjustment is a reduction to the right-of-use asset, is recorded in the consolidated statements of income if the carrying amount of the right-of-use asset has been reduced to zero.

The company presents right-of-use assets in Property, plant and equipment and lease liabilities in Other long-term liabilities in the consolidated statement of financial position as at December 31, 2019.

Short-term leases and leases of low-value assets

The company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of twelve months or less and leases of low-value assets. The company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Policy applicable before January 1, 2019

For contracts entered into before January 1, 2019, the company determined whether that arrangement was or contained a lease based on the assessment of whether:

•	Fulfillment of the arrangement was dependent on the use of a specific asset or assets; and

•	The arrangement had conveyed a right to use the asset. An arrangement conveyed a right to use the asset if one of the following was met:

•	The purchaser had the ability or right to operate the asset while obtaining or controlling more than an insignificant amount of the output;

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

•	The purchaser had the ability or right to control physical access to the asset while obtaining or controlling more than an insignificant amount of the output; or

•

Facts and circumstances indicated that it was remote that other parties would take more than an insignificant amount of the output, and the price per unit was neither fixed per unit of output nor equal to the market price per unit of output.

Accounting as a lessee under IAS 17

In the comparative period, as a lessee, the company classified leases that transfer substantially all of the risks and rewards of ownership as finance leases. When this was the case, the lease assets were measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments. Minimum lease payments were the payments over the lease term that the lessee was required to make, excluding any contingent rent.

Subsequently, the assets were accounted for in accordance with the accounting policy applicable to that asset.

Assets held under other leases were classified as operating leases and were not recognized in the company’s consolidated statements of financial position. Payments made under operating leases were recognized in the consolidated statements of income on a straight-line basis over the term of the lease. Lease incentives received were recognized as an integral part of the total lease expense, over the term of the lease.

(f) Foreign currency translation

All figures reported in the consolidated financial statements and tabular disclosures to the consolidated financial statements are reflected in millions of U.S. dollars, which is the functional currency of the company. Each of the foreign operations included in these consolidated financial statements determines its own functional currency, and items included in the financial statements of each subsidiary are measured using that functional currency.

Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at the rate of exchange prevailing at the dates of the transactions during the period. Gains or losses on translation of foreign subsidiaries are included in OCI. Gains or losses on foreign currency denominated balances are reported in the same manner.

In preparing the consolidated financial statements of the company, foreign currency denominated monetary assets and liabilities are translated into the functional currency using the closing rate at the applicable consolidated statement of financial position dates. Non-monetary assets and liabilities, denominated in a foreign currency and measured at fair value, are translated at the rate of exchange prevailing at the date when the fair value was determined and non-monetary assets measured at historical cost are translated at the historical rate. Revenues and expenses are measured in the functional currency at the rates of exchange prevailing at the dates of the transactions with gains or losses included in income.

(g) Cash and cash equivalents

Cash and cash equivalents include cash, term deposits and money market instruments with original maturities of less than 90 days.

(h) Restricted cash

Restricted cash includes cash and cash equivalents, where the availability of funds is restricted primarily by credit agreements.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

(i) Trade receivables and other current assets

Trade receivables and other current assets recognized initially at fair value, and subsequently measured at amortized cost using the effective interest method, less any provision for expected credit losses.

(j) Related party transactions

In the normal course of operations, the company enters into various transactions with related parties, which have been measured at their exchange value and are recognized in the consolidated financial statements. Related party transactions are further described in Note 26.

(k) Financial instruments

Effective January 1, 2018, the company adopted IFRS 9 – Financial Instruments (“IFRS 9”), as issued by the IASB in 2014, which provides more reliable and relevant information for users to assess the amounts, timing and uncertainty of future cash flows. The new accounting policy was applied prospectively, with an initial application date of January 1, 2018. The company has not restated the comparative information, which continues to be reported under IAS 39, Financial Instruments Recognition and Measurement (“IAS 39”). The adoption of IFRS 9 did not result in any material transition adjustments being recognized as at January 1, 2018.

Initial recognition

Under IFRS 9, regular purchases and sales of financial assets are recognized on the trade date, being the date on which the company commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the company has transferred substantially all the risks and rewards of ownership.

At initial recognition, the company measures a financial asset at its fair value. In the case of a financial asset not categorized as fair value through profit and loss (“FVPL”), transaction costs that are directly attributable to the acquisition of the financial asset are included at initial recognition. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Classification and measurement

Subsequent measurement of financial assets depends on the company’s business objective for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the company classifies its financial assets:

Amortized cost – Financial assets held for collection of contractual cash flows that represent solely payments of principal and interest are measured at amortized cost. Interest income is recognized as other income in the financial statements, and gains/losses are recognized in profit or loss when the asset is derecognized or impaired.

FVOCI – Financial assets held to achieve a particular business objective other than short-term trading are designated at fair value through other comprehensive income (“FVOCI”). For equity instruments designated at FVOCI, there is no recycling of gains or losses through profit and loss. Upon derecognition of the asset, accumulated gains or losses are transferred from OCI directly to retained earnings.

FVPL – Financial assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. Gains or losses on these types of assets are recognized in profit and loss.

The company assesses on a forward-looking basis the expected credit losses (“ECL”) associated with its assets carried at amortized cost and FVOCI. For trade receivables and contract assets, the company applied the

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the asset. The simplified approach to the recognition of ECL does not require entities to track the changes in credit risk; rather, entities recognize a loss allowance at each reporting date based on the lifetime ECL since the date of initial recognition of the asset.

Evidence of impairment may include:

•	Indications that a debtor or group of debtors is experiencing significant financial difficulty;

•	A default or delinquency in interest or principal laments;

•	Probability that a debtor or a group of debtors will enter into bankruptcy or other financial reorganization;

•	Changes in arrears or economic conditions that correlate with defaults, where observable data indicates that there is a measurable decrease in the estimated future cash flows.

Trade receivables and contract assets are reviewed qualitatively on a case-by-case basis to determine if they need to be written off.

ECL are measured as the difference in the present value of the contractual cash flows that are due under contract and the cash flows expected to be received. ECL is measured by considering the risk of default over the contract period and incorporates forward looking information into its measurement.

Financial liabilities are classified as financial liabilities at fair value through profit and loss, amortized cost, or derivatives designated as hedging instruments in an effective hedge. The company determines the classification of its financial liabilities at initial recognition. The company’s financial liabilities include accounts payable and accrued liabilities, corporate borrowings, non-recourse borrowings, derivative liabilities, due to related party balances, and tax equity. Financial liabilities are initially measured at fair value, with subsequent measurement determined based on their classification as follows:

FVPL – Financial liabilities held for trading, such as those acquired for the purpose of selling in the near term, and derivative financial instruments entered into by the company that do not meet hedge accounting criteria are classified as fair value through profit and loss. Gains or losses on these types of liabilities are recognized in profit and loss.

The company owns and operates certain projects in the U.S. under tax equity structures to finance the construction of solar and wind projects. Such structures are designed to allocate renewable tax incentives, such as investment tax credits (“ITCs”), production tax credits (“PTCs”) and accelerated tax depreciation, to tax equity investors. Generally, tax equity structures grant the tax equity investors the majority of the project’s U.S. taxable earnings and renewable tax incentives, along with a smaller portion of the projects’ cash flows, until a contractually determined point at which the allocations are adjusted (the “Flip Point”). Subsequent to the Flip Point the majority of the project’s U.S. tax able earnings, renewable tax incentives and cash flows are allocated to the sponsor. The Flip Point dates are generally dependent on the underlying projects’ reaching an agreed upon after tax investment return, however, from time to time, the Flip Point dates may be dates specified within the contract. At all times, both before and after the projects’ Flip Point, the company retains control over the projects financed with a tax-equity structure. In accordance with the substance of the contractual agreements, the amounts paid by the tax equity investors for their equity stakes are classified as financial instrument liabilities on the consolidated statements of financial position and at each reporting date are remeasured to their fair value in accordance with IFRS 9.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The fair value of the tax equity financing is generally comprised of the following elements:

Elements affecting the fair value of the tax equity financing	Description
Production tax credits (PTCs)	Allocation of PTCs to the tax equity investor are derived from the power generated during the period. The PTCs are recognized in foreign exchange and financial instrument gain (loss) with a corresponding reduction to the tax equity liability.

Taxable income (loss), including tax attributes such as accelerated tax depreciation	Under the terms of the tax equity agreements, Brookfield Renewable is required to allocate specified percentages of taxable income (loss) to the tax equity investor. As amounts are allocated the obligation to deliver them is satisfied and a reduction to the tax equity liability is recorded with a corresponding amount recorded within foreign exchange and financial instrument gain (loss) on the statement of income and loss.

Pay-go contributions	Certain of the contracts contain annual production thresholds. When the thresholds are exceeded the tax equity investor is required to contribute additional cash amounts. The cash amounts paid increase the value of the tax equity liability.

Cash distributions	Certain of the contracts also require cash distributions to the tax equity investor. Upon payment the tax equity liability is reduced in the amount of the cash distribution.

Amortized cost – All other financial liabilities are classified as amortized cost using the effective interest rate method. Gains and losses are recognized in profit and loss when the liabilities are derecognized as well as through the amortization process. Remeasurement gains and losses on financial liabilities classified as amortized cost will be presented in the statement of income and loss. Amortized cost is computed using the effective interest method less any principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate. This category includes trade and other payables, dividends payable, interest-bearing loans and borrowings, and corporate credit facilities.

Derivatives and hedge accounting

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged and the type of hedge relationship designated.

The company designates its derivatives as hedges of:

•	Foreign exchange risk associated with the cash flows of highly probable forecast transactions (cash flow hedges);

•	Foreign exchange risk associated with net investment in foreign operations (net investment hedges);

•	Commodity price risk associated with cash flows of highly probable forecast transactions (cash flow hedges); and

•	Floating interest rate risk associated with payments of debts (cash flow hedges).

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

At the inception of a hedge relationship, the company formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements:

•	There is an ‘economic relationship’ between the hedged item and the hedging instrument;

•	The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship; and

•

The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the company actually hedges and the quantity of the hedging instrument that the company actually uses to hedge that quantity of hedged item.

The fair values of various derivative financial instruments used for hedging purposes and movements in the hedge reserve within equity are shown in Note 5 – Risk management and financial instruments.

When a hedging instrument expires, is sold, is terminated, or no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remain in equity until the forecasted transaction occurs. When the forecasted transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging are immediately reclassified to profit and loss.

If the hedge ratio for risk management purposes is no longer optimal but the risk management objective remains unchanged and the hedge continues to qualify for hedge accounting, the hedge relationship will be rebalanced by adjusting either the volume of the hedging instrument or the volume of the hedged item so that the hedge ratio aligns with the ratio used for risk management purposes. Any hedge ineffectiveness is calculated and accounted for in profit and loss at the time of the hedge relationship rebalancing.

(i) Cash flow hedges that qualify for hedge accounting

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the cash flow hedge reserve within equity, limited to the cumulative change in fair value of the hedged item on a present value basis from the inception of the hedge. The gain or loss relating to the ineffective portion is recognized immediately in profit and loss, within foreign exchange and financial instruments gain (loss).

Gains and losses relating to the effective portion of the change in fair value of the entire forward contract are recognized in the cash flow hedge reserve within equity. Amounts accumulated in equity are reclassified in the period when the hedged item affects profit and loss.

(ii) Net investment hedges that qualify for hedge accounting

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in OCI and accumulated in reserves in equity. The gain or loss relating to the ineffective portion is recognized immediately in profit and loss within foreign exchange and financial instruments gain (loss). Gains and losses accumulated in equity will be reclassified to profit and loss when the foreign operation is partially disposed of or sold.

(iii) Hedge ineffectiveness

The company’s hedging policy only allows for the use of derivative instruments that form effective hedge relationships. Hedge effectiveness is determined at the inception of the hedge relationship and through periodic

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. Where the critical terms of the hedging instrument match exactly with the terms of the hedged item, a qualitative assessment of effectiveness is performed. For other hedge relationships, the hypothetical derivative method to assess effectiveness is used.

(l) Revenue and expense recognition

Effective January 1, 2018, the company adopted IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies, with limited exceptions, to all revenue arising from contracts with its customers.

The majority of revenue is derived from the sale of power and power related ancillary services both under contract and in the open market, sourced from the company’s power generating facilities. The obligations are satisfied over time as the customer simultaneously receives and consumes benefits as the company delivers electricity and related products. Revenue is recorded based upon the output delivered and capacity provided at rates specified under either contract terms or prevailing market rates. The revenue reflects the consideration the company expects to be entitled to in exchange for those goods or services. Costs related to the purchases of power or fuel are recorded upon delivery. All other costs are recorded as incurred.

Details of the revenue recognized per technology are included in Note 6 – Segmented information.

Where available, the company has elected the practical expedient available under IFRS 15 for measuring progress toward complete satisfaction of a performance obligation and for disclosure requirements of remaining performance obligations. The practical expedient allows an entity to recognize revenue in the amount to which the entity has the right to invoice such that the entity has a right to the consideration in an amount that corresponds directly with the value to the customer for performance completed to date by the entity.

If the consideration in a contract that does not apply the practical expedient available under IFRS 15 for measuring progress toward complete satisfaction of a performance obligation includes a variable amount, the company estimates the amount of consideration to which it will be entitled in exchange for transferring the goods to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

The company also sells power and related products under bundled arrangements. Energy, capacity and renewable credits within power purchase agreements are considered to be distinct performance obligations. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied under IFRS 15. The company views the sale of energy and capacity as a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The company views renewable credits to be performance obligations satisfied at a point in time. During the year ended December 31, 2019, revenues recognized at a point in time corresponding to the sale of renewable credits were $112 million (2018: $103 million). Measurement of satisfaction and transfer of control to the customer of renewable credits in a bundled arrangement coincides with the pattern of revenue recognition of the underlying energy generation.

Revenues recognized that are outside the scope of IFRS 15 include realized gains and losses from derivatives used in the risk management of the company’s generation activities related to commodity prices. Financial transactions included in revenues for the year ended December 31, 2019 increased revenues by $37 million (2018: $46 million).

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Contract Balances

Trade receivables – A receivable represents the company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

(m) Property, plant and equipment and revaluation method

Power generating assets are classified as property, plant and equipment and are accounted for using the revaluation method under IAS 16, Property, Plant and Equipment (“IAS 16”). Property, plant and equipment are initially measured at cost and subsequently carried at their revalued amount, being the fair value at the date of the revaluation, less any subsequent accumulated depreciation and any subsequent accumulated impairment losses.

The company generally determines the fair value of its property, plant and equipment by using a 20-year discounted cash flow model for the majority of its assets. This model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. The model also includes estimates of future electricity prices, anticipated long-term average generation, estimated operating and capital expenditures, and assumptions about future inflation rates and discount rates by geographical location. Construction work-in-progress (“CWIP”) is revalued when sufficient information exists to determine fair value using the discounted cash flow method. Revaluations are made on an annual basis as at December 31 to ensure that the carrying amount does not differ significantly from fair value. For power generating assets acquired through business combinations during the year, the company initially measures the assets at fair value consistent with the policy described in Note 2(o) – Business combinations. Accordingly, in the year of acquisition, power generating assets are not revalued at year-end unless there is an indication that assets are impaired.

Where the carrying amount of an asset increased as a result of a revaluation, the increase is recognized in income to the extent the increase reverses a previously recognized decrease recorded through income, with the remainder of the increase recognized in OCI and accumulated in equity under revaluation surplus and non-controlling interest. Where the carrying amount of an asset decreased, the decrease is recognized in OCI to the extent that a balance exists in revaluation surplus with respect to the asset, with the remainder of the decrease recognized in income.

Depreciation on power generating assets is calculated on a straight-line basis over the estimated service lives of the assets, which are as follows:

Estimated service lives
Dams	Up to 115 years
Penstocks	Up to 60 years
Powerhouses	Up to 115 years
Hydroelectric generating units	Up to 115 years
Wind generating units	Up to 30 years
Solar generating units	Up to 30 years
Gas-fired cogenerating (“cogeneration”) units	Up to 40 years
Other assets	Up to 60 years

Costs are allocated to significant components of property, plant and equipment. When items of property, plant and equipment have different useful lives, they are accounted for as separate items (significant components) and depreciated separately. To ensure the accuracy of useful lives and residual values, a review is conducted annually.

Depreciation is calculated based on the cost of the asset less its residual value. Depreciation commences when the asset is in the location and conditions necessary for it to be capable of operating in the manner intended by

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

management. It ceases at the earlier of the date the asset is classified as held-for-sale and the date the asset is derecognized. An item of property, plant and equipment and any significant component is derecognized upon disposal or when no future economic benefits are expected from its use. Other assets include equipment, buildings and leasehold improvements. Buildings, furniture and fixtures, leasehold improvements and office equipment are recorded at historical cost, less accumulated depreciation. Land and CWIP are not subject to depreciation.

The depreciation of property, plant and equipment in Brazil is based on the duration of the authorization or the useful life of a concession asset. The weighted-average remaining duration at December 31, 2019 was 32 years (2018: 33 years). Since land rights are part of the concession or authorization, this cost is also subject to depreciation. In June of 2018, the federal government of Brazil provided further clarification to a law that was passed in 2016, which resulted in the company including a one-time thirty year concession renewal period in the valuation of certain of its hydroelectric facilities in Brazil.

Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset, and the net amount is applied to the revalued amount of the asset.

Gains and losses on disposal of an item of property, plant and equipment are recognized in Other income in the consolidated statements of income. The revaluation surplus is reclassified within the respective components of equity and not reclassified to net income when the assets are disposed.

(i) Asset impairment

At each statement of financial position date, management assesses whether there is any indication that assets are impaired. For non-financial tangible and intangible assets (including equity-accounted investments), an impairment is recognized if the recoverable amount, determined as the greater of the estimated fair value, less costs to sell, and the discounted future cash flows generated from use and eventual disposal of an asset or cash-generating unit, is less than its carrying value. The projections of future cash flows take into account the relevant operating plans and management’s best estimate of the most probable set of conditions anticipated to prevail. Should an impairment loss subsequently reverse, the carrying amount of the asset is increased to the lesser of the revised estimate of the recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(n) Income taxes

Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries, based on the tax rates and laws enacted or substantively enacted at the statement of financial position dates. Current income tax assets and liabilities are included in trade receivables and other current assets and accounts payable and accrued liabilities, respectively.

Deferred tax is recognized on taxable temporary differences between the tax bases and the carrying amounts of assets and liabilities. Deferred tax is not recognized if the temporary difference arises from goodwill or from initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither taxable profit nor accounting profit. Deferred income tax assets are recognized for all deductible temporary differences, carry forwards of unused tax credits and unused tax losses, to the extent that it is probable that deductions, tax credits and tax losses can be utilized. The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent it is no longer probable that the income tax assets will be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the statement of financial position dates.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Current and deferred income taxes relating to items recognized directly in OCI are also recognized directly in OCI.

(o) Business combinations

The acquisition of a business is accounted for using the acquisition method. The consideration for an acquisition is measured at the aggregate of the fair values, at the date of exchange, of the assets transferred, the liabilities incurred to former owners of the acquired business, and equity instruments issued by the acquirer in exchange for control of the acquired business. The acquired business’ identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3, Business Combinations, are recognized at their fair values at the acquisition date, except for income taxes which are measured in accordance with IAS 12, Income Taxes, share-based payments which are measured in accordance with IFRS 2, Share-based Payment and non-current assets that are classified as held-for-sale which are measured at fair value less costs to sell in accordance with IFRS 5, Non-current Assets Held for Sale and Discontinued Operations. The non-controlling interest in the acquiree is initially measured at the non-controlling interest’s proportion of the net fair value of the identifiable assets, liabilities and contingent liabilities recognized or when applicable, at the fair value of the shares outstanding.

To the extent that the aggregate of the fair value of consideration paid, the amount of any non-controlling interest and the fair value of any previously held interest in the acquiree exceeds the fair value of the net identifiable tangible and intangible assets acquired, goodwill is recognized. To the extent that this difference is negative, the amount is recognized as a gain in income. Goodwill is not amortized and is not deductible for tax purposes. However, after initial recognition, goodwill will be measured at cost less any accumulated impairment losses. An impairment assessment will be performed at least annually, and whenever circumstances such as significant declines in expected revenues, earnings or cash flows indicate that it is more likely than not that goodwill might be impaired. Goodwill impairment charges are not reversible.

When a business combination is achieved in stages, previously held interests in the acquired entity are re-measured to fair value at the acquisition date, which is the date control is obtained, and the resulting gain or loss, if any, is recognized in income. Amounts arising from interests in the acquired business prior to the acquisition date that have previously been recognized in OCI are reclassified to income. Upon disposal or loss of control of a subsidiary, the carrying amount of the net assets of the subsidiary (including any OCI relating to the subsidiary) are derecognized with the difference between any proceeds received and the carrying amount of the net assets recognized as a gain or loss in income.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in fair values are adjusted against the cost of the acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as liabilities will be recognized in the consolidated statements of income, whereas changes in the fair values of contingent consideration classified within equity are not subsequently re-measured.

(p) Other items

(i) Capitalized costs

Capitalized costs related to CWIP include all eligible expenditures incurred in connection with the development and construction of the power generating asset. The expenditures consist of cost of materials, direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. Interest and borrowing costs related to CWIP are capitalized when activities that are necessary to prepare the asset for its intended use or sale are in progress, expenditures for the asset have been incurred and funds have been used or borrowed to fund the construction or development. Capitalization of costs ceases when the asset is ready for its intended use.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

(ii) Pension and employee future benefits

Pension and employee future benefits are recognized in the consolidated financial statements in respect of employees of the operating entities within the company. The costs of retirement benefits for defined benefit plans and post-employment benefits are recognized as the benefits are earned by employees. The projected unit credit method, using the length of service and management’s best estimate assumptions, is used to value pension and other retirement benefits. All actuarial gains and losses are recognized immediately through OCI in order for the net pension asset or liability recognized in the consolidated statements of financial position to reflect the full value of the plan deficit or surplus. Net interest is calculated by applying the discount rate to the net defined benefit asset or liability. Changes in the net defined benefit obligation related to service costs (comprising of current service costs, past services costs, gains and losses on curtailments and non-routine settlements), and net interest expense or income are recognized in the consolidated statements of income.

Re-measurements, comprising of actuarial gains or losses, the effect of the asset ceiling, and the return on plan assets (excluding net interest), are recognized immediately in the consolidated statements of financial position with a corresponding debit or credit to OCI in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods. For defined contribution plans, amounts are expensed based on employee entitlement.

(iii) Decommissioning, restoration and environmental liabilities

Legal and constructive obligations associated with the retirement of property, plant and equipment are recorded as liabilities when those obligations are incurred and are measured at the present value of the expected costs to settle the liability, using a discount rate that reflects the current market assessments of the time value of money and the risks specific to the liability. The liability is accreted up to the date the liability will be settled with a corresponding charge to operating expenses. The carrying amount of decommissioning, restoration and environmental liabilities is reviewed annually with changes in the estimates of timing or amount of cash flows added to or deducted from the cost of the related asset.

(iv) Interest and borrowing costs

Interest and borrowing costs are capitalized when such costs are directly attributable to the acquisition, construction or production of a qualifying asset. A qualifying asset is an asset that takes a substantial period of time to prepare for its intended use.

(v) Provisions

A provision is a liability of uncertain timing or amount. A provision is recognized if the company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. The provision is measured at the present value of the best estimate of the expenditures expected to be required to settle the obligation using a discount rate that reflects the current market assessments of the time value of money and the risks specific to the obligation. Provisions are re-measured at each statement of financial position date using the current discount rate. The increase in the provision due to the passage of time is recognized as interest expense.

(vi) Interest income

Interest income is earned with the passage of time and is recorded on an accrual basis.

(vii) Government grants

The company becomes eligible for government grants by constructing or purchasing renewable power generating assets, and by bringing those assets to commercial operation, coupled with a successful application to the

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

applicable program or agency. The assessment of whether or not a project has complied with the conditions and that there is reasonable assurance the grants will be received will be undertaken on a case by case basis. The company reduces the cost of the asset by the amount of the grant. The grant amounts are recognized in income on a systematic basis as a reduction of depreciation over the periods, and in the proportions, in which depreciation on those assets is charged.

With respect to grants related to income, the government assistance (in the form of the difference between market price and guaranteed fixed price) typically becomes payable once electricity is produced and delivered to the relevant grid. It is at this point that the receipt of the grant becomes reasonably assured, and therefore the grant is recognized as revenue in the month that delivery of the electricity occurs.

(q) Critical estimates

The company makes estimates and assumptions that affect the carrying value of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of income and OCI for the year. Actual results could differ from these estimates. The estimates and assumptions that are critical to the determination of the amounts reported in the consolidated financial statements relate to the following:

(i) Property, plant and equipment

The fair value of the company’s property, plant and equipment is calculated using estimates and assumptions about future electricity prices from renewable sources, anticipated long-term average generation, estimated operating and capital expenditures, future inflation rates and discount rates, as described in Note 11 – Property, plant and equipment, at fair value. Judgment is involved in determining the appropriate estimates and assumptions in the valuation of the company’s property, plant and equipment. See Note 2(r)(iii) – Critical judgments in applying accounting policies – Property, plant and equipment for further details.

Estimates of useful lives and residual values are used in determining depreciation and amortization. To ensure the accuracy of useful lives and residual values, these estimates are reviewed on an annual basis.

(ii) Financial instruments

The company makes estimates and assumptions that affect the carrying value of its financial instruments, including estimates and assumptions about future electricity prices, long-term average generation, capacity prices, discount rates, the timing of energy delivery, expected credit losses and the elements affecting fair value of the tax equity financings. The fair value of interest rate swaps is the estimated amount that another party would receive or pay to terminate the swap agreements at the reporting date, taking into account current market interest rates. This valuation technique approximates the net present value of future cash flows. See Note 5 – Risk management and financial instruments for more details.

(iii) Deferred income taxes

The consolidated financial statements include estimates and assumptions for determining the future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the consolidated statement of financial position dates. Operating plans and forecasts are used to estimate when the temporary difference will reverse.

(iv) Decommissioning liabilities

Decommissioning costs will be incurred at the end of the operating life of some of the company’s assets. These obligations are typically many years in the future and require judgment to estimate. The estimate of

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

decommissioning costs can vary in response to many factors including changes in relevant legal, regulatory, and environmental requirements, the emergence of new restoration techniques or experience at other production sites. Inherent in the calculations of these costs are assumptions and estimates including the ultimate settlement amounts, inflation factors, discount rates, and timing of settlements.

(r) Critical judgments in applying accounting policies

The following are the critical judgments that have been made in applying the accounting policies used in the consolidated financial statements and that have the most significant effect on the amounts in the consolidated financial statements:

(i) Preparation of consolidated financial statements

These consolidated financial statements present the financial position, results of operations and cash flows of the company. The company exercises judgment in determining whether non-wholly owned subsidiaries are controlled by the company. The company’s judgment included the determination of (i) how the relevant activities of the subsidiary are directed; (ii) whether the rights of shareholdings are substantive or protective in nature; and (iii) the company’s ability to influence the returns of the subsidiary.

(ii) Common control transactions

Common control business combinations specifically fall outside of scope of IFRS 3 and as such management has used its judgment to determine an appropriate policy to account for these transactions, considering other relevant accounting guidance that is within the framework of principles in IFRS and that reflects the economic reality of the transactions, in accordance with IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors. The company’s policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of financial position, consolidated statements of changes in equity and consolidated statements of cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place. Differences between the consideration given and the assets and liabilities received are recorded directly to equity.

(iii) Property, plant and equipment

The accounting policy relating to the company’s property, plant and equipment is described in Note 2(m) – Property, plant and equipment and revaluation method. In applying this policy, judgment is used in determining whether certain costs are additions to the carrying amount of the property, plant and equipment as opposed to repairs and maintenance. If an asset has been developed, judgment is required to identify the point at which the asset is capable of being used as intended and to identify the directly attributable costs to be included in the carrying value of the development asset. The useful lives of property, plant and equipment are determined by independent engineers periodically with an annual review by management.

Annually, the company determines the fair value of its property, plant and equipment using a methodology that it has judged to be reasonable. The methodology for hydroelectric assets is generally a 20-year discounted cash flow model. 20 years is the period considered reasonable as the company has 20-year capital plans and it believes a reasonable third party would be indifferent between extending the cash flows further in the model versus using a discounted terminal value. The methodology for wind, solar and storage & other assets is to align the model length with the expected remaining useful life of the subject assets.

The valuation model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

assets. With respect to estimated future generation that does not incorporate long-term power purchase agreement pricing, the cash flow model uses estimates of future electricity prices using broker quotes from independent sources for the years in which there is a liquid market. The valuation of power generating assets not linked to long-term power purchase agreements also requires the development of a long-term estimate of future electricity prices. In this regard the valuation model uses a discount to the all-in cost of construction with a reasonable return, to secure energy from a new renewable resource with a similar generation profile to the asset being valued as the benchmark that will establish the market price for electricity for renewable resources.

The company’s long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth by the years 2026 to 2035 in North America, 2027 in Colombia, and 2023 in Europe and Brazil. The year of new entry is viewed as the point when generators must build additional capacity to maintain system reliability and provide an adequate level of reserve generation with the retirement of older coal fired plants and rising environmental compliance costs in North American and Europe, and overall increasing demand in Colombia and Brazil. For the North America and European businesses, the company has estimated a discount to these new-build renewable asset prices to determine renewable electricity prices for hydroelectric, solar and wind facilities. In Brazil and Colombia, the estimate of future electricity prices is based on a similar approach as applied in North America using a forecast of the all-in cost of development.

Terminal values are included in the valuation of hydroelectric assets in North America and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset with consideration of a one-time 30-year renewal on qualifying hydroelectric assets.

Discount rates are determined each year by considering the current interest rates, average market cost of capital as well as the price risk and the geographical location of the operational facilities as judged by management. Inflation rates are also determined by considering the current inflation rates and the expectations of future rates by economists. Operating costs are based on long-term budgets escalated for inflation. Each operational facility has a 20-year capital plan that it follows to ensure the maximum life of its assets is achieved. Foreign exchange rates are forecasted by using the spot rates and the available forward rates, extrapolated beyond the period available. The inputs described above to the discounted cash flow model require management to consider facts, trends and plans in making its judgments as to what derives a reasonable fair value of its property, plant and equipment.

(iv) Financial instruments

The accounting policy relating to the company’s financial instruments is described in Note 2(k) – Financial instruments. In applying the policy, judgments are made in applying the criteria set out in IFRS 9 and IAS 39, to record financial instruments at fair value through profit and loss, fair value through other comprehensive income and the assessments of the effectiveness of hedging relationships.

(v) Deferred income taxes

The accounting policy relating to the company’s income taxes is described in Note 2(n) – Income taxes. In applying this policy, judgments are made in determining the probability of whether deductions, tax credits and tax losses can be utilized.

(s) Earnings per share

The company‘s basic and diluted earnings per share have not been presented in the consolidated financial statements. Exchangeable and class B shares are classified as financial liabilities, while class C shares are classified as financial liabilities, but presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. As each share classification represents a financial liability, they do not constitute ordinary shares. Refer to the aforementioned notes for further details.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

(t) Future changes in accounting standards

In August 2020, the IASB published Interest Rate Benchmark Reform – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (“Phase II Amendments”), effective January 1, 2021, with early adoption permitted. The Phase II Amendments provide additional guidance to address issues that will arise during the transition of benchmark interest rates. The Phase II Amendment primarily relate to the modification of financial instruments, allowing for prospective application of the applicable benchmark interest rate and continued application of hedge accounting, provided the amended hedging relationship continues to meet all qualifying criteria.

Our company is currently completing an assessment and implementing its transition plan to address the impact and effect of changes as a result of amendments to the contractual terms of IBOR referenced floating-rate borrowings, interest rate swaps, interest rate caps, and updating hedge designations. We expect to have completed our assessment in advance of January 1, 2021. The adoption is not expected to have a significant impact on the company.

The company has not early adopted any other standards, interpretations or amendments that have been issued but are not yet effective.

3. PRINCIPAL SUBSIDIARIES

The following table lists the subsidiaries of the company which, in the opinion of management, significantly affect its financial position and results of operations as at December 31, 2019:

	Jurisdiction of Incorporation or Organization	Percentage of voting securities owned or controlled (%)
BP Brazil US Subco LLC	Delaware	100
Brookfield Power US Holding America Co.	Delaware	100
Isagen S.A. E.S.P.(1)	Colombia	100
Orion Canadian Holdings 1 AIV L.P.	Ontario	100

(1)	Voting control held through voting agreements with Brookfield.

4. ACQUISITIONS

United States Distributed Generation Portfolio (“DG Portfolio”)

On September 26, 2019, the company acquired a 100% interest in a 320 MW distributed generation portfolio of renewable energy facilities in the United States, for total consideration of $735 million. The total acquisition costs of $5 million were expensed as incurred and have been classified under Other in the consolidated statement of income.

This investment was accounted for using the acquisition method, and the results of operations have been included in the consolidated financial statements since the date of the acquisition. If the acquisition had taken place at the beginning of the year, the revenue from the DG Portfolio would have been $67 million for the year ended December 31, 2019.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The purchase price allocations, at fair value, with respect to the acquisition was as follows:

(MILLIONS)	DG Portfolio
Cash and cash equivalents	$3
Trade receivables and other current assets	47
Property, plant and equipment, at fair value	753
Current liabilities	(8)
Decommissioning liabilities	(33)
Other long-term liabilities	(27)

Fair value of net assets acquired	$735

Completed in 2018

Saeta Yield

On February 7, 2018, the company announced that it intended to launch a voluntary tender offer (the “Tender Offer”) to acquire 100% of the outstanding shares of Saeta Yield, S.A. (“Saeta Yield”), a Spanish renewable power company with over 1,000 MW of solar and wind facilities (approximately 250 MW of solar and 778 MW of wind) located primarily in Spain. The Tender Offer was for €12.20 in cash per share of Saeta Yield. On June 8, 2018, the company announced that Spain’s National Securities Market Commission confirmed an over 95% acceptance of shares of Saeta in the Tender Offer (the “Tendered Shares”).

On June 12, 2018, the company completed the acquisition of the Tendered Shares for total aggregate consideration of $1.1 billion. Having acquired 95.28% of the shares of Saeta, the company then pursued a statutory squeeze out procedure under Spanish law to procure the remaining approximately 4.72% of the shares of Saeta for $54.6 million.

If the acquisition had taken place at the beginning of the year, the revenue from Saeta Yield would have been $407 million for the year ended December 31, 2018.

The purchase accounting for the Saeta Yield acquisition, including assignment of goodwill to reporting units, was finalized as of June 12, 2019. The final allocation of the acquisition-date fair values of assets, liabilities and non-controlling interests pertaining to this business combination as of December 31, 2019, was as follows:

(MILLIONS)	Saeta Yield
Cash and cash equivalents	$187
Restricted cash	95
Trade receivables and other current assets	91
Property, plant and equipment, at fair value	2,733
Intangible assets	257
Other long-term assets	46
Current liabilities	(91)
Financial instruments	(137)
Non-recourse borrowings	(1,894)
Deferred income tax liabilities	(161)
Decommissioning liabilities	(68)
Other long-term liabilities	(22)
Non-controlling interests	(55)

Fair value of net assets acquired	981
Goodwill	133

Purchase price	$1,114

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Completed in 2017

TerraForm Power

On October 17, 2017, Brookfield, along with its institutional partners, acquired a 51% interest in TerraForm Power, Inc., a large scale diversified portfolio of solar and wind assets located predominantly in the U.S., for total consideration of $719 million. Total revenues that would have been recorded if the transaction had occurred at the beginning of the year are $622 million.

On July 31, 2020, simultaneously with the company’s completed acquisition of a 34% interest in TerraForm Power, the company entered into voting agreements with the partnership and certain controlled affiliates of Brookfield to transfer the power to vote their respective shares held of TerraForm Power to the company. As a result, the company controls and consolidates TerraForm Power. The transfer of control of TerraForm Power to the company is considered to be a transaction between entities under common control and as a result the acquisition of TerraForm Power on October 17, 2017 has been reflected in the historical accounts of the company. Refer to Note 1 – Organization and description of the business for more information.

Final purchase price allocation, at fair value, with respect to the acquisition completed in 2017 is as follows:

(MILLIONS)	TerraForm Power
Cash and cash equivalents	$149
Trade receivables and other	707
Property, plant and equipment	5,678
Accounts payable and other	(1,239)
Non-recourse borrowings	(3,714)
Deferred income tax liabilities	(33)
Non-controlling interests	(1,548)

Net assets acquired	$—

5. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

RISK MANAGEMENT

The company’s activities expose it to a variety of financial risks, including market risk (i.e. commodity risk, interest rate risk, and foreign currency risk), credit risk and liquidity risk. The company uses financial instruments primarily to manage these risks.

The sensitivity analysis discussed below reflect the risks associated with instruments that the company considers are market sensitive and the potential loss resulting from one or more selected hypothetical changes. Therefore, the discussion below is not intended to fully reflect the company’s risk exposure.

(a) Market risk

Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the company will fluctuate because of changes in market prices.

The company faces market risk from foreign currency assets and liabilities, the impact of changes in interest rates, and floating rate liabilities. Market risk is managed by funding assets with financial liabilities in the same currency and with similar interest rate characteristics and holding financial contracts, such as interest rate swaps and foreign exchange contracts, to minimize residual exposures. Financial instruments held by the company that

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

are subject to market risk include borrowings and financial instruments, such as interest rate and currency contracts. The categories of financial instruments that can give rise to significant variability are described below:

(i) Electricity price risk

Electricity price risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the company will fluctuate because of changes in electricity prices. Electricity price risk arises from the sale of the company’s uncontracted generation. The company aims to sell electricity under long-term contracts to secure stable prices and mitigate its exposure to wholesale markets.

The table below summarizes the impact of changes in the market price of electricity as at December 31. The impact is expressed in terms of the effect on net income and OCI. The sensitivities are based on the assumption that the market price changes by 5% with all other variables held constant.

Impact of a 5% change in the market price of electricity, on outstanding energy derivative contracts, for the year ended December 31:

	Effect on net income(1)			Effect on OCI(1)
(MILLIONS)	2019	2018	2017	2019	2018	2017
5% increase	$(21)	$(16)	$(24)	$(12)	$(15)	$(10)
5% decrease	8	6	—	12	15	10

(1)	Amounts represent the potential annual net pretax impact.

(ii) Foreign currency risk

Foreign currency risk is defined for these purposes as the risk that the fair value of a financial instrument held by the company will fluctuate because of changes in foreign currency rates.

The company has exposure to the Canadian dollar, Euro, Brazilian real and Colombian peso through its investments in foreign operations. Consequently, fluctuations in the U.S. dollar exchange rate against these currencies increase the volatility of net income and other comprehensive income. The company holds foreign currency contracts primarily to mitigate this exposure.

The table below summarizes the impact to the company’s financial instruments of changes in the exchange rate as at December 31. The impact is expressed in terms of the effect on income and OCI. The sensitivities are based on the assumption that the currency exchange rate changes by five percent with all other variables held constant.

Impact of a 5% change in U.S. dollar exchange rates, on outstanding foreign exchange swaps, for the year ended December 31:

	Effect on net income(1)			Effect on OCI(1)
(MILLIONS)	2019	2018	2017	2019	2018	2017
5% increase	$39	$45	$7	$9	$20	$—
5% decrease	(26)	(45)	(7)	(9)	(21)	—

(1)	Amounts represent the potential annual net pretax impact.

(iii) Interest rate risk

Interest rate risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the company will fluctuate, because of changes in interest rates.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The company’s assets largely consist of long duration physical assets. The company’s financial liabilities consist primarily of long-term fixed rate debt or floating-rate debt that has been swapped to fixed rates with interest rate financial instruments. All non-derivative financial liabilities are recorded at their amortized cost. The company also holds interest rate contracts to lock-in fixed rates on certain anticipated future debt issuances.

The company will enter into interest rate swaps designed to minimize the exposure to interest rate fluctuations on its variable rate debt. Fluctuations in interest rates could impact the company’s cash flows, primarily with respect to the interest payable against the company’s variable rate debt, which is limited to certain non-recourse borrowings with a total principal value of $5,228 million (2018: $5,399 million). Of this principal value, $2,467 million (2018: $2,470 million) has been hedged through the use of interest rate swaps. The fair values of the recognized liability for the interest rate swaps were calculated using a valuation model with observable interest rates.

The table below summarizes the impact of changes in the interest rate as at December 31. The impact is expressed in terms of the effect on income and OCI. The sensitivities are based on the assumption that the interest rate changes by one percent with all other variables held constant.

Impact of a 1% change in interest rates, on outstanding interest rate swaps, variable rate debt and tax equity, for the year ended December 31:

	Effect on net income(1)			Effect on OCI(1)
(MILLIONS)	2019	2018	2017	2019	2018	2017
1% increase	$(14)	$10	$(42)	$64	$36	$39
1% decrease	13	(5)	49	(64)	(39)	(43)

(1)	Amounts represent the potential annual net pretax impact.

(b) Credit risk

Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations. The company’s exposure to credit risk in respect of financial instruments relates primarily to counterparty obligations regarding interest rate swaps and forward foreign exchange contracts.

The company minimizes credit risk with counterparties through the selection, monitoring and diversification of counterparties, and the use of standard trading contracts, and other credit risk mitigation techniques. In addition, the company’s power purchase agreements are reviewed regularly and are almost exclusively with customers having long standing credit histories or investment grade ratings, which limit the risk of non-collection. See Note 20 – Trade receivables and other current assets, for additional details regarding the company’s trade receivables balance.

The maximum credit exposure at December 31 was as follows:

(MILLIONS)	2019	2018
Trade receivables and other short-term receivables	$575	$530
Financial instrument assets	100	125
Due from related parties	189	284

	$864	$939

(c) Liquidity risk

Liquidity risk is the risk that the company cannot meet a demand for cash or fund an obligation when due. Liquidity risk is mitigated by the company’s cash and cash equivalent balances and its access to undrawn credit facilities. Details of the available portion of credit facilities are included in Note 13 – Borrowings.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The company is also subject to the risk associated with non-recourse financing. This risk is mitigated by the long-term duration of debt instruments and the diversification in maturity dates over an extended period of time.

CASH OBLIGATIONS

The table below classifies the cash obligations related to the company’s liabilities into relevant maturity groupings based on the remaining period from the statement of financial position dates to the contractual maturity date. As the amounts are the contractual undiscounted cash flows (gross of unamortized financing fees and accumulated amortization, where applicable), they may not agree with the amounts disclosed in the consolidated statements of financial position.

AS AT DECEMBER 31, 2019 (MILLIONS)	< 1 year	2-5 years	> 5 years	Total
Accounts payable, accrued liabilities, and provisions	$493	$—	$—	$493
Financial instrument liabilities(1)	125	304	140	569
Due to related parties	201	—	2	203
Other long-term liabilities – concession payments	1	6	15	22
Lease liabilities(1)	31	98	299	428
Non-recourse borrowings(1)	605	3,926	7,429	11,960
Interest payable on borrowings(2)	510	2,135	2,053	4,698

Total	$1,966	$6,469	$9,938	$18,373

AS AT DECEMBER 31, 2018 (MILLIONS)	< 1 year	2-5 years	> 5 years	Total
Accounts payable and accrued liabilities	$512	$—	$—	$512
Financial instrument liabilities(1)	128	314	165	607
Due to related parties	107	—	—	107
Other long-term liabilities – concession payments	1	6	16	23
Non-recourse borrowings(1)	1,058	3,861	6,466	11,385
Interest payable on borrowings(2)	622	2,163	1,923	4,708

Total	$2,428	$6,344	$8,570	$17,342

(1)	Includes both the current and long-term amounts.
(2)

Represents aggregate interest payable expected to be paid over the entire term of the obligations, if held to maturity. Variable rate interest payments have been calculated based on estimated interest rates.

Fair value disclosures

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, management looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, commodity prices and, as applicable, credit spreads.

A fair value measurement of a non-financial asset is the consideration that would be received in an orderly transaction between market participants, considering the highest and best use of the asset.

Assets and liabilities measured at fair value are categorized into one of three hierarchy levels, described below. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Level 1 – inputs are based on unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – inputs, other than quoted prices in Level 1, that are observable for the asset or liability, either directly or indirectly; and

Level 3 – inputs for the asset or liability that are not based on observable market data.

The following table presents the company’s assets and liabilities measured and disclosed at fair value classified by the fair value hierarchy as at December 31:

	2019
(MILLIONS)	Level 1	Level 2	Level 3	Total	2018
Assets measured at fair value:
Cash and cash equivalents	$304	$—	$—	$304	$342
Restricted cash(1)	265	—	—	265	293
Financial instrument assets(2)
Energy derivative contracts	—	29	63	92	94
Interest rate swaps	—	—	—	—	16
Foreign exchange swaps	—	8	—	8	15
Property, plant and equipment	—	—	32,647	32,647	30,421
Liabilities measured at fair value:
Financial instrument liabilities(2)
Energy derivative contracts	—	(8)	—	(8)	(22)
Interest rate swaps	—	(138)	—	(138)	(135)
Foreign exchange swaps	—	(11)	—	(11)	(2)
Tax equity	—	—	(412)	(412)	(448)
Liabilities for which fair value is disclosed:
Non-recourse borrowings	—	(12,604)	—	(12,604)	(11,533)

Total	$569	$(12,724)	$32,298	$20,143	$19,041

(1)	Includes both the current amount and long-term amount included in Other long-term assets.
(2)	Includes both current and long-term amounts.

There were no transfers between levels during the year ended December 31, 2019.

Financial instruments disclosures

The aggregate amount of the company’s net financial instrument positions as at December 31 are as follows:

	2019			2018
(MILLIONS)	Assets	Liabilities	Net Assets (Liabilities)	Net Assets (Liabilities)
Energy derivative contracts	$92	$8	$84	$72
Interest rate swaps	—	138	(138)	(119)
Foreign exchange swaps	8	11	(3)	13
Tax equity	—	412	(412)	(448)

Total financial instrument assets (liabilities)	100	569	(469)	(482)
Less: current portion	41	125	(84)	(105)

Long-term portion	$59	$444	$(385)	$(377)

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table presents the change in the company’s total net financial instrument asset position for the year ended December 31:

(MILLIONS)	Note	2019	2018
Balance, beginning of year		$(482)	$(463)
Increases (decreases) in the net financial instrument asset (liability) position:
Unrealized gain through income on tax equity	(a)	26	60
Unrealized (loss) through income on energy derivative contracts	(b)	(19)	(15)
Unrealized gain (loss) through OCI on energy derivative contracts	(b)	29	(3)
Unrealized (loss) gain through income on interest rate swaps	(c)	(28)	9
Unrealized (loss) gain through OCI on interest rate swaps	(c)	(37)	7
Unrealized gain through income on foreign exchange swaps	(d)	20	52
Unrealized loss through OCI on foreign exchange swaps	(d)	14	15
Acquisitions, settlements and other		8	(144)

Balance, end of year		$(469)	$(482)

The following table presents the total net financial instrument asset position as at the year ended December 31:

(MILLIONS)	Note	2019	2018
Financial instrument liabilities designated at fair value through profit and loss
Tax equity	(a)	(412)	(448)
Financial instrument assets designated at fair value through OCI
Derivative assets not designated as hedging instruments:
Energy derivative contracts	(b)	$35	$51
Interest rate swaps	(c)	—	1
Foreign exchange swaps	(d)	8	12

Net positions		43	64
Derivative assets designated as hedging instruments:
Energy derivative contracts	(b)	57	43
Interest rate swaps	(c)	—	15
Foreign exchange swaps	(d)	—	3

Net positions		57	61
Derivative liabilities not designated as hedging instruments:
Energy derivative contracts	(b)	(8)	(7)
Interest rate swaps	(c)	(77)	(129)
Foreign exchange swaps	(d)	(10)	(1)

Net positions		(95)	(137)
Derivative liabilities designated as hedging instruments:
Energy derivative contracts	(b)	—	(15)
Interest rate swaps	(c)	(61)	(6)
Foreign exchange swaps	(d)	(1)	(1)

Net positions		$(62)	$(22)

Total financial instruments, net		$(469)	$(482)

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

(a) Tax equity

The company owns and operates certain projects in the U.S. under tax equity structures to finance the construction of solar and wind projects. In accordance with the substance of the contractual agreements, the amounts paid by the tax equity investors for their equity stakes are classified as financial instrument liabilities on the consolidated statements of financial position.

Gain or loss on the tax equity liabilities are recognized in the Foreign exchange and financial instruments (gain) loss in the consolidated statements of income.

(b) Energy derivative contracts

The company has entered into long-term energy derivative contracts primarily to stabilize or eliminate the price risk on the sale of certain future power generation. Certain energy contracts are recorded in the company’s consolidated financial statements at an amount equal to fair value, using quoted market prices or, in their absence, a valuation model using both internal and third-party evidence and forecasts.

There is an economic relationship between the hedged items and the hedging instruments as the terms of the energy derivative contracts match the terms of the expected highly probable forecast transactions (i.e. notional amount and expected payment date). The company has established a hedge ratio of 1:1 for the hedging relationships as the underlying risk of the energy derivative contracts are identical to the hedged risks. To test the hedge effectiveness, the company uses the hypothetical derivative method and compares changes in the fair value of the hedging instruments against the changes in fair value of the hedged items attributable to the hedged risks. The hedge ineffectiveness can arise from different indexes (and accordingly different curves) linked to the hedged risk of the hedged items and hedging instruments.

Certain Brookfield Renewable subsidiaries that the company controls, through a voting agreement, have entered into agreements appointing Brookfield Renewable as their agent in entering into certain derivative transactions with external counterparties. Pursuant to each Agreement, Brookfield Renewable was entitled to be reimbursed for any third party costs incurred in connection with these derivative transactions. Substantially all of the company’s energy contract derivatives are entered into pursuant to these agreements.

For the year ended December 31, 2019, gains of $9 million relating to energy derivative contracts were realized and reclassified from OCI to revenues in the consolidated statements of income (2018: $13 million losses, 2017: $23 million gains).

Based on market prices as of December 31, 2019, unrealized gains of $22 million (2018: $15 million losses) recorded in accumulated other comprehensive income (“AOCI”) on energy derivative contracts are expected to be settled or reclassified into income in the next twelve months. The actual amount reclassified from AOCI, however, could vary due to future changes in market prices.

The following table summarizes the energy derivative contracts designated as hedging instruments:

Energy derivative contracts	December 31, 2019	December 31, 2018
Carrying amount (asset/(liability))	57	28
Notional amount – millions of U.S. dollars	328	360
Notional amount – GWh	10,010	11,054
Weighted average hedged rate for the year ($/MWh)	33	32
Maturity dates	2020 - 2027	2019 - 2027
Hedge ratio	1:1	1:1

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

There was no hedge ineffectiveness gain or loss recognized in Foreign exchange and financial instruments (gain) loss in the consolidated statements of income related to energy derivative contracts (cash flow hedges) for the year ended December 31, 2019 (2018: $2 million gain).

(c) Interest rate swaps

The company has entered into interest rate hedge contracts primarily to minimize exposure to interest rate fluctuations on its variable rate debt. All interest rate hedge contracts are recorded in the consolidated financial statements at fair value.

There is an economic relationship between the hedged items and the hedging instruments as the terms of the interest rate hedges match the terms of the respective variable rate loans (i.e., notional amount, maturity, payment and reset dates). The company established a hedge ratio of 1:1 for the hedging relationships as the underlying risk of the interest rate swaps are identical to the hedged risks. To test the hedge effectiveness, the company uses the hypothetical derivative method and compares the changes in the fair value of the hedging instrument against the changes in fair value of the hedged items attributable to the hedged risk.

The hedge ineffectiveness can arise from:

•	Different interest rate curves being applied to discount the hedged item and hedging instrument

•	Differences in timing of cash flows of the hedged item and hedging instrument

•	The counterparties’ credit risk having an asymmetrical impact on the fair value movements of the hedging instrument and hedged item

At December 31, 2019, agreements with a total notional exposure of $2,246 million were outstanding (2018: $2,253 million), including $996 million (2018: $1,357 million) associated with agreements that are not formally designated as hedging instruments. The weighted-average fixed interest rate resulting from these agreements is 2.7% (2018: 2.8%).

For the year ended December 31, 2019, net movements relating to cash flow hedges realized and reclassified from OCI to interest expense – borrowings in the consolidated statements of income were $6 million losses (2018: $7 million, 2017: $6 million).

Based on market prices as of December 31, 2019, unrealized losses of $3 million (2018: $1 million) recorded in AOCI on interest rate swaps are expected to be settled or reclassified into income in the next twelve months. The actual amount reclassified from AOCI, however, could vary due to future changes in market rates.

The following table summarizes the interest rate hedges designated as hedging instruments:

Interest rate hedges	December 31, 2019	December 31, 2018
Carrying amount (asset/(liability))	(61)	9
Notional amount – $	567	532
Notional amount – COP(1)	227	256
Notional amount – C$(1)	107	108
Notional amount – €(1)	349	—
Maturity dates	2021 - 2039	2019 - 2034
Hedge ratio	1:1	1:1

(1)	Notional amounts of foreign currency denominated interest rate hedges are presented at the U.S. dollar equivalent value based on the December 31, 2019 foreign currency spot rate.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

There was no hedge ineffectiveness gain or loss recognized in Foreign exchange and financial instruments (gain) loss in the consolidated statements of income related to interest rate contracts (cash flow hedges) for the year ended December 31, 2019 (2018: nil).

(d) Foreign exchange swaps

The company has entered into foreign exchange swaps to minimize its exposure to currency fluctuations impacting its investments and earnings in foreign operations, and to fix the exchange rate on certain anticipated transactions denominated in foreign currencies.

There is an economic relationship between the hedged item and the hedging instrument as the net investment or anticipated foreign currency transaction creates a translation risk that will match the respective hedging instrument.

The company established a hedge ratio of 1:1 as the underlying risk of the hedging instrument is identical to the hedged risk component.

Certain Brookfield subsidiaries that the company controls, through a voting agreement, have entered into Master Hedge Agreements appointing Brookfield as their agent in entering into certain derivative transactions with external counterparties to hedge against fluctuations in foreign exchange. Pursuant to each Agreement, Brookfield was entitled to be reimbursed for any third party costs incurred in connection with these derivative transactions. Substantially all of the company’s foreign exchange swaps are entered into pursuant to a Master Hedge Agreement.

At December 31, 2019, agreements with a total notional exposure of $1,319 million were outstanding (2018: $1,393 million) including $1,013 million (2018: $948 million) associated with agreements that are not formally designated as hedging instruments.

Based on market prices as of December 31, 2019, no unrealized gain or loss (2018: $1 million gain) recorded in AOCI on foreign exchange swaps are expected to be settled or reclassified into income in the next twelve months. The actual amount reclassified from AOCI, however, could vary due to future changes in market rates.

The following table summarizes the foreign exchange swaps designated as hedging instruments:

Foreign exchange swaps	December 31, 2019	December 31, 2018
Carrying amount (asset/(liability))	(1)	1
Notional amount for hedges of the Canadian dollar(1)	72	63
Notional amount for hedges of the Euro(1)	234	382
Maturity dates	2020 - 2022	2019 - 2020
Hedge ratio	1:1	1:1
Weighted average hedged rate for the year:
C$/$ foreign exchange forward contracts.	1.30	1.29
€/$ foreign exchange forward contracts	0.85	0.84

(1)	Notional amounts expressed in millions of U.S. dollars

6. SEGMENTED INFORMATION

The company’s Chief Executive Officer and Chief Financial Officer (collectively, the chief operating decision maker or “CODM”) review the results of the operations, manage the operations, and allocate resources based on the type of technology, in conjunction with other segments of Brookfield Renewable.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The operations of the company are segmented by – 1) hydroelectric, 2) wind, 3) storage & other (cogeneration and biomass) and 4) corporate. This best reflects the way in which the CODM reviews results, manages operations and allocates resources. For periods ending after the TERP acquisition completed on July 31, 2020, our company’s operations will be further segmented and present our proportionate share of solar operations.

In accordance with IFRS 8, Operating Segments (“IFRS 8”), the company discloses information about its reportable segments based upon the measures used by the CODM in assessing performance. The accounting policies of the reportable segments are the same as those described in Note 2 – Basis of presentation and significant accounting policies.

Reporting to the CODM on the measures utilized to assess performance and allocate resources is provided on a proportionate basis. Information on a proportionate basis reflects the company’s share from facilities which it accounts for using consolidation and the equity method whereby the company either controls or exercises significant influence or joint control over the investment, respectively. Proportionate information provides shareholders perspective that the CODM considers important when performing internal analyses and making strategic and operating decisions. The CODM also believes that providing proportionate information helps investors understand the impacts of decisions made by management and financial results allocable to the company’s shareholders.

Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Tables reconciling IFRS data with data presented on a proportionate consolidation basis have been disclosed. Segment revenues, other income, direct operating costs, interest expense, depreciation, current and deferred income taxes, and other are items that will differ from results presented in accordance with IFRS as these items include the company’s proportionate share of earnings from equity-accounted investments attributable to each of the above-noted items, and exclude the proportionate share of earnings (loss) of consolidated investments not held by the company apportioned to each of the above-noted items.

The company does not control those entities that have not been consolidated and as such, have been presented as equity-accounted investments in its consolidated financial statements. The presentation of the assets and liabilities and revenues and expenses does not represent the company’s legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish the company’s legal claims or exposures to such items.

The company reports its results in accordance with these segments and presents prior period segmented information in a consistent manner.

The company analyzes the performance of its operating segments based on revenues, Adjusted EBITDA, and Funds From Operations. Adjusted EBITDA and Funds From Operations are not generally accepted accounting measures under IFRS and therefore may differ from definitions of Adjusted EBITDA and Funds From Operations used by other entities.

The company uses Adjusted EBITDA to assess the performance of its operations before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments and other typical non-recurring items.

The company uses Funds From Operations to assess the performance of its operations and is defined as Adjusted EBITDA less management service costs, interest and current income taxes, which is then adjusted for the cash portion of non-controlling interests.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2019:

	Attributable to Brookfield Renewable					Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$1,043	$60	$64	$—	$1,167	$(52)	$2,111	$3,226
Other income	21	—	—	—	21	(1)	59	79
Direct operating costs	(374)	(22)	(34)	—	(430)	21	(644)	(1,053)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	32	—	32

Adjusted EBITDA	690	38	30	—	758	—	1,526
Management service fees	—	—	—	(78)	(78)	—	(31)	(109)
Interest expense	(150)	(16)	(10)	—	(176)	10	(535)	(701)
Current income taxes	(22)	(1)	(1)	—	(24)	—	(40)	(64)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(10)	—	(10)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	(920)	(920)

Funds From Operations	518	21	19	(78)	480	—	—
Depreciation	(241)	(39)	(21)	—	(301)	10	(692)	(983)
Foreign exchange and financial instrument gain (loss)	10	—	—	—	10	—	(5)	5
Deferred income tax (expense) recovery	(11)	5	—	—	(6)	—	3	(3)
Other	(23)	6	(1)	—	(18)	—	(179)	(197)
Share of earnings from equity-accounted investments	—	—	—	—	—	(10)	—	(10)
Net income attributable to non-controlling interests	—	—	—	—	—	—	873	873

Net income attributable to Brookfield Renewable	$253	$(7)	$(3)	$(78)	$165	$—	$—	$165

(1)

Share of earnings from equity-investments of $12 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $47 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the consolidated

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2018:

	Attributable to Brookfield Renewable					Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$979	$70	$71	$—	$1,120	$(58)	$1,917	$2,979
Other income	12	1	(3)	—	10	—	31	41
Direct operating costs	(374)	(22)	(31)	—	(427)	21	(647)	(1,053)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	37	—	37

Adjusted EBITDA	617	49	37	—	703	—	1,301
Management service fees	—	—	—	(53)	(53)	—	(18)	(71)
Interest expense	(163)	(17)	(12)	—	(192)	11	(489)	(670)
Current income taxes	(13)	(1)	—	—	(14)	—	(14)	(28)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(11)	—	(11)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	(780)	(780)

Funds From Operations	441	31	25	(53)	444	—	—
Depreciation	(278)	(35)	(23)	—	(336)	10	(536)	(862)
Foreign exchange and financial instrument gain (loss)	(10)	—	1	—	(9)	(1)	67	57
Deferred income tax (expense) recovery	(6)	2	—	—	(4)	—	344	340
Other	(27)	3	1	—	(23)	—	(149)	(172)
Share of earnings from equity-accounted investments	—	—	—	—	—	(9)	—	(9)
Net income attributable to non-controlling interests	—	—	—	—	—	—	274	274

Net income attributable to Brookfield Renewable	$120	$1	$4	$(53)	$72	$—	$—	$72

(1)

Share of earnings from equity-investments of $17 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $506 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2017:

	Attributable to Brookfield Renewable					Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenue	$976	$72	$53	$—	$1,101	$(43)	$1,124	$2,182
Other income	9	1	2	—	12	—	15	27
Direct operating costs	(384)	(21)	(32)	—	(437)	19	(459)	(877)
Share of adjusted EBITDA from equity-accounted investments	—	—	—	—	—	24	—	24

Adjusted EBITDA	601	52	23	—	676	—	680
Management service fees	—	—	—	(57)	(57)	—	(6)	(63)
Interest expense	(183)	(21)	(13)	—	(217)	12	(285)	(490)
Current income taxes	(15)	—	—	—	(15)	—	(23)	(38)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(12)	—	(12)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—		(366)	(366)

Funds From Operations	403	31	10	(57)	387	—	—
Depreciation	(284)	(31)	(22)	—	(337)	8	(296)	(625)
Foreign exchange and financial instrument gain (loss)	1	—	1	—	2	(1)	(53)	(52)
Deferred income tax (expense) recovery	(81)	30	—	—	(51)	—	(7)	(58)
Other	(9)	3	(1)	—	(7)	—	3	(4)
Share of earnings from equity-accounted investments	—	—	—	—	—	(7)	—	(7)
Net income attributable to non-controlling interests	—	—	—	—	—		353	353

Net income attributable to Brookfield Renewable	$30	$33	$(12)	$(57)	$(6)	$—	$—	$(6)

(1)

Share of earnings from equity-investments of $5 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $13 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table presents information on a segmented basis about certain items in our company’s consolidated statements of financial position and reconciles our proportionate balances to the consolidated statements of financial position basis by aggregating the components comprising the company’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests:

	Attributable to Brookfield Renewable				Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Total
As at December 31, 2019
Cash and cash equivalents	$21	$3	$1	$25	$(1)	$280	$304
Property, plant and equipment	10,490	649	596	11,735	(517)	21,429	32,647
Total assets	11,197	672	633	12,502	(204)	23,459	35,757
Total borrowings	2,447	238	174	2,859	(168)	9,267	11,958
Other liabilities	2,016	105	40	2,161	(39)	3,803	5,925
For the year ended December 31, 2019
Additions to property, plant and equipment	117	7	18	142	(12)	301	431
As at December 31, 2018
Cash and cash equivalents	$43	$4	$4	$51	$(2)	$293	$342
Property, plant and equipment	10,159	599	567	11,325	(472)	19,568	30,421
Total assets	10,956	629	617	12,202	(228)	21,658	33,632
Total borrowings	2,370	254	193	2,817	(185)	8,740	11,372
Other liabilities	1,848	84	44	1,976	(43)	3,103	5,036
For the year ended December 31, 2018
Additions to property, plant and equipment	100	1	4	105	(1)	157	261

Additional Segment Information

The following table presents consolidated revenue split by technology for the year ended December 31:

(MILLIONS)	2019	2018	2017
Hydroelectric	$2,076	$1,989	$1,855
Wind	571	689	245
Solar	545	273	56
Storage & Other	34	28	26

	$3,226	$2,979	$2,182

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table presents consolidated property, plant and equipment and equity-accounted investments split by geographical region:

(MILLIONS)	December 31, 2019	December 31, 2018
North America	$19,643	$18,506
Colombia	7,353	6,665
Brazil	2,897	2,888
Europe	3,114	2,666

	$33,007	$30,725

7. DIRECT OPERATING COSTS

The company’s direct operating costs for the year ended December 31 is comprised of the following:

(MILLIONS)	2019	2018	2017
Operations, maintenance and administration	$(571)	$(601)	$(473)
Water royalties, property taxes and other	(155)	(132)	(113)
Fuel and power purchases	(301)	(281)	(257)
Energy marketing & other services	(26)	(39)	(34)

	$(1,053)	$(1,053)	$(877)

8. OTHER

The company’s other for the year ended December 31 is comprised of the following:

(MILLIONS)	2019	2018	2017
Transaction costs	$(6)	$(15)	$(2)
Change in fair value of property, plant and equipment	(49)	(44)	(16)
Loss on debt extinguishment	(23)	(25)	(1)
Amortization of concession assets	(20)	(9)	(2)
Other	(99)	(79)	17

	$(197)	$(172)	$(4)

9. FOREIGN CURRENCY TRANSLATION

The company’s foreign currency translation for the year ended December 31 shown in the consolidated statements of comprehensive income is comprised of the following:

(MILLIONS)	Notes	2019	2018	2017
Foreign currency translation on
Property, plant and equipment, at fair value	11	$(174)	$(915)	$(7)
Borrowings	13	25	262	(6)
Deferred income tax liabilities and assets	10	19	101	(12)
Other assets and liabilities		(8)	(112)	23

		$(138)	$(664)	$(2)

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

10. INCOME TAXES

The major components of income tax (expense) recovery for the year ended December 31 are as follows:

(MILLIONS)	2019	2018	2017
Income tax (expense) recovery applicable to:
Current taxes
Attributed to the current period	$(64)	$(28)	$(38)
Deferred taxes
Origination and reversal of temporary differences	42	15	8
Relating to change in tax rates / imposition of new tax laws	1	94	(34)
Relating to unrecognized temporary differences and tax losses	(46)	231	(32)

	(3)	340	(58)

Total income tax (expense) recovery	$(67)	$312	$(96)

The major components of deferred income tax (expense) recovery for the year ended December 31 recorded directly to other comprehensive income are as follows:

(MILLIONS)	2019	2018	2017
Deferred income taxes attributed to:
Financial instruments designated as cash flow hedges	$5	$(2)	$5
Revaluation surplus
Origination and reversal of temporary differences	(388)	(1,091)	(335)
Relating to changes in tax rates / imposition of new tax laws	—	54	588

	$(383)	$(1,039)	$258

The company’s effective income tax (expense) recovery for the year ended December 31 is different from its expense at its statutory income tax rate due to the differences below:

(MILLIONS)	2019	2018	2017
Statutory income tax expense(1)	$(80)	$(78)	$(37)
Reduction (increase) resulting from:
Increase in tax assets not recognized	(46)	231	(32)
Differences between statutory rate and future tax rate	1	94	(34)
Subsidiaries’ income taxed at different rates	54	63	10
Other	4	2	(3)

Effective income tax (expense) recovery	$(67)	$312	$(96)

(1)	Statutory income tax expense is calculated at the domestic rates applicable to the profits in the country concerned.

The above reconciliation has been prepared by aggregating the information for all of the company’s operations using the domestic rate in each tax jurisdiction.

The company’s effective income tax rate was 24.0% for the year ended December 31, 2019 (2018: (117.3)% and 2017: 93.2%). The effective tax rate is different than the statutory rate primarily due to rate differentials, legislative changes in tax rates during the year, and non-controlling interests’ income not subject to tax.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table details the expiry date, if applicable, of the unrecognized deferred tax assets as at December 31:

(MILLIONS)	2019	2018	2017
2020 to 2023	$—	$—	$—
2024 and thereafter	$286	$109	$320

The deferred tax assets and liabilities of the following temporary differences have been recognized in the consolidated financial statements for the year ended December 31:

(MILLIONS)	Non-capital losses	Difference between tax and carrying value	Net deferred tax (liabilities) assets
As at January 1, 2017	$330	$(2,923)	$(2,593)
Recognized in Net income (loss)	(66)	10	(56)
Recognized in equity	—	258	258
Business combination	82	(119)	(37)
Foreign exchange	—	(12)	(12)

As at December 31, 2017	346	(2,786)	(2,440)
Recognized in Net income (loss)	276	64	340
Recognized in equity	—	(1,039)	(1,039)
Business combination	—	(172)	(172)
Foreign exchange	—	101	101

As at December 31, 2018	622	(3,832)	(3,210)
Recognized in Net income (loss)	16	(19)	(3)
Recognized in equity	—	(383)	(383)
Business combination	—	(9)	(9)
Foreign exchange	—	19	19

As at December 31, 2019	$638	$(4,224)	$(3,586)

The deferred income tax liabilities include $2,755 million (2018: $2,362 million and 2017: $1,329 million) of liabilities which relate to property, plant and equipment revaluations included in equity.

The taxable temporary difference attributable to the company’s interest in its subsidiaries, branches, associates, and joint ventures for which deferred tax liabilities have not been recognized is $3,392 million (2018: $3,293 million and 2017: $2,794 million).

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

11. PROPERTY, PLANT AND EQUIPMENT, AT FAIR VALUE

The following table presents a reconciliation of property, plant and equipment at fair value:

(MILLIONS)	Notes	Hydroelectric	Wind	Solar	Storage & Other(1)	Total(2)
As at December 31, 2017		$17,518	$4,559	2,276	$307	$24,660
Additions		180	46	29	6	261
Acquisitions through business combinations		—	1,103	1,630	—	2,733
Items recognized through OCI						—
Change in fair value		3,334	805	465	4	4,608
Foreign exchange	9	(765)	(84)	(26)	(40)	(915)
Items recognized through net income Change in fair value		(28)	(24)	(14)	2	(64)
Depreciation		(441)	(268)	(131)	(22)	(862)

As at December 31, 2018		19,798	6,137	4,229	257	30,421
Adoption of IFRS 16(3)		60	182	100	2	344
Additions		140	9	278	4	431
Acquisitions through business combinations		—	—	753	—	753
Items recognized through OCI
Change in fair value		1,336	348	241	(4)	1,921
Foreign exchange	9	(137)	(24)	(6)	(7)	(174)
Items recognized through net income
Change in fair value		(13)	(21)	(31)	(1)	(66)
Depreciation		(419)	(291)	(256)	(17)	(983)

As at December 31, 2019(4)		$20,765	$6,340	$5,308	$234	$32,647

(1)	Includes biomass and cogeneration
(2)	Includes assets under construction of $187 million (2018: $267 million).
(3)

On January 1, 2019 Brookfield Renewable adopted IFRS 16. See Note 2 – Basis of preparation and significant accounting policies for additional details regarding the impact of the new accounting standard adoption.

(4)

Includes right-of-use assets not subject to revaluation of $50 million in our hydroelectric segment, $177 million in our wind segment, $131 million in our solar segment and $2 million in our storage & other segment.

The fair value of the company’s property, plant and equipment is calculated as described in Note 2(m) – Property, plant and equipment and revaluation method and Note 2(q)(i) – Critical estimates – property, plant and equipment. Judgment is involved in determining the appropriate estimates and assumptions in the valuation of the company’s property, plant and equipment. See Note 2(r)(iii) – Critical judgments in applying accounting policies – Property, plant and equipment. The company has classified its property, plant and equipment under level 3 of the fair value hierarchy.

At the beginning of May 2020, the company exercised the option to buy out the lease on its 192 MW hydroelectric facility in Louisiana for $560 million ($420 million net to the company). The transaction closed in November 2020.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Discount rates, terminal capitalization rates and exit dates used in the valuation methodology are provided in the following table:

	North America		Colombia		Brazil		Europe
	2019	2018	2019	2018	2019	2018	2019	2018
Discount rate(1)
Contracted	4.1% - 4.9%	4.8% - 5.6%	9.0%	9.6%	8.2%	9.0%	4.0%	N/A
Uncontracted	5.4% - 6.4%	6.4% - 7.2%	10.3%	10.9%	9.5%	10.3%	4.0%	N/A
Terminal capitalization rate(2)	5.4% - 6.4%	6.4% - 7.1%	9.8%	10.4%	N/A	N/A	N/A	N/A
Exit date	2040	2040	2039	2038	2049	2047	2035	N/A

(1)	Discount rates are not adjusted for asset specific risks.
(2)	The terminal capitalization rate in North America and Colombia only applies to hydroelectric assets.

The following table summarizes the impact of a change in discount rates, electricity prices and terminal capitalization rates on the fair value of property, plant and equipment:

	2019
(MILLIONS)	North America	Colombia	Brazil	Europe	Total
25 bps increase in discount rates	$(740)	$(190)	$(80)	(50)	$(1,060)
25 bps decrease in discount rates	750	250	50	50	1,100
5% increase in future energy prices	670	400	70	—	1,140
5% decrease in future energy prices	(670)	(400)	(70)	—	(1,140)
25 bps increase in terminal capitalization rate	(120)	(40)	—	—	(160)
25 bps decrease in terminal capitalization rate	130	40	—	—	170

	2018
(MILLIONS)	North America	Colombia	Brazil	Total
25 bps increase in discount rates	$(660)	$(180)	$(60)	$(900)
25 bps decrease in discount rates	700	190	70	960
5% increase in future energy prices	740	440	90	1,270
5% decrease in future energy prices	(740)	(440)	(90)	(1,270)
25 bps increase in terminal capitalization rate(1)	(130)	(30)	—	(160)
25 bps decrease in terminal capitalization rate(1)	140	30	—	170

(1)	The terminal capitalization rate applies only to hydroelectric assets in the United States and Colombia.

Terminal values are included in the valuation of hydroelectric assets in the United States and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset plus a one-time 30-year renewal term for the majority of the hydroelectric assets. The weighted average remaining duration of the authorization or useful life of a concession asset at December 31, 2019, including a one-time 30-year renewal for applicable hydroelectric assets, is 32 years (2018: 33 years). Consequently, there is no terminal value attributed to the hydroelectric assets in Brazil at the end of the authorization term.

The following table summarizes the percentage of total generation contracted under power purchase agreements as at December 31, 2019:

	North America	Colombia	Brazil	Europe
1-10 years	57%	25%	64%	100%
11-20 years	33%	0%	33%	54%

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table summarizes average power prices from long-term power purchase agreements that are linked specifically to the related power generating assets:

Per MWh(1)	North America	Colombia	Brazil		Europe
1-10 years	$90	COP 217,000	R$	292	€167
11-20 years	$81	COP272,000	R$	411	€235

(1)	Assumes nominal prices based on weighted-average generation.

The following table summarizes the estimates of future electricity prices:

Per MWh(1)	North America	Colombia	Brazil		Europe
1-10 years	$64	COP 257,000	R$	272	€72
11-20 years	$120	COP358,000	R$	418	€58

(1)	Assumes nominal prices based on weighted-average generation.

The company’s long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth between 2023 and 2035. A further one year change would increase or decrease the fair value of property, plant and equipment by approximately $170 million (2018: $130 million).

Had the company’s revalued property, plant and equipment been measured on a historical cost basis, the carrying amounts, net of accumulated depreciation would have been as follows at December 31:

(MILLIONS)	2019	2018
Hydroelectric	$10,436	$10,589
Wind	5,057	5,172
Solar	4,623	3,765
Storage & Other	231	241

Total	$20,347	$19,767

12. INTANGIBLE ASSETS

The following table provides a reconciliation of intangible assets:

(MILLIONS)	Notes	Total
Balance, as at December 31, 2017		$13
Acquisitions through business combinations	4	257
Amortization(1)		(9)

Balance, as at December 31, 2018		261
Amortization(1)		(20)

Balance, as at December 31, 2019		$241

(1)	Included in Other within the consolidated statements of income

Intangible assets relate to certain of our power generating facilities that operate under service concession arrangements in Latin America. We primarily benefit from a government promoted concession agreement and a long-term PPA with UTE – Administracion Nacional de Usinas y Transmisiones Electricas, the Republic of

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Uruguay’s state-owned electricity company. Under this PPA, we are required to deliver power at a fixed rate for the contract period, in all cases inflation adjusted.

Our company’s service concesssion assets operate as authorizations that expire between 2031 and 2038. The remaining intangible assets are amortized straight-line over 17 to 20 years.

Under these arrangements, the company recognized $36 million of revenue for the year ended December 31, 2019 (2018: $23 million and 2017: $7 million)

13. BORROWINGS

Non-recourse borrowings

Non-recourse borrowings are typically asset-specific, long-term, and non-recourse borrowings denominated in the domestic currency of the subsidiary. Non-recourse borrowings in the United States and Europe consist of both fixed and floating interest rate debt indexed to the London Interbank Offered Rate (“LIBOR”) and the Euro Interbank Offered Rate (“EURIBOR”) . The company uses interest rate swap agreements in the United States to minimize its exposure to floating interest rates. Non-recourse borrowings in Brazil consist of floating interest rates of Taxa de Juros de Longo Prazo (“TJLP”), the Brazil National Bank for Economic Development’s long-term interest rate, or Interbank Deposit Certificate rate (“CDI”), plus a margin. Non-recourse borrowings in Colombia consist of both fixed and floating interest rates indexed to Indicador Bancario de Referencia rate (“IBR”), the Banco Central de Colombia short-term interest rate, and Colombian Consumer Price Index (“IPC”), Colombia inflation rate, plus a margin.

It is currently expected that Secured Overnight Financing Rate (“SOFR”) will replace US$ LIBOR and Euro Short-Term Rate (€STR) will replace EURIBOR. This change is expected to become effective prior to December 31, 2021. As at December 31, 2019, none of the company’s floating rate borrowings have been impacted by these reforms.

The composition of non-recourse borrowings as at December 31 is presented in the following table:

	December 31, 2019				December 31, 2018
	Weighted-average				Weighted-average
(MILLIONS, EXCEPT AS NOTED)	Interest rate (%)	Term (years)	Carrying value	Estimated fair value	Interest rate (%)	Term (years)	Carrying value	Estimated fair value
Non-recourse borrowings
Hydroelectric(1)	6.1	9	$5,153	$5,525	6.3	9	$5,002	$5,142
Wind	4.1	10	2,982	3,095	4.7	9	3,090	3,094
Solar	4.7	10	3,811	3,970	5.1	11	3,277	3,281
Storage and other	7.0	16	14	14	7.6	17	16	16

Total	6.1	10	11,960	$12,604	5.5	10	11,385	$11,533

Add: Unamortized premiums(2)			84				53
Less: Unamortized financing fees(2)			(86)				(66)
Less: Current portion			(605)				(1,058)

			$11,353				$10,314

(1)	Includes a lease liability of $330 million associated with a hydroelectric facility included in property, plant and equipment, at fair value, which is subject to revaluation.
(2)	Unamortized premiums and unamortized financing fees are amortized over the terms of the borrowing.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Future repayments of the company’s non-recourse borrowings for each of the next five years and thereafter are as follows:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Non-recourse borrowings
Hydroelectric	$122	$100	$554	$490	$381	$3,506	$5,153
Wind	163	167	365	371	156	1,760	2,982
Solar	319	604	137	449	148	2,154	3,811
Storage and other	1	1	1	1	1	9	14

	$605	$872	$1,057	$1,311	$686	$7,429	$11,960

The following table outlines the change in the unamortized financing fees of non-recourse borrowings for the year ended December 31:

(MILLIONS)	2019	2018
Non-recourse borrowings
Unamortized financing fees, beginning of year	$(66)	$(67)
Additional financing fees	(27)	(17)
Amortization of financing fees	5	14
Foreign exchange translation and other	2	4

Unamortized financing fees, end of year	$(86)	$(66)

On April 30, 2019, the company completed a $204 million refinancing associated with the Uruguay wind business, representing an up-financing of $58 million. The debt was drawn in three tranches. Approximately 46% of the debt principal outstanding bears a fixed interest rate of 2.6%, and the remainder bears interest at the applicable base rate plus an applicable margin that ranges from 1.94% to 2.94%.

On May 29, 2019, the company completed a financing of $104 million associated with the United States solar business. The debt bears interest at the applicable base rate plus a margin that ranges from 2% to 2.4% and matures in May 2034.

On June 6, 2019, the company completed a bond financing associated with the Colombian business. The financing consisted of COP 1.1 trillion ($333 million) in senior unsecured bonds with maturities of 4, 8, 15 and 30 years at rates of 6.1%, 7.0%, IPC + 3.7% and IPC + 4.0%, respectively.

On June 21, 2019, the company completed a refinancing of $155 million, including an incremental borrowing of $30 million, associated with a hydroelectric portfolio in the United States. The incremental portion of the borrowing bears a fixed rate of 3.4% and matures in January 2022.

On August 15, 2019, the company completed a refinancing of $45 million associated with the United States hydroelectric business. The debt bears interest at the applicable base rate plus a margin of 2.8% and matures in September 2022.

On August 30, 2019, the company completed a financing of $131 million associated with the United States wind business. The debt bears interest at the applicable base rate plus a margin of 3.2% and matures in July 2032.

On September 25, 2019, the company completed a financing of $475 million associated with the United States solar business. The debt bears interest at the applicable base rate plus a margin of 1% to 1.75% and matures in September 2020.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

On October 8, 2019, the company increased a revolving credit facility and a letter of credit facility associated with the United States business to $800 million and $300 million, respectively. Both facilities mature in October 2024. The credit facility matures in October 2024 and bears interest at the applicable base rate plus a margin up to 2.25%. As at December 31, 2019, there were no draws on either facility.

On October 16, 2019, the company completed a note issuance of $700 million associated with the United States business. The senior notes have fixed interest rates of 4.75% and have matures in January 2030.

In October 2019, the company repaid $300 million of notes due 2025 and $350 million of term loan prior to maturity.

During the fourth quarter of 2019, the company completed financings totaling COP 600 billion ($182 million) associated with the Colombian business. The loans bear interest at the applicable base rate plus a margin between 4.1% and 4.23% and mature between 2026 and 2031.

On November 13, 2019, the company completed a refinancing of $17 million associated with a hydroelectric portfolio in the United States. The debt bears interest at the applicable base rate plus a margin of 3.3% and matures on September 17, 2022.

On November 25, 2019, the company completed a financing of $172 million associated with a wind portfolio in the United States. The debt bears interest at the applicable base rate plus a margin of 3.55% and matures on May 2039.

On December 10, 2019, the company completed a refinancing of €235.8 million ($264 million) associated with a wind portfolio in Spain. The debt bears interest at the applicable base rate plus a margin that ranges from 1.65% to 2.05% and matures on December 2033.

On December 27, 2019, the company completed a refinancing of €213.6 million ($240 million) associated with a solar portfolio in Spain, representing an upsize of approximately €42.0 million ($47 million). The debt consisted of two tranches that mature in June 2035 and December 2033, at rates of 2.55% and Euribor plus a margin that ranges from 1.9% to 2.5%, respectively.

In December 2019, the company completed a non-recourse financing of R$187 million ($47 million) associated with a 30 MW hydroelectric facility currently under construction in Brazil. As at December 31, 2019, R$63 million ($15 million) was drawn. The loan bears interest at the applicable base rate plus a margin of 3.8% and matures in 2038.

In December 2019, the company completed a R$450 million ($110 million) non-recourse refinancing associated with a portfolio of assets in Brazil. The loan bears interest at the applicable base rate plus a margin of 1.4% and matures in December 2027.

On December 23, 2019, the company completed a $150 million revolving credit facility associated with the United States business. The credit facility matures in June 2023 and bears interest at the applicable base rate plus an applicable margin, which is currently 1.2% as at December 31, 2019.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Supplemental Information

The following table outlines changes in the company’s borrowings for the year ended December 31:

(MILLIONS)	January 1	Net cash flows from financing activities	Acquisition	Other non-cash(1)	December 31
2019
Non-recourse borrowings	$11,372	610	—	(24)	$11,958
2018
Non-recourse borrowings	$9,423	250	1,894	(195)	$11,372

(1)	Includes foreign exchange and amortization of unamortized premium and financing fees.

14. NON-CONTROLLING INTERESTS

Brookfield Renewable Corporation’s non-controlling interests are comprised of the following as at December 31:

(MILLIONS)	2019	2018
Participating non-controlling interests – in operating subsidiaries	$10,258	$9,666
Participating non-controlling interest – in a holding subsidiary held by Brookfield Renewable Partners L.P.	268	273

	$10,526	$9,939

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Participating non-controlling interests – in operating subsidiaries

The net change in participating non-controlling interests – in operating subsidiaries is as follows:

(MILLIONS)	Brookfield Americas Infrastructure Fund	Brookfield Infrastructure Fund II	Brookfield Infrastructure Fund III	Isagen institutional investors	Isagen public non- controlling interests	The Catalyst Group	TerraForm Power(1)	Other	Total
As at December 31, 2016	$963	$1,364	$1,113	$1,675	$14	$127	$—	$ (5)	$5,251
Net income (loss)	(29)	8	10	47	—	12	(38)	3	13
Other comprehensive income	(76)	256	111	78	(1)	2	(2)	1	369
Acquisition	—	—	499	—	—	—	912	135	1,546
Capital contribution	—	32	(19)	19	—	—	—	28	60
Dividends declared and return of capital	(8)	(162)	(71)	(115)	—	(7)	1	(7)	(369)
Other	—	1	—	(3)	(4)	—	3	3	—

As at December 31, 2017	$850	$1,499	$1,643	$1,701	$9	$134	$876	$ 158	$6,870
Net income	1	12	161	174	1	14	136	3	502
Other comprehensive income	66	234	809	504	5	(18)	549	7	2,156
Capital contribution	—	—	230	—	—	—	420	—	650
Dividends declared and return of capital	(17)	(58)	(163)	(167)	—	(6)	(88)	(10)	(509)
Other	—	8	(13)	—	—	—	2	—	(3)

As at December 31, 2018	$900	$1,695	$2,667	$2,212	$15	$124	$1,895	$ 158	$9,666
Net income	—	—	—	154	1	17	(135)	(1)	36
Other comprehensive income	46	114	324	266	2	(41)	200	1	912
Capital contributions	—	2	—	—	(2)	—	292	2	294
Dividends declared and return of capital	(24)	(57)	(180)	(259)	(1)	(11)	(121)	(20)	(673)
Other	—	2	23	2	(2)	—	(2)	—	23

As at December 31, 2019	$922	$1,756	$2,834	$2,375	$13	$89	$2,129	$ 140	$10,258

Interests held by third parties as at December 31, 2019	75%-80%	43%-60%	23%-71%	53%	0.4%	25%	67%	21%-30%

(1)	Includes non-controlling interest held directly and indirectly by Brookfield Renewable (28.9%) and public TerraForm Power shareholders (38.5%) as at December 31, 2019.

On June 11, 2018, a subsidiary of Brookfield purchased 60,975,609 shares of TerraForm Power’s common stock at a price per share of $10.66 in a private placement (“2018 Private Placement). Immediately upon completion of the 2018 Private Placement, Brookfield and its institutional partners held an approximately 65% interest in TerraForm Power. The remaining approximately 35% ownership interest was held by TerraForm Power’s public shareholders.

On August 3, 2018, TerraForm Power issued 80,084 shares of its common stock to a controlled affiliate of Brookfield and shareholder of Terraform Power in connection with the net losses incurred as a result of the final resolution of a securities class action under federal securities law. Immediately upon completion of this issuance, Brookfield and its institutional partners held an approximately 65% interest in TerraForm Power. The remaining approximately 35% ownership interest was held by TerraForm Power’s public shareholders.

On October 8, 2019, an affiliate of Brookfield purchased 2,981,514 shares of TerraForm Power’s common stock at a price per share of $16.77 in a private placement (“2019 Private Placement”). This was completed concurrent with TerraForm Power registered public offering of $250 million. Upon completion of the public offering and the 2019 Private Placement, as of December 31, 2019, Brookfield and its institutional partners held an approximately 61.5% interest in TerraForm Power. The remaining approximately 38.5% ownership interest was held by TerraForm Power’s public shareholders.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following tables summarize certain financial information of operating subsidiaries that have non-controlling interests that are material to Brookfield Renewable Corporation:

(MILLIONS, EXCEPT AS NOTED)	Brookfield Americas Infrastructure Fund	Brookfield Infrastructure Fund II	Brookfield Infrastructure Fund III(1)	Isagen(2)	The Catalyst Group	TerraForm Power(3)	Other	Total
Interests held by third parties	75-80%	43-60%	71%	76%	25%	100%	21%-30%
Place of business	North America, Brazil	North America, Brazil	North America	Colombia	North America	North America, Europe	North America, Brazil
Year ended December 31, 2017:
Revenue	$123	$318	$53	$797	$135	$147	$16	$1,589
Net income (loss)	(34)	15	13	89	47	(56)	(1)	73
Total comprehensive income (loss)	(133)	546	119	236	57	(57)	(5)	763
Net income (loss) allocated to non-controlling interests	(29)	8	9	67	12	(56)	2	13
Year ended December 31, 2018:
Revenue	$157	$322	$58	$896	$142	$815	$15	$2,405
Net income (loss)	2	21	12	331	56	215	(1)	636
Total comprehensive income (loss)	95	445	416	1,290	(16)	1,063	19	3,312
Net income (loss) allocated to non-controlling interests	1	12	8	251	14	215	1	502
As at December 31, 2018:
Property, plant and equipment, at fair value	$1,687	$4,500	$1,333	$6,665	$875	$9,163	$145	$24,368
Total assets	1,737	4,643	1,340	7,717	982	10,263	149	26,831
Total borrowings	536	1,408	346	1,744	369	5,829	40	10,272
Total liabilities	582	1,593	355	3,548	387	7,209	55	13,729
Carrying value of non-controlling interests	900	1,695	699	3,169	124	3,054	25	9,666
Year ended December 31, 2019:
Revenue	$155	$331	$46	$971	$145	$991	$24	$2,663
Net income (loss)	2	2	(1)	293	67	(205)	7	165
Total comprehensive income (loss)	61	282	155	1,007	(99)	90	9	1,505
Net income (loss) allocated to non-controlling interests	—	—	1	220	17	(205)	3	36
As at December 31, 2019:
Property, plant and equipment, at fair value	$1,713	$4,619	$1,468	$7,352	$696	$10,350	$141	$26,339
Total assets	1,754	4,746	1,478	8,403	794	11,420	147	28,742
Total borrowings	509	1,399	346	1,865	325	6,297	40	10,781
Total liabilities	569	1,565	352	3,928	342	8,155	59	14,970
Carrying value of non-controlling interests	922	1,756	806	3,395	89	3,265	25	10,258

(1)	Excludes information relating to Isagen and TerraForm Power which are presented separately.
(2)

The total third party ownership interest in Isagen as at December 31, 2019 was 75.9% and comprised of Brookfield Infrastructure Fund III: 22.9%, Isagen Institutional investors: 52.6% and other non-controlling interests: 0.4%.

(3)

The total third parties ownership interest in TerraForm Power as at December 31, 2019 was comprised of Brookfield Infrastructure Fund III: 32.6% and TerraForm Power public non-controlling interests: 38.5% and the remainder is held by Brookfield Renewable.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table summarizes certain financial information regarding Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable:

(MILLIONS)	2019	2018	2017
For the year ended December 31
Revenue	$1,303	$1,251	$1,164
Net income	350	324	74
Comprehensive income	944	1,412	355
Net income allocated to participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	11	4	—
As at December 31:
Property, plant and equipment, at fair value	$10,213	$9,516
Total assets	11,567	11,013
Total borrowings	2,641	2,521
Total liabilities	4,971	4,558
Carrying value of participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	268	273

15. GOODWILL

The following table provides a reconciliation of goodwill:

(MILLIONS)	Notes	Total
Balance, as at December 31, 2017		$901
Acquisitions through business combinations	4	133
Foreign exchange		(86)

Balance, as at December 31, 2018		948
Foreign exchange and other(1)		1

Balance, as at December 31, 2019(2)		$949

(1)	Represents adjustments to the purchase price allocation of the assets acquired and liabilities assumed from the Saeta Yield acquisition.
(2)	Includes goodwill of $821 million in the hydroelectric segment, $66 million in the wind segment and $62 million in the solar segment.

The goodwill recorded as at December 31, 2017 was created as a result of recording the deferred tax liabilities assumed in the purchase price allocations of business combinations. The deferred tax liabilities are measured in accordance with IAS 12 in the purchase price allocations rather than at fair value. As a result, the goodwill recorded does not represent ‘core’ goodwill, but rather goodwill created as a result of accounting concepts or ‘non-core’ goodwill. In order to avoid an immediate impairment of this ‘non-core’ goodwill, the company removed from the carrying value any ‘non-core’ goodwill that continues to be supported by the existence, as of the impairment testing date, of the original deferred tax liability that created the goodwill. As of December 31, 2019, we performed an impairment test at the level that goodwill is monitored by management. In performing this impairment test, management removed the ‘non-core’ goodwill that continued to be supported by the existence of the original deferred tax liability that gave rise to the goodwill from the carrying value of the applicable assets. The remaining goodwill is not significant compared to the total balance as at December 31, 2019 and no impairment of the goodwill was recorded during the year.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

16. CAPITAL MANAGEMENT

The company’s primary capital management objectives are to ensure the sustainability of its capital to support continuing operations, meet its financial obligations, allow for growth opportunities and provide stable distributions. The company’s capital is monitored through the debt to total capitalization ratio on a consolidated basis. As at December 31, 2019 this ratio was 36% (2018: 36%).

The company’s strategy is to maintain the measures set out in the following schedule as at December 31:

(MILLIONS)	2019	2018
Non-recourse borrowings(1)	$11,960	$11,385
Deferred income tax liabilities, net(2)	3,586	3,210
Equity
Participating non-controlling interests – in operating subsidiaries	10,258	9,666
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	268	273
Brookfield Renewable	7,348	7,285

Total capitalization	$33,420	$31,819

Debt to total capitalization	36%	36%

(1)	Excludes $84 million (2018: $53 million) of unamortized premiums and $86 million (2018: $66 million) of deferred financing fees.
(2)	Deferred income tax liabilities less deferred income tax assets.

17. EQUITY-ACCOUNTED INVESTMENTS

The following table outlines the changes in the company’s equity-accounted investments:

(MILLIONS)	2019	2018	2017
Opening balance	$304	$184	$127
Investment	—	13	—
Share of net income	12	17	5
Share of other comprehensive income	51	97	56
Dividends received	(7)	(3)	(4)
Foreign exchange translation and other	—	(4)	—

Ending balance	$360	$304	$184

The following table summarizes gross revenues and net income of equity-accounted investments in aggregate at 100%:

(MILLIONS)	2019	2018	2017
Revenue	$103	$118	$87
Net income	24	35	10
Share of net income(1)	12	17	5

(1)	The company’s ownership interests in these entities range from 14-60%.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table summarizes gross assets and liabilities of equity-accounted investments in aggregate at 100% as at December 31:

(MILLIONS)	2019	2018
Current assets	$59	$64
Property, plant and equipment, at fair value	1,043	941
Other assets	31	54
Current liabilities	(54)	(42)
Non-recourse borrowings	(358)	(394)
Other liabilities	(5)	(22)

18. CASH AND CASH EQUIVALENTS

The company’s cash and cash equivalents as at December 31 are as follows:

(MILLIONS)	2019	2018
Cash	$282	$261
Short-term deposits	22	81

	$304	$342

19. RESTRICTED CASH

The company’s restricted cash as at December 31 is as follows:

(MILLIONS)	2019	2018
Operations	$125	$101
Credit obligations	119	178
Capital expenditure and development projects	21	14

Total	265	293
Less: non-current	(104)	(168)

Current	$161	$125

20. TRADE RECEIVABLES AND OTHER CURRENT ASSETS

The company’s trade receivables and other current assets as at December 31 are as follows:

(MILLIONS)	2019	2018
Trade receivables	$453	$427
Prepaids and others	137	146
Other short-term receivables	85	46

	$675	$619

As at December 31, 2019, 81% (2018: 82%) of trade receivables were current. The company does not expect issues with collectability of these amounts. Accordingly, as at December 31, 2019 and 2018 an allowance for doubtful accounts for trade receivables was not deemed necessary. Trade receivables are generally on 30-day terms and credit limits are assigned and monitored for all counterparties. In determining the recoverability of trade receivables, management performs a risk analysis considering the type and age of the outstanding receivables and the credit worthiness of the counterparties. Management also reviews trade receivable balances on an ongoing basis.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

21. OTHER LONG-TERM ASSETS

The composition of the company’s other long-term assets as at December 31 is presented in the following table:

(MILLIONS)	Note	2019	2018
Restricted cash	19	$104	$168
Non-current receivables		10	21
Due from related parties	26	7	3
Other		13	12

		$134	$204

At December 31, 2019 and 2018, restricted cash was held primarily to satisfy lease payments and credit agreements.

22. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The company’s accounts payable and accrued liabilities as at December 31 are as follows:

(MILLIONS)	2019	2018
Accounts payable	$118	$111
Operating accrued liabilities	218	222
Interest payable on non-recourse borrowings	65	84
Current portion of lease liabilities	18	—
Other	24	27

	$443	$444

23. DECOMMISSIONING LIABILITIES

The following table presents the change in the decommissioning liabilities for the company:

(MILLIONS)	2019	2018
Balance, beginning of the year	$341	$303
Acquisitions through business combinations	33	68
Reduction arising from payments/derecognition	(1)	—
Accretion	15	7
Changes in estimates	55	(35)
Foreign exchange	(1)	(2)

Balance, end of the year	$442	$341

The company has recorded decommissioning retirement obligations associated with certain power generating assets. The decommissioning retirement obligation has been established for hydroelectric, wind and solar operation sites that are expected to be restored between the years 2020 to 2046. The estimated cost of decommissioning activities is based on a third-party assessment.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

24. OTHER LONG-TERM LIABILITIES

The composition of the company’s other long-term liabilities as at December 31 is presented in the following table:

(MILLIONS)	2019	2018
Pension obligations	$77	$66
Lease liability	327	—
Concession payment liability	13	15
Other	128	29

	$545	$110

25. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

In the course of its operations, the company has entered into agreements for the use of water, land and dams. Payment under those agreements varies with the amount of power generated. The various agreements can be renewed and are extendable up to 2089.

In the normal course of operations, the company will enter into capital expenditure commitments which primarily relate to contracted project costs for various growth initiatives. As at December 31, 2019, the company had $36 million of capital expenditure commitments outstanding, of which $32 million is payable in less than one year and $4 million within two years.

The company, alongside institutional partners, entered into a commitment to invest approximately $48 million to acquire a 210 MW solar development portfolio in Brazil. The transaction is expected to close in the fourth quarter of 2020, subject to customary closing conditions, with the company expected to hold a 25% interest.

Contingencies

In the normal course of business, from time to time, the company is involved in legal proceedings to the ownership and operations of our fleet. In this regard, TerraForm Power is subject to litigation with respect to an earn-out payment for the acquisition of development assets that SunEdison acquired from the First Wind Sellers in 2014. This claim precedes our initial investment in TerraForm Power in 2017. Additionally, TerraForm Power is subject to litigation relating to a private placement to Brookfield Renewable and affiliates completed in 2018. We cannot predict the impact of pending litigation, nor can we predict the amount of time and expense that will be required to resolve such litigation.

The company’s subsidiaries themselves have provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance.

Letters of credit issued by the company’s subsidiaries as at December 31, 2019 were $639 million (2018: $588 million).

The company, along with institutional investors, has provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance as it relates to interests in the Brookfield Americas Infrastructure Fund, the Brookfield Infrastructure Fund II, the Brookfield Infrastructure Fund III, and the Brookfield Infrastructure Fund IV. Brookfield Renewable’s subsidiaries have similarly provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Guarantees

In the normal course of operations, the company executes agreements that provide for indemnification and guarantees to third-parties of transactions such as business dispositions, capital project purchases, business acquisitions, sales and purchases of assets and services, and the transfer of tax credits or renewable energy grants from tax equity partnerships. The company has also agreed to indemnify its directors and certain of its officers and employees. The nature of substantially all of the indemnification undertakings and guarantee agreements prevents the company from making a reasonable estimate of the maximum potential amount that the company could be required to pay third parties as the agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.

LATAM Holdco and BEP Subco Inc. (“Canada SubCo”), each a direct and indirect wholly-owned subsidiary of our company, fully and unconditionally guaranteed (i) the medium term notes issued and payable by Brookfield Renewable Partners ULC, a finance subsidiary of Brookfield Renewable, (ii) the senior preferred shares of Brookfield Renewable Power Preferred Equity Inc., (iii) certain preferred units of Brookfield Renewable, and (iv) the obligations of Brookfield Renewable under its bilateral credit facilities. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

26. RELATED PARTY TRANSACTIONS

The company’s related party transactions are recorded at the exchange amount and are primarily with Brookfield Renewable and Brookfield.

Management Agreements

Master Services Agreement

Since inception, our parent company has had a management agreement (the “Master Services Agreement”) with certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield Asset Management. The Master Services Agreement was amended in connection with the completion of the special distribution to include BEPC as a service recipient.

The company’s consolidated financial statements include general corporate expenses of the partnership which were not historically allocated to the company’s operations. These expenses relate to management fees payable to Brookfield Asset Management and direct operating costs incurred by a subsidiary of the partnership. These allocated expenses have been included as appropriate in the company’s consolidated statements of income. Key decision makers of the company are employees of the ultimate parent company who provide management services under the company’s Master Services Agreement. However, the financial statements may not include all of the expenses that would have been incurred and may not reflect the company’s consolidated results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had the company been a standalone business during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Renewable pays a management fee, referred to as the management service costs, to the Service Provider equal to a fixed quarterly component of $5 million per quarter, adjusted for inflation, and a variable component calculated as a percentage of the increase in the total capitalization value of Brookfield Renewable over an initial reference value (subject to an annual escalation by a specified inflation factor beginning on January 1, 2013)(the “Base Management Fee”). For

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

purposes of calculating the management service costs, the market value of Brookfield Renewable is equal to the aggregate value of all the outstanding units and other securities issued by the service recipients, plus all outstanding third-party debt with recourse to a recipient of services under the Master Services Agreement, less all cash held by such entities. The company will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for BEPC’s proportionate share of the Base Management Fee. BEPC’s proportionate share of the Base Management Fee will be calculated on the basis of the value of BEPC’s business relative to that of the partnership.

Relationship Agreement

Since inception, Brookfield Renewable has had a Relationship Agreement with Brookfield pursuant to which Brookfield has agreed, subject to certain exceptions, that Brookfield Renewable will serve as its primary vehicle through which it will directly or indirectly, acquire renewable power assets on a global basis. The company, being a controlled subsidiary of Brookfield Renewable is entitled to the benefits and subject to certain obligations under the Relationship Agreement.

TERP Brookfield Master Services Agreement

TerraForm Power was party to a management agreement (“TERP Brookfield Master Services Agreement”) with Brookfield and certain of its affiliates, dated as of October 16, 2017. Pursuant to the TERP Brookfield Master Services Agreement, TerraForm Power paid management service costs on a quarterly basis calculated as follows:

•

For each of the first four quarters following October 16, 2017, a fixed component of $2.5 million per quarter (subject to proration for the quarter including October 16, 2017) plus 0.3125% of the market capitalization value increase for such quarter;

•	For each of the next four quarters, a fixed component of $3.0 million per quarter adjusted annually for inflation plus 0.3125% of the market capitalization value increase for such quarter; and

•	Thereafter, a fixed component of $3.75 million per quarter adjusted annually for inflation plus 0.3125% of the market capitalization value increase for such quarter.

For purposes of calculating its management service costs, the term market capitalization value increase meant, for any quarter, the increase in value of TerraForm Power’s market capitalization for such quarter, calculated by multiplying the number of outstanding shares of TerraForm Power’s common stock as of the last trading day of such quarter by the difference between (x) the volume weighted average trading price of a share of common stock for the trading days in such quarter and (y) $9.52. If the difference between (x) and (y) in the market capitalization value increase calculation for a quarter was a negative number, then the market capitalization value increase was deemed to be zero. TerraForm Power’s management service costs have been included in the company’s consolidated statement of income based on its historical records.

The TERP Brookfield Master Services Agreement was terminated upon the completion of the TerraForm Power acquisition.

Governance Agreement

TerraForm Power was party to a governance agreement, referred to as the Governance Agreement, dated October 16, 2017 with Orion Holdings and any controlled affiliate of Brookfield Asset Management (other than TerraForm Power and its controlled affiliates) that by the terms of the Governance Agreement from time to time becomes a party thereto, collectively referred to as the sponsor group.

The Governance Agreement established certain rights and obligations of TerraForm Power and controlled affiliates of Brookfield Asset Management that owned voting securities of TerraForm Power relating to the governance of TerraForm Power and the relationship between such affiliates of BAM and TerraForm Power and its controlled affiliates.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

On June 11, 2018, Orion Holdings, NA HoldCo and TerraForm Power entered into a Joinder Agreement pursuant to which NA HoldCo became a party to the Governance Agreement. On June 29, 2018, a second Joinder Agreement was entered into among Orion Holdings, NA HoldCo, BBHC Orion and TerraForm Power pursuant to which BBHC Orion became a party to the Governance Agreement.

The Governance Agreement was terminated after the completion of the TerraForm Power acquisition.

Power Services Agreements

Energy Marketing Internalization

In 2018, Brookfield Renewable and Brookfield entered into an agreement (the “Power Marketing Purchase Agreement”) to internalize all energy marketing capabilities in North America into Brookfield Renewable. The Power Marketing Purchase Agreement provides for the transfer of Brookfield’s existing marketing business to Brookfield Renewable, which includes the marketing, purchasing and trading of energy and energy related products in North America, providing energy marketing services and all matters incidental thereto (the “Energy Marketing Internalization”). The Energy Marketing Internalization also included the transfer of all third party power purchase agreements and, subject to certain exceptions, related party power purchase and revenue support agreements as described in further detail below.

The Energy Marketing Internalization was completed during the third quarter of 2019. The Power Agency Agreements, Energy Marketing Agreement and certain revenue agreements discussed below were transferred by Brookfield to Brookfield Renewable in connection to the Energy Marketing Internalization.

Power Agency Agreements

Certain subsidiaries of the company entered into Power Agency Agreements appointing Brookfield as their exclusive agent in respect of the sale of electricity, including the procurement of transmission and other additional services. In addition, Brookfield scheduled, dispatched and arranged for transmission of the power produced and the power supplied to third-parties in accordance with prudent industry practice. Pursuant to each Agreement, Brookfield was entitled to be reimbursed for any third party costs incurred, and, in certain cases, received an additional fee for its services in connection with the sale of power and for providing the other services.

On closing of the Energy Marketing Internalization, all Power Agency Agreements were transferred by Brookfield to Brookfield Renewable.

Energy Marketing Agreement

Brookfield had agreed to provide energy marketing services to the company. Under this Agreement, the company paid an annual energy marketing fee commensurate to the services received. See Note 7 – Direct operating costs. On closing of the Energy Marketing Internalization, the Energy Marketing Agreement was transferred from Brookfield to Brookfield Renewable.

Other Agreements

Energy Revenue Agreement

In 2011, an agreement was entered into between Brookfield and several entities in the United States owned by the company. Brookfield supported the price that the company receives for energy generated by certain facilities in the United States at a price $75 per MWh. This price increased annually on January 1 by an amount equal to 40% of the increase in the CPI during the previous calendar year, but not exceeding an increase of 3% in any calendar year. In 2018, the parties entered into a further agreement which effectively amends the term to automatically renew until 2046 and provides Brookfield the right to terminate the agreement in 2036.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Other Agreements

Pursuant to a 20-year power purchase agreement, Brookfield purchases all energy from several power facilities in Maine and New Hampshire held by Great Lakes Holding America (“GLHA”) at $37 per MWh. The energy rates were subject to an annual adjustment equal to 20% of the increase in the CPI during the previous year. On closing of the Energy Marketing Internalization, the power purchase agreement with GLHA was transferred to Brookfield Renewable.

In 2011, on formation of Brookfield Renewable, Brookfield transferred certain development projects to the company for no upfront consideration but is entitled to receive variable consideration on commercial operation or sale of these projects.

Sponsor Line Agreement

TerraForm Power entered into the Sponsor Line with Brookfield Asset Management and one of its affiliates (the “Lenders”) on October 16, 2017. The Sponsor Line establishes a $500 million secured revolving credit facility and provides for the Lenders to commit to making LIBOR loans to the company during a period not to exceed three years from the effective date of the Sponsor Line (subject to acceleration for certain specified events). TerraForm Power may only use the revolving Sponsor Line to fund all or a portion of certain funded acquisitions or growth capital expenditures. The Sponsor Line terminates, and all obligations thereunder become payable, no later than October 16, 2022. Borrowings under the Sponsor Line bear interest at a rate per annum equal to a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus 3% per annum. In addition to paying interest on outstanding principal under the Sponsor Line, the company is required to pay a standby fee of 0.5% per annum in respect of the unutilized commitments thereunder, payable quarterly in arrears.

TerraForm Power is permitted to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Sponsor Line at any time without premium or penalty, other than customary “breakage” costs. Under certain circumstances, TerraForm Power may be required to prepay amounts outstanding under the Sponsor Line.

During the year ended December 31, 2018, TerraForm Power made two draws on the Sponsor Line totaling $86 million that were used to fund part of the purchase price of the acquisition of Saeta and repaid such amounts in full. As of December 31, 2019, and December 31, 2018, respectively, there were no amounts drawn under the Sponsor Line.

The sponsor line was terminated upon the completion of the TerraForm Power acquisition.

TERP Relationship Agreement

TerraForm Power entered into a relationship agreement, referred to as the TERP Relationship Agreement, dated October 16, 2017 with Brookfield, which governed certain aspects of the relationship between Brookfield and TerraForm Power. Pursuant to the TERP Relationship Agreement, Brookfield agreed that TerraForm Power will serve as the primary vehicle through which Brookfield and certain of its affiliates will own operating wind and solar assets in North America and Western Europe and that Brookfield will provide, subject to certain terms and conditions, TerraForm Power with a right of first offer on certain operating wind and solar assets that are located in such countries and developed by persons sponsored by or under the control of Brookfield. The rights of TerraForm Power under the TERP Relationship Agreement are subject to certain exceptions and consent rights set out therein.

TerraForm Power did not acquire any renewable energy facilities pursuant to the TERP Relationship Agreement from Brookfield during the years ended December 31, 2019, 2018 and 2017.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The TERP Relationship Agreement was terminated upon the completion of the TerraForm Power acquisition.

TERP Registration Rights Agreement

TerraForm Power also entered into a registration rights agreement, referred to as the TERP Registration Rights Agreement, on October 16, 2017 with Orion Holdings. The TERP Registration Rights Agreement governed the rights and obligations of TerraForm Power, on the one hand, and Brookfield and its affiliates, on the other hand, with respect to the registration for resale of all or a part of TerraForm Power’s common stock held by Brookfield or any of its affiliates that become party to the TERP Registration Rights Agreement.

On June 11, 2018, Orion Holdings, NA HoldCo and TerraForm Power entered into a Joinder Agreement pursuant to which NA HoldCo became a party to the TERP Registration Rights Agreement. On June 29, 2018, a second Joinder Agreement was entered into among Orion Holdings, NA HoldCo, BBHC Orion and TerraForm Power pursuant to which BBHC Orion became a party to the TERP Registration Rights Agreement.

The TERP Registration Rights Agreement was terminated upon the completion of the TerraForm Power acquisition.

New Terra LLC Agreement

TerraForm Power and BRE Delaware Inc. entered into an amended and restated limited liability company agreement of TerraForm Power, LLC, referred to as the New Terra LLC Agreement, dated October 16, 2017. The New Terra LLC Agreement, among other things, reset the incentive distribution right, or IDR, thresholds of TerraForm Power, LLC to establish a first distribution threshold of $0.93 per share of TerraForm Power’s common stock and a second distribution threshold of $1.05 per share of TerraForm Power’s common stock. As a result of the New Terra LLC Agreement, amounts distributed from TerraForm Power, LLC were to be distributed on a quarterly basis as follows:

•	first, to TerraForm Power in an amount equal to TerraForm Power’s outlays and expenses for such quarter;

•

second, to holders of TerraForm Power, LLC Class A units, referred to as Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by TerraForm Power in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of TerraForm Power’s common stock of $0.93 per share (subject to further adjustment for distributions, combinations or subdivisions of shares of TerraForm Power common stock) if such amount were distributed to all holders of shares of TerraForm Power common stock;

•

third, 15% to the holders of the IDRs pro rata and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by TerraForm Power in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of TerraForm Power’s common stock of an additional $0.12 per share (subject to further adjustment for distributions, combinations or subdivisions of shares of TerraForm Power’s common stock) if such amount were distributed to all holders of shares of TerraForm Power’s common stock; and

•	thereafter, 75% to holders of Class A units pro rata and 25% to holders of the IDRs pro rata.

TerraForm Power made no IDR payments during the years ended December 31, 2019, 2018 and 2017.

The New Terra LLC Agreement was amended upon the completion of the TerraForm Power acquisition to remove TerraForm Power, LLC’s obligations to make IDR payments.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

The following table reflects the related party agreements and transactions in the consolidated statements of income, for the years ended December 31:

(MILLIONS)	2019	2018	2017
Revenues
Power purchase and revenue agreements	$387	$300	$319
Direct operating costs
Energy purchases	$(10)	$(11)	$(13)
Energy marketing & other services	(26)	(39)	(34)
Insurance expense(1)	(18)	(17)	(15)

	$(54)	$(67)	$(62)
Interest expense
Interest expense	$(4)	$(9)	$(11)
Management service costs
Management service agreement	$(109)	$(71)	$(63)

(1)

Insurance services are paid to a subsidiary of Brookfield Asset Management that brokers external insurance providers on behalf of the company. The fees paid to the subsidiary of Brookfield Asset Management for the year ended December 31, 2019 were $1 million (2018: less than $1 million).

The following table reflects the impact of the related party agreements and transactions on the consolidated statements of financial position as at December 31:

(MILLIONS)	Related party	2019	2018
Current assets
Due from related parties
Amounts due from	Brookfield	$20	$2
	Brookfield Renewable	156	273
	Equity-accounted investments and other	6	6

		$182	$281
Non-current assets
Due from related parties
Amounts due from	Equity-accounted investments and other	$7	$3
Current liabilities
Due to related parties
Amounts due to	Brookfield	$19	$12
	Brookfield Renewable	179	86
	Equity-accounted investments and other	3	9

		$201	$107
Non-current liabilities
Due to related parties
Amounts due to	Equity-accounted investments and other	$2	$—

Current assets

Amounts due from Brookfield and Brookfield Renewable are non-interest bearing, unsecured and due on demand.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Current liabilities

Amounts due to Brookfield and Brookfield Renewable are unsecured, payable on demand and relate to recurring transactions.

27. SUPPLEMENTAL INFORMATION

The net change in working capital balances for the year ended December 31 shown in the consolidated statements of cash flows is comprised of the following:

(MILLIONS)	2019	2018	2017
Trade receivables and other current assets	$(44)	$(20)	$(24)
Accounts payable and accrued liabilities	(6)	—	(112)
Other assets and liabilities	26	(13)	45
Settlement of TerraForm Power special distribution	—	—	(285)

	$(24)	$(33)	$(376)

28. SUBSEQUENT EVENTS

In February 2020, the company, through its subsidiary TerraForm Power, completed the acquisition of a portfolio of two concentrated solar power facilities located in Spain with a consolidated nameplate capacity of approximately 100 MW for a total purchase price of approximately €117 million (approximately $128 million as of the date of the acquisition). These facilities are regulated under the Spanish framework for renewable power, with approximately 19 years of remaining regulatory life.

In March 2020, the company, together with institutional partners, completed the acquisition of 278 MW of development solar assets in Brazil with the company holding a 25% interest.

In October 2020, the company, through its subsidiary TerraForm Power, completed the sale of a gross 40% equity interest in an 852 MW wind portfolio in the United States for total proceeds of $264 million ($90 million net to the company).

In October 2020, the company, together with institutional partners, completed the acquisition of a 1,200 MW solar development portfolio in Brazil for approximately $46 million, which are targeted for commercial operations in early 2023. The company holds a 25% economic interest.

In October 2020, certain affiliates of Brookfield Asset Management completed a secondary offering of 4,663,250 exchangeable shares at a price of C$80.20 ($60.06) per exchangeable share, for gross proceeds of C$374 million ($285 million). The company did not sell exchangeable shares in the offering and will not receive any of the proceeds from the offering of exchangeable units.

In November 2020, the company completed the buyout of the lease on its 192 MW hydroelectric facility in Louisiana for $560 million ($420 million net to the company).

In November 2020, the company announced a three-for-two split of BEPC’s outstanding shares.

Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy and the company or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19. Such developments could have an adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Formation of BEPC

Prior to the completion of the special distribution on July 30, 2020, BEPC acquired the Business.

On July 30, 2020, the partnership completed the special distribution whereby holders of LP units as of July 27, 2020 (the “Record Date”) received one Class A exchangeable subordinated voting share of BEPC (“exchangeable share”) for every four LP units held. Immediately prior to the special distribution, the partnership received exchangeable shares through a distribution by Brookfield Renewable Energy L.P. (“BRELP”), or the BRELP Distribution, of the exchangeable shares to all the holders of its equity units and to its general partner. As a result of the BRELP Distribution, (i) Brookfield and its subsidiaries (other than entities within Brookfield Renewable) received approximately 33.1 million exchangeable shares and (ii) the partnership received approximately 44.7 million exchangeable shares, which it subsequently distributed to unitholders pursuant to the special distribution. Immediately following the special distribution, but prior to the TerraForm Power acquisition, (i) holders of LP units held approximately 42.8% of the issued and outstanding exchangeable shares of our company, (ii) Brookfield and its affiliates held approximately 57.2% of the issued and outstanding exchangeable shares, and (iii) a subsidiary of the partnership owned all of the issued and outstanding class B multiple voting shares, or class B shares, which represent a 75.0% voting interest in our company, and all of the issued and outstanding class C non-voting shares, or class C shares, of our company, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of the exchangeable shares and class B shares. Holders of exchangeable shares hold an aggregate 25.0% voting interest in our company.

Prior to the completion of the special distribution, BEPC entered into the following agreements:

i) Credit Support

Two direct and indirect wholly-owned subsidiaries of BEPC fully and unconditionally guaranteed (i) any and all present and future unsecured debt securities issued by Brookfield Renewable Partners ULC, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) all present and future senior preferred shares of Brookfield Renewable Power Preferred Equity Inc. (“BRP Equity”) as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BRP Equity, (iii) certain of BEP’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BEP, (iv) the obligations of all present and future bilateral credit facilities established for the benefit of Brookfield Renewable, and (v) notes issued by Brookfield BRP Holdings (Canada) Inc. under its U.S. commercial paper program. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

ii) Subordinated Credit Facilities

BEPC entered into two credit agreements with the partnership, one as borrower and one as lender, which we refer to as the Subordinated Credit Facilities, each providing for a ten-year revolving $1.75 billion credit facility to facilitate the movement of cash within Brookfield Renewable. One credit facility will permit BEPC to borrow up to $1.75 billion from the partnership and the other will constitute an operating credit facility that will permit the partnership to borrow up to $1.75 billion from BEPC. The Subordinated Credit Facilities are available in U.S. or Canadian dollars, and advances are made by way of LIBOR, base rate, bankers’ acceptance rate or prime rate loans.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

iii) Equity Commitment Agreement

The partnership provided BEPC an equity commitment in the amount of $1 billion. The equity commitment may be called by BEPC in exchange for the issuance of a number of class C shares to the partnership, corresponding to the amount of the equity commitment called divided by the volume-weighted average of the trading price for one exchangeable share on the principal stock exchange on which exchangeable shares are listed for the five (5) days immediately preceding the date of the call. The equity commitment will be available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that the partnership continues to control BEPC and has the ability to elect a majority of the BEPC board of directors. The rationale for the equity commitment is to provide the company with access to equity capital on an as-needed basis and to maximize our flexibility. Pursuant to the equity commitment, the partnership has also agreed not to declare or pay any distribution on the LP units if on such date the company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the exchangeable shares.

iv) Management Services Agreement

Wholly-owned subsidiaries of Brookfield (“Service Providers”) provide management services to the company pursuant to the partnership’s existing master services agreement, (the “Master Services Agreement”), which was amended in connection with the completion of the special distribution. There is no increase to the Base Management Fee (as defined below) and incentive distribution fees currently paid by the partnership, though BEPC will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for BEPC’s proportionate share of the Base Management Fee (as defined below). BEPC’s proportionate share of the Base Management Fee (as defined below) will be calculated on the basis of the value of BEPC’s business relative to that of the partnership. Pursuant to the Master Services Agreement, in exchange for the management services provided to Brookfield Renewable by the Service Provider, Brookfield Renewable pays an annual management fee (the “Base Management Fee”) to the Service Provider of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the total capitalization value of Brookfield Renewable exceeds an initial reference value. In the event that the measured total capitalization value of Brookfield Renewable in a given period is less than the initial reference value, the Service Providers will receive only the Base Management Fee of $20 million annually (subject to an annual escalation by the specified inflation factor described above). The Base Management Fee is calculated and paid on a quarterly basis.

v) BEPC Voting Agreements

BEPC entered into voting agreements with Brookfield (“BEPC Voting Agreements”) to provide BEPC with control over certain of the entities through which BEPC holds interests in its operating subsidiaries. Pursuant to the BEPC Voting Agreements, voting rights with respect to any of the applicable entities will be voted in accordance with the direction of BEPC with respect to certain matters, including the election of directors. As a result, BEPC controls and consolidates the applicable entities from an accounting point of view.

vi) Registration Rights Agreement

BEPC entered into a Registration Rights Agreement with BEP and Brookfield, pursuant to which BEPC agreed that, upon the request of Brookfield Asset Management, BEPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any exchangeable shares held by Brookfield. BEPC has agreed to pay certain expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement or prospectus.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

Acquisition of TerraForm Power

On July 31, 2020, Brookfield Renewable completed the acquisition of TerraForm Power, Inc. (“TerraForm Power”) pursuant to which Brookfield Renewable acquired all of the Class A common stock of TerraForm Power not owned by Brookfield Renewable or its affiliates (“public TerraForm Power shares”), representing a 38% interest in TerraForm Power (the “TerraForm Power acquisition”). Pursuant to the TerraForm Power acquisition, each holder of public TerraForm Power shares received 0.47625 of an exchangeable share of BEPC or of a partnership unit for each public TerraForm Power share held by such holder. The TerraForm Power acquisition was completed in exchange for 37,035,241 exchangeable shares and 4,034,469 LP units.

After giving effect to the special distribution and the TerraForm Power acquisition, Brookfield and its affiliates, including Brookfield Renewable, through its ownership of exchangeable shares and class B shares, holds an approximate 84.7% voting interest in BEPC. Holders of exchangeable shares, excluding Brookfield and its affiliates and Brookfield Renewable, hold an approximate 15.3% aggregate voting interest in BEPC.

Concurrent with the closing of the TerraForm Power acquisition, Brookfield and the partnership entered into voting agreements with BEPC, giving BEPC a number of voting rights with respect to the TerraForm Power common stock held by the partnership and its affiliates, other than BEPC, including the authority to direct the election of the directors of TerraForm Power. As a result, BEPC controls TerraForm Power and consolidates TerraForm Power from an accounting point of view.

Brookfield Renewable Corporation	Consolidated Financial Statements and Notes	December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

UNAUDITED (MILLIONS)	Notes	September 30, 2020	December 31, 2019	January 1, 2019
			as adjusted(1)	as adjusted(1)
Assets
Current assets
Cash and cash equivalents	12	$377	$304	$342
Restricted cash	13	248	161	125
Trade receivables and other current assets	14	642	675	619
Financial instrument assets	4	48	41	23
Due from related parties	17	239	182	281

		1,554	1,363	1,390
Financial instrument assets	4	50	59	102
Equity-accounted investments	11	345	360	304
Property, plant and equipment	7	31,170	32,647	30,765
Intangible assets		235	241	261
Goodwill		871	949	948
Deferred income tax assets	6	10	4	2
Other long-term assets		108	134	204

Total Assets		$34,343	$35,757	$33,976

Liabilities
Current liabilities
Accounts payable and accrued liabilities	15	$438	$443	$444
Financial instrument liabilities	4	174	125	128
Payable due to related parties	17	476	201	107
Non-recourse borrowings	8	839	605	1,058
Lease purchase commitment	8	554	—	—
Provisions		43	50	68
Exchangeable and class B shares	10	6,032	—	—

		8,556	1,424	1,805
Financial instrument liabilities	4	523	444	479
Non-recourse borrowings	8	11,173	11,353	10,314
Deferred income tax liabilities	6	3,287	3,590	3,212
Decommissioning liabilities		475	442	341
Provisions		73	83	147
Other long-term liabilities		540	547	448
Equity
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	9	8,212	10,258	9,666
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	9	209	268	273
Brookfield Renewable(2)	10	1,295	7,348	7,291

Total Equity		9,716	17,874	17,230

Total Liabilities and Equity		$34,343	$35,757	$33,976

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

(2)

Common equity is attributable to Brookfield Renewable prior to the special distribution and subsequently as a result of the Brookfield Renewable holding all of the class C shares issued by our company. Please refer to Note 2(c) – Basis of presentation, for further details.

The accompanying notes are an integral part of these interim consolidated financial statements.

Approved on behalf of Brookfield Renewable Corporation:

Patricia Zuccotti Director	David Mann Director

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND LOSS

		Three months ended September 30		Nine months ended September 30
UNAUDITED (MILLIONS)	Notes	2020	2019	2020	2019
			as adjusted(1)		as adjusted(1)
Revenues	17	$724	$736	$2,341	$2,445
Other income		5	32	29	56
Direct operating costs		(238)	(259)	(781)	(785)
Management service costs	17	(41)	(28)	(106)	(72)
Interest expense	8	(230)	(164)	(587)	(516)
Share of (loss) earnings from equity-accounted investments	11	(4)	3	(3)	9
Foreign exchange and financial instrument gain (loss)	4	17	(13)	11	(22)
Depreciation	7	(293)	(247)	(806)	(710)
Other		(79)	(26)	(64)	(70)
Remeasurement of exchangeable and class B shares	10	(1,163)	—	(1,163)	—
Income tax recovery (expense)
Current	6	(12)	(12)	(26)	(48)
Deferred	6	17	9	(32)	(33)

		5	(3)	(58)	(81)

Net income (loss)		$(1,297)	$31	$(1,187)	$254

Net income (loss) attributable to:
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	9	$—	$27	$31	$118
Participating non-controlling interests –in a holding subsidiary held by Brookfield Renewable	9	(2)	1	4	8
Brookfield Renewable(2)		(1,295)	3	(1,222)	128

		$(1,297)	$31	$(1,187)	$254

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

(2)

Net income is attributable to Brookfield Renewable prior to the special distribution as well as subsequently as a result of Brookfield Renewable holding all of the Class C shares issued by our company. Please refer to Note 2(c) – Basis of presentation, for further details.

(3)

Earnings per share have not been presented in the financial statements, as the underlying shares do not constitute “ordinary shares” under IAS 33 Earnings per share. See Note 2(s) – Basis of presentation and significant accounting policies, for further details.

The accompanying notes are an integral part of these interim consolidated financial statements.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		Three months ended September 30		Nine months ended September 30
UNAUDITED (MILLIONS)	Notes	2020	2019	2020	2019
			as adjusted(1)		as adjusted(1)
Net income (loss)		$(1,297)	$31	$(1,187)	$254
Other comprehensive income (loss) that will not be reclassified to net income:
Revaluations of property, plant and equipment	7	36	—	36	—
Actuarial loss on defined benefit plans		—	—	(5)	(7)
Deferred income taxes on above items		(5)	—	(4)	9
Equity-accounted investments	11	1	—	—	—

Total items that will not be reclassified to net income		32	—	27	2
Other comprehensive (loss) income that may be reclassified to net income:
Foreign currency translation		(160)	(541)	(1,421)	(444)
Gains (losses) arising during the period on financial instruments designated as cash-flow hedges	4	(1)	(23)	(33)	(29)
Unrealized (loss) gain on foreign exchange swaps net investment hedge	4	(13)	12	8	20
Reclassification adjustments for amounts recognized in net income	4	(7)	(3)	(44)	(6)
Deferred income taxes on above items		2	—	13	(1)
Equity-accounted investments	11	—	—	(2)	—

Total items that may be reclassified subsequently to net income		(179)	(555)	(1,479)	(460)

Other comprehensive income (loss)		(147)	(555)	(1,452)	(458)

Comprehensive income (loss)		$(1,444)	$(524)	$(2,639)	$(204)

Comprehensive income (loss) attributable to:
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	9	$(82)	$(297)	$(686)	$(148)
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	9	(8)	(19)	(61)	(9)
Brookfield Renewable(2)		(1,354)	(208)	(1,892)	(47)

		$(1,444)	$(524)	$(2,639)	$(204)

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

(2)

Comprehensive income is attributable to Brookfield Renewable prior to the special distribution as well as subsequently as a result of Brookfield Renewable holding all of the class C shares issued by our company. Please refer to Note 2(c) – Basis of presentation, for further details.

The accompanying notes are an integral part of these interim consolidated financial statements.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Accumulated other comprehensive income				Non-controlling interests
UNAUDITED THREE MONTHS ENDED SEPTEMBER 30 (MILLIONS)	Brookfield Renewable	Foreign currency translation	Revaluation surplus	Other	Total Brookfield Renewable	Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	Participating non-controlling interests – in operating subsidiaries	Total equity
Balance, as at June 30, 2020 (as adjusted(1))	$1,356	$(1,560)	$6,853	$(6)	$6,643	$215	$9,374	$16,232
Net income	(1,295)	—	—	—	(1,295)	(2)	—	(1,297)
Other comprehensive income (loss)	—	(69)	14	(4)	(59)	(6)	(82)	(147)
Capital contributions	2	—	—	—	2	—	20	22
Dividends declared and return of capital	(2)	—	—	—	(2)	—	(79)	(81)
Special distribution/TerraForm Power acquisition	(4,371)	20	392	(21)	(3,980)	—	(1,026)	(5,006)
Other	(10)	(4)	—	—	(14)	2	5	(7)

Change in period	(5,676)	(53)	406	(25)	(5,348)	(6)	(1,162)	(6,516)

Balance, as at September 30, 2020	$(4,320)	$(1,613)	$7,259	$(31)	$1,295	$209	$8,212	$9,716

Balance, as at June 30, 2019 (as adjusted(1))	$1,830	$(854)	$6,282	$(5)	$7,253	$277	$9,460	$16,990
Net income	3	—	—	—	3	1	27	31
Other comprehensive income (loss)	—	(208)	—	(3)	(211)	(20)	(324)	(555)
Capital contributions	13	—	—	—	13	—	—	13
Dividends declared and return of capital	(77)	—	—	—	(77)	(2)	(126)	(205)
Other	10	(1)	—	1	10	3	1	14

Change in period	(51)	(209)	—	(2)	(262)	(18)	(422)	(702)

Balance, as at September 30, 2019 (as adjusted(1))	$1,779	$(1,063)	$6,282	$(7)	$6,991	$259	$9,038	$16,288

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these interim consolidated financial statements.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Accumulated other comprehensive income				Non-controlling interests
UNAUDITED NINE MONTHS ENDED SEPTEMBER 30 (MILLIONS)	Brookfield Renewable	Foreign currency translation	Revaluation surplus	Other	Total Brookfield Renewable	Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	Participating non-controlling interests – in operating subsidiaries	Total equity
Balance, as at December 31, 2019 (as adjusted(1))	$1,452	$(956)	$6,853	$(1)	$7,348	$268	$10,258	$17,874
Net income	(1,222)	—	—	—	(1,222)	4	31	(1,187)
Other comprehensive income (loss)	—	(675)	14	(9)	(670)	(65)	(717)	(1,452)
Capital contributions	102	—	—	—	102	—	29	131
Dividends declared and return of capital	(276)	—	—	—	(276)	—	(363)	(639)
Special distribution/TerraForm Power acquisition	(4,371)	20	392	(21)	(3,980)	—	(1,026)	(5,006)
Other	(5)	(2)	—	—	(7)	2	—	(5)

Change in period	(5,772)	(657)	406	(30)	(6,053)	(59)	(2,046)	(8,158)

Balance, as at September 30, 2020	$(4,320)	$(1,613)	$7,259	$(31)	$1,295	$209	$8,212	$9,716

Balance, as at January 1, 2019 (as adjusted(1))	$1,907	$(881)	$6,274	$(9)	$7,291	$273	$9,666	$17,230
Net income	128	—	—	—	128	8	118	254
Other comprehensive income (loss)	—	(177)	—	2	(175)	(17)	(266)	(458)
Capital contributions	13	—	—	—	13	—	—	13
Dividends declared and return of capital	(275)	—	—	—	(275)	(8)	(487)	(770)
Other	6	(5)	8	—	9	3	7	19

Change in period	(128)	(182)	8	2	(300)	(14)	(628)	(942)

Balance, as at September 30, 2019 (as adjusted(1))	$1,779	$(1,063)	$6,282	$(7)	$6,991	$259	$9,038	$16,288

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these interim consolidated financial statements.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Three months ended September 30		Nine months ended September 30
UNAUDITED (MILLIONS)	Notes	2020	2019	2020	2019
			as adjusted(1)		as adjusted(1)
Operating activities
Net income		$(1,297)	$31	$(1,187)	$254
Adjustments for the following non-cash items:
Depreciation	7	293	247	806	710
Unrealized financial instruments loss (gain)	4	(19)	13	(14)	20
Share of earnings from equity-accounted investments	11	4	(3)	3	(9)
Deferred income tax (recovery) expense	6	(17)	(9)	32	33
Other non-cash items		61	10	48	32
Remeasurement of exchangeable shares and class B shares	10	1,163	—	1,163	—
Dividends received from equity-accounted investments	11	—	2	2	4
Changes in payable to or due from related parties		(6)	(9)	38	63
Net change in working capital balances		(41)	14	(20)	40

		141	296	871	1,147
Financing activities
Proceeds from non-recourse borrowings	8	342	976	1,222	1,628
Repayment of non-recourse borrowings	8	(299)	(332)	(1,089)	(942)
Repayment of lease liabilities		(8)	(9)	(21)	(23)
Capital contributions from non-controlling interests	9	17	—	29	—
Capital contributions from Brookfield Renewable	9	2	13	102	13
Exchangeable share issuance costs		(21)	—	(21)	—
Distributions paid and return of capital:
To participating non-controlling interests	9	(79)	(124)	(365)	(487)
To Brookfield Renewable	9,10	—	(82)	(236)	(267)
Related party borrowings, net	17	77	47	19	(129)

		31	489	(360)	(207)
Investing activities
Acquisitions net of cash and cash equivalents in acquired entity	3	—	(732)	(105)	(732)
Investment in property, plant and equipment	7	(91)	(46)	(198)	(122)
Proceeds from disposal of assets		—	—	11	—
Restricted cash and other		(117)	(58)	(143)	(33)

		(208)	(836)	(435)	(887)
Foreign exchange loss on cash		7	(6)	(3)	(6)

Cash and cash equivalents
(Decrease) Increase		(29)	(57)	73	47
Balance, beginning of period		406	446	304	342

Balance, end of period		$377	$389	$377	$389

Supplemental cash flow information:
Interest paid		$208	$142	$513	$477
Interest received		$6	$7	$14	$13
Income taxes paid		$11	$14	$24	$35

(1)

As adjusted to reflect the historical financial statements of the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. contributed to our company on July 30, 2020 and TerraForm Power Inc. acquired on July 31, 2020 from Brookfield (Note 1).

The accompanying notes are an integral part of these interim consolidated financial statements.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF OUR COMPANY

(a) Brookfield Renewable Corporation

Brookfield Renewable Corporation (“BEPC” or the “company”) and its subsidiaries, own and operate a portfolio of renewable energy power generating facilities primarily in North America, Europe, Colombia and Brazil. BEPC was formed as a corporation established under the British Columbia Business Corporation Act on September 9, 2019 and is a subsidiary of Brookfield Renewable Partners L.P. (“BEP”, or, collectively with its controlled subsidiaries, including BEPC “Brookfield Renewable”, or, collectively with its controlled subsidiaries, excluding BEPC, the “partnership”). Brookfield Asset Management Inc. (“Brookfield Asset Management” or together with its controlled subsidiaries, excluding Brookfield Renewable, “Brookfield”) is our company’s ultimate parent. The class A exchangeable subordinate voting shares (“exchangeable shares”) of Brookfield Renewable Corporation are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BEPC”. The registered head office of Brookfield Renewable Corporation is 250 Vesey Street, New York, NY, United States.

(b) Special Distribution

On July 30, 2020, the partnership completed the “special distribution” whereby holders of LP units as of July 27, 2020 (the “Record Date”) received one exchangeable share for every four LP units held. Immediately prior to the special distribution, the partnership received exchangeable shares through a distribution by Brookfield Renewable Energy L.P. (“BRELP”), or the BRELP Distribution, of the exchangeable shares to all the holders of its equity units and to its general partners. As a result of the BRELP Distribution, (i) Brookfield and its subsidiaries (other than entities within Brookfield Renewable) received approximately 33.1 million exchangeable shares and (ii) the partnership received approximately 44.7 million exchangeable shares, which it subsequently distributed to unitholders pursuant to the special distribution. Immediately following the special distribution, but prior to the TerraForm Power acquisition (as defined below), (i) holders of LP units held approximately 42.8% of the issued and outstanding exchangeable shares of the company, (ii) Brookfield and its affiliates held approximately 57.2% of the issued and outstanding exchangeable shares, and (iii) a subsidiary of the partnership owned all of the issued and outstanding class B multiple voting shares, or class B shares, which represent a 75.0% voting interest in the company, and all of the issued and outstanding class C non-voting shares, or class C shares, of the company, which entitle the partnership to all of the residual value in the company after payment in full of the amount due to holders of the exchangeable shares and class B shares. Holders of exchangeable shares hold an aggregate 25.0% voting interest in the company.

Prior to the completion of the special distribution on July 30, 2020, BEPC acquired the United States, Colombian and Brazilian Operations of the partnership (the “Business”), excluding a 10% interest in the Colombian and certain Brazilian operations of the Business owned through BRP Bermuda Holdings I Limited (“LATAM holdco”) that the partnership retained post-closing.

Refer to Note 2(b) – Continuity of interests and 2(c) – Basis of presentation for the basis of presentation of the special distribution.

Prior to the completion of the special distribution, BEPC entered into the following agreements:

i) Credit Support

Two direct and indirect wholly-owned subsidiaries of BEPC fully and unconditionally guaranteed (i) any and all present and future unsecured debt securities issued by Brookfield Renewable Partners ULC, in each case as to

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) all present and future senior preferred shares of Brookfield Renewable Power Preferred Equity Inc. (“BRP Equity”) as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BRP Equity, (iii) certain of BEP’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BEP, (iv) the obligations of all present and future bilateral credit facilities established for the benefit of Brookfield Renewable, and (v) notes issued by Brookfield BRP Holdings (Canada) Inc. under its U.S. commercial paper program. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

ii) Subordinated Credit Facilities

BEPC entered into two credit agreements with the partnership, one as borrower and one as lender, which we refer to as the Subordinated Credit Facilities, each providing for a ten-year revolving $1.75 billion credit facility to facilitate the movement of cash within the Brookfield Renewable. One credit facility will permit BEPC to borrow up to $1.75 billion from the partnership and the other will constitute an operating credit facility that will permit the partnership to borrow up to $1.75 billion from BEPC. The Subordinated Credit Facilities are available in U.S. or Canadian dollars, and advances are made by way of LIBOR, base rate, bankers’ acceptance rate or prime rate loans.

iii) Equity Commitment Agreement

The partnership provided BEPC an equity commitment in the amount of $1 billion. The equity commitment may be called by BEPC in exchange for the issuance of a number of class C shares to the partnership, corresponding to the amount of the equity commitment called divided by the volume-weighted average of the trading price for one exchangeable share on the principal stock exchange on which exchangeable shares are listed for the five (5) days immediately preceding the date of the call. The equity commitment will be available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that the partnership continues to control BEPC and has the ability to elect a majority of the BEPC board of directors. The rationale for the equity commitment is to provide the company with access to equity capital on an as-needed basis and to maximize our flexibility. Pursuant to the equity commitment, the partnership has also agreed not to declare or pay any distribution on the LP units if on such date the company does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the exchangeable shares.

iv) Management Services Agreement

Wholly-owned subsidiaries of Brookfield (“Service Providers”) provide management services to the company pursuant to the partnership’s existing master services agreement, (the “Master Services Agreement”), which was amended in connection with the completion of the special distribution. There is no increase to the Base Management Fee (as defined below) and incentive distribution fees currently paid by the partnership, though BEPC will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for BEPC’s proportionate share of the Base Management Fee (as defined below). BEPC’s proportionate share of the Base Management Fee (as defined below) will be calculated on the basis of the value of BEPC’s business relative to that of the partnership. Pursuant to the Master Services Agreement, in exchange for the management services provided to Brookfield Renewable by the Service Provider, Brookfield Renewable pays an annual management

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

fee (the “Base Management Fee”) to the Service Provider of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the total capitalization value of Brookfield Renewable exceeds an initial reference value. In the event that the measured total capitalization value of Brookfield Renewable in a given period is less than the initial reference value, the Service Providers will receive only the Base Management Fee of $20 million annually (subject to an annual escalation by the specified inflation factor described above). The Base Management Fee is calculated and paid on a quarterly basis.

v) BEPC Voting Agreements

BEPC entered into voting agreements with Brookfield (“BEPC Voting Agreements”) to provide BEPC with control over certain of the entities through which BEPC holds interests in its operating subsidiaries. Pursuant to the BEPC Voting Agreements, voting rights with respect to any of the applicable entities will be voted in accordance with the direction of BEPC with respect to certain matters, including the election of directors. As a result, BEPC controls and consolidates the applicable entities from an accounting point of view.

vi) Registration Rights Agreement

BEPC entered into a Registration Rights Agreement with BEP and Brookfield, pursuant to which BEPC agreed that, upon the request of Brookfield Asset Management, BEPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any exchangeable shares held by Brookfield. BEPC has agreed to pay certain expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement or prospectus.

(c) Acquisition of TerraForm Power

On July 31, 2020, Brookfield Renewable completed the acquisition of TerraForm Power, Inc. (“TerraForm Power”) pursuant to which Brookfield Renewable acquired all of the Class A common stock of TerraForm Power not owned by Brookfield Renewable or its affiliates (“public TerraForm Power shares”), representing a 38% interest in TerraForm Power (the “TerraForm Power acquisition”). Pursuant to the TerraForm Power acquisition, each holder of public TerraForm Power shares received 0.47625 of an exchangeable share of BEPC or of a partnership unit for each public TerraForm Power share held by such holder. The TerraForm Power acquisition was completed in exchange for 37,035,241 exchangeable shares and 4,034,469 LP units.

After giving effect to the special distribution and the TerraForm Power acquisition, Brookfield and its affiliates, including Brookfield Renewable, through its ownership of exchangeable shares and class B shares, holds an approximate 84.7% voting interest in BEPC. Holders of exchangeable shares, excluding Brookfield and its affiliates and Brookfield Renewable, hold an approximate 15.3% aggregate voting interest in BEPC.

Concurrent with the closing of the TerraForm Power acquisition, Brookfield and the partnership entered into voting agreements with BEPC, giving BEPC a number of voting rights with respect to the TerraForm Power common stock held by the partnership and its affiliates, other than BEPC, including the authority to direct the election of the directors of TerraForm Power. As a result, BEPC controls TerraForm Power and consolidates TerraForm Power from an accounting point of view.

Refer to Note 2(b) – Continuity of interests and 2(c) – Basis of presentation for the basis of presentation of the TerraForm Power acquisition.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) Statement of compliance

These unaudited interim condensed consolidated financial statements (“interim financial statements”) of our company and its subsidiaries have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, or IAS 34 as issued by the International Accounting Standards Board or the IASB and using the accounting policies described below.

Certain information and footnote disclosures normally included in the annual audited consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), have been omitted or condensed. These interim consolidated financial statements should be read in conjunction with our company’s December 31, 2019 audited consolidated financial statements.

The interim consolidated financial statements are unaudited and reflect adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods in accordance with IFRS.

The results reported in these interim consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for an entire year. The policies set out below are consistently applied to all periods presented, unless otherwise noted.

These interim financial statements were authorized for issuance by the Board of Directors of our company and authorized of issue on November 4, 2020.

Certain comparative figures have been reclassified to conform to the current year’s presentation.

References to $, €, R$, and COP are to United States (“U.S.”) dollars, Euros, Brazilian reais, and Colombian pesos, respectively.

All figures are presented in millions of U.S. dollars unless otherwise noted.

(b) Continuity of interests

The partnership directly and indirectly controlled the Business prior to the special distribution and will continue to control the Business subsequent to the special distribution through its interests in our company. Accordingly, BEPC and its financial position and results of operations have been reflected using Brookfield Renewable’s carrying values prior to the special distribution.

To reflect this continuity of interests, these interim consolidated financial statements provide comparative information of our company for the periods prior to the special distribution, as previously reported by Brookfield Renewable. The economic and accounting impact of contractual relationships created or modified in conjunction with the special distribution (see Note 1(b) – Special distribution) have been reflected prospectively from the date of the special distribution as such items were in fact not created or modified prior thereto. Accordingly, the financial information for the periods prior to July 30, 2020 are presented based on the historical financial information for our company as previously reported by Brookfield Renewable. For the period after completion of the special distribution, the results are based on the actual results of our company, including the adjustments associated with the special distribution and the execution of several new and amended agreements. As Brookfield Renewable holds all of the class C shares of our company, which is the only class of shares presented as equity, net income and equity attributable to common equity have been allocated to the Brookfield Renewable prior to and after the special distribution.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Simultaneously with the completion of the TerraForm Power acquisition, our company entered into voting agreements with the partnership and certain indirect subsidiaries of Brookfield to transfer the power to vote their respective shares held in TerraForm Power to our company. As a result, our company controls and consolidates TerraForm Power. The transfer of control of TerraForm Power to our company is considered to be a transaction between entities under common control and was valued based on Brookfield’s carrying value in TerraForm Power. The results of TerraForm Power that was not owned by our company will be presented as non-controlling interests to our company retrospectively to October 17, 2017, corresponding to all historical periods that TerraForm Power was under common control.

(c) Basis of presentation

The interim consolidated financial statements have been prepared on the basis of historical cost, except for the revaluation of property, plant and equipment and certain assets and liabilities which have been measured at fair value. Cost is recorded based on the fair value of the consideration given in exchange for assets.

For the periods prior to July 30, 2020, the financial statements include a combined carve-out of the assets, liabilities, revenues, expenses, and cash flows of the United States, Brazilian and Colombian businesses controlled by the partnership that were contributed to our company effective July 30, 2020. Effective July 30, 2020, the assets and liabilities were transferred to our company at their carrying values. All intercompany balances, transactions, revenues and expenses within our company have been eliminated. Additionally, certain corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to our company. Management believes the assumptions underlying the historical financial information, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by our company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, the historical financial information may not necessarily reflect our company’s financial position, operations and cash flow for future periods, nor do they reflect the financial position, results of operations and cash flow that would have been realized had our company been a stand-alone entity during the periods presented.

Subsequent to the special distribution, our company is no longer allocated general corporate expenses of the partnership as the functions which they related are now provided through the third amended and restated master services agreement dated as of May 11, 2020, among the Service Recipients (as defined therein), Brookfield Asset Management Inc. (“Brookfield”), the Service Providers (as defined therein) and others, as amended (the “Master Services Agreement”). The base management fee related to the services received under the Master Services Agreement has been recorded as part of management service costs in the interim consolidated financial statements.

For the periods prior to July 31, 2020, the financial statements include the assets, liabilities, revenues, expenses, and cash flows of the TerraForm Power business controlled by Brookfield that were acquired by our company through the TerraForm Power acquisition which is considered to be a transaction between entities under common control. The combined results of TerraForm Power are presented during the periods prior to July 31, 2020 with the interest acquired through the TerraForm Power acquisition presented as non-controlling interests to our company. All intercompany balances, transactions, revenues and expenses within our company have been eliminated.

(d) Foreign currency translation

All figures reported in the unaudited interim consolidated financial statements and tabular disclosures to the unaudited interim consolidated financial statements are reflected in millions of U.S. dollars, which is the

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

functional currency of the company. Each of the foreign operations included in these unaudited interim consolidated financial statements determines its own functional currency, and items included in the financial statements of each subsidiary are measured using that functional currency.

Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at the rate of exchange prevailing at the dates of the transactions during the period. Gains or losses on translation of foreign subsidiaries are included in OCI. Gains or losses on foreign currency denominated balances are reported in the same manner.

In preparing the unaudited interim consolidated financial statements of the company, foreign currency denominated monetary assets and liabilities are translated into the functional currency using the closing rate at the applicable unaudited interim consolidated statement of financial position dates. Non-monetary assets and liabilities, denominated in a foreign currency and measured at fair value, are translated at the rate of exchange prevailing at the date when the fair value was determined and non-monetary assets measured at historical cost are translated at the historical rate. Revenues and expenses are measured in the functional currency at the rates of exchange prevailing at the dates of the transactions with gains or losses included in income.

(e) Cash and cash equivalents

Cash and cash equivalents include cash, term deposits and money market instruments with original maturities of less than 90 days.

(f) Restricted cash

Restricted cash includes cash and cash equivalents, where the availability of funds is restricted primarily by credit agreements.

(g) Trade receivables and other current assets

Trade receivables and other current assets are recognized initially at fair value, and subsequently measured at amortized cost using the effective interest method, less any provision for expected credit losses.

(h) Related party transactions

In the normal course of operations, the company enters into various transactions with related parties, which have been measured at their exchange value and are recognized in the interim consolidated financial statements. Related party transactions are further described in Note 17 – Related party transactions.

(i) Financial Instruments

The company adopted IFRS 9, as issued by the IASB in 2014, which provides more reliable and relevant information for users to assess the amounts, timing and uncertainty of future cash flows. The new accounting policy was applied prospectively, with an initial application date of January 1, 2018. The company has not restated the comparative information, which continues to be reported under IAS 39, Financial Instruments Recognition and Measurement (“IAS 39”). The adoption of IFRS 9 did not result in any material transition adjustments being recognized as at January 1, 2018.

Initial recognition

Under IFRS 9, regular purchases and sales of financial assets are recognized on the trade date, being the date on which the company commits to purchase or sell the asset. Financial assets are derecognized when the rights to

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

receive cash flows from the financial assets have expired or have been transferred and the company has transferred substantially all the risks and rewards of ownership.

At initial recognition, the company measures a financial asset at its fair value. In the case of a financial asset not categorized as fair value through profit and loss (“FVPL”), transaction costs that are directly attributable to the acquisition of the financial asset are included at initial recognition. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Classification and measurement

Subsequent measurement of financial assets depends on the company’s business objective for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the company classifies its financial assets:

Amortized cost – Financial assets held for collection of contractual cash flows that represent solely payments of principal and interest are measured at amortized cost. Interest income is recognized as other income in the financial statements, and gains/losses are recognized in profit or loss when the asset is derecognized or impaired.

FVOCI – Financial assets held to achieve a particular business objective other than short-term trading are designated at fair value through other comprehensive income (“FVOCI”) with no recycling of gains or losses through profit and loss. Upon derecognition of the asset, accumulated gains or losses are transferred from OCI directly to retained earnings.

FVPL – Financial assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL.

The company assesses on a forward-looking basis the expected credit losses (“ECL”) associated with its assets carried at amortized cost and FVOCI. For trade receivables and contract assets, the company applied the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the asset. The simplified approach to the recognition of ECL does not require entities to track the changes in credit risk; rather, entities recognize a loss allowance at each reporting date based on the lifetime ECL since the date of initial recognition of the asset.

Evidence of impairment may include:

•	Indications that a debtor or group of debtors is experiencing significant financial difficulty;

•	A default or delinquency in interest or principal laments;

•	Probability that a debtor or a group of debtors will enter into bankruptcy or other financial reorganization;

•	Changes in arrears or economic conditions that correlate with defaults, where observable data indicates that there is a measurable decrease in the estimated future cash flows.

Trade receivables and contract assets are reviewed qualitatively on a case-by-case basis to determine if they need to be written off.

ECL are measured as the difference in the present value of the contractual cash flows that are due under contract and the cash flows expected to be received. ECL is measured by considering the risk of default over the contract period and incorporates forward looking information into its measurement.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Financial liabilities are classified as financial liabilities at fair value through profit and loss, amortized cost, or derivatives designated as hedging instruments in an effective hedge. The company determines the classification of its financial liabilities at initial recognition. The company’s financial liabilities include accounts payable and accrued liabilities, corporate borrowings, non-recourse borrowings, derivative liabilities, due to related party balances, tax equity, exchangeable shares, class B shares and class C shares. The class C shares are classified as financial liabilities, but presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. Financial liabilities are initially measured at fair value, with subsequent measurement determined based on their classification as follows:

FVPL – Financial liabilities held for trading, such as those acquired for the purpose of selling in the near term, and derivative financial instruments entered into by the company that do not meet hedge accounting criteria are classified as fair value through profit and loss. Gains or losses on these types of liabilities are recognized in profit and loss.

The company owns and operates certain projects in the U.S. under tax equity structures to finance the construction of solar and wind projects. Such structures are designed to allocate renewable tax incentives, such as investment tax credits (“ITCs”), production tax credits (“PTCs”) and accelerated tax depreciation, to tax equity investors. Generally, tax equity structures grant the tax equity investors the majority of the project’s U.S. taxable earnings and renewable tax incentives, along with a smaller portion of the projects’ cash flows, until a contractually determined point at which the allocations are adjusted (the “Flip Point”). Subsequent to the Flip Point the majority of the project’s U.S. tax able earnings, renewable tax incentives and cash flows are allocated to the sponsor. The Flip Point dates are generally dependent on the underlying projects’ reaching an agreed upon after tax investment return, however, from time to time, the Flip Point dates may be dates specified within the contract. At all times, both before and after the projects’ Flip Point, the company retains control over the projects financed with a tax-equity structure. In accordance with the substance of the contractual agreements, the amounts paid by the tax equity investors for their equity stakes are classified as financial instrument liabilities on the consolidated statements of financial position and at each reporting date are remeasured to their fair value in accordance with IFRS 9.

The fair value of the tax equity financing is generally comprised of the following elements:

Elements affecting the fair value of the tax equity financing	Description
Production tax credits (PTCs)	Allocation of PTCs to the tax equity investor are derived from the power generated during the period. The PTCs are recognized in other income with a corresponding reduction to the tax equity liability.

Investment tax credits (ITCs)	ITCs are earned and allocated to the tax equity investor when the qualifying equipment is placed in service. When earned ITCs are recognized as a reduction of the carrying value of the qualifying equipment with a corresponding reduction of the tax equity liability.

Taxable income (loss), including tax attributes such as accelerated tax depreciation	Under the terms of the tax equity agreements, the company is required to allocate specified percentages of taxable income (loss) to the tax equity investor. As amounts are allocated the obligation to deliver them is satisfied and a reduction to the tax equity liability

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Elements affecting the fair value of the tax equity financing	Description
is recorded with a corresponding amount recorded within other on the statement of income and loss.

Pay-go contributions	Certain of the contracts contain annual production thresholds. When the thresholds are exceeded the tax equity investor is required to contribute additional cash amounts. The cash amounts paid increase the value of the tax equity liability.

Cash distributions	Certain of the contracts also require cash distributions to the tax equity investor. Upon payment the tax equity liability is reduced in the amount of the cash distribution.

Amortized cost – All other financial liabilities are classified as amortized cost using the effective interest rate method. Gains and losses are recognized in profit and loss when the liabilities are derecognized as well as through the amortization process. Remeasurement gains and losses on financial liabilities classified as amortized cost are presented in the statement of income and loss. Amortized cost is computed using the effective interest method less any principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate. This category includes trade and other payables, dividends payable, interest-bearing loans and borrowings, and corporate credit facilities.

Derivatives and hedge accounting

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged and the type of hedge relationship designated.

The company designates its derivatives as hedges of:

•	Foreign exchange risk associated with the cash flows of highly probable forecast transactions (cash flow hedges);

•	Foreign exchange risk associated with net investment in foreign operations (net investment hedges);

•	Commodity price risk associated with cash flows of highly probable forecast transactions (cash flow hedges); and

•	Floating interest rate risk associated with payments of debts (cash flow hedges).

At the inception of a hedge relationship, the company formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements:

•	There is an ‘economic relationship’ between the hedged item and the hedging instrument;

•	The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship; and

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

•

The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the company actually hedges and the quantity of the hedging instrument that the company actually uses to hedge that quantity of hedged item.

The fair values of various derivative financial instruments used for hedging purposes and movements in the hedge reserve within equity are shown in Note 4 – Risk management and financial instruments.

When a hedging instrument expires, is sold, is terminated, or no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remain in equity until the forecasted transaction occurs. When the forecasted transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging are immediately reclassified to profit and loss.

If the hedge ratio for risk management purposes is no longer optimal but the risk management objective remains unchanged and the hedge continues to qualify for hedge accounting, the hedge relationship will be rebalanced by adjusting either the volume of the hedging instrument or the volume of the hedged item so that the hedge ratio aligns with the ratio used for risk management purposes. Any hedge ineffectiveness is calculated and accounted for in profit and loss at the time of the hedge relationship rebalancing.

(i) Cash flow hedges that qualify for hedge accounting

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the cash flow hedge reserve within equity, limited to the cumulative change in fair value of the hedged item on a present value basis from the inception of the hedge. The gain or loss relating to the ineffective portion is recognized immediately in profit and loss, within foreign exchange and financial instruments gain (loss).

Gains and losses relating to the effective portion of the change in fair value of the entire forward contract are recognized in the cash flow hedge reserve within equity. Amounts accumulated in equity are reclassified in the period when the hedged item affects profit and loss.

(ii) Net investment hedges that qualify for hedge accounting

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in OCI and accumulated in reserves in equity. The gain or loss relating to the ineffective portion is recognized immediately in profit and loss within foreign exchange and financial instruments gain (loss). Gains and losses accumulated in equity will be reclassified to profit and loss when the foreign operation is partially disposed of or sold.

(iii) Hedge ineffectiveness

The company’s hedging policy only allows for the use of derivative instruments that form effective hedge relationships. Hedge effectiveness is determined at the inception of the hedge relationship and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. Where the critical terms of the hedging instrument match exactly with the terms of the hedged item, a qualitative assessment of effectiveness is performed. For other hedge relationships, the hypothetical derivative method to assess effectiveness is used.

(j) Revenue recognition

Effective January 1, 2018, the company adopted IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”) using the modified retrospective method applied to those contracts which were not completed as of January 1,

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

2018. IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies, with limited exceptions, to all revenue arising from contracts with its customers.

The majority of revenue is derived from the sale of power and power related ancillary services both under contract and in the open market, sourced from the company’s power generating facilities. The obligations are satisfied over time as the customer simultaneously receives and consumes benefits as the company delivers electricity and related products. Revenue is recorded based upon the output delivered and capacity provided at rates specified under either contract terms or prevailing market rates. The revenue reflects the consideration the company expects to be entitled to in exchange for those goods or services. Costs related to the purchases of power or fuel are recorded upon delivery. All other costs are recorded as incurred.

Details of the revenue recognized per geographical region are included in Note 5 – Segmented information.

Where available, the company has elected the practical expedient available under IFRS 15 for measuring progress toward complete satisfaction of a performance obligation and for disclosure requirements of remaining performance obligations. The practical expedient allows an entity to recognize revenue in the amount to which the entity has the right to invoice such that the entity has a right to the consideration in an amount that corresponds directly with the value to the customer for performance completed to date by the entity.

If the consideration in a contract that does not apply the practical expedient available under IFRS 15 for measuring progress toward complete satisfaction of a performance obligation includes a variable amount, the company estimates the amount of consideration to which it will be entitled in exchange for transferring the goods to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

The company also sells power and related products under bundled arrangements. Energy, capacity and renewable credits within power purchase agreements are considered to be distinct performance obligations. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied under IFRS 15. The company views the sale of energy and capacity as a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The company views renewable credits to be performance obligations satisfied at a point in time.

Revenues recognized that are outside the scope of IFRS 15 include realized gains and losses from derivatives used in the risk management of the company’s generation activities related to commodity prices.

Contract Balances

Trade receivables – A receivable represents the company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

(k) Property, plant and equipment and revaluation method

Power generating assets are classified as property, plant and equipment and are accounted for using the revaluation method under IAS 16, Property, Plant and Equipment (“IAS 16”). Property, plant and equipment are initially measured at cost and subsequently carried at their revalued amount, being the fair value at the date of the revaluation, less any subsequent accumulated depreciation and any subsequent accumulated impairment losses.

The company generally determines the fair value of its property, plant and equipment by using a 20-year discounted cash flow model for the majority of its assets. This model incorporates future cash flows from long-

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. The model also includes estimates of future electricity prices, anticipated long-term average generation, estimated operating and capital expenditures, and assumptions about future inflation rates and discount rates by geographical location. Construction work-in-progress (“CWIP”) is revalued when sufficient information exists to determine fair value using the discounted cash flow method. Revaluations are made on an annual basis as at December 31 to ensure that the carrying amount does not differ significantly from fair value. For power generating assets acquired through business combinations during the year, the company initially measures the assets at fair value consistent with the policy described in Note 2(o) – Business combinations. Accordingly, in the year of acquisition, power generating assets are not revalued at year-end unless there is an indication that assets are impaired.

Where the carrying amount of an asset increased as a result of a revaluation, the increase is recognized in income to the extent the increase reverses a previously recognized decrease recorded through income, with the remainder of the increase recognized in OCI and accumulated in equity under revaluation surplus and non-controlling interest. Where the carrying amount of an asset decreased, the decrease is recognized in OCI to the extent that a balance exists in revaluation surplus with respect to the asset, with the remainder of the decrease recognized in income.

Depreciation on power generating assets is calculated on a straight-line basis over the estimated service lives of the assets, which are as follows:

Estimated service lives
Dams	Up to 115 years
Penstocks	Up to 60 years
Powerhouses	Up to 115 years
Hydroelectric generating units	Up to 115 years
Wind generating units	Up to 30 years
Solar generating units	Up to 30 years
Gas-fired cogenerating (“Cogeneration”) units	Up to 40 years
Other assets	Up to 60 years

Costs are allocated to significant components of property, plant and equipment. When items of property, plant and equipment have different useful lives, they are accounted for as separate items (significant components) and depreciated separately. To ensure the accuracy of useful lives and residual values, a review is conducted annually.

Depreciation is calculated based on the cost of the asset less its residual value. Depreciation commences when the asset is in the location and conditions necessary for it to be capable of operating in the manner intended by management. It ceases at the earlier of the date the asset is classified as held-for-sale and the date the asset is derecognized. An item of property, plant and equipment and any significant component is derecognized upon disposal or when no future economic benefits are expected from its use. Other assets include equipment, buildings and leasehold improvements. Buildings, furniture and fixtures, leasehold improvements and office equipment are recorded at historical cost, less accumulated depreciation. Land and CWIP are not subject to depreciation.

The depreciation of property, plant and equipment in Brazil is based on the duration of the authorization or the useful life of a concession asset. The weighted-average remaining duration at December 31, 2019 was 32 years (2018: 33 years). Since land rights are part of the concession or authorization, this cost is also subject to depreciation. In June of 2018, the federal government of Brazil provided further clarification to a law that was

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

passed in 2016, which resulted in the company including a one-time thirty year concession renewal period in the valuation of certain of its hydroelectric facilities in Brazil.

Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset, and the net amount is applied to the revalued amount of the asset.

Gains and losses on disposal of an item of property, plant and equipment are recognized in Other income in the interim consolidated statements of income. The revaluation surplus is reclassified within the respective components of equity and not reclassified to net income when the assets are disposed.

(l) Leases

At inception of a contract, Brookfield Renewable assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, Brookfield Renewable assesses whether:

•

the contract specified explicitly or implicitly the use of an identified asset, and that is physically distinct or represents substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•

Brookfield Renewable has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and Brookfield Renewable has the right to direct the use of the asset. Brookfield Renewable has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decisions about how and for what purpose the asset is used are predetermined, Brookfield Renewable has the right to direct the use of the asset if either:

•

Brookfield Renewable has the right to operate the asset (or to direct others to operate the asset in a manner that it determines) throughout the period of use, without the supplier having the right to change those operating instructions; or

•	Brookfield Renewable designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, Brookfield Renewable allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. However, for the leases of land and buildings in which it is a lessee, Brookfield Renewable has elected not to separate non-lease components and, therefore, accounts for the lease and non-lease components as a single lease component.

Brookfield Renewable recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful lives of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, Brookfield Renewable’s incremental borrowing rate. Generally, Brookfield Renewable uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

•	Fixed payments, including in-substance fixed payments;

•	Variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	Amounts expected to be payable under a residual value guarantee; and

•

The exercise price under a purchase option that Brookfield Renewable is reasonably certain to exercise, lease payments in an optional renewable period if Brookfield Renewable is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless Brookfield Renewable is reasonably certain not to terminate early

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in Brookfield Renewable’s estimate of the amount expected to be payable under a residual value guarantee, or if Brookfield Renewable changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made either to the carrying amount of the right-of-use asset or, when the adjustment is a reduction to the right-of-use asset, is recorded in the consolidated statements of income if the carrying amount of the right-of-use asset has been reduced to zero.

Brookfield Renewable presents right-of-use assets in Property, plant and equipment and lease liabilities in Other long-term liabilities in the consolidated statement of financial position as at December 31, 2019.

Short-term leases and leases of low-value assets

Brookfield Renewable has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of twelve months or less and leases of low-value assets. Brookfield Renewable recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

(m) Asset impairment

At each statement of financial position date, management assesses whether there is any indication that assets are impaired. For non-financial tangible and intangible assets (including equity-accounted investments), an impairment is recognized if the recoverable amount, determined as the greater of the estimated fair value, less costs to sell, and the discounted future cash flows generated from use and eventual disposal of an asset or cash-generating unit, is less than its carrying value. The projections of future cash flows take into account the relevant operating plans and management’s best estimate of the most probable set of conditions anticipated to prevail. Should an impairment loss subsequently reverse, the carrying amount of the asset is increased to the lesser of the revised estimate of the recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(n) Income taxes

Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries, based on the tax rates and laws enacted or substantively enacted at the statement of financial position

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

dates. Current income tax assets and liabilities are included in trade receivables and other current assets and accounts payable and accrued liabilities, respectively.

Deferred tax is recognized on taxable temporary differences between the tax bases and the carrying amounts of assets and liabilities. Deferred tax is not recognized if the temporary difference arises from goodwill or from initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither taxable profit nor accounting profit. Deferred income tax assets are recognized for all deductible temporary differences, carry forwards of unused tax credits and unused tax losses, to the extent that it is probable that deductions, tax credits and tax losses can be utilized. The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent it is no longer probable that the income tax assets will be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the statement of financial position dates.

Current and deferred income taxes relating to items recognized directly in OCI are also recognized directly in OCI.

(o) Business combinations

The acquisition of a business is accounted for using the acquisition method. The consideration for an acquisition is measured at the aggregate of the fair values, at the date of exchange, of the assets transferred, the liabilities incurred to former owners of the acquired business, and equity instruments issued by the acquirer in exchange for control of the acquired business. The acquired business’ identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3, Business Combinations, are recognized at their fair values at the acquisition date, except for income taxes which are measured in accordance with IAS 12, Income Taxes, share-based payments which are measured in accordance with IFRS 2, Share-based Payment and non-current assets that are classified as held-for-sale which are measured at fair value less costs to sell in accordance with IFRS 5, Non-current Assets Held for Sale and Discontinued Operations. The non-controlling interest in the acquiree is initially measured at the non-controlling interest’s proportion of the net fair value of the identifiable assets, liabilities and contingent liabilities recognized or when applicable, at the fair value of the shares outstanding.

To the extent that the aggregate of the fair value of consideration paid, the amount of any non-controlling interest and the fair value of any previously held interest in the acquiree exceeds the fair value of the net identifiable tangible and intangible assets acquired, goodwill is recognized. To the extent that this difference is negative, the amount is recognized as a gain in income. Goodwill is not amortized and is not deductible for tax purposes. However, after initial recognition, goodwill will be measured at cost less any accumulated impairment losses. An impairment assessment will be performed at least annually, and whenever circumstances such as significant declines in expected revenues, earnings or cash flows indicate that it is more likely than not that goodwill might be impaired. Goodwill impairment charges are not reversible.

When a business combination is achieved in stages, previously held interests in the acquired entity are re-measured to fair value at the acquisition date, which is the date control is obtained, and the resulting gain or loss, if any, is recognized in income. Amounts arising from interests in the acquired business prior to the acquisition date that have previously been recognized in OCI are reclassified to income. Upon disposal or loss of control of a subsidiary, the carrying amount of the net assets of the subsidiary (including any OCI relating to the subsidiary) are derecognized with the difference between any proceeds received and the carrying amount of the net assets recognized as a gain or loss in income.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in fair values are

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

adjusted against the cost of the acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as liabilities will be recognized in the interim consolidated statements of income, whereas changes in the fair values of contingent consideration classified within equity are not subsequently re-measured.

(p) Other items

(i) Capitalized costs

Capitalized costs related to CWIP include all eligible expenditures incurred in connection with the development and construction of the power generating asset. The expenditures consist of cost of materials, direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. Interest and borrowing costs related to CWIP are capitalized when activities that are necessary to prepare the asset for its intended use or sale are in progress, expenditures for the asset have been incurred and funds have been used or borrowed to fund the construction or development. Capitalization of costs ceases when the asset is ready for its intended use.

(ii) Pension and employee future benefits

Pension and employee future benefits are recognized in the interim consolidated financial statements in respect of employees of the operating entities within the company. The costs of retirement benefits for defined benefit plans and post-employment benefits are recognized as the benefits are earned by employees. The projected unit credit method, using the length of service and management’s best estimate assumptions, is used to value pension and other retirement benefits. All actuarial gains and losses are recognized immediately through OCI in order for the net pension asset or liability recognized in the interim consolidated statements of financial position to reflect the full value of the plan deficit or surplus. Net interest is calculated by applying the discount rate to the net defined benefit asset or liability. Changes in the net defined benefit obligation related to service costs (comprising of current service costs, past services costs, gains and losses on curtailments and non-routine settlements), and net interest expense or income are recognized in the interim consolidated statements of income.

Re-measurements, comprising of actuarial gains or losses, the effect of the asset ceiling, and the return on plan assets (excluding net interest), are recognized immediately in the interim consolidated statements of financial position with a corresponding debit or credit to OCI in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods.

For defined contribution plans, amounts are expensed based on employee entitlement.

(iii) Decommissioning, restoration and environmental liabilities

Legal and constructive obligations associated with the retirement of property, plant and equipment are recorded as liabilities when those obligations are incurred and are measured at the present value of the expected costs to settle the liability, using a discount rate that reflects the current market assessments of the time value of money and the risks specific to the liability. The liability is accreted up to the date the liability will be settled with a corresponding charge to operating expenses. The carrying amount of decommissioning, restoration and environmental liabilities is reviewed annually with changes in the estimates of timing or amount of cash flows added to or deducted from the cost of the related asset.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

(iv) Interest and borrowing costs

Interest and borrowing costs are capitalized when such costs are directly attributable to the acquisition, construction or production of a qualifying asset. A qualifying asset is an asset that takes a substantial period of time to prepare for its intended use.

(v) Provisions

A provision is a liability of uncertain timing or amount. A provision is recognized if the company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. The provision is measured at the present value of the best estimate of the expenditures expected to be required to settle the obligation using a discount rate that reflects the current market assessments of the time value of money and the risks specific to the obligation. Provisions are re-measured at each statement of financial position date using the current discount rate. The increase in the provision due to the passage of time is recognized as interest expense.

(vi) Interest income

Interest income is earned with the passage of time and is recorded on an accrual basis.

(vii) Government grants

The company becomes eligible for government grants by constructing or purchasing renewable power generating assets, and by bringing those assets to commercial operation, coupled with a successful application to the applicable program or agency. The assessment of whether or not a project has complied with the conditions and that there is reasonable assurance the grants will be received will be undertaken on a case by case basis. The company reduces the cost of the asset by the amount of the grant. The grant amounts are recognized in income on a systematic basis as a reduction of depreciation over the periods, and in the proportions, in which depreciation on those assets is charged.

With respect to grants related to income, the government assistance (in the form of the difference between market price and guaranteed fixed price) typically becomes payable once electricity is produced and delivered to the relevant grid. It is at this point that the receipt of the grant becomes reasonably assured, and therefore the grant is recognized as revenue in the month that delivery of the electricity occurs.

(p) Critical estimates

The company makes estimates and assumptions that affect the carrying value of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of income and OCI for the year. Actual results could differ from these estimates. The estimates and assumptions that are critical to the determination of the amounts reported in the interim consolidated financial statements relate to the following:

(i) Property, plant and equipment

The fair value of the company’s property, plant and equipment is calculated using estimates and assumptions about future electricity prices from renewable sources, anticipated long-term average generation, estimated operating and capital expenditures, future inflation rates and discount rates, as described in Note 10 – Property, plant and equipment, at fair value. Judgement is involved in determining the appropriate estimates and assumptions in the valuation of the company’s property, plant and equipment. See Note 2(r)(iii) – Critical judgements in applying accounting policies – Property, plant and equipment for further details.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Estimates of useful lives and residual values are used in determining depreciation and amortization. To ensure the accuracy of useful lives and residual values, these estimates are reviewed on an annual basis.

(ii) Financial instruments

The company makes estimates and assumptions that affect the carrying value of its financial instruments, including estimates and assumptions about future electricity prices, long-term average generation, capacity prices, discount rates, the timing of energy delivery, expected credit losses and the elements affecting fair value of the tax equity financings. The fair value of interest rate swaps is the estimated amount that another party would receive or pay to terminate the swap agreements at the reporting date, taking into account current market interest rates. This valuation technique approximates the net present value of future cash flows. See Note 4 – Risk management and financial instruments for more details.

(iii) Deferred income taxes

The interim consolidated financial statements include estimates and assumptions for determining the future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the interim consolidated statement of financial position dates. Operating plans and forecasts are used to estimate when the temporary difference will reverse.

(iv) Decommissioning liabilities

Decommissioning costs will be incurred at the end of the operating life of some of the company’s assets. These obligations are typically many years in the future and require judgment to estimate. The estimate of decommissioning costs can vary in response to many factors including changes in relevant legal, regulatory, and environmental requirements, the emergence of new restoration techniques or experience at other production sites. Inherent in the calculations of these costs are assumptions and estimates including the ultimate settlement amounts, inflation factors, discount rates, and timing of settlements.

(r) Critical judgements in applying accounting policies

The following are the critical judgements that have been made in applying the accounting policies used in the interim consolidated financial statements and that have the most significant effect on the amounts in the interim consolidated financial statements:

(i) Preparation of consolidated financial statements

These consolidated financial statements present the financial position, results of operations and cash flows of the company. The company exercises judgement in determining whether non-wholly owned subsidiaries are controlled by the company. The company’s judgement included the determination of (i) how the relevant activities of the subsidiary are directed; (ii) whether the rights of shareholdings are substantive or protective in nature; and (iii) the company’s ability to influence the returns of the subsidiary.

(ii) Common control transactions

Common control business combinations specifically fall outside of scope of IFRS 3 and as such management has used its judgment to determine an appropriate policy to account for these transactions, considering other relevant accounting guidance that is within the framework of principles in IFRS and that reflects the economic reality of the transactions, in accordance with IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The company’s policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the consolidated Statements of Income, consolidated Statements of Comprehensive Income, consolidated Statements of Financial Position, consolidated Statements of Changes in Equity and consolidated Statements of Cash Flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place. Differences between the consideration given and the assets and liabilities received are recorded directly to equity.

(iii) Property, plant and equipment

The accounting policy relating to the company’s property, plant and equipment is described in Note 2(k) – Property, plant and equipment and revaluation method. In applying this policy, judgement is used in determining whether certain costs are additions to the carrying amount of the property, plant and equipment as opposed to repairs and maintenance. If an asset has been developed, judgement is required to identify the point at which the asset is capable of being used as intended and to identify the directly attributable costs to be included in the carrying value of the development asset. The useful lives of property, plant and equipment are determined by independent engineers periodically with an annual review by management.

Annually, the company determines the fair value of its property, plant and equipment using a methodology that it has judged to be reasonable. The methodology for hydroelectric assets is generally a 20-year discounted cash flow model. 20 years is the period considered reasonable as the company has 20-year capital plans and it believes a reasonable third party would be indifferent between extending the cash flows further in the model versus using a discounted terminal value. The methodology for wind, solar and storage & other assets is to align the model length with the expected remaining useful life of the subject assets.

The valuation model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. With respect to estimated future generation that does not incorporate long-term power purchase agreement pricing, the cash flow model uses estimates of future electricity prices using broker quotes from independent sources for the years in which there is a liquid market. The valuation of power generating assets not linked to long-term power purchase agreements also requires the development of a long-term estimate of future electricity prices. In this regard the valuation model uses a discount to the all-in cost of construction with a reasonable return, to secure energy from a new renewable resource with a similar generation profile to the asset being valued as the benchmark that will establish the market price for electricity for renewable resources.

The company’s long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth by the years 2026 to 2035 in North America, 2027 in Colombia, and 2023 in Europe and Brazil. The year of new entry is viewed as the point when generators must build additional capacity to maintain system reliability and provide an adequate level of reserve generation with the retirement of older coal fired plants and rising environmental compliance costs in North America and Europe, and overall increasing demand in Colombia and Brazil. For the North America and European businesses, the company has estimated a discount to these new-build renewable asset prices to determine renewable electricity prices for hydroelectric, solar and wind facilities. In Brazil and Colombia, the estimate of future electricity prices is based on a similar approach as applied in North America using a forecast of the all-in cost of development.

Terminal values are included in the valuation of hydroelectric assets in North America and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset with consideration of a one-time 30-year renewal on qualifying hydroelectric assets.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Discount rates are determined each year by considering the current interest rates, average market cost of capital as well as the price risk and the geographical location of the operational facilities as judged by management. Inflation rates are also determined by considering the current inflation rates and the expectations of future rates by economists. Operating costs are based on long-term budgets escalated for inflation. Each operational facility has a 20-year capital plan that it follows to ensure the maximum life of its assets is achieved. Foreign exchange rates are forecasted by using the spot rates and the available forward rates, extrapolated beyond the period available. The inputs described above to the discounted cash flow model require management to consider facts, trends and plans in making its judgements as to what derives a reasonable fair value of its property, plant and equipment.

(iv) Financial instruments

The accounting policy relating to the company’s financial instruments is described in Note 2(i) – Financial instruments. In applying the policy, judgements are made in applying the criteria set out in IFRS 9 and IAS 39, to record financial instruments at fair value through profit and loss, fair value through other comprehensive income and the assessments of the effectiveness of hedging relationships.

(v) Deferred income taxes

The accounting policy relating to the company’s income taxes is described in Note 2(n) – Income taxes. In applying this policy, judgements are made in determining the probability of whether deductions, tax credits and tax losses can be utilized.

(s) Earnings per share

The company‘s basic and diluted earnings per share have not been presented in the interim financial statements. As outlined in Note 10 – Exchangeable shares, Class B shares and Class C shares, exchangeable and class B shares are classified as financial liabilities, while class C shares are classified as financial liabilities, but presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. As each share classification represents a financial liability, they do not constitute ordinary shares. Refer to the aforementioned notes for further details.

(t) Recently adopted accounting standards

In August 2020, the IASB published Interest Rate Benchmark Reform - Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (“Phase II Amendments”), effective January 1, 2021, with early adoption permitted. The Phase II Amendments provide additional guidance to address issues that will arise during the transition of benchmark interest rates. The Phase II Amendment primarily relate to the modification of financial instruments, allowing for prospective application of the applicable benchmark interest rate and continued application of hedge accounting, provided the amended hedging relationship continues to meet all qualifying criteria.

Our company is currently completing an assessment and implementing its transition plan to address the impact and effect of changes as a result of amendments to the contractual terms of IBOR referenced floating-rate borrowings, interest rate swaps, interest rate caps, and updating hedge designations. We expect to have completed our assessment in advance of January 1, 2021. The adoption is not expected to have a significant impact on our company.

The company has not early adopted any other standards, interpretations or amendments that have been issued but are not yet effective.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

3. ACQUISITIONS

Spanish CSP Portfolio

On February 11, 2020, the company, through its investment in TerraForm Power, completed the acquisition of 100% of a portfolio of two concentrated solar power facilities (together, “Spanish CSP Portfolio”) located in Spain with a combined nameplate capacity of approximately 100 MW. The purchase price of this acquisition, including working capital adjustments, was €116 million ($127 million). The total acquisition costs of less than $1 million were expensed as incurred and have been classified under Other in the consolidated statement of income and loss.

This investment was accounted for using the acquisition method, and the results of operations have been included in the unaudited interim consolidated financial statements since the date of the acquisition. If the acquisition had taken place at the beginning of the year, the revenue from the Spanish CSP Portfolio would have been $73 million for the nine months ended September 30, 2020.

The preliminary purchase price allocation, at fair value, with respect to the acquisition is as follows:

(MILLIONS)	Spanish CSP Portfolio
Cash and cash equivalents	$22
Restricted cash	27
Trade receivables and other current assets	33
Property, plant and equipment	661
Deferred tax assets	14
Other non-current assets	8
Current liabilities	(17)
Financial instruments	(148)
Non-recourse borrowings	(469)
Other long-term liabilities	(45)

Fair value of net assets acquired	86
Goodwill	41

Purchase price	$127

4. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

RISK MANAGEMENT

The company`s activities expose it to a variety of financial risks, including market risk (i.e., commodity price risk, interest rate risk, and foreign currency risk), credit risk and liquidity risk. The company uses financial instruments primarily to manage these risks.

COVID-19 pandemic has impacted business across the globe and we are monitoring its impact on our business. While it is difficult to predict how significant the impact of COVID-19 will be, our business is highly resilient given we are an owner, operator and investor in one of the most critical sectors in the world and have a robust balance sheet with a strong investment grade rating. We generate revenues that are predominantly backed by long-term contracts with well diversified creditworthy counterparties. The majority of our assets can be operated from centralized control centers and our operators around the world have implemented contingency plans to ensure operations, maintenance and capital programs continue with little disruption.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Fair value disclosures

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, management looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, commodity prices and, as applicable, credit spreads.

A fair value measurement of a non-financial asset is the consideration that would be received in an orderly transaction between market participants, considering the highest and best use of the asset.

Assets and liabilities measured at fair value are categorized into one of three hierarchy levels, described below. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities.

Level 1 – inputs are based on unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – inputs, other than quoted prices in Level 1, that are observable for the asset or liability, either directly or indirectly; and

Level 3 – inputs for the asset or liability that are not based on observable market data.

The following table presents our company’s assets and liabilities measured and disclosed at fair value classified by the fair value hierarchy:

	September 30, 2020				December 31, 2019
(MILLIONS)	Level 1	Level 2	Level 3	Total	Total
Assets measured at fair value:
Cash and cash equivalents	$377	$—	$—	$377	$304
Restricted cash(1)	333	—	—	333	265
Financial instrument assets(2)
Energy derivative contracts	—	36	47	83	92
Foreign exchange swaps	—	15	—	15	8
Property, plant and equipment	—	—	31,170	31,170	32,647
Liabilities measured at fair value:
Financial instrument liabilities(2)
Energy derivative contracts	—	(29)	—	(29)	(8)
Interest rate swaps	—	(267)	—	(267)	(138)
Foreign exchange swaps	—	—	—	—	(11)
Tax equity	—	—	(401)	(401)	(412)
Contingent consideration(3)	—	—	(20)	(20)	—
Liabilities for which fair value is disclosed:
Exchangeable and class B shares(4)	(6,032)	—	—	(6,032)	—
Non-recourse borrowing(2)	—	(13,876)	—	(13,876)	(12,604)

Total	$(5,322)	$(14,121)	$30,796	$11,353	$20,143

(1)	Includes both the current amount and long-term amount included in Other long-term assets.
(2)	Includes both current and long-term amounts.
(3)	Amount relates to acquisitions with obligations lapsing in 2021.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

(4)

Class C shares are also classified as financial liabilities due to their cash redemption feature. As discussed in Note 2(i) – Basis of presentation and significant accounting policies, the class C shares meet certain qualifying criteria and are presented as equity. See Note 10 – Exchangeable shares, Class B shares and Class C shares

There were no transfers between levels during the nine months ended September 30, 2020.

Financial instruments disclosures

The aggregate amount of our company’s net financial instrument positions are as follows:

	September 30, 2020			December 31, 2019
(MILLIONS)	Assets	Liabilities	Net Assets (Liabilities)	Net Assets (Liabilities)
Energy derivative contracts	$83	$29	$54	$84
Interest rate swaps	—	267	(267)	(138)
Foreign exchange swaps	15	—	15	(3)
Tax equity	—	401	(401)	(412)

Total	98	697	(599)	(469)
Less: current portion	48	174	(126)	(84)

Long-term portion	$50	$523	$(473)	$(385)

(a) Tax equity

The company owns and operates certain projects in the U.S. under tax equity structures to finance the construction of solar and wind projects. In accordance with the substance of the contractual agreements, the amounts paid by the tax equity investors for their equity stakes are classified as financial instrument liabilities on the consolidated statements of financial position.

Gain or loss on the tax equity liabilities are recognized in the Foreign exchange and financial instruments (gain) loss in the consolidated statements of income.

(b) Energy derivative contracts

The company has entered into energy derivative contracts primarily to stabilize or eliminate the price risk on the sale of certain future power generation. Certain energy contracts are recorded in our company’s interim consolidated financial statements at an amount equal to fair value, using quoted market prices or, in their absence, a valuation model using both internal and third-party evidence and forecasts.

(c) Interest rate hedges

The company has entered into interest rate hedge contracts primarily to minimize exposure to interest rate fluctuations on its variable rate debt or to lock in interest rates on future debt refinancing. All interest rate hedge contracts are recorded in the interim consolidated financial statements at fair value.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

(d) Foreign exchange swaps

The company has entered into foreign exchange swaps to minimize its exposure to currency fluctuations impacting its investments and earnings in foreign operations, and to fix the exchange rate on certain anticipated transactions denominated in foreign currencies.

The following table reflects the gains (losses) included in Foreign exchange and financial instrument loss in the interim consolidated statements of income for the three and nine months ended September 30:

	Three months ended September 30		Nine months ended September 30
(MILLIONS)	2020	2019	2020	2019
Energy derivative contracts	$(5)	$(1)	$(6)	$13
Interest rate swaps	(19)	(21)	(39)	(51)
Foreign exchange swaps	18	33	50	50
Tax equity	9	14	(2)	2
Foreign exchange gain (loss)	14	(38)	8	(36)

	$17	$(13)	$11	$(22)

The following table reflects the gains (losses) included in other comprehensive income in the interim consolidated statements of comprehensive loss for the three and nine months ended September 30:

	Three months ended September 30		Nine months ended September 30
(MILLIONS)	2020	2019	2020	2019
Energy derivative contracts	$(2)	$(10)	$26	$26
Interest rate swaps	—	(13)	(60)	(55)
Foreign exchange swaps	1	—	1	—

	(1)	(23)	(33)	(29)
Foreign exchange swaps - net investment	(13)	12	8	20

	$(14)	$(11)	$(25)	$(9)

The following table reflects the reclassification adjustments recognized in net income in the interim consolidated statements of comprehensive loss for the three and nine months ended September 30:

	Three months ended September 30		Nine months ended September 30
(MILLIONS)	2020	2019	2020	2019
Energy derivative contracts	$(7)	$(4)	$(48)	$(11)
Interest rate swaps	—	1	4	5

	$(7)	$(3)	$(44)	$(6)

5. SEGMENTED INFORMATION

The company’s Chief Executive Officer and Chief Financial Officer (collectively, the chief operating decision maker or “CODM”) review the results of the operations, manage the operations, and allocate resources based on the type of technology, in conjunction with other segments of Brookfield Renewable.

The operations of the company are segmented by – 1) hydroelectric, 2) wind, 3) solar and 4) storage & other (cogeneration and biomass). This best reflects the way in which the CODM reviews results, manages operations and allocates resources.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

In accordance with IFRS 8, Operating Segments, the company discloses information about its reportable segments based upon the measures used by the CODM in assessing performance. The accounting policies of the reportable segments are the same as those described in Note 2 – Basis of presentation and significant accounting policies.

Reporting to the CODM on the measures utilized to assess performance and allocate resources is provided on a proportionate basis. Information on a proportionate basis reflects our company’s share from facilities which it accounts for using consolidation and the equity method whereby the company either controls or exercises significant influence or joint control over the investment, respectively. Proportionate information provides shareholders perspective that the CODM considers important when performing internal analyses and making strategic and operating decisions. The CODM also believes that providing proportionate information helps investors understand the impacts of decisions made by management and financial results allocable to our company’s shareholders.

Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Tables reconciling IFRS data with data presented on a proportionate consolidation basis have been disclosed. Segment revenues, other income, direct operating costs, interest expense, depreciation, current and deferred income taxes, and other are items that will differ from results presented in accordance with IFRS as these items include our company’s proportionate share of earnings from equity-accounted investments attributable to each of the above-noted items, and exclude the proportionate share of earnings (loss) of consolidated investments not held by our company apportioned to each of the above-noted items.

The company does not control those entities that have not been consolidated and as such, have been presented as equity-accounted investments in its consolidated financial statements. The presentation of the assets and liabilities and revenues and expenses does not represent our company’s legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish our company’s legal claims or exposures to such items.

The company reports its results in accordance with these segments and presents prior period segmented information in a consistent manner.

The company analyzes the performance of its operating segments based on revenues, Adjusted EBITDA, and Funds From Operations. Adjusted EBITDA and Funds From Operations are not generally accepted accounting measures under IFRS and therefore may differ from definitions of Adjusted EBITDA and Funds From Operations used by other entities.

The company uses Adjusted EBITDA to assess the performance of its operations before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments and other typical non-recurring items.

The company uses Funds From Operations to assess the performance of its operations and is defined as Adjusted EBITDA less management service costs, interest and current income taxes, which is then adjusted for the cash portion of non-controlling interests.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles the company’s proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from the company’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests for the three months ended September 30, 2020:

	Attributable to Brookfield Renewable						Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other	Corporate	Total
Revenues	174	39	47	12	—	272	(7)	459	724
Other income	4	1	3	—	—	8	—	(3)	5
Direct operating costs	(89)	(11)	(11)	(9)	—	(120)	5	(123)	(238)
Share of Adjusted EBITDA from equity-accounted investments	—	—	—	—	—	—	2	—	2

Adjusted EBITDA	89	29	39	3	—	160	—	333
Management service costs	—	—	—	—	(37)	(37)	—	(4)	(41)
Interest expense(1)	(32)	(10)	(10)	(2)	—	(54)	2	(112)	(164)
Current income taxes	(5)	(1)	1	—	—	(5)	—	(7)	(12)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	—	(2)	—	(2)
Share of Funds From Operations attributable to non- controlling interests	—	—	—	—	—	—	—	(210)	(210)

Funds From Operations	52	18	30	1	(37)	64	—	—
Depreciation	(56)	(30)	(11)	(5)	—	(102)	3	(194)	(293)
Foreign exchange and financial instruments gain (loss)	(1)	16	(19)	(1)	(10)	(15)	1	31	17
Deferred income tax recovery (expense)	15	2	(1)	—	—	16	—	1	17
Other	(7)	(28)	6	1	(1)	(29)	—	(50)	(79)
Dividends on class A exchangeable shares(1)	—	—	—	—	(66)	(66)	—	—	(66)
Remeasurement of exchangeable and class B shares	—	—	—	—	(1,163)	(1,163)	—	—	(1,163)
Share of earnings from equity-accounted investments	—	—	—	—	—	—	(4)	—	(4)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	212	212

Net income (loss) attributable to Brookfield Renewable	3	(22)	5	(4)	(1,277)	(1,295)	—	—	(1,295)

(1)

Share of loss from equity-accounted investments of $4 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net loss attributable to participating non-controlling interests of $2 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net loss attributable to non-controlling interests. Total interest expense of $230 million is comprised of amounts on Interest expense and Dividends on class A exchangeable shares.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles the company’s proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from the company’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests for the three months ended September 30, 2019:

	Attributable to Brookfield Renewable					Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenues	208	20	16	—	244	(15)	507	736
Other income	14	—	—	—	14	—	18	32
Direct operating costs	(90)	(5)	(10)	—	(105)	6	(160)	(259)
Share of Adjusted EBITDA from equity-accounted investments	—	—	—	—	—	9	—	9

Adjusted EBITDA	132	15	6	—	153	—	365
Management service costs	—	—	—	(20)	(20)	—	(8)	(28)
Interest expense(1)	(39)	(4)	(2)	—	(45)	2	(121)	(164)
Current income taxes	(4)	—	—	—	(4)	—	(8)	(12)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(2)	—	(2)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	(228)	(228)

Funds From Operations	89	11	4	(20)	84	—	—
Depreciation	(61)	(10)	(5)	—	(76)	3	(174)	(247)
Foreign exchange and financial instruments gain (loss)	—	—	(1)	—	(1)	1	(13)	(13)
Deferred income tax recovery (expense)	7	(1)	—	—	6	—	3	9
Other	(10)	—	—	—	(10)	—	(16)	(26)
Share of earnings from equity-accounted investments	—	—	—	—	—	(4)	—	(4)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	200	200

Net income (loss) attributable to Brookfield Renewable	25	—	(2)	(20)	3	—	—	3

(1)

Share of earnings from equity-accounted investments of $3 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $28 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net loss attributable to non-controlling interests.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles the company’s proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from the company’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests for the nine months ended September 30, 2020:

	Attributable to Brookfield Renewable						Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other	Corporate	Total
Revenues	683	68	47	38	—	836	(30)	1,535	2,341
Other income	17	—	3	—	—	20	—	9	29
Direct operating costs	(264)	(21)	(11)	(24)	—	(320)	15	(476)	(781)
Share of Adjusted EBITDA from equity-accounted investments	—	—	—	—	—	—	15	—	15

Adjusted EBITDA	436	47	39	14	—	536	—	1,068
Management service costs	—	—	—	—	(81)	(81)	—	(25)	(106)
Interest expense(1)	(95)	(18)	(9)	(6)	—	(128)	7	(400)	(521)
Current income taxes	(10)	—	—	—	—	(10)	—	(16)	(26)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	—	(7)	—	(7)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	(627)	(627)

Funds From Operations	331	29	30	8	(81)	317	—	—
Depreciation	(171)	(51)	(11)	(14)	—	(247)	8	(567)	(806)
Foreign exchange and financial instruments gain (loss)	8	14	(18)	(3)	(9)	(8)	3	16	11
Deferred income tax recovery (expense)	(11)	4	(1)	—	—	(8)	—	(24)	(32)
Other	(26)	(27)	7	—	(1)	(47)	—	(17)	(64)
Dividends on class A exchangeable shares(1)	—	—	—	—	(66)	(66)	—	—	(66)
Remeasurement of exchangeable and class B shares	—	—	—	—	(1,163)	(1,163)	—	—	(1,163)
Share of earnings from equity-accounted investments	—	—	—	—	—	—	(11)	—	(11)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	592	592

Net income (loss) attributable to Brookfield Renewable	131	(31)	7	(9)	(1,320)	(1,222)	—	—	(1,222)

(1)

Share of loss from equity-accounted investments of $3 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests—in operating subsidiaries of $35 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests. Total interest expense of $587 million is comprised of amounts from on Interest expense and Dividends on class A exchangeable shares.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles the company’s proportionate results to the consolidated statements of income on a line by line basis by aggregating the components comprising the earnings from the company’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests for the nine months ended September 30, 2019:

	Attributable to Brookfield Renewable					Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
(MILLIONS)	Hydroelectric	Wind	Storage & Other	Corporate	Total
Revenues	788	50	51	—	889	(41)	1,597	2,445
Other income	20	—	—	—	20	—	36	56
Direct operating costs	(273)	(18)	(29)	—	(320)	16	(481)	(785)
Share of Adjusted EBITDA from equity-accounted investments	—	—	—	—	—	25	—	25

Adjusted EBITDA	535	32	22	—	589	—	1,152
Management service costs	—	—	—	(51)	(51)	—	(21)	(72)
Interest expense(1)	(115)	(12)	(8)	—	(135)	7	(388)	(516)
Current income taxes	(19)	(1)	—	—	(20)	—	(28)	(48)
Share of interest and cash taxes from equity-accounted investments	—	—	—	—	—	(7)	—	(7)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	(715)	(715)

Funds From Operations	401	19	14	(51)	383	—	—
Depreciation	(184)	(28)	(15)	—	(227)	8	(491)	(710)
Foreign exchange and financial instruments gain (loss)	5	—	(1)	—	4	1	(27)	(22)
Deferred income tax recovery (expense)	(26)	1	—	—	(25)	—	(8)	(33)
Other	(10)	2	1	—	(7)	—	(63)	(70)
Share of earnings from equity-accounted investments	—	—	—	—	—	(9)	—	(9)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	589	589

Net income (loss) attributable to Brookfield Renewable	186	(6)	(1)	(51)	128	—	—	128

(1)

Share of earnings from equity-accounted investments of $9 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests of $126 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The following table presents information on a segmented basis about certain items in our company’s statements of financial position and reconciles the company’s proportionate results to the consolidated statements of financial position by aggregating the components comprising the company’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests:

	Attributable to Brookfield Renewable						Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials
(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other	Corporate	Total
As at September 30, 2020
Cash and cash equivalents	$44	$27	$60	$3	$—	$134	$(3)	$246	377
Property, plant and equipment	9,856	2,239	2,017	547	—	14,659	(484)	16,995	31,170
Total assets	10,599	2,492	2,196	567	—	15,854	(176)	18,665	34,343
Total borrowings	2,557	1,117	1,553	166	—	5,393	(166)	7,339	12,566
Other liabilities	2,397	416	304	11	6,032	9,160	(10)	2,911	12,061
For the nine months ended
September 30, 2020:
Additions to property, plant and equipment(1)	269	14	28	8	—	319	(7)	181	493
As at December 31, 2019
Cash and cash equivalents	$21	$3	$—	$1	$—	$25	$(1)	$280	304
Property, plant and equipment	10,490	649	—	596	—	11,735	(517)	21,429	32,647
Total assets	11,197	672	—	633	—	12,502	(204)	23,459	35,757
Total borrowings	2,447	238	—	174	—	2,859	(168)	9,267	11,958
Other liabilities	2,016	105	—	40	—	2,161	(39)	3,803	5,925
For the nine months ended
September 30, 2019:
Additions to property, plant and equipment	53	1	—	8	—	62	(7)	35	90

(1)

The company exercised the option to buy out the lease on its 192 MW hydroelectric facility in Louisiana and recognized a $247 million adjustment ($185 million net to the company) to its corresponding right-of-use asset.

Additional Segment Information

The following table presents consolidated revenue split by technology for the three and nine months ended September 30:

	Three months ended September 30		Nine months ended September 30
(MILLIONS)	2020	2019	2020	2019
Hydroelectric	374	425	1,376	1,550
Wind	127	124	406	428
Solar	213	177	539	438
Storage & Other	10	10	20	29

Total	$724	$736	$2,341	$2,445

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The following table presents consolidated property, plant and equipment and equity-accounted investments split by geographical region:

(MILLIONS)	September 30, 2020	December 31, 2019
North America	$19,183	$19,643
Colombia	6,173	7,353
Brazil	2,549	2,897
Europe	3,610	3,114

	$31,515	$33,007

6. INCOME TAXES

The company’s effective income tax rate was (5.1)% for the nine months ended September 30, 2020 (2019: 24.2%). The effective tax rate is different than the statutory rate primarily due to rate differentials and non-controlling interests’ income not subject to tax.

7. PROPERTY, PLANT AND EQUIPMENT

The following table presents a reconciliation of property, plant and equipment at fair value:

(MILLIONS)	Hydroelectric	Wind	Solar	Storage & Other (1)	Total(2)
As at December 31, 2019	$20,765	$6,340	$5,308	$234	$32,647
Additions(3)	347	52	93	1	493
Acquisitions through business combinations	—	—	661	—	661
Items recognized through OCI
Change in fair value	—	36	—	—	36
Foreign currency translation	(1,790)	(68)	81	(59)	(1,836)
Items recognized through net income
Changes in fair value	—	(25)	—	—	(25)
Depreciation	(301)	(234)	(261)	(10)	(806)

As at September 30, 2020(4)	$19,021	$6,101	$5,882	$166	$31,170

(1)	Includes cogeneration and biomass.
(2)	Includes assets under construction of $334 million (2019: $187 million).
(3)

The company exercised the option to buy out the lease on its 192 MW hydroelectric facility in Louisiana and recognized a $247 million adjustment to its corresponding right-of-use asset. The transaction closed in November 2020.

(4)

Includes right-of-use assets not subject to revaluation of $55 million (2019: $50 million) in our hydroelectric segment, $155 million (2019: $177 million) in our wind segment, $139 million (2019: $131 million) in our solar segment, and $2 million (2019: $2 million) in our storage & other segment.

8. BORROWINGS

Non-recourse borrowings

Non-recourse borrowings are typically asset-specific, long-term, and non-recourse borrowings denominated in the domestic currency of the subsidiary. Non-recourse borrowings in the United States and Europe consist of both fixed and floating interest rate debt indexed to the London Interbank Offered Rate (“LIBOR”) and the Euro

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

Interbank Offered Rate (“EURIBOR”). The company uses interest rate swap agreements in the United States and Colombia to minimize its exposure to floating interest rates. Non-recourse borrowings in Brazil consist of floating interest rates of Taxa de Juros de Longo Prazo (“TJLP”), the Brazil National Bank for Economic Development’s long-term interest rate, or Interbank Deposit Certificate rate (“CDI”), plus a margin. Non-recourse borrowings in Colombia include floating interest rates of Indicador Bancario de Referencia rate (“IBR”), the Banco Central de Colombia short-term interest rate, or Colombian Consumer Price Index (“IPC”), the Banco Central de Colombia inflation rate, plus a margin.

The composition of non-recourse borrowings is presented in the following table:

	September 30, 2020				December 31, 2019
	Weighted-average				Weighted-average
(MILLIONS EXCEPT AS NOTED)	Interest rate (%)	Term (years)	Carrying value	Estimated fair value	Interest rate (%)	Term (years)	Carrying value	Estimated fair value
Non-recourse borrowings
Hydroelectric(1)	5.8	9	$5,153	$5,644	6.1	9	$5,153	$5,525
Wind	4.1	10	3,082	3,336	4.1	10	2,982	3,095
Solar	4.4	12	4,355	4,896	4.7	10	3,811	3,970
Storage & Other	—	—	—	—	7.0	16	14	14

Total	4.9	10	$12,590	$13,876	6.1	10	$11,960	$12,604

Add: Unamortized premiums(2)			60				84
Less: Unamortized financing fees(2)			(84)				(86)
Less: Current portion			(839)				(605)
Less: Lease purchase commitment(1)			(554)				—

			$11,173				$11,353

(1)

Includes a lease liability of $554 million associated with a hydroelectric facility included in property, plant and equipment, at fair value, which is subject to revaluation. During the second quarter, the company exercised the buy out option related to this lease liability and the transaction close subsequent to September 30, 2020.

(2)	Unamortized premiums and unamortized financing fees are amortized over the terms of the borrowing.

In March 2020, the company completed a refinancing of COP 200 billion ($50 million). The debt, drawn in two tranches, bears interest at the applicable base rate plus an average margin of 2.36% and matures in March 2027.

In March 2020, the company completed a financing totaling $246 million associated with a wind portfolio in the United States. The debt bears interest at a fixed rate of 3.28% and matures in 2037.

In May 2020, the company completed a bridge financing totaling R$250 million ($46 million) associated with a solar development project in Brazil. The loan bears interest at a fixed rate of 5.3% and matures in 2021.

In June 2020, the company completed a refinancing of €484 million ($540 million) associated with a solar portfolio in Spain. The debt is comprised both fixed and variable interest rate tranches and bears an average interest rate of 2.77%. The debt matures in 2037.

In September 2020, the company completed a bond financing associated with the Colombian business totaling COP 450 billion ($120 million). The bonds are comprised of a fixed rate bond bearing interest at 6.26% and matures in 2028 and a variable rate bond bearing interest at the applicable base plus 3.9% and matures in 2045.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

In September 2020, the company completed a refinancing of $296 million associated with a solar portfolio in the United States. The debt bears interest at a fixed rate of 3.38% of the applicable base rate and matures in 2043.

9. NON-CONTROLLING INTERESTS

The company`s non-controlling interests are comprised of the following:

(MILLIONS)	September 30, 2020	December 31, 2019
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	$8,212	$10,258
Participating non-controlling interests – in a holding subsidiary held by Brookfield Renewable	209	268

	$8,421	$10,526

Participating non-controlling interests – in operating subsidiaries

The net change in participating non-controlling interests – in operating subsidiaries is as follows:

(MILLIONS)	Brookfield Americas Infrastructure Fund	Brookfield Infrastructure Fund II	Brookfield Infrastructure Fund III	Brookfield Infrastructure Fund IV	Isagen institutional investors	Isagen public non- controlling interests	The Catalyst Group	TerraForm Power	Other	Total
As at December 31, 2018	$900	$1,695	$2,667	$—	$2,212	$15	$124	$1,895	$158	$9,666
Net income (loss)	—	—	—	—	154	1	17	(135)	(1)	36
Other comprehensive income (loss)	46	114	324	—	266	2	(41)	200	1	912
Capital contributions	—	2	—	—	—	(2)	—	292	2	294
Dividends declared and return of capital	(24)	(57)	(180)	—	(259)	(1)	(11)	(121)	(20)	(673)
Other	—	2	23	—	2	(2)	—	(2)	—	23

As at December 31, 2019	$922	$1,756	$2,834	$—	$2,375	$13	$89	$2,129	$140	$10,258
Net income (loss)	(11)	(10)	2	3	88	—	20	(64)	3	31
Other comprehensive income (loss)	(42)	(133)	(162)	(2)	(374)	(2)	—	6	(8)	(717)
Capital contributions	—	2	—	27	—	—	—	—	—	29
Dividends declared and return of capital	(5)	(25)	(99)	—	(120)	—	(9)	(70)	(35)	(363)
Special distribution/TerraForm Power acquisition	—	—	—	—	—	—	—	(1,026)	—	(1,026)
Other	1	—	(5)	—	—	(2)	(1)	(15)	22	—

As at September 30, 2020	$865	$1,590	$2,570	$28	$1,969	$9	$99	$960	$122	$8,212

Interests held by third parties	75%-80%	43%-60%	23%-71%	75%	53%	0.3%	25%	33%	21%-30%

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

10. EXCHANGEABLE SHARES, CLASS B SHARES AND CLASS C SHARES

Exchangeable shares, class B shares and class C shares

The exchangeable and class B shares are classified as liabilities due to their exchangeable and cash redemption features. The class B shares and the exchangeable shares issued pursuant to the special distribution and the TerraForm Power acquisition were recognized at their fair value of $42.42 per share. Subsequent to initial recognition, the exchangeable and class B shares are recognized at amortized cost and remeasured to reflect changes in the contractual cash flows associated with the shares. These contractual cash flows are based on the price of one BEP unit. As at September 30, 2020, exchangeable and class B shares were remeasured to reflect the NYSE closing price of one BEP unit, $52.55 per share. Remeasurement gains or losses associated with these shares are recorded in the statements of operating results. During the three months ended September 30, 2020, our shareholders exchanged 85,167 exchangeable shares for an equal number of partnership units resulting in a decrease of $4 million in our financial liability. The company declared and paid dividends at a rate of $0.434 per share on its exchangeable shares outstanding as at August 31, 2020 (record date) resulting in total dividends paid of $50 million. Dividends paid on exchangeable shares are presented as interest expense in the statement of operating results.

The following table provides a continuity schedule of outstanding exchangeable shares and class B shares along with our corresponding liability and remeasurement gains and losses.

	Exchangeable shares outstanding (units)	Class B shares outstanding (units)	BEP unit price ($)	Exchangeable and class B shares ($ million)
Balance as at January 1, 2020	—	—	$—	$—
Share issuance	114,877,953	110	42.42	4,873
Share exchanges(1)	(85,167)	—	45.36	(4)
Remeasurement of liability	—	—	—	1,163

Balance as at September 30, 2020	114,792,786	110	$52.55	$6,032

(1)

The unit price reflected here represents the weighted average price of the partnership units exchanged during the period and is calculated based on the NYSE closing price per unit on the date of exchange.

Similar to exchangeable shares and class B shares, class C shares are classified as liabilities due to their cash redemption feature. However, class C shares, the most subordinated class of all common shares, meet certain qualifying criteria and are presented as equity instruments given the narrow scope presentation exceptions existing in IAS 32. There are 126,400,000 class C shares issued and outstanding as at September 30, 2020.

Subsequent to the quarter, Brookfield completed a secondary offering of approximately 4.7 million exchangeable shares of our company, inclusive of the over-allotment option, at a share price of C$80.20 ($60.06) for net proceeds of approximately C$374 million ($285 million). The company did not sell shares in the offering and did not receive any of the proceeds from the offering of exchangeable shares.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

11. EQUITY-ACCOUNTED INVESTMENTS

The following are the company’s equity-accounted investments for the nine months ended September 30, 2020:

(MILLIONS)
Opening balance	$360
Share of net loss	(3)
Share of other comprehensive loss	(2)
Dividends received	(2)
Foreign exchange translation and other	(8)

Ending balance	$345

The following table summarizes gross revenues and net income of equity-accounted investments in aggregate at 100%:

	Three months ended September 30		Nine months ended September 30
(MILLIONS)	2020	2019	2020	2019
Revenue	$15	$28	$61	$83
Net income (loss)	(10)	6	(7)	18
Share of net income (loss)(1)	(4)	3	(3)	9

(1)	The company’s ownership interest in these entities ranges from 14% to 60%.

The following table summarizes gross assets and liabilities of equity-accounted investments in aggregate at 100%:

(MILLIONS)	September 30, 2020	December 31, 2019
Current assets	$32	$59
Property, plant and equipment	1,022	1,043
Other assets	22	31
Current liabilities	(35)	(54)
Non-recourse borrowings	(357)	(358)
Other liabilities	(2)	(5)

12. CASH AND CASH EQUIVALENTS

The company’s cash and cash equivalents are as follows:

(MILLIONS)	September 30, 2020	December 31, 2019
Cash	$353	$282
Short-term deposits	24	22

	$377	$304

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

13. RESTRICTED CASH

The company’s restricted cash is as follows:

(MILLIONS)	September 30, 2020	December 31, 2019
Operations	$172	$125
Credit obligations	123	119
Development projects	38	21

Total	333	265
Less: non-current	(85)	(104)

Current	$248	$161

14. TRADE RECEIVABLES AND OTHER CURRENT ASSETS

The company’s trade receivables and other current assets are as follows:

(MILLIONS)	September 30, 2020	December 31, 2019
Trade receivables	$464	$453
Prepaids and other	82	137
Other short-term receivables	96	85

	$642	$675

The company receives payment monthly for invoiced PPA revenues and has no significant aged receivables as of the reporting date. Receivables from contracts with customers are reflected in Trade receivables.

15. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The company’s accounts payable and accrued liabilities are as follows:

(MILLIONS)	September 30, 2020	December 31, 2019
Operating accrued liabilities	$175	$218
Accounts payable	118	118
Interest payable on borrowings	75	65
Exchangeable shares distributions and Class C shares distributions payable(1)	10	—
Current portion of lease liabilities	23	18
Other	37	24

	$438	$443

(1)	Includes amounts payable only to external shareholders. Amounts payable to Brookfield and the partnership are included in due to related parties.

16. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

In the course of its operations, the company has entered into agreements for the use of water, land and dams. Payment under those agreements varies with the amount of power generated. The various agreements can be renewed and are extendable up to 2089.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The company, alongside institutional partners, entered into a commitment to invest approximately $34 million to acquire a 210 MW solar development portfolio in Brazil. The transaction is expected to close in the fourth quarter of 2020, subject to customary closing conditions, with the company expected to hold a 25% interest.

Subsequent to quarter-end, the company, alongside institutional partners, completed the acquisition of a 1,200 MW solar development portfolio in Brazil for approximately $46 million, which is targeted for commercial operations in early 2023, with the company expected to hold a 25% interest.

Contingencies

In the normal course of business, from time to time, the company is involved in legal proceedings to the ownership and operations of our fleet. In this regard, TerraForm Power is subject to litigation with respect to an earn-out payment for the acquisition of development assets that SunEdison acquired from the First Wind Sellers in 2014. This claim precedes our initial investment in TerraForm Power in 2017. Additionally, TerraForm Power is subject to litigation relating to a private placement to Brookfield Renewable and affiliates completed in 2018. We cannot predict the impact of pending litigation, nor can we predict the amount of time and expense that will be required to resolve such litigation.

The company’s subsidiaries themselves have provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance.

The company, along with institutional investors, has provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance as it relates to interests in the Brookfield Americas Infrastructure Fund, the Brookfield Infrastructure Fund II, the Brookfield Infrastructure Fund III, and the Brookfield Infrastructure Fund IV. Brookfield Renewable’s subsidiaries have similarly provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance.

Letters of credit issued by the company’s subsidiaries as at September 30, 2020 were $584 million (2019: $639 million).

Guarantees

In the normal course of operations, the company executes agreements that provide for indemnification and guarantees to third-parties of transactions such as business dispositions, capital project purchases, business acquisitions, sales and purchases of assets and services, and the transfer of tax credits or renewable energy grants from tax equity partnerships. The company has also agreed to indemnify its directors and certain of its officers and employees. The nature of substantially all of the indemnification undertakings and guarantee agreements prevents the company from making a reasonable estimate of the maximum potential amount that the company could be required to pay third parties as the agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.

LATAM Holdco and BEP Subco Inc. (“Canada SubCo”), each a direct and indirect wholly-owned subsidiary of our company, fully and unconditionally guaranteed (i) the medium term notes issued and payable by Brookfield Renewable Partners ULC, a finance subsidiary of Brookfield Renewable, (ii) the senior preferred shares of Brookfield Renewable Power Preferred Equity Inc., (iii) certain preferred units of Brookfield Renewable, and (iv) the obligations of Brookfield Renewable under its bilateral credit facilities. These arrangements do not have or are not reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

17. RELATED PARTY TRANSACTIONS

The company’s related party transactions are recorded at the exchange amount. The company’s related party transactions are primarily with Brookfield Renewable and Brookfield.

Management Agreements

Master Services Agreement

Since inception, our parent company has had a management agreement (the “Master Services Agreement”) with certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield Asset Management. The Master Services Agreement was amended in connection with the completion of the special distribution to include BEPC as a service recipient.

The company’s interim consolidated financial statements include general corporate expenses of the partnership which were not historically allocated to the company’s operations. These expenses relate to management fees payable to Brookfield Asset Management and direct operating costs incurred by a subsidiary of the partnership. These allocated expenses have been included as appropriate in the company’s consolidated statements of income. Key decision makers of the company are employees of the ultimate parent company who provide management services under the company’s Master Services Agreement. However, the financial statements may not include all of the expenses that would have been incurred and may not reflect the company’s interim consolidated results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had the company been a standalone business during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Renewable pays a management fee, referred to as the management service costs, to the Service Provider equal to a fixed quarterly component of $5 million per quarter, adjusted for inflation, and a variable component calculated as a percentage of the increase in the total capitalization value of Brookfield Renewable over an initial reference value (subject to an annual escalation by a specified inflation factor beginning on January 1, 2013)(the “Base Management Fee”). For purposes of calculating the management service costs, the market value of Brookfield Renewable is equal to the aggregate value of all the outstanding units and other securities issued by the service recipients, plus all outstanding third-party debt with recourse to a recipient of services under the Master Services Agreement, less all cash held by such entities. The company will be responsible for reimbursing the partnership or its subsidiaries, as the case may be, for BEPC’s proportionate share of the Base Management Fee. BEPC’s proportionate share of the Base Management Fee will be calculated on the basis of the value of BEPC’s business relative to that of the partnership.

Relationship Agreement

Since inception, Brookfield Renewable has had a Relationship Agreement with Brookfield pursuant to which Brookfield has agreed, subject to certain exceptions, that Brookfield Renewable will serve as its primary vehicle through which it will directly or indirectly, acquire renewable power assets on a global basis. The company, being a controlled subsidiary of Brookfield Renewable is entitled to the benefits and subject to certain obligations under the Relationship Agreement.

TERP Brookfield Master Services Agreement

Since the acquisition of TerraForm Power on October 16, 2017, TerraForm Power had a management agreement (“TERP Brookfield Master Services Agreement”) with Brookfield. Prior to the company’s acquisition of

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

TerraForm Power, pursuant to the TerraForm Power Master Services Agreements, TerraForm Power paid management service costs on a quarterly basis calculated as follows:

•

For each of the first four quarters following October 16, 2017, a fixed component of $2.5 million per quarter (subject to proration for the quarter including October 16, 2017) plus 0.3125% of the market capitalization value increase for such quarter;

•	For each of the next four quarters, a fixed component of $3.0 million per quarter adjusted annually for inflation plus 0.3125% of the market capitalization value increase for such quarter; and

•	Thereafter, a fixed component of $3.75 million per quarter adjusted annually for inflation plus 0.3125% of the market capitalization value increase for such quarter.

For purposes of calculating its management service costs, the term market capitalization value increase meant, for any quarter, the increase in value of TerraForm Power’s market capitalization for such quarter, calculated by multiplying the number of outstanding shares of TerraForm Power’s common stock as of the last trading day of such quarter by the difference between (x) the volume weighted average trading price of a share of common stock for the trading days in such quarter and (y) $9.52. If the difference between (x) and (y) in the market capitalization value increase calculation for a quarter was a negative number, then the market capitalization value increase was deemed to be zero. TerraForm Power’s management service costs have been included in the company’s interim consolidated statement of income based on its historical records.

The TERP Brookfield Master Services Agreement was terminated upon the completion of the TerraForm Power acquisition.

Governance Agreement

TerraForm Power entered into a governance agreement, referred to as the Governance Agreement, dated October 16, 2017 with Orion Holdings and any controlled affiliate of Brookfield Asset Management (other than TerraForm Power and its controlled affiliates) that by the terms of the Governance Agreement from time to time becomes a party thereto, collectively referred to as the sponsor group.

The Governance Agreement established certain rights and obligations of TerraForm Power and controlled affiliates of Brookfield Asset Management that own voting securities of TerraForm Power relating to the governance of TerraForm Power and the relationship between such affiliates of BAM and TerraForm Power and its controlled affiliates.

On June 11, 2018, Orion Holdings, NA HoldCo and TerraForm Power entered into a Joinder Agreement pursuant to which NA HoldCo became a party to the Governance Agreement. On June 29, 2018, a second Joinder Agreement was entered into among Orion Holdings, NA HoldCo, BBHC Orion and TerraForm Power pursuant to which BBHC Orion became a party to the Governance Agreement.

The Governance Agreement was terminated after the completion of the TerraForm Power acquisition.

Power Services Agreements

Power Agency Agreements

Certain subsidiaries of the company entered into Power Agency Agreements appointing Brookfield as their exclusive agent in respect of the sales of electricity, including the procurement of transmission and other additional services. In addition, Brookfield scheduled, dispatched and arranged for transmission of the power

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

produced and the power supplied to third-parties in accordance with prudent industry practice. Pursuant to each Agreement, Brookfield was entitled to be reimbursed for any third party costs incurred, and, in certain cases, received an additional fee for its services in connection with the sale of power and for providing the other services.

On closing of the Energy Marketing Internalization, all Power Agency Agreements were transferred by Brookfield to Brookfield Renewable.

Energy Marketing Agreement

Brookfield had agreed to provide energy marketing services to the company. Under this Agreement, the company paid an annual energy marketing fee commensurate to the services received. See Note 6 – Direct operating costs. On closing of the Energy Marketing Internalization, the Energy Marketing Agreement was transferred from Brookfield to Brookfield Renewable.

Other Agreements

Energy Revenue Agreement

In 2011, an agreement was entered into between Brookfield and several entities in the United States owned by the company. Brookfield supported the price that the company receives for energy generated by certain facilities in the United States at a price $75 per MWh. This price increased annually on January 1 by an amount equal to 40% of the increase in the CPI during the previous calendar year, but not exceeding an increase of 3% in any calendar year. In 2018, the parties entered into a further agreement which effectively amends the term to automatically renew until 2046 and provides Brookfield the right to terminate the agreement in 2036.

Other Agreements

Pursuant to a 20-year power purchase agreement, Brookfield purchased all energy from several power facilities in Maine and New Hampshire held by Great Lakes Holding America (“GLHA”) at $37 per MWh. The energy rates were subject to an annual adjustment equal to 20% of the increase in the CPI during the previous year. On closing of the Energy Marketing Internalization, the power purchase agreement with GLHA was transferred to Brookfield Renewable.

In 2011, on formation of Brookfield Renewable, Brookfield Asset Management transferred certain development projects to the company for no upfront consideration but is entitled to receive variable consideration on commercial operation or sale of these projects.

Sponsor Line Agreement

On October 16, 2017, the company entered into the Sponsor Line with Brookfield Asset Management and one of its affiliates (the “Lenders”). The Sponsor Line establishes a $500 million secured revolving credit facility and provides for the Lenders to commit making LIBOR loans to the company during a period not to exceed three years from the effective date of the Sponsor Line (subject to acceleration for certain specified events). The company may only use the revolving Sponsor Line to fund all or a portion of certain funded acquisitions or growth capital expenditures. The Sponsor Line terminates, and all obligations thereunder become payable, no later than October 16, 2022. Borrowings under the Sponsor Line bear interest at a rate per annum equal to a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus 3% per annum. In addition to paying interest on outstanding principal under the Sponsor Line, the company is required to pay a standby fee of 0.5% per annum in respect of the unutilized commitments thereunder, payable quarterly in arrears.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

The company was permitted to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Sponsor Line at any time without premium or penalty, other than customary “breakage” costs. Under certain circumstances, the company may be required to prepay amounts outstanding under the Sponsor Line.

During the three and nine months period ended September 30, 2020 and 2019, the company made no draws on the Sponsor Line. As at December 31, 2019, there were no amounts drawn under the Sponsor Line.

The sponsor line was terminated upon the completion of the TerraForm Power acquisition.

TERP Relationship Agreement

TerraForm Power entered into a relationship agreement, referred to as the TERP Relationship Agreement, dated October 16, 2017 with BAM, which governed certain aspects of the relationship between BAM and TerraForm Power. Pursuant to the TERP Relationship Agreement, BAM agreed that TerraForm Power will serve as the primary vehicle through which BAM and certain of its affiliates will own operating wind and solar assets in North America and Western Europe and that BAM will provide, subject to certain terms and conditions, TerraForm Power with a right of first offer on certain operating wind and solar assets that are located in such countries and developed by persons sponsored by or under the control of BAM. The rights of TerraForm Power under the TERP Relationship Agreement are subject to certain exceptions and consent rights set out therein.

TerraForm Power did not acquire any renewable energy facilities pursuant to the TERP Relationship Agreement from BAM.

The TERP Relationship Agreement was terminated upon the completion of the TerraForm Power acquisition.

TERP Registration Rights Agreement

TerraForm Power also entered into a registration rights agreement, referred to as the TERP Registration Rights Agreement, on October 16, 2017 with Orion Holdings. The TERP Registration Rights Agreement governed the rights and obligations of TerraForm Power, on the one hand, and BAM and its affiliates, on the other hand, with respect to the registration for resale of all or a part of TerraForm Power’s common stock held by BAM or any of its affiliates that become party to the TERP Registration Rights Agreement.

On June 11, 2018, Orion Holdings, NA HoldCo and TerraForm Power entered into a Joinder Agreement pursuant to which NA HoldCo became a party to the TERP Registration Rights Agreement. On June 29, 2018, a second Joinder Agreement was entered into among Orion Holdings, NA HoldCo, BBHC Orion and TerraForm Power pursuant to which BBHC Orion became a party to the TERP Registration Rights Agreement.

The TERP Registration Rights Agreement was terminated upon the completion of the TerraForm Power acquisition.

New Terra LLC Agreement

TerraForm Power and BRE Delaware, Inc. entered into an amended and restated limited liability company agreement of TerraForm Power, LLC, referred to as the New Terra LLC Agreement, dated October 16, 2017. The New Terra LLC Agreement, among other things, reset the incentive distribution right, or IDR, thresholds of TerraForm Power, LLC to establish a first distribution threshold of $0.93 per share of TerraForm Power’s common stock and a second distribution threshold of $1.05 per share of TerraForm Power’s common stock. As a

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

result of the New Terra LLC Agreement, amounts distributed from TerraForm Power, LLC are distributed on a quarterly basis as follows:

•	first, to TerraForm Power in an amount equal to TerraForm Power’s outlays and expenses for such quarter;

•

second, to holders of TerraForm Power, LLC Class A units, referred to as Class A units, until an amount has been distributed to such holders of Class A units that would result, after taking account of all taxes payable by TerraForm Power in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of TerraForm Power’s common stock of $0.93 per share (subject to further adjustment for distributions, combinations or subdivisions of shares of TerraForm Power’s common stock) if such amount were distributed to all holders of shares of TerraForm Power common stock;

•

third, 15% to the holders of the IDRs pro rata and 85% to the holders of Class A units until a further amount has been distributed to holders of Class A units in such quarter that would result, after taking account of all taxes payable by TerraForm Power in respect of the taxable income attributable to such distribution, in a distribution to holders of shares of TerraForm Power’s common stock of an additional $0.12 per share (subject to further adjustment for distributions, combinations or subdivisions of shares of TerraForm Power’s common stock) if such amount were distributed to all holders of shares of TerraForm Power’s common stock; and

•	thereafter, 75% to holders of Class A units pro rata and 25% to holders of the IDRs pro rata.

TerraForm Power made no IDR payments during the three and nine months ended September 30, 2020 and 2019.

The New Terra LLC Agreement was amended upon the completion of the TerraForm Power acquisition to remove TerraForm Power, LLC’s obligations to make IDR payments.

The following table reflects the related party agreements and transactions for the three and nine months ended September 30 in the interim consolidated statements of income:

	Three months ended September 30		Nine months ended September 30
(MILLIONS)	2020	2019	2020	2019
Revenues
Power purchase and revenue agreements	$60	$64	$285	$290
Direct operating costs
Energy purchases	$(2)	$(2)	$(7)	$(6)
Energy marketing fee	(3)	(5)	(7)	(24)
Insurance services(1)	(6)	(5)	(16)	(14)

	$(11)	$(12)	$(30)	$(44)
Interest expense
Borrowings	$(1)	$—	$(2)	$(3)
Management service costs	$(41)	$(28)	$(106)	$(72)

(1)

Insurance services are paid to a subsidiary of Brookfield Asset Management that brokers external insurance providers on behalf of our company. The fees paid to the subsidiary of Brookfield Asset Management for the three and nine months ended September 30, 2020 were less than $1 million (2019: less than $1 million).

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

18. SUBSEQUENT EVENTS

Subsequent to quarter-end, the company alongside institutional partners, completed the acquisition of a 1,200 MW solar development portfolio in Brazil for approximately $50 million, which are targeted for commercial operations in early 2023, with our company holding a 25% interest.

Subsequent to quarter end, certain affiliates of Brookfield Asset Management completed a secondary offering of 4,663,250 exchangeable shares at a price of C$80.20 ($61.06) per exchangeable share, for gross proceeds of C$374 million ($285 million). Our company did not sell exchangeable shares in the offering and will not receive any of the proceeds from the offering of exchangeable units.

Subsequent to quarter-end, the company executed the sale of a 40% equity interest in an 852 MW wind portfolio in the United States held by TerraForm Power for total proceeds of $264 million ($90 million net to the company).

Subsequent to quarter-end, the company completed the transaction to purchase its 192 MW hydroelectric facility in Louisiana that was previously operated under lease.

Subsequent to quarter-end, the company announced a three-for-two split of BEPC’s outstanding exchangeable shares.

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

BROOKFIELD RENEWABLE CORPORATION
bep.brookfield.com/bepc

NYSE: BEPC
TSX: BEPC

Brookfield Renewable Partners L.P.	Q3 2020 Interim Consolidated Financial Statements and Notes	September 30, 2020

15,000,000 Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

15,000,000 Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

Prospectus dated                     , 2021

Barclays

J.P. Morgan

Morgan Stanley

Scotiabank

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Brookfield Renewable Partners L.P.

The sections of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. (“BEP”) for the year ended December 31, 2019 entitled Item 6.A. “Directors and Senior Management—Our Master Services Agreement,” Item 6.A. “Directors and Senior Management—Indemnification and Limitations on Liability,” Item 6.C “Board Practices—Indemnification and Limitations on Liability,” Item 10.B. “Memorandum and Articles of Association—Description of our LP Units, Preferred Units and the Amended and Restated Limited Partnership Agreement of BEP—Indemnification; Limitations on Liability,” and Item 10.B. “Memorandum and Articles of Association—Description of the Amended and Restated Limited Partnership Agreement of BRELP—Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of the partnership’s affiliates and the directors and officers of BEP’s general partner and the partnership’s service providers and are incorporated by reference herein.

Brookfield Renewable Corporation

Articles

Under the articles of Brookfield Renewable Corporation (“BEPC”), BEPC will, to the fullest extent permitted by law, indemnify any present or former director or officer of BEPC (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. BEPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BEPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BEPC within sixty (60) days after the receipt by BEPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles).

BEPC will not indemnify any present or former director or officer of BEPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the Business Corporations Act (British Columbia) (“BCBCA”).

Insurance

BEPC has the benefit of insurance coverage under which the directors of BEPC are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of BEPC, including certain liabilities under securities laws.

Master Services Agreement

Under the partnership’s existing master services agreement (the “Master Services Agreement”), the Service Providers (as defined in the Master Services Agreement) have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the service recipients take in following or declining to follow the advice or recommendations of the Service Providers. The Service Providers have agreed to indemnify each of the service recipients and their affiliates, and their directors, officers, agents, members, partners, shareholders, employees and other representatives to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) resulting from the Service Providers’ bad faith, fraud, willful misconduct, gross negligence and, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful. The maximum amount of the aggregate liability of the Service Providers and their affiliates, the directors, officers, employees, contractors, agents, advisers and other representatives of the Service Providers and their affiliates, will be equal to the amounts previously paid in respect of services pursuant to the Master Services Agreement or any other agreement or arrangement contemplated by the Master Services Agreement in the two most recent calendar years by the service recipients. The service recipients have also agreed to indemnify each of the Service Providers, Brookfield Asset Management Inc. and their directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with BEPC’s respective businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud, willful misconduct gross negligence, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Master Services Agreement, to the fullest extent permitted by law, the indemnified persons will not be liable to the service recipients except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew to have been unlawful.

BCBCA

Under the BCBCA, BEPC may indemnify a present or former director or officer or a person who acts or acted at BEPC’s request as a director or officer of an associated corporation, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, regulatory action, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of BEPC or such other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of BEPC or the or the associated corporation, as the case may be, and, in the case of a criminal, administrative, regulatory, or investigative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of BEPC or such other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from BEPC as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

***

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. RECENT SALES OF UNREGISTERED SECURITIES.

On September 9, 2019, one common share of BEPC was issued on formation to BEP in exchange for $100.

During the past three years, BEP has made sales of unregistered securities listed below. BEP believes the following issuance was not subject to or exempt from registration under the Securities Act, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Class of Persons Receiving Securities	Date of Sale or Issuance	Title and Number of Securities	Consideration	Name of Underwriters
Public Investors in Canada	March 11, 2019	7,000,000 class A preferred limited partnership units, series 15, of BEP	C$175,000,000	CIBC World Markets Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., Scotia Capital Inc., TD Securities Inc., National Bank Financial Inc., HSBC Securities (Canada) Inc., Desjardins Securities Inc., Industrial Alliance Securities Inc., Manulife Securities Incorporated and Raymond James Ltd.

Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

See the Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

BEPC and BEP acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, BEPC and BEP are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the consolidated financial statements or related notes thereto.

Item 9. UNDERTAKINGS.

(a)

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of each registrant’s annual report pursuant to section 13(a) or section 15(d)

of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrants hereby undertake that:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof of such issue.

Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1	Articles of Brookfield Renewable Corporation—filed as Exhibit 3.1 to Brookfield Renewable Corporation’s Form 6-K on July 29, 2020, and incorporated herein by reference

3.2	Certificate of registration of Brookfield Renewable Energy Partners L.P., dated June 29, 2011—filed as Exhibit 1.1 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

3.3	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated August 29, 2011—filed as Exhibit 1.2 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

3.4	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated December 21, 2011—filed as Exhibit 1.3 to Brookfield Renewable Partners L.P.’s Annual Report on Form 20-F/A on March 22, 2019, and incorporated herein by reference

3.5	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Energy Partners L.P., dated May 11, 2012—filed as Exhibit 1.3 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

3.6	Certificate of Deposit of Supplementary Certificate of Brookfield Renewable Partners L.P., dated May 4, 2016—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on May 4, 2016, and incorporated herein by reference

3.7	Certificate of Deposit of Memorandum of Increase of Share Capital, dated November 23, 2011—filed as Exhibit 1.6 to Brookfield Renewable Partners L.P.’s Annual Report on Form 20-F/A on March 22, 2019, and incorporated herein by reference

3.8	Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated May 3, 2016—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on May 6, 2016, and incorporated herein by reference

3.9	First Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated May 25, 2016—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on May 26, 2016, and incorporated herein by reference

3.10	Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 14, 2017—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on February 14, 2017, and incorporated herein by reference

3.11	Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated January 16, 2018—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on January 17, 2018, and incorporated herein by reference

3.12	Fourth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 28, 2019—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on February 28, 2019, and incorporated herein by reference

3.13	Fifth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated March 11, 2019—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on March 11, 2019, and incorporated herein by reference

Exhibit Number	Description of Document

3.14	Sixth Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated February 24, 2020—filed as Exhibit 3.1 to Brookfield Renewable Partners L.P.’s Form 6-K on February 24, 2020, and incorporated herein by reference

3.15	Seventh Amendment to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Partners L.P., dated July 28, 2020—filed as Exhibit 3.1 to Brookfield Renewable Partners L.P.’s Form 6-K on July 29, 2020, and incorporated herein by reference

3.16	Articles of Incorporation of Brookfield Renewable Partners Limited—filed as Exhibit 1.3 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

3.17	Form 13 Amending the Registered Office of Brookfield Renewable Partners Limited—filed as Exhibit 1.8 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

3.18	Bye-laws of Brookfield Renewable Partners Limited—filed as Exhibit 1.9 to Brookfield Renewable Partners L.P.’s Annual Report on Form 20-F on February 26, 2016, and incorporated herein by reference

5.1	Opinion of McMillan LLP with respect to certain matters of Canadian Law

5.2	Opinion of Appleby (Bermuda) Limited with respect to certain matters of Bermuda law

10.1	Fourth Amended and Restated Limited Partnership Agreement of Brookfield Renewable Energy L.P., dated December 30, 2020—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on February 8, 2021, and incorporated herein by reference

10.2	Third Amended and Restated Master Services Agreement, dated May 11, 2020, by and among Brookfield Asset Management Inc., Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., and others—filed as Exhibit 99.1 to Brookfield Renewable Partners L.P.’s Form 6-K on May 18, 2020, and incorporated herein by reference

10.3	First Amendment, dated July 30, 2020, to the Third Amended and Restated Master Services Agreement by and among Brookfield Asset Management Inc., Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., and others—filed as Exhibit 10.10 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.4	Relationship Agreement, dated November 28, 2011, as amended from time to time, by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Renewable Energy Group LLC, Brookfield Renewable Energy Group (Bermuda) Limited, Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc. and BRP Bermuda Holdings I Limited—filed as Exhibit 99.4 to Brookfield Renewable Partners L.P.’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.5	Amendment, dated February 3, 2021, to the Relationship Agreement by and among Brookfield Asset Management Inc., BRP Energy Group L.P., Brookfield Renewable Energy Group LLC, Brookfield Renewable Energy Group (Bermuda) Limited, Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc. and BRP Bermuda Holdings I Limited—filed as Exhibit 99.1 to Brookfield Renewable Corporation’s and Brookfield Renewable Partners L.P.’s Form 6-K dated February 8, 2021, and incorporated herein by reference

Exhibit Number	Description of Document

10.6	Registration Rights Agreement, dated November 28, 2011, between Brookfield Renewable Energy Partners L.P. and Brookfield Renewable Power Inc.—filed as Exhibit 4.4 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.7	Combination Agreement, dated September 12, 2011, by and among Brookfield Renewable Power Inc., Brookfield Renewable Power Fund, Brookfield Renewable Power Trust and Brookfield Renewable Energy Partners L.P.—filed as Exhibit 4.5 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.8	Amended and Restated Indenture, dated as of November 23, 2011, among Brookfield Renewable Energy Partners ULC (formerly BRP Finance ULC), BNY Trust Company of Canada and The Bank of New York Mellon—filed as Exhibit 4.6 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.9	Amended and Restated Guarantee Indenture, dated November 25, 2011, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield Renewable Power Preferred Equity Inc., Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 1)—filed as Exhibit 4.7 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.10	Amended and Restated Guarantee Indenture, dated November 25, 2011, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield Renewable Power Preferred Equity Inc., Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 2)—filed as Exhibit 4.8 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.11	Guarantee, dated November 23, 2011, by Brookfield Renewable Energy L.P. and BNY Trust Company of Canada—filed as Exhibit 4.9 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.12	Guarantee, dated November 23, 2011, by Brookfield Renewable Energy Partners L.P. and BNY Trust Company of Canada—filed as Exhibit 4.10 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.13	Guarantee, dated November 23, 2011, by BRP Bermuda Holdings I Limited and BNY Trust Company of Canada—filed as Exhibit 4.11 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.14	Guarantee, dated November 23, 2011, by Brookfield BRP Holdings (Canada) Inc. and BNY Trust Company of Canada—filed as Exhibit 4.12 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

Exhibit Number	Description of Document

10.15	Energy Revenue Agreement, dated November 23, 2011, between Brookfield Energy Marketing LP and Brookfield Power US Holding America Co.—filed as Exhibit 4.14 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.16	Guarantee Indenture, dated October 11, 2012, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield Renewable Power Preferred Equity Inc., Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 3)—filed as Exhibit 4.15 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.17	Guarantee Indenture, dated October 11, 2012, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield Renewable Power Preferred Equity Inc., Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 4)—filed as Exhibit 4.16 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.18	Guarantee Indenture, dated January 29, 2013, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield Renewable Power Preferred Equity Inc., Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 5)—filed as Exhibit 4.17 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.19	Guarantee Indenture, dated May 1, 2013, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield Renewable Power Preferred Equity Inc., Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 6)—filed as Exhibit 4.18 to Brookfield Renewable Partners L.P.’s Registration Statement on Form 20-F including all amendments thereto, with the last such amendment having been made on May 16, 2013, and incorporated herein by reference

10.20	Guarantee, dated October 7, 2014, by Brookfield BRP Europe Holdings (Bermuda) Limited and BNY Trust Company of Canada—filed as Exhibit 4.19 to Brookfield Renewable Partners L.P.’s Annual Report on Form 20-F on February 27, 2015, and incorporated herein by reference

10.21	Guarantee, dated February 26, 2015, by Brookfield Renewable Investments Limited and BNY Trust Company of Canada—filed as Exhibit 4.20 to Brookfield Renewable Partners L.P.’s Annual Report on Form 20-F on February 27, 2015, and incorporated herein by reference

10.22	Guarantee Indenture, dated November 25, 2015, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 7 Preferred Units)—filed as Exhibit 99.3 to Brookfield Renewable Partners L.P.’s Form 6-K on November 27, 2015, and incorporated herein by reference

Exhibit Number	Description of Document

10.23	Guarantee Indenture, dated November 25, 2015, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 8 Preferred Units)—filed as Exhibit 99.4 to Brookfield Renewable Partners L.P.’s Form 6-K on November 27, 2015, and incorporated herein by reference

10.24	Guarantee Indenture, dated February 11, 2016, by and among Brookfield Renewable Energy Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 5 Preferred Units)—filed as Exhibit 99.3 to Brookfield Renewable Partners L.P.’s Form 6-K on February 11, 2016, and incorporated herein by reference

10.25	Guarantee Indenture, dated May 25, 2016, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, and Computershare Trust Company of Canada (Series 9 Preferred Units)—filed as Exhibit 99.3 to Brookfield Renewable Partners L.P.’s Form 6-K on May 26, 2016, and incorporated herein by reference

10.26	Guarantee Indenture, dated May 25, 2016, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 10 Preferred Units)—filed as Exhibit 99.4 to Brookfield Renewable Partners L.P.’s Form 6-K on May 26, 2016, and incorporated herein by reference

10.27	Guarantee Indenture, dated February 14, 2017, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 11 Preferred Units)—filed as Exhibit 99.3 to Brookfield Renewable Partners L.P.’s Form 6-K on February 14, 2017, and incorporated herein by reference

10.28	Guarantee Indenture, dated February 14, 2017, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 12 Preferred Units)—filed as Exhibit 99.4 to Brookfield Renewable Partners L.P.’s Form 6-K on February 14, 2017, and incorporated herein by reference

10.29	Guarantee Indenture, dated January 16, 2018, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 13 Preferred Units)—filed as Exhibit 99.3 to Brookfield Renewable Partners L.P.’s Form 6-K on January 17, 2018, and incorporated herein by reference

10.30	Guarantee Indenture, dated January 16, 2018, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 14 Preferred Units)—filed as Exhibit 99.4 to Brookfield Renewable Partners L.P.’s Form 6-K on January 17, 2018, and incorporated herein by reference

Exhibit Number	Description of Document

10.31	Guarantee Indenture, dated March 11, 2019, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 15 Preferred Units)—filed as Exhibit 99.3 to Brookfield Renewable Partners L.P.’s Form 6-K on March 11, 2019, and incorporated herein by reference

10.32	Guarantee Indenture, dated March 11, 2019, by and among Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., Brookfield BRP Holdings (Canada) Inc., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Series 16 Preferred Units)—filed as Exhibit 99.4 to Brookfield Renewable Partners L.P.’s Form 6-K on March 11, 2019, and incorporated herein by reference

10.33	Rights Agreement by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association—filed as Exhibit 10.2 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.34	Registration Rights Agreement by and between Brookfield Renewable Corporation, Brookfield Renewable Partners L.P. and Brookfield Asset Management Inc.—filed as Exhibit 10.1 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.35	Credit Agreement between BEP Subco Inc., as lender, and Brookfield BRP Holdings (Canada) Inc., as borrower—filed as Exhibit 10.6 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.36	Credit Agreement between Brookfield BRP Holdings (Canada) Inc., as lender, and BEP Subco Inc., as borrower—filed as Exhibit 10.7 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.37	Guarantee by BEP Subco Inc. in favor of BNY Trust Company of Canada—filed as Exhibit 10.5 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.38	Guarantee Indenture by and among BEP Subco Inc., Brookfield Renewable Power Preferred Equity Inc. and Computershare Trust Company of Canada—filed as Exhibit 10.4 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.39	Guarantee Indenture by and among BEP Subco Inc., Brookfield Renewable Partners L.P. and Computershare Trust Company of Canada—filed as Exhibit 10.3 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

10.40	Equity Commitment Agreement between Brookfield Renewable Corporation, Brookfield Renewable Partners L.P. and Brookfield BRP Holdings (Canada) Inc.—filed as Exhibit 10.9 to Brookfield Renewable Corporation’s Form 6-K dated July 31, 2020 and filed August 3, 2020, and incorporated herein by reference

21.1	List of Significant Subsidiaries of Brookfield Renewable Corporation

21.2	List of Significant Subsidiaries of Brookfield Renewable Partners L.P. – incorporated by reference from Item 4.C “Organizational Structure” in Brookfield Renewable Partners L.P.’s Annual Report on Form 20-F filed on February 28, 2020

Exhibit Number	Description of Document

23.1	Consent of Appleby (Bermuda) Limited (included in 5.2 above)

23.2	Consent of McMillan LLP (included in 5.1 above)

23.3	Consent of Torys LLP

23.4	Consent of Goodmans LLP

23.5	Consent of Ernst & Young LLP with respect to Brookfield Renewable Partners L.P.’s financial statements as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019.

23.6	Consent of Ernst & Young LLP with respect to Brookfield Renewable Corporation’s consolidated financial statements as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019.

24.1	Powers of Attorney (included on the signature pages hereto)

The registrants hereby agree to furnish to the SEC at its request copies of long-term debt instruments defining the rights of holders of outstanding long-term debt that are not required to be filed herewith.

SIGNATURES OF BROOKFIELD RENEWABLE CORPORATION

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on February 8, 2021.

BROOKFIELD RENEWABLE CORPORATION

By:	/s/ Jennifer Mazin
Name: Jennifer Mazin Title: General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Connor Teskey, Wyatt Hartley and Jennifer Mazin, and each of them, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of class A exchangeable subordinate voting shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1 to be filed with the Securities and Exchange Commission with respect to such class A exchangeable subordinate voting shares, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 8, 2021 in the capacities indicated.

Signature	Title

/s/ Connor Teskey Connor Teskey	Chief Executive Officer (Principal Executive Officer)

/s/ Wyatt Hartley Wyatt Hartley	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jeffrey Blidner Jeffrey Blidner	Director

/s/ Scott Cutler Scott Cutler	Director

/s/ Nancy Dorn Nancy Dorn	Director

Signature	Title

/s/ Eleazar de Carvalho Filho Eleazar de Carvalho Filho	Director

/s/ David Mann David Mann	Director

/s/ Lou Maroun Lou Maroun	Director

/s/ Sachin Shah Sachin Shah	Director

/s/ Stephen Westwell Stephen Westwell	Director

/s/ Patricia Zuccotti Patricia Zuccotti	Director

SIGNATURES OF BROOKFIELD RENEWABLE PARTNERS L.P.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on February 8, 2021.

BROOKFIELD RENEWABLE PARTNERS L.P., by its general partner, BROOKFIELD RENEWABLE PARTNERS LIMITED

By:	/s/ James Bodi
Name: James Bodi Title: Vice President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Connor Teskey, Wyatt Hartley, Jane Sheere, Jennifer Mazin, Gregory Morrison, Gregory McConnie, James Bodi, and Anna Knapman-Scott, and each of them, as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of limited partnership units of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1 to be filed with the Securities and Exchange Commission with respect to such limited partnership units, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 8, 2021 in the capacities indicated.

Signature	Title

/s/ Connor Teskey Connor Teskey	Chief Executive Officer of BRP Energy Group L.P. (Principal Executive Officer)

/s/ Wyatt Hartley Wyatt Hartley	Chief Financial Officer of BRP Energy Group L.P. (Principal Financial and Accounting Officer)

/s/ Jeffrey Blidner Jeffrey Blidner	Chairman of the Board of Directors of Brookfield Renewable Partners Limited

/s/ Scott Cutler Scott Cutler	Director of Brookfield Renewable Partners Limited

Signature	Title

/s/ Nancy Dorn Nancy Dorn	Director of Brookfield Renewable Partners Limited

/s/ David Mann David Mann	Director of Brookfield Renewable Partners Limited

/s/ Lou Maroun Lou Maroun	Director of Brookfield Renewable Partners Limited

/s/ Sachin Shah Sachin Shah	Director of Brookfield Renewable Partners Limited

/s/ Stephen Westwell Stephen Westwell	Director of Brookfield Renewable Partners Limited

/s/ Patricia Zuccotti Patricia Zuccotti	Director of Brookfield Renewable Partners Limited

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the undersigned, solely in its capacity as the registrants’ duly authorized representative in the United States, on February 8, 2021.

Brookfield Power US Holding America Co.

By:	/s/ Stephen Gallagher
Name:Stephen Gallagher Title: Chief Commercial Officer

By:	/s/ Megha Shah
Name:Megha Shah Title: Vice President & Assistant Secretary